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As filed with the Securities and Exchange Commission on June 19, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ITC HOLDINGS CORP.
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	4911 (Primary Standard Industrial Classification Code Number)	32-0058047 (I.R.S. Employer Identification Number)

39500 Orchard Hill Place
Suite 200
Novi, Michigan 48375
(248) 374-7100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Daniel J. Oginsky, Esq.
Vice President, General Counsel and Secretary
ITC Holdings Corp.
39500 Orchard Hill Place, Suite 200
Novi, Michigan 48375
(248) 374-7045
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:
Risë B. Norman, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 (212) 455-2000	Robert B. Williams, Esq. Milbank, Tweed, Hadley & McCloy LLP One Chase Manhattan Plaza New York, New York 10005-1413 (212) 530-5000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐                        .

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐                        .

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐                        .

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, without par value	$218,500,000	$23,380

(1)
Estimated solely for the purpose of calculating the amount of the registration fee, which is calculated in accordance with Rule 457(o) of the rules and regulations of the Securities Act of 1933, as amended. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum aggregate offering price.

(2)
Includes shares which may be purchased by the underwriters to cover over-allotments, if any.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 19, 2006

PROSPECTUS

             Shares

Common Stock

We are selling            shares of our common stock. We will receive all of the net proceeds from the sale of these shares. We have entered into an agreement described elsewhere in this prospectus to acquire all of the indirect ownership interests in Michigan Electric Transmission Company, LLC, or METC, the owner and operator of our neighboring electricity transmission system. This offering is conditioned upon the consummation of the acquisition of METC.

Our common stock is listed on the New York Stock Exchange under the symbol "ITC." The last reported sale price of our common stock on the New York Stock Exchange on June 16, 2006 was $26.47 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 17.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to ITC Holdings Corp. (before expenses)	$	$

We have granted the underwriters a 30-day option to purchase up to an additional                        shares of common stock from us on the same terms and conditions as set forth above to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares on or about            , 2006.

LEHMAN BROTHERS	CREDIT SUISSE

                         , 2006

ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus. We and the underwriters have not authorized any other person to provide you with information different from that contained in this prospectus. If any person provides you with different or inconsistent information, you should not rely on it. We are only offering to sell, and only seeking offers to buy, the common stock in jurisdictions where offers and sales are permitted.

        Prior to the acquisition described under "The Transactions," ITC Holdings does not own MTH and METC. However, unless otherwise noted or the context requires, we generally present information relating to our business and pro forma financial information in this prospectus assuming the consummation of ITC Holdings' acquisition of all of the indirect ownership interests in METC as well as the consummation of this offering, the issuance by ITC Holdings of senior notes, the issuance of our common stock to a selling shareholder in connection with the acquisition and the payment of a management services agreement termination fee. Historical financial information is presented separately for ITC Holdings and subsidiaries and for MTH and METC.

        The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless otherwise noted or the context requires, all references in this prospectus to:

  •
  "ITC Holdings" are references to ITC Holdings Corp. and not any of its subsidiaries;

  •
  "ITCTransmission" are references to International Transmission Company, a wholly-owned subsidiary of ITC Holdings;

  •
  "METC" are references to Michigan Electric Transmission Company, LLC, a wholly-owned subsidiary of MTH;

  •
  "MTH" are references to Michigan Transco Holdings, Limited Partnership, the owner of all of the membership interests of METC; and

i

  •
  "We," "our" and "us" are references to ITC Holdings together with all of its subsidiaries (including, after the consummation of ITC Holdings' acquisition of all of the indirect ownership interests in METC and the other transactions described under "The Transactions," MTH and METC).

        All references in this prospectus to "kV" are references to kilovolts (one kilovolt equaling 1,000 volts). All references to "MW" are references to megawatts (one megawatt equaling 1,000,000 watts) and all references to "kW" are references to kilowatts (one kilowatt equaling 1,000 watts).

ii

SUMMARY

        This summary highlights selected information in this prospectus, but it may not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the "Risk Factors" section, ITC Holdings and Subsidiaries' audited and unaudited historical consolidated financial statements and the notes to those statements, the unaudited pro forma condensed consolidated financial statements and the notes to those statements and MTH and METC's audited and unaudited historical consolidated financial statements and the notes to those statements, all included elsewhere in this prospectus. Unless otherwise indicated, the information contained in this prospectus assumes that the underwriters' over-allotment option is not exercised.

Our Business

Overview

        Through our operating subsidiaries, ITCTransmission and METC, we are the only publicly traded company engaged exclusively in the transmission of electricity in the United States and the largest independent transmission company in the country based on transmission load served. Our business strategy is to operate, maintain and invest in our transmission infrastructure in order to enhance system integrity and reliability and to reduce transmission constraints. By pursuing this strategy, we seek to reduce the overall cost of delivered energy for end-use consumers by providing them with access to electricity from the lowest cost electricity generation sources. ITCTransmission and METC operate contiguous, fully-regulated, high-voltage systems that transmit electricity to local electricity distribution facilities from generating stations throughout Michigan and surrounding areas. The local distribution facilities connected to our systems serve an area comprising substantially all of the lower peninsula of Michigan, which had a population of approximately 9.8 million people at December 31, 2005.

        As transmission utilities with rates regulated by the Federal Energy Regulatory Commission, our subsidiaries earn revenues through fees charged for the use of their electricity transmission systems by our customers, which include investor-owned utilities, municipalities, co-operatives, power marketers and alternative energy suppliers. As independent transmission companies, our subsidiaries are subject to rate regulation only by the Federal Energy Regulatory Commission. The rates charged by our subsidiaries are established using a formulaic cost-of-service model and re-calculated annually, allowing for the recovery of expenses and income taxes and a return of and on invested capital.

The Electricity Transmission Sector

        Electricity transmission is the flow of electricity at high voltages from electricity generation resources to local distribution systems. In the United States, electricity transmission assets are predominantly owned, operated and maintained by utilities that also own electricity generation and distribution assets, known as vertically integrated utilities. The vertically integrated utility model has produced inadequate investment in electricity transmission systems and has inhibited the provision of non-discriminatory electricity transmission access to all market participants. These factors, along with significant growth in electricity demand, have resulted in significant electricity transmission constraints, increased stress on aging electricity transmission equipment, electric power outages and other electric power quality problems. Given historical underinvestment, continued growth in demand for electricity and the costs associated with power outages, we believe a significant opportunity exists to invest in electricity transmission infrastructure with the support of policy makers and end-use consumers. See "Industry Overview" for a further description of the electricity transmission sector.

Our Operations

        Our operations are conducted through ITCTransmission and METC. We have no ownership of or financial interest in electricity generation or distribution assets, allowing us to focus exclusively on the transmission of electricity and investment in transmission infrastructure. Our primary operating responsibilities include maintaining, improving and expanding our transmission systems to meet our customers' ongoing needs, scheduling outages on transmission system elements to allow for maintenance and construction, balancing electricity generation and demand, maintaining appropriate system voltages and monitoring flows over transmission lines and other facilities to ensure physical limits are not exceeded.

        Our operating subsidiaries' assets include over 8,000 circuit miles of high-voltage lines, 235 stations and substations, approximately 61,000 transmission towers and poles and 14 external interconnections, which connect our transmission lines to generation resources, distribution facilities and neighboring transmission systems. There are also nine interconnections between ITCTransmission and METC. The rate base of our operating subsidiaries, which is comprised primarily of transmission property, plant and equipment, was in excess of $1.0 billion as of December 31, 2005.

        We are committed to investing capital in our transmission systems to improve reliability and lower the delivered cost of energy to end-use consumers. By prudently investing capital in our transmission systems, we believe we will enhance our earnings growth as we continue to earn a regulated return on our expanding rate base. For the period from January 1, 2004 through December 31, 2005, ITCTransmission and METC invested $199.3 million and $65.0 million, respectively, in property, plant and equipment. We expect investments by ITCTransmission and METC in property, plant and equipment in 2006 to be at least $160.0 million. ITCTransmission and METC have invested $34.8 million and $15.1 million, respectively, in property, plant and equipment during the three months ended March 31, 2006.

        Over the seven-year period from January 1, 2005 through December 31, 2011, we anticipate that ITCTransmission and METC will invest approximately $1.6 billion to rebuild and upgrade existing equipment, relieve congestion and provide access to the lowest cost generation sources. Our forecasted investment in property, plant and equipment in 2007 for ITCTransmission and METC is estimated to be $160.0 million to $190.0 million in total. The actual timing and amounts of capital investment are dependent upon the timing of the closing of the acquisition, the timing of completing the joint planning process for the two systems and our ability to procure equipment with long lead times for production that has not yet been ordered. The amounts could also vary for the reasons described in footnote (c) to the table below. The remaining forecasted investment in property, plant and equipment for 2008 through 2011 for ITCTransmission and METC is estimated to be $1.1 billion in total.

        Property, plant and equipment additions in excess of depreciation and amortization expense result in an expansion of the rate base of our operating subsidiaries when these additions are placed in service. The table below presents the historical capital investment of our operating subsidiaries and our forecasts for capital investment for the remainder of 2006.

(a)
Amount represents additions to property, plant and equipment. Additions to property, plant and equipment differ from cash expenditures for property, plant and equipment in any period primarily due to differences in construction labor and materials costs incurred compared to cash paid for those costs and services during that period.

(b)
Amount represents depreciation and amortization expense. ITC Holdings' acquisition of all of the indirect ownership interests in METC will be accounted for using the purchase method of accounting. The application of the purchase method of accounting for the acquisition is expected to result in the recognition of an intangible asset relating to recoverable amounts that were deferred under METC's rate freeze to reflect its fair market value, which is expected to result in additional amortization expense of approximately $14.0 million on an annual basis recognized on a straight-line method from the date of closing of the acquisition through May 31, 2011.

(c)
Approximate amount that ITCTransmission and METC expect to invest in additions to property, plant and equipment. Investments in property, plant and equipment could vary due to, among other things, the impact of weather conditions, union strikes, labor shortages, material and equipment prices and availability, our ability to obtain financing for such expenditures, if necessary, limitations on the amount of construction that can be undertaken on our systems at any one time or regulatory approvals for reasons relating to environmental, siting or regional planning issues or as a result of legal proceedings and variances between estimated and actual costs of construction contracts awarded. The allocation of our budgeted investments among ITCTransmission's and METC's transmission systems remains contingent on our assessment of market conditions and opportunities and other factors. Therefore, future investments in ITCTransmission's or METC's transmission system may be higher or lower than currently planned, or may be allocated differently between ITCTransmission and METC.

        Substantially all of our revenues for the year ended December 31, 2005 were derived from providing transmission service. The Detroit Edison Company, a wholly-owned subsidiary of DTE Energy Company, and Consumers Energy Company, a wholly-owned subsidiary of CMS Energy Corporation, accounted for approximately 50.5% and 25.0%, respectively, of our pro forma consolidated revenues for the year ended December 31, 2005. ITC Holdings and Subsidiaries generated operating revenues, net income and adjusted EBITDA of $205.3 million, $34.7 million and $112.1 million, respectively, for the year ended December 31, 2005. ITC Holdings and Subsidiaries generated operating revenues, net income and adjusted EBITDA of $39.1 million, $2.7 million and $19.8 million, respectively, for the three months ended March 31, 2006. We generated pro forma operating revenues, net income and adjusted EBITDA of $311.3 million, $         million and $         million, respectively, for the year ended December 31, 2005. We generated pro forma operating revenues, net income and adjusted EBITDA of $71.4 million, $         million and $         million, respectively, for the three months ended March 31, 2006. See "—Summary Historical and Pro Forma Financial Data" for the definition of adjusted EBITDA, which is a non-GAAP measure, and a discussion of its usefulness as a measure of our overall financial and operating performance and a reconciliation of net income to adjusted EBITDA.

Regulation and Ratemaking

        Our utility subsidiaries operate in two different rate zones and each currently charges a different transmission service rate. The rates of our utility subsidiaries are determined using a Federal Energy Regulatory Commission-approved formulaic rate setting mechanism known as Attachment O. Attachment O is a rate template used by members of the Midwest Independent Transmission System Operator, Inc. that is completed with information from a transmission provider's Federal Energy Regulatory Commission Form No. 1 financial information and calculates a transmission rate. Under Attachment O, our subsidiaries' rates adjust annually to account for year-to-year changes in network load, expenses and a return of and on invested capital. These annual adjustments occur under Attachment O without the need to file a rate case at the Federal Energy Regulatory Commission.

        ITCTransmission implements a new rate on June 1 each year, calculated using data primarily from the previous calendar year as filed on Federal Energy Regulatory Commission Form No. 1.

ITCTransmission's Federal Energy Regulatory Commission-approved tariff allows it to earn a return of 13.88% on the actual equity portion of its capital structure in calculating rates. Effective June 1, 2005, ITCTransmission's billed network transmission rate was $1.594 per kW per month, or per kW/month, and, based upon 2005 data, its billed network transmission rate for the one-year period which began June 1, 2006 increased to $1.744 per kW/month.

        Until December 31, 2005, METC's billed network transmission rate was subject to a rate freeze of $0.98 per kW/month. On December 30, 2005, the Federal Energy Regulatory Commission issued an order that authorized METC to bill rates determined using Attachment O, subject to specified adjustments. The December 2005 rate order also authorized METC to earn a return of 13.38% on the actual equity portion of its capital structure in calculating rates. Pursuant to the December 2005 rate order, METC began to charge a network transmission rate of $1.567 per kW/month effective as of January 1, 2006, subject to refund based on the outcome of METC's current rate proceeding. METC began to charge a network transmission rate of $1.524 per kW/month on June 1, 2006, subject to refund, based primarily on data from METC's 2005 Federal Energy Regulatory Commission Form No. 1.

Business Strengths

        We believe that our business combines operational excellence, growth through prudent capital investment and predictability resulting from a formulaic rate setting system. Our business strengths include:

        Operational excellence.    We are committed to operating, maintaining, planning and investing in our transmission systems to improve performance and reliability and lower the delivered cost of energy to end-use consumers.

  •
  Our goal is to provide best-in-class system performance. ITCTransmission is a top-quartile performer in key reliability measures such as outages and system availability.

  •
  We strive to provide cost-effective service. This is supported by our competitive bid process for major capital projects and by our business model whereby we outsource non-core functions to optimize the productivity of our workforce.

        Growth.    We will prudently invest in our systems to lower the delivered cost of energy to end-use consumers. Under the Attachment O rate setting mechanism, capital investment drives increases in rate base and revenues. Our forecasted capital investment plan to invest approximately $1.6 billion from 2005 to 2011 includes projects needed to:

  •
  rebuild existing property, plant and equipment;

  •
  accommodate changes in regional population growth and related load requirements, wholesale markets and generation interconnections in Michigan and across the region; and

  •
  maintain reliable regional transmission systems that allow efficient access to generation resources.

        We will also seek to identify opportunities in addition to those included in our current capital investment forecast resulting from coordinated regional transmission planning across the lower peninsula of Michigan. In addition, our growth strategy includes pursuing opportunities to acquire other complementary transmission systems.

        Predictability.    We believe that the following elements make our performance more predictable than other regulated businesses:

  •
  formulaic rate setting mechanism;

  •
  no rate hearings required to adjust rates; and

  •
  rates adjusted annually to reflect recent capital investment.

        In addition, we believe that the following strengths, when combined with our growth strategy and predictable performance, provide us with an opportunity for growth:

  •
  supportive regulatory environment for independent transmission companies;

  •
  lower risk, less contentious capital investment largely focused on rebuilding and upgrading existing transmission equipment;

  •
  minimal commodity and energy demand risk;

  •
  attractive service territories;

  •
  lack of competition; and

  •
  experienced management team.

The METC Acquisition

        On May 11, 2006, ITC Holdings entered into an agreement to acquire all of the indirect ownership interests in METC, ITCTransmission's neighboring transmission system, for an aggregate purchase price of approximately $555.6 million plus approximately $304.7 million of MTH and METC debt and certain liabilities (net of $6.2 million of cash and cash equivalents), which we, MTH or METC will assume, repay, redeem or refinance in connection with the acquisition. METC's service area covers approximately two-thirds of Michigan's lower peninsula and is contiguous with ITCTransmission's service area with nine interconnection points.

        We believe that ITC Holdings' acquisition of all of the indirect ownership interests in METC will provide significant operating and financial benefits through the common ownership of complementary transmission utilities, including:

  •
  earnings growth through the creation of opportunities for additional capital projects between the two systems to further our goals of improving reliability and reducing congestion;

  •
  enhanced ability to plan and coordinate transmission projects across our systems;

  •
  a larger platform for further consolidation of independent transmission assets through the creation of the tenth largest transmission load serving entity in the country;

  •
  more efficient operation of the transmission systems, which generate cost savings that will benefit end-use consumers; and

  •
  diversification of our customers located in our service territories.

        Concurrently with ITC Holdings' acquisition of all of the indirect ownership interests in METC and this offering, ITC Holdings expects to issue approximately $460.0 million of senior notes and METC expects to issue approximately $155.0 million of mortgage bonds, or the METC Mortgage Bonds. We expect to use the net proceeds from this offering, together with a portion of the net proceeds from the senior notes private placement and the issuance of shares of our common stock with an approximate value of $70.0 million to Macquarie Essential Assets Partnership, a current owner of indirect ownership interests in METC, to finance the purchase price of the acquisition. In addition, we, MTH or METC expect to assume, repay, redeem or refinance outstanding debt and certain liabilities (net of $6.2 million of cash and cash equivalents) in the amount of approximately $304.7 million at MTH and METC and pay related fees and expenses. The consummation of this offering, the senior notes private placement and the METC Mortgage Bonds private placement is conditioned upon the closing of the acquisition. The acquisition is also subject to customary closing conditions.

        The following table shows the expected sources and uses of capital from our planned financings in connection with the acquisition and related transactions:

Sources	(in millions)
Debt:
METC Mortgage Bonds(1)	$155
Assumed METC long-term interest bearing obligations	30
ITC Holdings' issuance of senior notes(1)	460

Total consolidated debt	645

Equity:
Net proceeds from this offering	182
Shares of our common stock to be issued to Macquarie Essential Assets Partnership	70

Total consolidated equity	252

Total Sources	$897

Uses
Enterprise purchase price:
Equity purchase price	$556
MTH Notes(2)	90
METC Notes(3)	175
METC revolving credit facility	10
METC long-term interest bearing obligations	30
Trans-Elect management services agreement termination payment	6
Cash and cash equivalents	(6)

Total enterprise purchase price	861

MTH Notes and METC Notes redemption/refinancing costs(4)	15

Estimated fees and expenses(2)(5)	21

Total Uses	$897

(1)
The METC Mortgage Bonds and the senior notes will be issued in private placements and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

(2)
MTH's outstanding $90.0 million aggregate principal amount of 6.05% Senior Secured Notes due 2015, or the MTH Notes. In lieu of redeeming the MTH Notes, MTH may elect to leave them outstanding.

(3)
METC's outstanding $175.0 million aggregate principal amount of 5.75% Senior Secured Notes due 2015, or the METC Notes.

(4)
Consists of the payment of "make whole" premiums in connection with the redemption of all of the outstanding MTH Notes and METC Notes. However, MTH may elect to leave the MTH Notes outstanding.

(5)
Consists of costs and expenses associated with the redemption of all of the outstanding MTH Notes and METC Notes (in each case, other than the payment of "make whole" premiums), expenses incurred in connection with this offering and the fees and expenses of ITC Holdings' issuance of senior notes and the private placement of the METC Mortgage Bonds as well as other costs and expenses incurred in connection with the transactions described under "The Transactions."

        For more information regarding these transactions and how these financings will affect us, see "Risk Factors," "The Transactions," "Capitalization" and "Unaudited Pro Forma Condensed Consolidated Financial Information."

Risks Related to Our Business

        Our ability to grow our business is subject to certain risks, including those generally associated with the electricity transmission industry. In addition, ITC Holdings is a holding company and is not able to pay dividends to its stockholders and fulfill its cash obligations unless it receives dividends or other payments from ITCTransmission or METC. After giving effect to the consummation of our acquisition of all of the indirect ownership interests in METC and the other transactions described under "The Transactions," we expect to have approximately $1.2 billion of consolidated indebtedness, which may adversely affect our ability to generate cash flow, pay dividends on our common stock, remain in compliance with debt covenants and operate our business. In addition, we may not be able to successfully consolidate METC's business with ours. Any of these factors or other risks described under "Risk Factors" or elsewhere in this prospectus may limit our ability to grow our business.

        Our principal executive offices are located at 39500 Orchard Hill Place, Suite 200, Novi, Michigan 48375 and our telephone number at that address is (248) 374-7100. ITC Holdings' website is located at www.itc-holdings.com. The information on our website is not part of this prospectus.

Ownership Structure

        The chart below illustrates the ownership of our company after giving effect to this offering, ITC Holdings' acquisition of the indirect ownership interests in METC and the other transactions described under "The Transactions."

(1)
International Transmission Holdings Limited Partnership, a Michigan limited partnership, or the IT Holdings Partnership, is managed by its general partner, Ironhill Transmission, LLC. The sole member of Ironhill Transmission, LLC is Mr. Lewis M. Eisenberg. We refer to Ironhill Transmission, LLC, together with its sole member, Mr. Lewis M. Eisenberg, as the General Partner. The IT Holdings Partnership has issued limited partnership interests to: KKR Millennium Fund, L.P. and KKR Partners III, L.P. (Series A), together the KKR Partnerships; Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund (Trimaran) Partners and CIBC MB Inc., collectively, the Trimaran Partnerships; and Stockwell Fund, L.P., or Stockwell. The General Partner holds a 0.45% general partnership interest in the IT Holdings Partnership and the KKR Partnerships, the Trimaran Partnerships and Stockwell hold limited partnership interests of 68.11%, 29.19% and 2.25%, respectively.

(2)
Includes approximately 2,644,503 shares of our common stock to be issued to Macquarie Essential Assets Partnership in connection with ITC Holdings' acquisition of the indirect ownership interests in METC, assuming a price per share of $26.47, the closing price per share on the New York Stock Exchange on June 16, 2006. Also may include shares of our common stock held by employees, amounts of which we are unable to determine.

(3)
Assumes the issuance of 7,177,937 shares of our common stock in this offering, assuming a price per share of $26.47, the closing price per share on the New York Stock Exchange on June 16, 2006.

(4)
After the acquisition, ITC Holdings will directly hold 100% of the equity interests in the following entities: METC GP Holdings, Inc., Evercore METC Investment Inc., Evercore METC Co-Investment Inc., Macquarie Transmission Michigan Inc., NA Capital Holdings Inc. and Mich 1400 Corp. After the acquisition, these entities will collectively directly own all of the partnership interests in MTH which, in turn, is the sole member of METC.

The Offering

Shares of common stock outstanding prior to this offering	33,297,448.
Shares of common stock offered by ITC Holdings Corp.	7,177,937.
Shares of common stock outstanding after this offering	40,475,385.
Use of proceeds	We estimate that our net proceeds from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $181.5 million.

We intend to use the net proceeds we receive from this offering, together with a portion of the net proceeds from the concurrent private placement of ITC Holdings' senior notes and the issuance of shares of ITC Holdings common stock with an approximate value of $70.0 million, to finance ITC Holdings' acquisition of all of the indirect ownership interests in METC as described under "The Transactions."
Dividend policy	We paid a $0.2625 per share quarterly dividend on our common stock for the first quarter of 2006. We intend to continue to pay quarterly dividends on our common stock.
New York Stock Exchange symbol	"ITC."

        The number of shares of our common stock that will be outstanding after this offering is based on 33,297,448 shares outstanding as of June 16, 2006 and the number of shares of our common stock expected to be issued in this offering assumes a price per share of $26.47, the last reported sale price of our common stock on the New York Stock Exchange on June 16, 2006. Unless we specifically state otherwise, all information in this prospectus assumes:

  •
  no exercise of the over-allotment option by the underwriters;

  •
  that none of the remaining 4,711,667 shares of common stock reserved for issuance under the Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp. and its Subsidiaries, or the 2003 Stock Purchase and Option Plan, the ITC Holdings Corp. 2006 Long Term Incentive Plan, or 2006 Long Term Incentive Plan, and ITC Holdings Corp. Employee Stock Purchase Plan, or Employee Stock Purchase Plan, has been issued, including 1,938,369 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2006 at an exercise price of $7.48 per share, 1,142,964 of which were vested, and 695,178 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2006 at an exercise price of $23.00 per share, 9,148 of which were vested; and

  •
  that none of the 2,644,503 shares of common stock to be issued to Macquarie Essential Assets Partnership, as described under "The Transactions" assuming a price per share of $26.47, the last reported sale price of our common stock on the New York Stock Exchange on June 16, 2006, have been issued.

Risk Factors

        Investing in our common stock involves substantial risk. You should carefully consider all of the information included in this prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in deciding whether to invest in our common stock.

Summary Historical and Pro Forma Financial Data

        Set forth below is summary historical condensed consolidated financial, operating and other data of ITC Holdings and Subsidiaries at the dates and for the periods indicated.

        The summary historical condensed consolidated financial data as of March 31, 2006 and for the three months ended March 31, 2006 and 2005 have been derived from, and should be read in conjunction with, ITC Holdings and Subsidiaries' unaudited historical condensed consolidated financial statements and the notes to those statements and MTH and METC's unaudited historical condensed consolidated financial statements and the notes to those statements, all included elsewhere in this prospectus. The unaudited historical condensed consolidated financial statements have been prepared on the same basis as the audited historical consolidated financial statements and, in management's opinion, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. The financial data presented for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. The summary historical consolidated financial data for the years ended December 31, 2005 and 2004 have been derived from, and should be read in conjunction with, ITC Holdings and Subsidiaries' audited historical consolidated financial statements and the notes to those statements and MTH and METC's audited historical consolidated financial statements and the notes to those statements, all included elsewhere in this prospectus.

        The unaudited pro forma condensed consolidated financial data as of March 31, 2006 and for the three months ended March 31, 2006 and for the year ended December 31, 2005 have been developed by the application of pro forma adjustments to ITC Holdings and Subsidiaries' audited and unaudited historical consolidated financial statements and the notes to those statements for the three months ended March 31, 2006 and the year ended December 31, 2005 and to MTH and METC's audited and unaudited historical consolidated financial statements for the three months ended March 31, 2006 and the year ended December 31, 2005, all included elsewhere in this prospectus.

        The unaudited pro forma condensed consolidated financial data give effect to the following transactions associated with the acquisition:

  •
  the issue and sale by us of            shares of our common stock in this offering;

  •
  the issuance of            shares of our common stock to Macquarie Essential Assets Partnership;

  •
  the private placement of $            million aggregate principal amount of ITC Holdings' senior notes;

  •
  the acquisition of all of the indirect ownership interests in METC; and

  •
  the payment of $6.0 million to Trans-Elect, Inc. in consideration of the termination of a management services agreement,

all as described under "The Transactions."

        The unaudited pro forma condensed consolidated financial statements also give effect to the following transactions associated with debt refinancings which we expect to occur concurrently with this offering:

  •
  the private placement of $            million aggregate principal amount of METC Mortgage Bonds;

  •
  the redemption of $             million aggregate principal amount of METC Notes;

  •
  the redemption of $             million aggregate principal amount of MTH Notes; and

  •
  the repayment of approximately $         million currently outstanding under METC's existing $35.0 million revolving credit facility,

all as described under "The Transactions." In lieu of redeeming the MTH Notes, MTH may elect to leave them outstanding.

        The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. We will account for the proposed acquisition of all of the indirect ownership interests in METC using the purchase method of accounting, which will require us to estimate the fair values of assets and liabilities acquired. Since the acquisition has not been consummated, the pro forma adjustments to reflect the allocation of the purchase price, the fair value of assets and liabilities acquired, the amount of fees associated with the transactions, the number of shares of our common stock to be issued in this offering, the number of shares of our common stock to be issued to Macquarie Essential Assets Partnership, the interest rates applicable to the private placement of ITC Holdings' senior notes, as well as other assumptions used in the unaudited pro forma condensed consolidated financial statements are based upon preliminary information currently available, which may be revised as additional information becomes available and/or upon the consummation of the transactions described under "The Transactions." The notes to the unaudited pro forma condensed consolidated financial statements provide a more detailed discussion of how such adjustments were derived and presented in the unaudited pro forma condensed consolidated financial statements. See "Unaudited Pro Forma Condensed Consolidated Financial Information."

        The unaudited pro forma condensed consolidated financial statements have been compiled from historical financial statements and other information, but do not purport to represent what our consolidated financial position or our consolidated results of operations would have been had this offering, the issuance of shares of our common stock to Macquarie Essential Assets Partnership, the private placement of ITC Holdings' senior notes, the issuance of the METC Mortgage Bonds, the acquisition of all of the indirect ownership interests in METC and the termination of a management services agreement as described under "The Transactions" occurred on the dates indicated, or to project our consolidated financial performance for any future period.

        Our summary historical and pro forma financial data presented below should be read together with "Use of Proceeds," "Capitalization," "Selected Consolidated Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Transactions," ITC Holdings and Subsidiaries' audited and unaudited historical consolidated financial statements and the notes to those statements and MTH and METC's audited and unaudited historical consolidated financial statements and the notes to those statements, all included elsewhere in this prospectus.

	ITC Holdings and Subsidiaries
	Pro Forma Three Months Ended March 31, 2006		Three Months Ended March 31,				Year Ended December 31,
					Pro Forma Year Ended December 31, 2005
			2006	2005			2005	2004(a)
	(in thousands, except share and per share data)
Statement of operations data:
Operating revenues		$71,440	$39,069	$42,460		$311,324	$205,274	$126,449
Operating expenses:
Operation and maintenance		15,259	6,657	6,522		89,728	48,310	24,552
General and administrative		10,790	7,477	5,286		35,943	25,198	24,412
Depreciation and amortization		17,667	8,870	8,018		43,771	33,197	29,480
Taxes other than income taxes		7,291	5,346	4,299		21,451	13,982	20,840
Termination of management agreements		—	—	—		6,725	6,725	—

Total operating expenses		51,007	28,350	24,125		197,618	127,412	99,284
Operating income		20,433	10,719	18,335		113,706	77,862	27,165

Other expenses (income):
Interest expense			7,240	6,854			28,128	25,585
Allowance for equity funds used in construction		(1,060)	(522)	(580)		(4,106)	(2,790)	(1,691)
Loss on extinguishment of debt		—	—	—			—	—
Other income		(5,418)	(301)	(305)		(1,913)	(1,700)	(1,289)
Other expense		161	150	176		615	615	283

Total other expenses			6,567	6,145			24,253	22,888

Income before income taxes			4,152	12,190			53,609	4,277

Income tax provision			1,499	4,320			18,938	1,669

Income before cumulative effect of a change in accounting principle	$		2,653	7,870	$		34,671	2,608

Cumulative effect of a change in accounting principle			29	—			—	—

Net income			$2,682	$7,870			$34,671	$2,608

Net income per share data:(b)
Basic net income per share:
Net income per share	$		$0.08	$0.26	$		$1.10	$0.09
Weighted average shares			32,984,807	30,341,967			31,455,065	30,183,886
Diluted net income per share:
Net income per share	$		$0.08	$0.25	$		$1.06	$0.08
Weighted average shares			33,982,045	31,140,306			32,729,842	30,899,548

	MTH and METC
	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005(c)	2004(c)
	(in thousands)
Statement of operations data:
Operating revenues	$32,797	$21,497	$107,752	$101,459
Operating expenses:
Operation and maintenance	9,320	9,077	43,951	42,462
General and administrative	3,033	2,326	9,945	8,388
Depreciation and amortization	5,352	2,512	10,574	9,996
Taxes other than income taxes	1,933	1,619	7,438	7,066

Total operating expenses	19,638	15,534	71,908	67,912
Operating income	13,159	5,963	35,844	33,547

Other expenses (income):
Interest expense	4,544	3,304	14,480	13,281
Allowance for equity funds used in construction	(538)	(461)	(1,316)	(693)
Other income	(5,117)	(29)	(213)	(108)
Other expense	11	—	—	—

Total other expenses (income)	(1,100)	(2,814)	(12,951)	(12,480)

Net income	$14,259	$3,149	$22,893	$21,067

	ITC Holdings and Subsidiaries
	As of March 31, 2006
	Pro Forma		Actual
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$		$28,601
Working capital			31,206
Property, plant and equipment—net		975,761	631,110
Total assets			952,179
Total debt:
ITC Holdings			274,133
ITCTransmission		284,804	284,804
METC			—
Stockholders' equity			258,083
MTH and METC
As of March 31, 2006
(in thousands)
Balance sheet data:
Cash and cash equivalents	$6,223
Working capital (deficit)	(5,721)
Property, plant and equipment—net	344,651
Total assets	530,201
Total debt:
MTH	90,000
METC	184,800
Partners' capital	199,140

	ITC Holdings and Subsidiaries
			Three Months Ended March 31,
	Pro Forma Three Months Ended March 31, 2006						Year Ended December 31,
					Pro Forma Year Ended December 31, 2005
			2006	2005			2005	2004
	(in thousands)
Other data:
Adjusted EBITDA(d)	$		$19,769	$26,482	$		$112,144	$57,651
Capital expenditures		43,662	28,709	36,112		155,689	118,586	76,779
	MTH and METC
	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004
	(in thousands)
Other data:
Adjusted EBITDA(d)	$23,617	$8,504	$46,631	$43,651
Capital expenditures	14,953	7,313	37,103	26,142
	2006		2005		2004(a)		2003(a)
	ITCTransmission	METC	ITCTransmission	METC(c)	ITCTransmission(a)	METC(c)	ITCTransmission(a)	METC(c)
Operating data:
Network Transmission Rate (per kW/month):
January 1 to May 31	$1.594	$1.567	$1.587	$0.98	$1.075	$0.98	$1.075	$0.98
June 1 to December 31	$1.744	$1.524	$1.594	$0.98	$1.075	$0.98	$1.075	$0.98
Monthly Peak Load (MW):
January	7,754	6,091	8,090	6,493	8,022	6,482	7,608	6,436
February	7,667	5,990	7,672	6,177	7,656	6,205	7,437	6,319
March	7,554	5,868	7,562	6,155	7,434	5,987	7,542	6,258
April	7,035	5,382	7,299	5,718	7,305	5,634	6,934	5,679
May	10,902		7,678	5,889	8,718	6,294	7,017	5,682
June			12,108	8,971	11,114	7,832	11,266	8,228
July			11,822	8,758	11,344	8,241	10,225	7,213
August			12,308	9,229	10,877	8,031	11,617	8,788
September			10,675	7,912	9,841	7,529	8,717	6,649
October			9,356	7,243	7,197	5,787	7,369	5,848
November			7,943	6,287	7,832	6,301	7,843	6,311
December			8,344	6,565	8,469	6,904	8,124	6,458

Total			110,857	85,467	105,809	81,227	101,699	79,869

(a)
During the year ended December 31, 2004 and the period from February 28, 2003 through December 31, 2003, ITCTransmission's billed transmission rate was frozen at $1.075 per kW/month. Beginning January 1, 2005, ITCTransmission's billed transmission rates were set using the Attachment O formula mechanism.

(b)
Net income per share is calculated by dividing net income by the weighted average shares outstanding.

(c)
During the years ended December 31, 2005, 2004 and 2003, METC's billed transmission rate was frozen at $0.98 per kW/month. In subsequent periods, METC's billed transmission rates were set using the Attachment O formula mechanism.

(d)
Adjusted EBITDA is not a measurement of operating performance calculated in accordance with generally accepted accounting principles in the United States, or GAAP, and should not be considered a substitute for net income, operating income, net profit after tax or cash flows from operating activities, as determined in accordance with GAAP.

        We define adjusted EBITDA as net income plus:

  •
  income taxes;

  •
  depreciation and amortization expense; and

  •
  interest expense;

excluding:

  •
  allowance for equity funds used during construction; and

  •
  certain other items not related to operating performance such as loss on extinguishment of debt.

        We use adjusted EBITDA on a consolidated basis to assess our overall financial and operating performance. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed. Adjusted EBITDA provides us with a measure of financial performance independent of items that are beyond the control of management in the short-term, such as depreciation, taxation and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the financial performance of the business on a monthly basis and to determine the level of bonuses for management and employees. Adjusted EBITDA is also used by research analysts and investors to evaluate the performance of and value companies in our industry. An investor or potential investor may find this item important in evaluating our performance, results of operations and financial position. We use non-GAAP financial measures as a supplement to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business. However, adjusted EBITDA has limitations as an analytical tool. Adjusted EBITDA is not an alternative to net income, operating income or cash flows from operating activities as calculated and presented in accordance with GAAP. In addition, because adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, adjusted EBITDA, as presented in this prospectus, may differ from and may not be comparable to similarly titled measures used by other companies.

        The following table reconciles ITC Holdings and Subsidiaries' net income and pro forma net income to adjusted EBITDA:

	ITC Holdings and Subsidiaries
	Pro Forma Three Months Ended March 31, 2006
			Three Months Ended March 31,				Year Ended December 31,
					Pro Forma Year Ended December 31, 2005
			2006	2005			2005	2004
	(in thousands)
Net income	$		$2,682	$7,870	$		$34,671	$2,608
Income taxes			1,499	4,320			18,938	1,669
Allowance for equity funds used in construction		(1,060)	(522)	(580)		(4,106)	(2,790)	(1,691)
Interest expense			7,240	6,854			28,128	25,585
Loss on extinguishment of debt		—	—	—			—	—
Depreciation and amortization		17,667	8,870	8,018		43,771	33,197	29,480

Adjusted EBITDA	$		$19,769	$26,482	$		$112,144	$57,651

        The following table reconciles MTH and METC's net income to adjusted EBITDA:

	MTH and METC
	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004
	(in thousands)
Net income	$14,259	$3,149	$22,893	$21,067
Income taxes	—	—	—	—
Allowance for equity funds used in construction	(538)	(461)	(1,316)	(693)
Interest expense	4,544	3,304	14,480	13,281
Depreciation and amortization	5,352	2,512	10,574	9,996

Adjusted EBITDA	$23,617	$8,504	$46,631	$43,651

RISK FACTORS

        An investment in our common stock involves risks. You should carefully consider the risks described below, together with the other information included in this prospectus, before deciding to purchase any common stock.

Risks Related to Our Business

ITC Holdings is a holding company with no operations, and unless ITC Holdings receives dividends or other payments from ITCTransmission and/or METC, its operating subsidiaries, ITC Holdings will be unable to pay dividends to its stockholders and fulfill its cash obligations.

        As a holding company with no business operations, ITC Holdings' material assets consist only of the common stock of ITCTransmission, deferred tax assets relating primarily to federal income tax operating loss carryforwards and cash. After the consummation of the acquisition, ITC Holdings' assets will also include indirect ownership interests in METC (and any other subsidiaries ITC Holdings may own in the future). ITC Holdings' material cash inflows are only from dividends and other payments received from time to time from ITCTransmission, METC or such subsidiaries and the proceeds raised from the sale of debt and equity securities. ITC Holdings may not be able to access cash generated by ITCTransmission or METC in order to fulfill cash commitments or to pay dividends to stockholders. The ability of ITCTransmission's and METC to make dividend and other payments to ITC Holdings is subject to the availability of funds after taking into account ITCTransmission's and METC's respective funding requirements, the terms of ITCTransmission and METC's respective indebtedness, the regulations of the Federal Energy Regulatory Commission, or the FERC, under the Federal Power Act, or the FPA, and applicable state laws. ITC Holdings relies, in part, upon dividends and other payments from ITCTransmission, METC (and any other subsidiaries ITC Holdings may have in the future) to generate the funds necessary to fulfill its cash obligations. Each of ITCTransmission and METC, however, is legally distinct from ITC Holdings and has no obligation, contingent or otherwise, to make funds available to ITC Holdings.

The FERC's December 2005 rate order authorizing METC's current rates is subject to a hearing, rehearings and possible judicial appeals. In any such proceedings, METC could be required to refund revenues to customers and the rates that METC charges for services could be reduced thereby materially and adversely impacting our results of operations, financial condition, cash flows and future earning capacity.

        On December 30, 2005, the FERC issued an order authorizing METC, beginning on January 1, 2006, to charge rates for its transmission service using the rate setting formula contained in Attachment O, which results in an authorized rate for network and point-to-point transmission service of $1.567 per kW/month from January 1, 2006 to May 31, 2006 and $1.524 per kW/month from June 1, 2006 to May 31, 2007. The FERC's December 2005 rate order authorizes METC to collect this rate, subject to any refunds that might be ordered as a result of further hearings currently pending before the FERC on this matter or the approval by the FERC of a settlement of the issues set for hearing. In particular, the FERC has set for hearing issues regarding the calculation of METC's rates, including:

  •
  the need for a mechanism to avoid over-collection of amounts that METC could not collect during the period from January 1, 2001 through December 31, 2005, when METC was subject to a rate freeze, but which METC was authorized to defer for subsequent collection;

  •
  the accuracy of the computation of those deferred amounts and the adequacy of information reflected in METC's FERC Form No. 1;

  •
  the reasonableness of the recovery of fees for services provided by METC's affiliate, Trans-Elect Inc., or Trans-Elect;

  •
  the proper calculation of the adjustment to METC's equity account balance resulting from the sale, in December 2003, of the limited partnership interests in MTH; and

  •
  the need for additional information regarding expenses associated with METC's operation and maintenance of facilities that are jointly owned with others.

        The proceeding is currently suspended until September 1, 2006 pending the consummation of ITC Holdings' acquisition of the indirect ownership interests in METC. However, when the FERC does act, if it makes a finding as a result of hearings in the case or approves a settlement among the parties, that in either case modifies the components or calculations used in setting METC's current rates, METC would be required to refund to its customers, with interest, the difference between the revenues collected under the current rates and amounts that would have been collected under rates calculated using the modified components and calculations. If ordered, METC could be required to make cash refunds to the affected customers within a limited period of time, typically between 30 and 45 days. This could materially and adversely affect our results of operations, cash flows and financial condition.

        Consumers Energy Company, or Consumer Energy, and the Michigan Public Service Commission, or the MPSC, have sought rehearing of portions of the FERC's December 2005 rate order. Once the FERC rules on those rehearing requests, interested parties may also seek judicial review in a United States Court of Appeals of the December 2005 rate order and any subsequent orders issued on rehearing. Moreover, after the FERC rules on the issues set for further hearing in the December 2005 rate order, interested parties may seek a rehearing or judicial review of any order issued as a result of or after those hearings. Although we cannot predict if any subsequent requests for rehearing or appeals will be filed, the FERC, in response to the requests for rehearing or on remand after a successful appeal, could modify the terms of its authorization of METC's current rates, including reducing those rates retroactively to January 1, 2006 and ordering refunds. This could result in a significant reduction in METC's earnings from what we currently expect and, accordingly, our financial condition, cash flows and results of operations could be materially and adversely affected.

Certain elements of ITCTransmission's and METC's cost recovery through rates can be challenged which could result in lowered rates and/or refunds of amounts previously collected and thus have an adverse effect on our business, financial condition, results of operations and cash flows.

        ITCTransmission and METC provide transmission service under rates regulated by the FERC. The FERC has approved ITCTransmission's and METC's use of the rate setting formula under Attachment O, but it has not expressly approved the amount of ITCTransmission's or METC's actual capital and operating expenditures to be used in that formula. In addition, all aspects of ITCTransmission's or METC's rates approved by the FERC, including the Attachment O rate mechanism, ITCTransmission's and METC's respective allowed 13.88% and 13.38% return of and on the actual equity portion of their respective capital structures, and the data inputs provided by ITCTransmission and METC for calculation of each year's rate, are subject to challenge by interested parties at the FERC in a Section 206 proceeding under the FPA. If a challenger can establish that any of these aspects are unjust, unreasonable, imprudent or unduly discriminatory, then the FERC will make appropriate prospective adjustments to them and/or disallow ITCTransmission's or METC's inclusion of those aspects in the rate setting formula. This could result in lowered rates and/or refunds of amounts collected after the date that a Section 206 challenge is filed and have an adverse effect on our business, financial condition, results of operations and cash flows.

The regulations to which we are subject may limit our ability to raise capital and/or pursue acquisitions, development opportunities or other transactions.

        Each of ITCTransmission and METC is a "public utility" under the FPA and, accordingly, is subject to regulation by the FERC. Approval of the FERC is required under Section 203 of the FPA for a disposition or acquisition of regulated public utility facilities, either directly or indirectly through a holding company. Such approval also is required to acquire securities in a public utility. Under the Energy Policy Act of 2005, or the Energy Policy Act, Section 203 of the FPA also provides the FERC with explicit authority over utility holding companies' purchases or acquisitions of, and mergers or consolidations with, a public utility. Finally, each of ITCTransmission and METC must also seek approval by the FERC under Section 204 of the FPA for issuances of its securities.

Changes in federal energy laws, regulations or policies could impact cash flows and could reduce the dividends we may be able to pay our stockholders.

        Attachment O, the rate formula mechanism used by ITCTransmission and METC to calculate their respective annual revenue requirements, will be used by ITCTransmission and METC for that purpose until and unless it is determined by the FERC to be unjust and unreasonable or another mechanism is determined by the FERC to be just and reasonable. Such determinations could result from challenges initiated at the FERC by interested parties or the FERC in a proceeding under Section 206 of the FPA, or by an application initiated by ITCTransmission or METC under Section 205 of the FPA. We cannot predict whether the approved rate methodologies will be changed.

        Transmission costs constitute a relatively small portion of end-use consumers' overall electric utility costs. However, some large end-use consumers and entities supplying electricity to end-use consumers may attempt to influence government and/or regulators to change the rate setting system that applies to ITCTransmission and METC, particularly if rates for delivered electricity increase substantially.

        Each of ITCTransmission and METC is regulated by the FERC as a "public utility" under the FPA and is a transmission owner in the Midwest Independent Transmission System Operator, Inc., or MISO. The FERC could propose new policies and regulations concerning transmission services or rate setting methodologies. In addition, the U.S. Congress periodically considers enacting energy legislation that could shift new responsibilities to the FERC, modify provisions of the FPA or provide the FERC or another entity with increased authority to regulate transmission matters. ITCTransmission and METC cannot predict whether, and to what extent, ITCTransmission and METC may be affected by any such changes in federal energy laws, regulations or policies in the future.

If the network load on either ITCTransmission's or METC's transmission system is lower than expected, our revenues would be reduced.

        If the network load on either ITCTransmission's or METC's transmission system is lower than expected due to weather, a weak economy, changes in the nature or composition of the transmission grid in Michigan or surrounding regions, poor transmission quality of neighboring transmission systems, or for any other reason, it would reduce our revenues until and unless such circumstances are adjusted for in ITCTransmission's or METC's formula rate mechanism.

ITCTransmission's and METC's revenues and net income typically fluctuate on a seasonal and quarterly basis.

        Demand for electricity is largely dependent on weather conditions. As a result, ITCTransmission and METC's overall revenues and net income typically fluctuate substantially on a seasonal basis, thereby impacting ITCTransmission's, METC's and our operating results. In general, ITCTransmission's and METC's revenues typically are higher in summer months, although a particularly cool summer could reduce electricity demand and revenues for that period as compared to the same period of the previous year.

Each of ITCTransmission and METC depends on its primary customer for a substantial portion of its revenues, and any material failure by those primary customers to make payments for transmission services would adversely affect our revenues and our ability to service ITCTransmission's and METC's and our debt obligations.

        ITCTransmission derives a substantial portion of its revenues from the transmission of electricity to The Detroit Edison Company's, or Detroit Edison's, local distribution facilities. Payments from Detroit

Edison, billed by MISO, constituted approximately 77% of ITCTransmission's total operating revenues for the year ended December 31, 2005 and are expected to constitute the majority of ITCTransmission's revenues for the foreseeable future. Detroit Edison is rated BBB/stable and Baa1/stable by Standard and Poor's Ratings Services and Moody's Investors Services, Inc., respectively. Similarly, Consumers Energy, the regulated utility subsidiary of CMS Energy Corporation, accounted for approximately 73% of METC's revenues for the year ended December 31, 2005 and is expected to constitute the majority of METC's revenues for the foreseeable future. Consumers Energy is rated BB/stable and Baa3/negative outlook by Standard & Poor's Ratings Services and Moody's Investors Service, Inc., respectively. Any material failure by Detroit Edison or Consumers Energy to make payments for transmission services would adversely affect our revenues and our ability to service ITCTransmission's and METC's and our debt obligations.

We may be materially and adversely affected by the termination of METC's services contract with Consumers Energy.

        Consumers Energy provides METC with operating, maintenance, inspection and other services relating to METC's transmission assets pursuant to a services contract. For the years ended December 31, 2005 and 2004, METC paid $21.1 million and $19.7 million, respectively, to Consumers Energy for these services. METC gave Consumers Energy notice of termination of the system control and system optimization portions of the services contract on November 2, 2004 and of the remainder of the services provided by Consumers Energy under the services contract on February 6, 2006. Each of these notices is effective in May 2007. METC has begun the process of hiring staff and procuring services to replace those provided under the services contract and will contract with qualified parties on the most economically attractive terms available to METC. After the termination of the services contract, METC may not be able to replace these services in a timely manner or on terms and conditions, including service levels and costs, as favorable as those METC has received from Consumers Energy.

        Consumers Energy also provides certain transmission control functions for METC at an integrated transmission and distribution control center in Jackson, Michigan. Effective upon the termination of the services contract in May 2007, METC will be performing these functions at the new operations and control center METC is constructing in Caledonia, Michigan. METC may not be able to hire all of the qualified staff required to operate the new operations and control center or the new operations and control center may not be fully functional by the anticipated transition date, in which event METC will be required to continue to rely on Consumers Energy for the performance of those services even after the termination of the services contract.

METC does not own the majority of the land on which its transmission assets are located and, as a result, it must comply with the provisions of an easement agreement with Consumers Energy.

        METC does not own the majority of the land on which the transmission assets it acquired from Consumers Energy are located. Instead, under the provisions of an easement agreement with Consumers Energy, METC pays an annual fee of approximately $10.0 million to Consumers Energy in exchange for rights-of-way, leases, fee interests and licenses which allow METC to use the land on which its transmission lines are located. Under the terms of the easement agreement, METC's easement rights could be eliminated if METC fails to meet certain requirements, such as paying contractual rent to Consumers Energy in a timely manner.

Deregulation and/or increased competition may adversely affect ITCTransmission's and METC's customers, or Detroit Edison's and Consumers Energy's customers, which in turn may reduce our revenues.

        The business of ITCTransmission's and METC's primary customers is subject to regulation that has undergone substantial change in accordance with Michigan Public Act 141 of 2000, which mandates the implementation of retail access, as well as changes in federal regulatory requirements. The utility industry has also been undergoing dramatic structural change for several years, resulting in increasing competitive pressures on electric utility companies, such as Detroit Edison and Consumers Energy. The manufacturing sector in Detroit Edison's and Consumers Energy's service territories has also been subject to increasing competitive pressures. As a result, demand for electricity transmission service by manufacturing companies in ITCTransmission's and METC's service territories may be negatively impacted. These factors may create greater risks to the stability of Detroit Edison's and Consumers Energy's revenues and may affect Detroit Edison's and Consumers Energy's ability to make payments for transmission service to MISO and thus to ITCTransmission and METC, which would adversely affect our financial condition and results of operations.

        On April 1, 2005, MISO began centrally dispatching generation resources throughout much of the Midwest with the launch of its Midwest Energy Markets. Because of this restructuring of power markets throughout the Midwest, the risk profile of some of our customers may have changed, which may affect their ability to pay for the services provided by ITCTransmission and METC.

Hazards associated with high-voltage electricity transmission may result in suspension of ITCTransmission's or METC's operations or the imposition of civil or criminal penalties.

        ITCTransmission's and METC's operations are subject to the usual hazards associated with high-voltage electricity transmission, including explosions, fires, inclement weather, natural disasters, mechanical failure, unscheduled downtime, equipment interruptions, remediation, chemical spills, discharges or releases of toxic or hazardous substances or gases and other environmental risks. The hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. We maintain property and casualty insurance, but we are not fully insured against all potential hazards incident to our business, such as damage to poles and towers or losses caused by outages.

ITCTransmission and METC are subject to environmental regulations and to laws that can give rise to substantial liabilities from environmental contamination.

        ITCTransmission's and METC's operations are subject to federal, state and local environmental laws and regulations, which impose limitations on the discharge of pollutants into the environment, establish standards for the management, treatment, storage, transportation and disposal of hazardous materials and of solid and hazardous wastes, and impose obligations to investigate and remediate contamination in certain circumstances. Liabilities to investigate or remediate contamination, as well as other liabilities concerning hazardous materials or contamination such as claims for personal injury or property damage, may arise at many locations, including formerly owned or operated properties and sites where wastes have been treated or disposed of, as well as at properties currently owned or operated by ITCTransmission or METC. Such liabilities may arise even where the contamination does not result from noncompliance with applicable environmental laws. Under a number of environmental laws, such liabilities may also be joint and several, meaning that a party can be held responsible for more than its share of the liability involved, or even the entire share. Environmental requirements generally have become more stringent in recent years, and compliance with those requirements more expensive.

        ITCTransmission and METC have incurred expenses in connection with environmental compliance, and we anticipate that each will continue to do so in the future. Failure to comply with the extensive environmental laws and regulations applicable to each could result in significant civil or criminal penalties and remediation costs. ITCTransmission's and METC's assets and operations also involve the use of materials classified as hazardous, toxic, or otherwise dangerous. Some of ITCTransmission's and METC's facilities and properties are located near environmentally sensitive areas such as wetlands and habitats of endangered or threatened species. In addition, certain properties in which ITCTransmission has an ownership interest or at which ITCTransmission or METC operates are, and others are suspected of being, affected by environmental contamination. Compliance with these laws and regulations, and liabilities concerning contamination or hazardous materials, may adversely affect our costs and, therefore our business, financial condition and results of operations.

        In addition, claims have been made or threatened against electric utilities for bodily injury, disease or other damages allegedly related to exposure to electromagnetic fields associated with electricity transmission and distribution lines. We cannot assure you that such claims will not be asserted against us or that, if determined in a manner adverse to our interests, would not have a material adverse effect on our business, financial condition and results of operations.

Acts of war, terrorist attacks and threats or the escalation of military activity in response to such attacks or otherwise may negatively affect our business, financial condition and results of operations.

        Acts of war, terrorist attacks and threats or the escalation of military activity in response to such attacks or otherwise may negatively affect our business, financial condition and results of operations in unpredictable ways, such as increased security measures and disruptions of markets. Strategic targets, such as energy related assets, including, for example, ITCTransmission's and METC's transmission facilities and Detroit Edison's and Consumers Energy's generation and distribution facilities, may be at risk of future terrorist attacks. In addition to the increased costs associated with heightened security requirements, such events may have an adverse effect on the economy in general. A lower level of economic activity could result in a decline in energy consumption, which may adversely affect our business, financial condition and results of operations.

Risks Relating to the Acquisition of METC

We may encounter difficulties consolidating METC into our business and may not fully attain or retain, or achieve within a reasonable time frame, expected strategic objectives, cost savings and other expected benefits of the acquisition.

        We expect to realize strategic and other benefits as a result of ITC Holdings' acquisition of the indirect ownership interests in METC. Our ability to realize these benefits or successfully consolidate METC's business with ours, however, is subject to certain risks and uncertainties, including, among others:

  •
  the challenges of consolidating businesses;

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  the costs of consolidating METC and upgrading and enhancing its operations may be higher than we expect and may require more resources, capital expenditures and management attention than anticipated;

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  delay of capital investments in METC's system due to uncertainty around the timing of the closing of the acquisition;

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  employees important to METC's operations may decide not to continue employment with us; and

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  we may be unable to anticipate or manage risks that are unique to METC's historical business, including those related to its workforce, customer demographics and information systems.

        Our failure to manage these risks, or other risks related to the acquisition that are not presently known to us, could prevent us from realizing the expected benefits of the acquisition and also may have a material adverse effect on our results of operations and financial condition following this offering, which could cause the value of our common stock to decline.

Risks Related to Our Capital Structure and Leverage

ITCTransmission's or METC's actual capital expenditures may be lower than planned, which would decrease expected rate base and therefore our revenues.

        Each of ITCTransmission's and METC's rate base is determined in part by additions to property, plant and equipment when placed in service. ITCTransmission and METC expect to invest at least $135.0 million and $25.0 million, respectively, in additional property, plant and equipment in 2006. Over the seven-year period beginning January 1, 2005, we anticipate investing approximately $1.6 billion in capital projects, including projects currently planned or under consideration at METC. If ITCTransmission's or METC's capital expenditures and the resulting in-service property, plant and equipment are lower than anticipated for any reason, including, among other things, the impact of weather conditions, union strikes, labor shortages, material and equipment prices and availability, our ability to obtain financing for such expenditures, if necessary, limitations on the amount of construction that can be undertaken on our system at any one time or regulatory approvals for reasons relating to environmental, siting or regional planning issues or as a result of legal proceedings and variances between estimated and actual costs of construction contracts awarded, ITCTransmission or METC will have a lower than anticipated rate base thus causing its revenue requirement and future earnings to be potentially lower than anticipated.

Because we are controlled by the IT Holdings Partnership, the ability of stockholders of ITC Holdings, other than the IT Holdings Partnership, to influence our management and policies will be severely limited.

        As of March 31, 2006, approximately 53.3% of our outstanding shares of common stock was beneficially owned by the IT Holdings Partnership. After the consummation of this offering and the transactions described under "The Transactions," the IT Holdings Partnership will own approximately 41.2% of our common stock. Consequently, the ability of stockholders, other than the IT Holdings Partnership, to influence our management and policies will be severely limited, including with respect to our acquisition or disposition of assets, the approval of a merger or similar business combination, the incurrence of indebtedness, the issuance of additional shares of common stock or other equity securities and the payment of dividends or other distributions on our common stock. In addition, we cannot take certain actions that would adversely affect the limited partners of the IT Holdings Partnership without their approval. We cannot assure you that the interests of the IT Holdings Partnership and/or its limited partners will not conflict with the interests of other holders of our common stock.

We are highly leveraged and our dependence on debt may limit our ability to pay dividends and/or obtain additional financing.

        After giving effect to the consummation of the acquisition, ITC Holdings' expected issuance of approximately $460.0 million of senior notes, METC's expected issuance of approximately $155.0 million of METC Mortgage Bonds and the other transactions described under "The Transactions," we expect to have approximately $1.2 billion of consolidated indebtedness.

        As of March 31, 2006, ITCTransmission had outstanding $185.0 million of 4.45% First Mortgage Bonds Series A due 2013 and $100.0 million of 6.125% First Mortgage Bonds Series C due 2036. ITC Holdings had outstanding $267.0 million of 5.25% Senior Notes due 2013. Additionally, at March 31, 2006, we had total revolving credit facility commitments at ITCTransmission and ITC Holdings of $75.0 million and $50.0 million, respectively, with $8.0 million drawn at ITC Holdings. There are no amounts outstanding under ITCTransmission's revolving credit facility.

        As of March 31, 2006, MTH had outstanding $90.0 million of the MTH Notes and METC had outstanding $175.0 million of the METC Notes, and a $35.0 million revolving credit facility, under which $9.8 million was drawn. In connection with the acquisition, MTH may redeem all of the outstanding MTH Notes or, in lieu of redeeming the MTH Notes, MTH may elect to leave them outstanding. In addition, ITC Holdings expects that METC will refinance the METC Notes and refinance and increase the size of its revolving credit facility to $50.0 million concurrently with this offering and the acquisition. For more information, see "The Transactions" and "Description of Our Indebtedness—MTH and METC Debt."

        This capital structure can have several important consequences, including, but not limited to, the following:

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  If future cash flows are insufficient, we or our subsidiaries may need to incur further indebtedness in order to make the capital expenditures and other expenses or investments planned by us.

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  Our indebtedness will have the general effect of reducing our flexibility to react to changing business and economic conditions insofar as they affect our financial condition and, therefore, may pose substantial risk to our stockholders. A substantial portion of the dividends and payments in lieu of taxes we receive from ITCTransmission and METC will be dedicated to the payment of interest on our indebtedness, thereby reducing the funds available for the payment of dividends on our common stock.

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  In the event that we are liquidated, any of our senior or subordinated creditors and any senior or subordinated creditors of our subsidiaries will be entitled to payment in full prior to any distributions to the holders of our shares of common stock.

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  Our credit facilities mature in March 2010, and our ability to secure additional financing prior to or after that time, if needed, may be substantially restricted by the existing level of our indebtedness and the restrictions contained in our debt instruments.

        We may incur substantial indebtedness in the future. The incurrence of additional indebtedness would increase the leverage-related risks described in this prospectus.

Certain provisions in our debt instruments limit our capital flexibility.

        Our debt instruments include senior notes and first mortgage bonds and revolving credit facilities containing numerous financial and operating covenants that place significant restrictions on, among other things, our ability to:

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  incur additional indebtedness;

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  engage in sale and lease-back transactions;

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  create liens or other encumbrances;

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  enter into mergers, consolidations, liquidations or dissolutions, or sell or otherwise dispose of all or substantially all of our assets; and

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  pay dividends or make distributions on ITC Holdings' and ITCTransmission's capital stock.

        The revolving credit facilities also require us to meet certain financial ratios. Our ability to comply with these and other requirements and restrictions may be affected by changes in economic or business conditions, results of operations or other events beyond our control. A failure to comply with the obligations contained in any of our debt instruments could result in acceleration of the related debt and the acceleration of debt under other instruments evidencing indebtedness that may contain cross acceleration or cross default provisions.

Adverse changes in our credit ratings may negatively affect us.

        Our ability to access capital markets is important to our ability to operate our business. Increased scrutiny of the energy industry and the impacts of regulation, as well as changes in our financial performance could result in credit agencies reexamining our credit rating. A downgrade in our credit rating could restrict or discontinue our ability to access capital markets at attractive rates and increase our borrowing costs. A rating downgrade could also increase the interest we pay under our revolving credit facilities.

        Following the announcement that ITC Holdings entered into an agreement to acquire the indirect ownership interests in METC, Standard & Poor's Ratings Services placed the corporate credit ratings and debt ratings of ITC Holdings and ITCTransmission on credit watch with negative implications. A downgrade in any of ITC Holdings' and ITCTransmission's credit ratings could adversely impact our business, financial condition and prospects.

This offering may cause us to undergo an "ownership change" for purposes of Section 382 of the Internal Revenue Code which would limit our ability to use our net operating loss carryforwards to reduce our tax liability.

        As of December 31, 2005, we had net operating loss carryforwards, or NOLs, of $68.1 million. These NOLs may be used to offset future taxable income and thereby reduce our U.S. federal income taxes otherwise payable. Section 382 of the Internal Revenue Code of 1986, as amended, imposes an annual limit on the ability of a corporation that undergoes an "ownership change" to use its NOLs to reduce its tax liability. In the event of an ownership change, we would not be able to use our pre-ownership change NOLs in excess of the limitation imposed by Section 382 for each annual period.

        Although no definite determination can be made at this time, it is likely that this offering or the transactions described under "The Transactions" will cause us to experience an ownership change. In addition, even if this offering does not cause an ownership change to occur, we may experience an ownership change after this offering as a result of subsequent shifts in our common stock ownership that could have the results described above.

        In addition, we expect to acquire approximately $50.0 million of NOLs in the acquisition described under "The Transactions." We will be subject to annual limitations as a result of the acquisition of all of the indirect ownership interests in METC by ITC Holdings, as well as limitations resulting from prior transactions by the acquired entities.

        While our NOLs may be subject to an annual limitation as a result of the ownership change described above, we expect that our ability to use the NOLs over time will not be materially affected by such limitation, although we cannot assure you in this regard.

We may not be able to pay dividends, and the reduction or elimination of dividends would negatively affect the market price of our common stock.

        While we currently intend to continue to pay quarterly dividends on our common stock, we have no obligation to do so. Dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, contractual restrictions, anticipated cash needs and other factors that our board of directors may deem relevant. For example, we may not generate sufficient cash from operations in the future to pay dividends on our common stock in the intended amounts or at all. In addition, ITC Holdings is a holding company and its ability to pay dividends may be limited by restrictions upon transfer of funds applicable to its subsidiaries (including, for example, those which are contained in ITCTransmission's revolving credit facility, METC's revolving credit facility and the IT Holdings Partnership agreement). As a holding company without any specific operations, ITC Holdings is dependent on receiving dividends from its operating subsidiaries, such as ITCTransmission and METC, in order to be able to make dividend distributions of its own. Any reduction or elimination of dividends could adversely affect the market price of our common stock.

Provisions in the Articles of Incorporation and bylaws of ITC Holdings and Michigan corporate law may prevent efforts by our stockholders to change the direction or management of our company.

        The Articles of Incorporation and bylaws of ITC Holdings contain provisions that might enable our management to resist a proposed takeover. These provisions could discourage, delay or prevent a change of control or an acquisition at a price that our stockholders may find attractive. These provisions also may discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

  •
  a requirement that special meetings of our stockholders may be called only by our board of directors, the chairman of our board of directors, our president or the holders of a majority of the shares of our outstanding common stock;

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  a requirement of unanimity when stockholders are acting by consent without a meeting if the IT Holdings Partnership owns less than 35% of our shares of common stock;

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  advance notice requirements for stockholder proposals and nominations; and

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  the authority of our board to issue, without stockholder approval, common or preferred stock, including in connection with our implementation of any stockholders rights plan, or "poison pill."

Provisions of the Articles of Incorporation of ITC Holdings restrict market participants from voting or owning 5% or more of the outstanding shares of capital stock of ITC Holdings.

        ITCTransmission was granted favorable regulatory treatment by the FERC based on its independence from market participants. The FERC defines a "market participant" as any person or entity that, either directly or through an affiliate, sells or brokers electricity, or provides ancillary services to MISO. An affiliate, for these purposes, includes any person or entity that directly or indirectly owns, controls or holds with the power to vote 5% or more of the outstanding voting securities of a market participant. To help ensure that ITC Holdings and its subsidiaries will remain independent of market participants, ITC Holdings' Articles of Incorporation impose certain restrictions on the ownership and voting of shares of capital stock of ITC Holdings by market participants. In particular, the Articles of Incorporation provide that ITC Holdings is restricted from issuing any shares of capital stock or recording any transfer of shares if the issuance or transfer would cause any market participant, either individually or together with members of its "group" (as defined in SEC beneficial ownership rules), to beneficially own 5% or more of any class or series of our capital stock. Additionally, if a market participant, together with its group members, acquires beneficial ownership of 5% or more of any series of the outstanding shares of capital stock of ITC Holdings, such market participant or any stockholder who is a member of a group including a market participant will not be able to vote or direct or control the votes of shares representing 5% or more of any series of ITC Holdings' outstanding capital stock. Finally, to the extent a market participant, together with its group members, acquires beneficial ownership of 5% or more of the outstanding shares of any series of capital stock of ITC Holdings, the Articles of Incorporation allow the board of directors of ITC Holdings to redeem any shares of capital stock of ITC Holdings so that, after giving effect to the redemption, the market participant, together with its group members, will cease to beneficially own 5% or more of that series of ITC Holdings' outstanding capital stock.

Risks Related to This Offering

Future sales of our shares could depress the market price of our common stock.

        The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. We and our directors and executive officers have agreed with the underwriters not to sell, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date that is 90 days after the date of this prospectus, except with the prior written consent of Lehman Brothers Inc.

        Pursuant to the management stockholder's agreements that we entered into with each of our employees who have purchased or been granted shares of our common stock, these employee stockholders generally have the right, upon the sale by the IT Holdings Partnership of shares of our common stock in any underwritten offering, to sell a percentage of the shares of our common stock that the employee stockholders hold at the time of the offering and any shares of our common stock underlying then exercisable options. Under the management stockholder's agreements, as a percentage of total shares held, the employee stockholders would be eligible to sell a percentage equal to the percentage sold by the IT Holdings Partnership in any underwritten offering. Otherwise, each of these employee stockholders is restricted from selling any common stock he or she holds until the fifth anniversary of the date of the execution of the employee stockholder's respective management stockholder's agreement (which were generally entered into between February 2003 and November 2004), which date in all cases falls after 90 days from the date of this prospectus. The "piggyback" registration rights described above also expire on such fifth anniversary. However, the management stockholder's agreements have been modified with respect to new employees hired after November 16, 2005 and receiving restricted stock grants after that date so that such employees will not have "piggyback" registration rights with respect to such stock and will not have vesting rights in such stock upon any change of control of our company. As of March 31, 2006, we had 973,877 shares subject to "piggyback" registration rights.

        After this offering and the issuance of shares with an approximate value of $70.0 million to Macquarie Essential Assets Partnership, or MEAP, we expect to have approximately 43,119,888 shares of common stock outstanding, based on the last reported sale price on the NYSE of $26.47 per share of our common stock on June 16, 2006. Of those shares, 22,016,632 shares, including the 7,177,937 shares to be sold in this offering will be freely tradable. Approximately 179,450 shares, including shares subject to options, held by our employees will be eligible for resale immediately after this offering and approximately            shares will be eligible for resale after the expiration of the 90-day lock-up period referred to above, in each case subject to restrictions under the Securities Act of 1933, as amended. Approximately            shares outstanding after this offering will be eligible for resale from time to time, subject to the contractual restrictions on sales referred to above and to the volume, manner of sale and other conditions of Rule 144, including approximately             shares which may be sold freely pursuant to Rule 144(k). See "Shares Eligible for Future Sale."

        In addition, as of March 31, 2006, 4,711,667 shares were available for future issuance under our 2003 Stock Purchase and Option Plan, Employee Stock Purchase Plan and 2006 Long Term Incentive Plan, including 2,633,547 shares issuable upon the exercise of outstanding stock options, of which 1,152,112 were vested as of March 31, 2006. In the future, we may issue our common stock in connection with investments or repayment of our debt. The amount of such common stock issued could constitute a material portion of our then outstanding common stock.

FORWARD-LOOKING STATEMENTS

        This prospectus contains certain statements that describe our management's beliefs concerning future business conditions and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Wherever possible, we have identified these "forward-looking" statements by words such as "anticipates," "believes," "intends," "estimates," "expects," "projects" and similar phrases.

        These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward-looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other things:

  •
  unless ITC Holdings receives dividends or other payments from ITCTransmission and/or METC, ITC Holdings will be unable to pay dividends to its stockholders and fulfill its cash obligations;

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  the FERC's December 2005 rate order authorizing METC's current rates is subject to a hearing, rehearings and possible judicial appeal and in any such proceedings, METC could be required to refund revenues to customers under the rates that became effective January 1, 2006 and June 1, 2006, and the rates that METC charges for services could be reduced;

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  certain elements of ITCTransmission's and METC's cost recovery through rates can be challenged which could result in lowered rates and have an adverse effect on our business, financial condition and results of operations;

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  the regulations to which we are subject may limit our ability to raise capital and/or pursue acquisitions or development opportunities or other transactions;

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  ITCTransmission's and METC's operating results fluctuate on a seasonal and quarterly basis and point-to-point revenues received by ITCTransmission and METC vary from period to period and may be unpredictable;

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  changes in federal energy laws, regulations or policies could reduce the dividends we may be able to pay our stockholders;

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  our network load may be lower than expected;

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  ITCTransmission and METC depend on their primary customers for a substantial portion of their revenues;

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  deregulation and/or increased competition may adversely affect ITCTransmission's customers, METC's customers, Detroit Edison's customers or Consumers Energy's customers;

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  ITCTransmission's and METC's actual capital expenditures may be lower than planned, which would decrease ITCTransmission and METC's expected rate base;

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  hazards associated with high-voltage electricity transmission may result in suspension of ITCTransmission's or METC's operations or the imposition of civil or criminal penalties;

  •
  ITCTransmission and METC are subject to environmental regulations and to laws that can give rise to substantial liabilities from environmental contamination;

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  we may encounter difficulties consolidating METC's business into ours and may not fully attain or retain, or achieve within a reasonable time frame, expected strategic objectives, cost savings and other expected benefits of the acquisition;

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  we are highly leveraged and our dependence on debt may limit our ability to pay dividends and/or obtain additional financing;

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  adverse changes in our credit ratings may negatively affect us;

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  certain provisions in our debt instruments limit our capital flexibility; and

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  other risk factors discussed herein and listed from time to time in our public filings with the Securities and Exchange Commission, or SEC.

        Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. They speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially.

        Except as required by law, we undertake no obligation to publicly update any forward-looking or other statements, whether as a result of new information, future events, or otherwise. Also, please note that we provide a cautionary discussion of risks and uncertainties under the "Risk Factors" section in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could adversely affect our business and results of operations.

THE TRANSACTIONS

The METC Acquisition

  Purchase Agreement

        On May 11, 2006, ITC Holdings entered into a purchase agreement with TE Power Opportunities Investors, L.P., Mich 1400 LLC, US Holdings Ltd., MEAP, Evercore Co-Investment Partnership II L.P., Evercore METC Capital Partners II L.P. and the other parties thereto. Pursuant to the purchase agreement, ITC Holdings will acquire indirect ownership of all the partnership interests in MTH, the sole member of METC, in a transaction valued at approximately $860.3 million, which we refer to as the "acquisition." Under the terms of the purchase agreement, the current indirect owners of the partnership interests, whom we refer to as the "selling shareholders," will receive approximately $485.6 million in cash and shares of our common stock with an approximate value of $70.0 million will be issued to MEAP. Until June 30, 2006, MEAP may elect to increase or decrease the value of the common stock to be delivered to it by $2.5 million, in which case the cash portion of the consideration paid to MEAP will be adjusted by a corresponding amount. The number of shares of our common stock to be delivered will depend on the average closing price of our common stock for the 20 consecutive trading-day period ending on the third trading day prior to the consummation of the acquisition. In addition, we, MTH or METC expect to assume, repay, redeem or refinance approximately $304.7 million of MTH and METC debt and certain liabilities (net of $6.2 million of cash and cash equivalents). Also as part of the acquisition, ITC Holdings will acquire METC GP Holdings, Inc., Evercore METC Investment Inc., Evercore METC Co-Investment Inc., Macquarie Transmission Michigan Inc., NA Capital Holdings Inc. and Mich 1400 Corp. These entities collectively are expected to have NOLs of approximately $50.0 million at the acquisition date which will be subject to annual limitations as a result of the acquisition of such entities by ITC Holdings, as well as limitations that resulted from prior transactions.

        Conditions.    In addition to the conditions listed elsewhere in this section, each party's obligation to consummate the acquisition is subject to certain customary conditions, including, among others:

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  expiration of the 30-day waiting period under the Hart-Scott-Rodino Antitrust Improvements Act; and

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  receipt of approval from the FERC pursuant to Sections 203 and 204 of the FPA.

ITC Holdings' obligation to consummate the acquisition is further subject to:

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  absence of a material adverse effect on METC since May 11, 2006;

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  the completion of an internal restructuring of Trans-Elect and its related companies, including the formation of METC GP Holdings, Inc.;

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  receipt of such FERC approval without any material limitation or condition; and

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  expiration of a 30-consecutive day "marketing period," throughout which current financial information relating to METC must be available, beginning on (a) the third business day after satisfaction of the regulatory approval conditions described above or (b) in the event such regulatory approval conditions are not satisfied on or prior to July 15, 2006, the later of (x) September 1, 2006 and (y) the third business day after satisfaction of such regulatory approval conditions.

  Stockholders Agreement

        Under the purchase agreement, ITC Holdings has agreed to enter into a stockholders agreement with MEAP upon the consummation of the acquisition. The stockholders agreement will prohibit MEAP from selling the shares of our common stock that MEAP acquired in the acquisition, or the

"acquired stock," for one year following the acquisition closing date, other than with ITC Holdings' consent or in connection with certain permitted transfers to affiliates of MEAP. The stockholders agreement will also prohibit MEAP from entering into any transaction designed to reduce MEAP's risk as a holder of the acquired stock during the one year lock-up period.

        Under the stockholders agreement, MEAP will be entitled to incidental registration rights during the second year after the consummation of the acquisition. If during that second year ITC Holdings proposes to register its common stock under the Securities Act for its own account (excluding registrations on Form S-4 or S-8 and registrations of common stock to be issued to acquire the assets or securities of another entity in connection with an acquisition or business combination), ITC Holdings will use commercially reasonable efforts to register the acquired stock under the Securities Act if MEAP so requests. ITC Holdings will pay all expenses of registering the acquired stock, but not any underwriting commissions or discounts applicable to any sale of the acquired stock. The stockholders agreement will require ITC Holdings to indemnify MEAP, any affiliate of MEAP and any underwriter who participates in the offering or sale of the acquired stock pursuant to the stockholders agreement against certain liabilities arising under the Securities Act.

  Management Services Agreement Termination

        Under the purchase agreement, and as a condition to the consummation of the acquisition, the selling shareholders have agreed to deliver upon the consummation of the acquisition an agreement terminating the Management Services Agreement between Trans-Elect and METC, or the MSA. This agreement will terminate the MSA and all rights, obligations and liabilities of METC and Trans-Elect thereunder, excluding certain sections to the extent they relate to services performed under the MSA prior to the acquisition closing date. In consideration for terminating the MSA, we will pay to Trans-Elect, on behalf of METC, the sum of:

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  $6.0 million;

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  all unpaid expenses of Trans-Elect reimbursable under the MSA; and

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  the accrued and unpaid service fees owed to Trans-Elect under the MSA.

        METC and Trans-Elect will concurrently each release and discharge the other and the other's affiliates, employees, officers, directors, successors and assigns from all obligations, damages, liabilities and claims of any kind relating to or arising out of the MSA, subject to the survival of the provisions noted above.

Financing of the METC Acquisition

        We expect to finance ITC Holdings' acquisition of all of the indirect ownership interests in METC and the assumption, repayment, redemption or refinancing of approximately $304.7 million of MTH and METC debt and certain liabilities (net of $6.2 million of cash and cash equivalents), together with fees and expenses related to these transactions, with the net proceeds from:

  •
  ITC Holdings' issuance of $460.0 million of senior notes; and

  •
  the issuance of our common stock in this offering,

together with the issuance to MEAP of shares of our common stock with an approximate value of $70.0 million.

        In connection with the acquisition, we expect that METC will also enter into a new $50.0 million revolving credit facility. This credit facility will not be drawn for purposes of financing the acquisition.

Assumption, Repayment, Redemption or Refinancing of Debt at MTH and METC

        In connection with ITC Holdings' acquisition of the indirect ownership interests in METC, we expect that we, MTH or METC will:

  •
  redeem $90.0 million aggregate principal amount of the MTH Notes, resulting in "make whole" premium costs of approximately $6.6 million, based on assumptions and market data as of June 12, 2006;

  •
  issue $155.0 million aggregate principal amount of METC Mortgage Bonds;

  •
  redeem $175.0 million aggregate principal amount of the METC Notes, resulting in "make whole" premium costs of approximately $8.7 million, based on assumptions and market data as of June 12, 2006;

  •
  repay approximately $10.0 million currently outstanding under METC's existing $35.0 million revolving credit facility; and

  •
  assume $30.1 million of long-term interest bearing obligations at METC.

In lieu of redeeming the MTH Notes, MTH may elect to leave them outstanding. For more information, see "Description of Our Indebtedness—MTH and METC Debt."

USE OF PROCEEDS

        We estimate that net proceeds to us from the sale of shares of common stock in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $181.5 million. We intend to use the net proceeds we receive from this offering, together with a portion of the net proceeds from the concurrent private placement of ITC Holdings' senior notes and the issuance of shares of our common stock with an approximate value of $70.0 million, to finance the acquisition of all of the indirect ownership interests in METC as described under "The Transactions."

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock has traded on the New York Stock Exchange, or NYSE, under the symbol "ITC" since July 26, 2005. Prior to that time, there was no public market for our stock. The following table sets forth the high and low sales prices per share of our common stock, as reported by the NYSE, for the periods indicated and the cash dividends per share paid for the periods indicated.

	High	Low	Dividends
2006
April 1, 2006–June 16, 2006	$27.31	$24.50	$0.2625
Quarter ended March 31, 2006	$29.10	$25.29	$0.2625
2005
Quarter ended December 31, 2005	$29.50	$26.25	$0.2625
July 26, 2005–September 30, 2005	$30.30	$26.22	$0.2625

        The closing sale price of our common stock, as reported by the NYSE, on May 11, 2006, the trading day immediately prior to the announcement of our agreement to acquire METC, was $25.03. For more information regarding the acquisition, see "The Transactions."

        The closing sale price of our common stock, as reported by the NYSE, on June 16, 2006 was $26.47. As of March 31, 2006, there were 188 holders of record of our common stock.

Dividend Policy

        We paid a $0.2625 per share quarterly dividend on our common stock for each quarter since our initial public offering on July 25, 2005. We intend to continue to declare and pay quarterly dividends on our common stock. The declaration and payment of dividends is subject to the discretion of ITC Holdings' board of directors and depends on various factors, including our net income, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors. As a holding company with no business operations, ITC Holdings' material assets consist only of the stock of ITCTransmission and any other subsidiaries ITC Holdings may have, including METC, deferred tax assets relating primarily to federal income tax operating loss carryforwards and cash on hand. ITC Holdings' only sources of cash to pay dividends to its stockholders are dividends and other payments received by ITC Holdings from time to time from ITCTransmission and any other subsidiaries ITC Holdings may have, including METC, and the proceeds raised from the sale of our debt and equity securities. Each of ITCTransmission and METC, however, is legally distinct from ITC Holdings and has no obligation, contingent or otherwise, to make funds available to ITC Holdings for the payment of dividends to ITC Holdings' stockholders or otherwise. The ability of ITCTransmission and any other subsidiaries ITC Holdings may have, including METC, to pay dividends and make other payments to ITC Holdings is subject to, among other things, the availability of funds, after taking into account capital expenditure requirements, the terms of its indebtedness, applicable state laws and regulations of the FERC and the FPA. The debt agreements to which ITC Holdings, ITCTransmission, MTH and METC are parties contain covenants that could limit our ability to pay dividends, as well covenants that prohibit us from paying dividends if we are in default under our revolving credit facilities.

        If and when our board of directors declares and pays a dividend on our common stock, pursuant to our special bonus plans for executives and non-executive employees, amounts equivalent to the dividend may be paid to the special bonus plan participants, if approved by the compensation committee. We expect these amounts to be paid upon the declaration of dividends on our common stock. The board of directors intends to increase the dividend rate from time to time as necessary for the yield to remain competitive, subject to prevailing business conditions, applicable restrictions on dividend payments and the availability of capital resources.

        Each of ITC Holdings' revolving credit agreement, ITCTransmission's revolving credit agreement and METC's revolving credit agreement imposes restrictions on our ability to pay dividends if an event of default has occurred under the relevant agreement, and thus our ability to pay dividends on our common stock will depend upon, among other things, our level of indebtedness at the time of the proposed dividend and whether we are in compliance with the covenants under our revolving credit facilities and our debt instruments. See "Description of Our Indebtedness." Our future dividend policy will also depend on the requirements of any future financing agreements to which we may be a party and other factors considered relevant by our board of directors. For a discussion of our cash resources and needs, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

CAPITALIZATION

        The following table sets forth our capitalization and cash and cash equivalents as of March 31, 2006 on an actual basis and on an as adjusted basis after giving effect to:

  •
  the issue and sale by us of         shares of our common stock in this offering, assuming a price per share of $        , resulting in net proceeds of $         million after deducting estimated underwriting discounts and commissions and estimated offering expenses;

  •
  the issuance of         shares of our common stock to MEAP, assuming a price per share of $        ;

  •
  the private placement of $         million aggregate principal amount of ITC Holdings' senior notes;

  •
  the acquisition of all of the indirect ownership interests in METC; and

  •
  the payment of $6.0 million to Trans-Elect in consideration of the termination of the MSA,

all as described under "The Transactions."

        The adjustments to the capitalization table also include the following transactions associated with debt refinancings which we expect to occur concurrently with this offering:

  •
  the private placement of $         million aggregate principal amount of METC Mortgage Bonds;

  •
  the redemption of $         million aggregate principal amount of the METC Notes;

  •
  the redemption of $         million aggregate principal amount of the MTH Notes; and

  •
  the repayment of approximately $         million currently outstanding under METC's existing $35.0 million revolving credit facility,

all as described under "The Transactions." In lieu of redeeming the MTH Notes, MTH may elect to leave them outstanding.

        You should read the information in this table in conjunction with "Selected Consolidated Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," ITC Holdings and Subsidiaries' audited and unaudited historical consolidated financial statements and the notes to those statements and MTH and METC's audited and unaudited consolidated historical financial statements and the notes to those statements, all included elsewhere in this prospectus.

	As of March 31, 2006
	Actual	As adjusted for acquisition	As adjusted for acquisition and debt refinancings
	(in thousands, except share data)
Cash and cash equivalents	$28,601	$	$

Long-term debt:
ITC Holdings 5.25% Senior Notes due July 15, 2013	$266,133	$	$
ITC Holdings % Senior Notes due (a)	—
ITC Holdings' revolving credit facility	8,000
ITCTransmission 4.45% First Mortgage Bonds Series A due July 15, 2013	184,914
ITCTransmission 6.125% First Mortgage Bonds Series C due March 31, 2036	99,890
ITCTransmission's revolving credit facility	—
METC % Mortgage Bonds Series A due (a)	—
Other long-term interest bearing obligations(b)	—

Total long-term debt	$558,937	$	$

Stockholders' equity:
Common stock, without par value, 100,000,000 shares authorized, 33,272,498 shares issued and outstanding and shares as adjusted(c)	$252,508	$	$
Retained earnings	5,747
Accumulated other comprehensive loss	(172)

Total stockholders' equity	258,083

Total long-term debt and stockholders' equity	$817,020	$	$

(a)
The senior notes and the METC Mortgage Bonds will be issued in private placements and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

(b)
Excludes the current portion of interest bearing obligations of $         million.

(c)
Assuming a price per share of $        , the last reported sale price of our common stock on the NYSE on            , 2006.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table sets forth selected historical consolidated financial data of ITC Holdings and Subsidiaries and selected historical financial data of Predecessor ITCTransmission as of the dates and for the periods indicated. The term "Predecessor ITCTransmission" refers to the ITCTransmission business prior to its acquisition by ITC Holdings from DTE Energy Company, or DTE Energy, on February 28, 2003. We accounted for the acquisition as a purchase. We adopted certain accounting policies and methods which differ from those followed by Predecessor ITCTransmission prior to the acquisition.

        The selected historical condensed consolidated financial data presented on the following pages for ITC Holdings and Subsidiaries as of March 31, 2006 and for the three months ended March 31, 2006 and 2005 have been derived from, and should be read in conjunction with, ITC Holdings and Subsidiaries' unaudited historical condensed consolidated financial statements and the notes to those statements, all included elsewhere in this prospectus. The unaudited condensed consolidated historical financial statements have been prepared on the same basis as the audited historical consolidated financial statements and, in management's opinion, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. The financial data presented for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

        The selected financial data presented on the following pages for ITC Holdings and Subsidiaries as of December 31, 2005, 2004 and 2003 and for the years ended December 31, 2005 and 2004, and the period from February 28, 2003 through December 31, 2003, and Predecessor ITCTransmission's two-month period ended February 28, 2003 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected financial data presented on the following pages for Predecessor ITCTransmission as of December 31, 2002 and 2001 and for the year ended December 31, 2002, and the seven-month period ended December 31, 2001 have been derived from the audited financial statements of Predecessor ITCTransmission not included in this prospectus. Neither Predecessor ITCTransmission's two-month period ended February 28, 2003, seven-month period ended December 31, 2001 nor the period from February 28, 2003 through December 31, 2003 is reflective of a twelve-month year of operations and, accordingly, neither of such periods individually is directly comparable to the results of operations for the year ended December 31, 2005, December 31, 2004 or December 31, 2002.

        The selected financial data for the five months ended May 31, 2001 are omitted because, prior to June 1, 2001, the provision of electricity transmission services over the facilities now owned by ITCTransmission was undertaken as part of Detroit Edison's transmission business which was integrated with Detroit Edison's distribution business. The revenues, expenses and cash flows associated with the transmission business were integrated with Detroit Edison's other operations and were not separately identifiable. On May 31, 2001, Detroit Edison's transmission business was separated from Detroit Edison's distribution business and was contributed to Predecessor ITCTransmission.

        From June 1, 2001 until February 28, 2003, Predecessor ITCTransmission was operated as a subsidiary of DTE Energy.

        Our selected consolidated financial data presented below should be read together with Predecessor ITCTransmission's financial statements and the notes to those statements, our audited and unaudited consolidated financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this prospectus.

	ITC Holdings and Subsidiaries					Predecessor ITCTransmission
					Period From February 28, 2003 (Date of Acquisition) Through December 31, 2003(a)
	Three Months Ended March 31,		Year Ended December 31,
						Two-Month Period Ended February 28, 2003(a)		Seven-Month Period Ended December 31, 2001(a)
							Year Ended December 31, 2002
	2006	2005	2005	2004
	(in thousands, except share and per share data)
Operating revenues(b)	$39,069	$42,460	$205,274	$126,449	$102,362	$20,936	$137,535	$63,664
Operating expenses
Operation and maintenance	6,657	6,522	48,310	24,552	22,902	5,675	34,699	22,566
General and administrative	7,477	5,286	25,198	24,412	26,342	—	—	—
Depreciation and amortization	8,870	8,018	33,197	29,480	21,463	3,665	21,996	12,481
Taxes other than income taxes	5,346	4,299	13,982	20,840	11,499	4,298	15,776	8,875
Termination of management agreements	—	—	6,725	—	—	—	—	—

Total operating expenses	28,350	24,125	127,412	99,284	82,206	13,638	72,471	43,922
Operating income	10,719	18,335	77,862	27,165	20,156	7,298	65,064	19,742
Other expenses (income)
Interest expense	7,240	6,854	28,128	25,585	21,630	—	58	12
Allowance for equity funds used in construction	(522)	(580)	(2,790)	(1,691)	(322)	—	—	—
Loss on extinguishment of debt	—	—	—	—	11,378	—	—	—
Other income	(301)	(305)	(1,700)	(1,289)	(197)	(147)	(1,720)	(1,120)
Other expense	150	176	615	283	27	45	245	551

Total other expenses (income)	6,567	6,145	24,253	22,888	32,516	(102)	(1,417)	(557)

Income (loss) before income taxes	4,152	12,190	53,609	4,277	(12,360)	7,400	66,481	20,299
Income tax provision (benefit)	1,499	4,320	18,938	1,669	(4,306)	3,915	23,268	7,105

Income before cumulative effect of a change in accounting principle	2,653	7,870	34,671	2,608	(8,054)	3,485	43,213	13,194
Cumulative effect of a change in accounting principle (net of tax $16)	29	—	—	—	—	—	—	—

Net income (loss)	$2,682	$7,870	$34,671	$2,608	$(8,054)	$3,485	$43,213	$13,194

Basic earnings (loss) per share	$0.08	$0.26	$1.10	$0.09	$(0.27)	n/a	n/a	n/a
Diluted earnings (loss) per share	$0.08	$0.25	$1.06	$0.08	$(0.27)	n/a	n/a	n/a
Weighted-average basic shares	32,984,807	30,341,967	31,455,065	30,183,886	29,339,394	n/a	n/a	n/a
Weighted-average diluted shares	33,982,045	31,140,306	32,729,842	30,899,548	29,339,394	n/a	n/a	n/a
Dividends or distributions declared per share	$0.2625	$—	$0.525	$—	$0.897	n/a	n/a	n/a

	ITC Holdings and Subsidiaries					Predecessor ITCTransmission
	Three Months Ended March 31,		As of December 31,			As of December 31,
	2006	2005	2005	2004	2003	2002	2001
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$28,601	$3,863	$24,591	$14,074	$8,139	$—	$8
Working capital (deficit)	31,206	(6,870)	19,945	(27,117)	(17,633)	46,041	(2,573)
Property, plant and equipment—net	631,110	543,251	603,609	513,684	459,393	434,539	441,035
Total assets	952,179	833,087	916,639	808,847	751,657	634,785	514,927
Total Debt:
ITC Holdings	274,133	280,315	266,104	273,485	265,866	—	—
ITCTransmission	284,804	239,448	251,211	209,945	184,887	—	—
Stockholders'/Member's equity(c)	258,083	204,846	263,301	196,602	191,246	382,790	339,577
	ITC Holdings and Subsidiaries					Predecessor ITCTransmission
					Period From February 28, 2003 (Date of Acquisition) Through December 31, 2003(a)
	Three Months Ended March 31,
			Year Ended December 31,			Two-Month Period Ended February 28, 2003(a)		Seven-Month Period Ended December 31, 2001(a)
							Year Ended December 31, 2002
	2006	2005	2005	2004
	(in thousands)
Cash Flow Data:
Capital expenditures	$28,709	$36,112	$118,586	$76,779	$26,805	$5,616	$15,360	$22,322

(a)
ITCTransmission's business is seasonal, with peak transmission loads occurring during months when cooling demand is higher. Annualized financial data for the period from February 28, 2003 through December 31, 2003, the two-month period ended February 28, 2003, and the seven-month period ended December 31, 2001 are not indicative of results for the full year.

(b)
ITCTransmission's rate freeze ended December 31, 2004. See Note 5 of the notes to ITC Holdings and Subsidiaries' consolidated historical financial statements for the year ended December 31, 2005, included elsewhere in this prospectus.

(c)
ITC Holdings' initial public offering in 2005 resulted in net proceeds of $53.9 million. See the discussion of the initial public offering described in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The unaudited pro forma condensed consolidated financial information presented below has been developed by the application of pro forma adjustments to the respective historical consolidated financial statements of ITC Holdings and Subsidiaries and MTH and METC. The unaudited pro forma condensed consolidated financial information should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Transactions," ITC Holdings and Subsidiaries' audited and unaudited historical consolidated financial statements and notes to those statements and MTH and METC's audited and unaudited historical financial statements and notes to those statements, all included elsewhere in this prospectus.

        The unaudited pro forma condensed consolidated financial statements give effect to the following transactions associated with the acquisition:

  •
  the issue and sale by us of            shares of our common stock in this offering, assuming a price per share of $            , resulting in net proceeds of $            million after deducting estimated underwriting discounts and commissions and estimated offering expenses;

  •
  the issuance of            shares of our common stock to MEAP, assuming a price per share of $            ;

  •
  the private placement of $            million aggregate principal amount of ITC Holdings' senior notes;

  •
  the acquisition of all of the indirect ownership interests in METC; and

  •
  the payment of $6.0 million to Trans-Elect in consideration of the termination of the MSA,

all as described under "The Transactions."

        The unaudited pro forma condensed consolidated financial statements also give effect to the following transactions associated with debt refinancings which we expect to occur concurrently with this offering:

  •
  the private placement of $            million aggregate principal amount of METC Mortgage Bonds;

  •
  the redemption of $             million aggregate principal amount of METC Notes;

  •
  the redemption of $             million aggregate principal amount of MTH Notes; and

  •
  the repayment of approximately $             million currently outstanding under METC's existing $35.0 million revolving credit facility,

all as described under "The Transactions." In lieu of redeeming the MTH Notes, MTH may elect to leave them outstanding.

        The unaudited pro forma condensed consolidated statement of financial position was prepared as if the acquisition and the debt refinancings had occurred on March 31, 2006. The unaudited pro forma condensed consolidated statement of income for the three months ended March 31, 2006 and the year ended December 31, 2005 was prepared as if the acquisition and the debt refinancings had occurred on January 1, 2005.

        The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. We will account for the proposed acquisition of all of the indirect ownership interests in METC using the purchase method, which will require us to estimate the fair values of assets and liabilities acquired. Since the acquisition has not been consummated, the pro forma adjustments to reflect the allocation of the purchase price, the fair value of assets and liabilities acquired, the amount of fees associated with the acquisition and debt refinancings, the number of shares of our common stock to be issued in this offering, the number of shares of our common stock to be issued to MEAP, the interest rates applicable to the private placements of ITC Holdings' senior notes and the METC Mortgage Bonds, as well as other assumptions used in the unaudited pro forma condensed consolidated financial statements are based upon preliminary information currently available, which may be revised as additional information becomes available. The notes to the unaudited pro forma condensed consolidated financial statements provide a more detailed discussion of how such adjustments were derived and presented in the unaudited pro forma condensed consolidated financial statements.

        Such unaudited pro forma condensed consolidated financial statements have been compiled from historical financial statements and other information, but do not purport to represent what our consolidated financial position or our consolidated results of operations would have been had the acquisition and the debt refinancing occurred on the dates indicated, or to project our consolidated financial performance for any future period.

Unaudited Pro Forma Condensed Consolidated Statement of Financial Position as of March 31, 2006

	ITC Holdings and Subsidiaries (Historical)	MTH and METC (Historical)	Acquisition- related pro forma adjustments			Pro forma consolidated for acquisition		Debt refinancing pro forma adjustments		Pro forma consolidated for acquisition and debt refinancing
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$28,601	$6,223			$(1)				$(1)	$
Restricted cash	—	4,353					$4,353				4,353
Accounts receivable	18,145	11,365		(484	)(2)		29,026				29,026
Inventory	23,425	5,763					29,188				29,188
Deferred income taxes	6,717	—					6,717				6,717
Other	2,704	3,139					5,843				5,843

Total current assets	79,592	30,843
Property, plant and equipment, net	631,110	344,651					975,761				975,761
Other assets:
Goodwill	174,256	82,044		335,612	(3)		591,912				591,912
Intangible asset	—	—		71,193	(3)		71,193				71,193
Regulatory assets-acquisition adjustment	51,259	—					51,259				51,259
Other regulatory assets	5,637	66,592					72,229		(4)
Deferred financing fees, net	7,355	4,445			(5)				(5)
Other	2,970	1,626					4,596				4,596

Total other assets	241,477	154,707

Total Assets	$952,179	$530,201	$			$		$		$

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$32,595	$10,850		$(484	)(2)		$42,961				$42,961
Accrued payroll	1,566	510					2,076				2,076
Accrued interest	4,774	3,933					8,707				8,707
Accrued taxes	6,005	2,017					8,022				8,022
Current portion of long-term interest bearing obligations	—	5,832					5,832				5,832
Revolving credit facility	—	9,800					9,800		(6)
Other	3,446	3,622		6,000	(3)		13,068				13,068

Total current liabilities	48,386	36,564		5,516			90,466
Accrued pension liability	6,187	—					6,187				6,187
Accrued postretirement liability	2,670	—					2,670				2,670
Deferred compensation liability	658	—					658				658
Deferred income taxes	22,731	—		27,189	(7)		49,920		(8)
Regulatory liabilities	46,062	3,509					49,571				49,571
Asset retirement obligation	4,800	993					5,793				5,793
Deferred payables	3,665	—					3,665				3,665
Long-term debt	558,937	265,000			(6)				(6)
Other long-term interest bearing obligations	—	24,282					24,282				24,282
Other	—	713					713				713
Stockholders' equity
Common stock	252,508	—			(9)
Partners' capital	—	199,140		(199,140	)(3)		—				—
Retained earnings	5,747	—					5,747		(8)
Accumulated other comprehensive loss	(172)	—					(172)				(172)

Total stockholders' equity	258,083	199,140

Total liabilities and stockholders' equity	$952,179	$530,201	$			$		$		$

(See accompanying notes to the unaudited pro forma condensed consolidated financial statements.)

Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2006

	ITC Holdings and Subsidiaries (Historical)	MTH and METC (Historical)	Acquisition- related pro forma adjustments			Pro forma consolidated for acquisition		Debt refinancing pro forma adjustments		Pro forma consolidated for acquisition and debt refinancing
	(in thousands, except share and per share data)
Operating revenues	$39,069	$32,797		$(426	)(2)		$71,440				$71,440
Operating expenses:
Operation and maintenance	6,657	9,320		(718	)(2)		15,259				15,259
General and administrative	7,477	3,033		280	(2)		10,790				10,790
Depreciation and amortization	8,870	5,352		3,445	(10)		17,667				17,667
Taxes other than income taxes	5,346	1,933		12	(2)		7,291				7,291

Total operating expenses	28,350	19,638		3,019			51,007				51,007
Operating income	10,719	13,159		(3,445)			20,433				20,433
Other expenses (income):
Interest expense	7,240	4,544			(11)				(11)
Allowance for equity funds used in construction	(522)	(538)					(1,060)				(1,060)
Other income	(301)	(5,117)					(5,418)				(5,418)
Other expense	150	11					161				161

Total other expenses (income)	6,567	(1,100)

Income before income taxes	4,152	14,259
Income tax provision	1,499	—			(12)				(12)

Net income	$2,653	$14,259	$			$		$		$

Basic earnings per share	$0.08									$
Diluted earnings per share	$0.08									$
Weighted-average basic shares	32,984,807				(9)
Weighted-average diluted shares	33,982,045				(9)

(See accompanying notes to the unaudited pro forma condensed consolidated financial statements.)

Unaudited Pro Forma Condensed Consolidated Statements of Operations
for the Year Ended December 31, 2005

	ITC Holdings and Subsidiaries (Historical)	MTH and METC (Historical)	Acquisition- related pro forma adjustments			Pro forma consolidated for acquisition		Debt refinancing pro forma adjustments		Pro forma consolidated for acquisition and debt refinancing
	(in thousands, except share and per share data)
Operating revenues	$205,274	$107,752		$(1,702	)(2)		$311,324				$311,324
Operating expenses:
Operation and maintenance	48,310	43,951		(2,533	)(2)		89,728				89,728
General and administrative	25,198	9,945		800	(2)		35,943				35,943
Depreciation and amortization	33,197	10,574					43,771				43,771
Taxes other than income taxes	13,982	7,438		31	(2)		21,451				21,451
Termination of management agreements	6,725	—		—			6,725				6,725

Total operating expenses	127,412	71,908		(1,702)			197,618				197,618
Operating income	77,862	35,844		—			113,706				113,706
Other expenses (income):
Interest expense	28,128	14,480			(11)				(11)
Allowance for equity funds used in construction	(2,790)	(1,316)					(4,106)				(4,106)
Loss on extinguishment of debt	—	—					—		(8)
Other income	(1,700)	(213)					(1,913)				(1,913)
Other expense	615	—					615				615

Total other expenses (income)	24,253	12,951

Income before income taxes	53,609	22,893
Income tax provision	18,938	—			(12)				(12)

Net income	$34,671	$22,893	$			$		$		$

Basic earnings per share	$1.10									$
Diluted earnings per share	$1.06									$
Weighted-average basic shares	31,455,065				(9)
Weighted-average diluted shares	32,729,842				(9)

(See accompanying notes to the unaudited pro forma condensed consolidated financial statements.)

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Basis of presentation

        The unaudited pro forma condensed consolidated financial statements included herein have been prepared, without audit, under the rules and regulations of the SEC. Some information and disclosures, normally included in consolidated financial statements prepared in accordance with GAAP, have been condensed or omitted under these rules and regulations. However, we believe that the disclosures are adequate to make the information presented not misleading. Certain amounts from MTH and METC's historical financial statements have been reclassified to conform to the presentation used by ITC Holdings and subsidiaries. Net income presented in the statements of operations for the three months ended March 31, 2006 and the year ended December 31, 2005 reflects only income from continuing operations.

        The preparation of unaudited pro forma condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the unaudited pro forma condensed consolidated financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

Pro forma income per share

        The pro forma consolidated net income per share is based on the weighted average number of shares of our common stock for the period presented and the additional shares of our common stock presumed issued at the beginning of the period presented based upon the number of shares of our common stock to be issued to MEAP upon the closing of the acquisition and additional shares of our common stock to be issued in connection with this offering. The pro forma income per share for the three months ended March 31, 2006 excludes the cumulative effect of a change in accounting principle of less than $0.1 million.

Transaction related expenses

        We estimate that we will incur transaction-related expenses, consisting primarily of underwriter discounts and commissions, investment banker fees, attorneys fees, accountants fees, financial printing and other related charges, of approximately $             million in connection with the acquisition and the debt refinancings. This estimate is preliminary and is therefore subject to change. The costs incurred in connection with this offering will be shown as a reduction to stockholders' equity. The costs incurred in connection with the acquisition are added to the purchase price of the acquisition. The costs incurred in connection with the private placements of ITC Holdings' senior notes and the METC Mortgage Bonds will be recorded as debt issuance costs and amortized to interest expense over the term of the notes and the Bonds, respectively. The costs and fees incurred in connection with the redemption of $90.0 million of MTH Notes will be recorded as a reduction to long-term debt that had been adjusted to its fair value in purchase accounting. The costs and fees incurred in connection with the redemption of the $175.0 million of METC Notes and METC's revolving credit facility will be deferred to regulatory assets and amortized to interest expense over the remaining term of the redeemed METC Notes and METC's revolving credit facility.

Pro forma adjustments

        The following sets forth the adjustments contained in the unaudited pro forma condensed consolidated financial information:

  (1)
  Acquisition-related pro forma adjustments give effect to cash sources and uses from this offering, the issuance of our common stock with an approximate value of $70.0 million to MEAP, the private placement of $             million aggregate principal amount of ITC Holdings'

    senior notes, the acquisition of all of the indirect ownership interests of METC and the termination of the MSA as described under "The Transactions."

    The calculation of the acquisition-related pro forma adjustment is as follows:

	(in thousands)
Cash sources:
Proceeds from this offering net of underwriter fees and discounts(9)	$
Proceeds from the issuance of $ million aggregate principal amount of ITC Holdings' senior notes(6)

Total cash sources	$

Cash uses:
Cash outlay by ITC Holdings for the acquisition of all of the indirect ownership interests in METC(3)		$(485,600)
Cash outlay for direct acquisition fees(3)		(10,794)
Cash outlay for other costs associated with this offering(9)
Cash outlay for $ million aggregate principal amount of ITC Holdings' senior notes debt issuance fees(5)

Total cash uses

Acquisition-related pro forma adjustment to cash, net	$

  The debt refinancing pro forma adjustment gives effect to cash sources and uses from the issuance of the METC Mortgage Bonds, the redemption of the MTH Notes and the METC Notes and repayment of METC's existing revolving credit agreement.

  The calculation of the debt refinancing pro forma adjustment is as follows:

(in thousands)
Cash sources:
Proceeds from the issuance of the METC Mortgage Bonds(6)	$

Total cash sources	$

Cash uses:
Repayment of METC's revolving credit facility(6)	$
Repayment of the METC Notes(6)
Repayment of the MTH Notes(6)
Cash outlay for METC Notes redemption(4)
Cash outlay for MTH Notes redemption(6)
Cash outlay for the METC Mortgage Bonds debt issuance fees(5)

Total cash uses

Debt refinancing pro forma adjustment to cash, net	$

  (2)
  Acquisition-related pro forma adjustments give effect to the elimination of revenue, operating expense, accounts receivable and accounts payable that result from transactions between ITC Holdings and Subsidiaries and MTH and METC as of and for the periods presented.

  (3)
  Acquisition-related pro forma adjustments give effect to the application of the purchase method of accounting as of March 31, 2006 where (a) assets and liabilities acquired have been adjusted to their estimated fair values, (b) MTH and METC's historical equity of $199.1 million and the goodwill of $82.0 million have been eliminated and (c) the allocation of the aggregate purchase price, including $             million in cash and shares of our common stock with an approximate value of $70.0 million to be issued to MEAP. Until June 30, 2006, MEAP may elect to increase or decrease the value of the common stock to be delivered to it by $2.5 million, in which case the cash portion of the consideration paid to MEAP will be adjusted by a corresponding amount as discussed under "The Transactions."

  We have identified an intangible asset in the acquisition that is equivalent to regulatory assets recorded on METC's FERC financial statements that were not recorded on METC's GAAP financial statements for the amounts of depreciation and amortization expense and the related interest expense for property, plant and equipment placed in service during the period from January 1, 2001 to April 30, 2002, which was the period prior to METC's acquisition from Consumers Energy, as well as the equity return on investments and the carrying costs for the entire period from January 1, 2001 to December 31, 2005. Please see Note 6 of the notes to MTH and METC's audited historical consolidated financial statements for the year ended December 31, 2005 included herein. The FERC has approved the recovery of these amounts in rates; however, these amounts did not meet the requirement of an incurred cost eligible for deferral under Statement of Financial Accounting Standards 71 "Accounting for the Effects of Certain Types of Regulation," or SFAS 71, and were not recorded in MTH and METC's audited historical consolidated financial statements for the year ended December 31, 2005. The amortization of this intangible asset is expected to be from the date of the closing of the acquisition through May 31, 2011.

  The final allocation could include other identifiable intangible assets with definite and indefinite lives separate from goodwill. Should there be an allocation to assets with definite lives, those assets would be amortized, resulting in additional depreciation and amortization expense. The final allocation of purchase price and the resulting effect on net income may differ significantly from the pro forma amount included herein.

  The calculation of the acquisition-related pro forma adjustment is as follows:

(in thousands)
Assumed value of our common stock to be issued to MEAP(9)	$70,000
Cash outlay by ITC Holdings for the acquisition of all of the indirect ownership interests in METC(1)	485,600
Direct acquisition fees(1)	10,794

Aggregate purchase price	566,394
Less: book value of MTH and METC assets acquired and liabilities assumed	117,096

Excess of purchase price over net book value of assets acquired	$449,298

Acquisition-related adjustments to goodwill:
Deferred taxes recognized for MTH and METC upon consummation of the acquisition(7)	27,189
Liability assumed from the termination of the MSA	6,000
Fair value adjustment of the MTH Notes(6)	6,362
Identified intangible assets (10)	(71,193)

Total acquisition-related adjustment to goodwill, net	(31,642)
Total acquisition-related goodwill	$417,656
Elimination of MTH and METC goodwill	(82,044)

Total pro forma adjustments to goodwill	$335,612

  (4)
  The debt refinancing pro forma adjustment gives effect to the deferred costs and fees in connection with the refinancing of the METC Notes. The unamortized deferred financing balance and any additional costs, such as redemption fees, associated with the redemption and repayment of METC's debt are deferred and amortized to interest expense over the remaining life of the debt that was redeemed or repaid under SFAS 71.

  The calculation of the debt refinancing pro forma adjustment is as follows:

	(in thousands)
METC Notes redemption(1)	$
METC Notes (original debt issuance costs)(5)		3,287

Debt refinancing pro forma adjustment to regulatory assets(11)	$

  (5)
  The acquisition-related pro forma adjustment gives effect to the deferred costs and fees incurred in connection with this offering.

  The calculation of the acquisition-related pro forma adjustments is as follows:

(in thousands)
$ million aggregate principal amount of ITC Holdings' senior notes debt issuance costs(1),(11)	$

Acquisition-related pro forma adjustment to debt issuance costs	$

  The debt refinancing pro forma adjustment gives effect to the deferred costs and fees incurred in connection with the private placement of the METC Mortgage Bonds and removing any unamortized debt issuance cost associated with the MTH Notes and the METC Notes.

  The calculation of the debt refinancing pro forma adjustment is as follows:

(in thousands)
$ million aggregate principal amount of METC Mortgage Bonds debt issuance costs(1), (11)	$
Less: MTH Notes (original debt issuance costs)(8), (11)
Less: METC Notes (original debt issuance costs)(4), (11)

Debt refinancing pro forma adjustment to debt issuance costs	$

  (6)
  Acquisition-related pro forma adjustments give effect to the issuance of $            million aggregate principal amount of ITC Holdings' senior notes and give effect to the purchase method of accounting, where the MTH Notes are recorded at fair value at March 31, 2006.

    The calculation of the acquisition-related pro forma adjustment is as follows:

	(in thousands)
Issuance of $ million aggregate principal amount of ITC Holdings' senior notes(1), (11)	$
Fair value adjustment of the MTH Notes		6,362

Acquisition-related pro forma adjustments to long-term debt	$

    The debt refinancing pro forma adjustments give effect to the issuance of $            million aggregate principal amount of METC Mortgage Bonds, the redemption of the MTH Notes and the METC Notes and the repayment of METC's existing revolving credit agreement.

    The debt refinancing pro forma adjustment is as follows:

(in thousands)
Proceeds from the issuance of $ million aggregate principal amount of METC Mortgage Bonds(1), (11)	$
Repayment of the METC Notes(1), (11)
Repayment of the MTH Notes(1), (11)
Cash outlay for MTH redemption fees(1), (11)

MTH and METC debt refinancing pro forma adjustments to long-term debt

Repayment of METC's revolving credit facility(1), (11)	$

Debt refinancing pro forma adjustments to revolving credit facility	$

  (7)
  Acquisition-related pro forma adjustments give effect to the deferred taxes and net operating loss carryforwards acquired in the acquisition of all of the indirect ownership interests in METC. Prior to the consummation of the acquisition, MTH was organized as a limited partnership and consequently, was not subject to federal or state income taxes. Each partner is taxed on its partnership earnings. After the consummation of the acquisition, each of MTH and METC will have a change in tax status resulting in deferred federal income taxes and net operating loss carryforwards recognized by ITC Holdings. The pro forma adjustments include the recognition of deferred taxes associated with the termination of the MSA as described under "The Transactions."

    The calculation of the acquisition-related pro forma adjustment is as follows:

(in thousands)
METC non-current net deferred tax liabilities	$(44,689)
MTH and METC net operating loss carryforwards acquired deferred tax asset	17,500

Acquisition-related pro forma adjustments net deferred tax liabilities(3)	$(27,189)

  (8)
  Debt refinancing pro forma adjustments give effect to the loss on repayment of debt associated with the MTH Notes.

    The calculation of the debt refinancing pro forma adjustment is as follows:

(in thousands, except tax rate)
Debt refinancing pro forma adjustment for loss on repayment of debt for the year ended December 31, 2005, MTH Notes (original debt issuance costs)(5)	$
Statutory tax rate	35%

Debt refinancing pro forma adjustment for net deferred income taxes	$

Debt refinancing pro forma adjustment for retained earnings as of March 31, 2006	$

  (9)
  Acquisition-related pro forma adjustments reflect approximately $    million or            shares of our common stock to be issued in this offering and approximately $70.0 million or            shares of our common stock to be issued to MEAP. Until June 30, 2006, MEAP may elect to increase or decrease the value of the common stock to be delivered to it by $2.5 million, in which case the cash portion of the consideration paid to MEAP will be adjusted by a corresponding amount as discussed under "The Transactions." The assumed price per share of our common stock in this offering and to be issued to MEAP is based on the last reported sale price of $            per share of our common stock on the NYSE on            , 2006.

    The calculation of the acquisition-related pro forma adjustment is as follows:

	Shares	Total
(in thousands, except share data)
Public offering price		$
Less: underwriters discounts and commissions

Shares and net proceeds from this offering(1)
Less: other offering fees(1)

Net proceeds from:
Assumed shares and value of our common stock to be issued to MEAP(3)			70,000

Acquisition-related pro forma adjustment to basic shares for the three months ended March 31, 2006, basic and diluted shares for the year ended December 31, 2005, and to common stock, net		$

  (10)
  Acquisition-related pro forma adjustment gives effect to additional depreciation and amortization expense for the periods presented based on the identified intangible assets acquired with finite lives resulting from the acquisition of all of the indirect ownership interests in METC. The amortization of this intangible asset is expected to be straight-line from the date of the closing of the acquisition through May 31, 2011. The recovery of these amounts began January 1, 2006, therefore, there would have been no effect on depreciation and amortization expense for the year ended December 31, 2005.

    The calculation of the acquisition-related pro forma adjustment is as follows:

			Acquisition-related pro forma increase to depreciation and amortization
	Identified intangible assets	Definite life	For the three months ended March 31, 2006
	(in thousands)
Intangible assets(3)	$71,193	through May 31, 2011	$3,445
  (11)
  Acquisition-related pro forma adjustment gives effect to the increase in interest expense for the periods presented resulting from interest payments and the amortization of deferred financing costs from the issuance of $            million aggregate principal amount of ITC Holdings' senior notes at an assumed interest rate of    % based on current interest rates.

    The calculation of the acquisition-related pro forma adjustment is as follows:

Acquisition-related pro forma increase to interest expense
	Principal balance	Deferred financing costs	Assumed interest rate	For the three months ended March 31, 2006	For the year ended December 31, 2005
(in thousands, except interest rate)
$ million aggregate principal amount of ITC Holdings' senior notes(5), (6)				$	$

    The debt refinancing pro forma adjustment gives effect to the increase in interest expense for the periods presented resulting from interest payments and the amortization of deferred financing costs from the issuance of the METC Mortgage Bonds at an assumed interest rate of    % based on current interest rates and the amortization expense associated with the regulatory assets—unamortized loss on reacquired debt. The debt refinancing pro forma adjustment also gives effect the reduction in interest expense based on the interest payments and the amortization of deferred financing costs associated with the MTH Notes and METC's revolving credit facility, which are being redeemed and repaid, respectively, and the METC Notes, which are being refinanced.

    The calculation of the debt refinancing pro forma adjustment is as follows:

	Principal balance		Deferred financing costs or regulatory asset	Assumed interest rate	Term	For the three months ended March 31, 2006	For the year ended December 31, 2005
(in thousands, except interest rates and years)
METC Mortgage Bonds(5), (6)	$		$		years	$	$
Amortization of regulatory asset unamortized loss on reacquired debt(4)		n/a		n/a	10 years
Redemption of MTH Notes(5), (6)				6.05%	10 years
Redemption of METC Notes(5), (6)				5.75%	10 years
Repayment of METC's revolving credit facility(5), (6)				various	various

Debt refinancing pro forma adjustments to interest expense, net						$	$

  (12)
  Acquisition-related pro forma adjustments give effect to the pro forma income tax expense for the consolidated companies for the periods presented at an assumed rate of 35% for the three months ended March 31, 2006 and the year ended December 31, 2005, based on each of MTH and METC becoming taxable entities upon the consummation of the acquisition, as well as the income tax effect of all acquisition pro forma adjustments that affected net income before taxes.

    The calculation of the acquisition-related pro forma adjustment is as follows:

	For the three months ended March 31, 2006		For the year ended December 31, 2005
	(in thousands, except tax rates)
MTH and METC net income (historical)		$14,259		$22,893
Total effect on income before taxes from acquisition pro forma adjustments

Total pro forma effect on income before taxes
Statutory tax rate		35%		35%

Acquisition-related pro forma adjustments to income tax provision	$		$

    Debt refinancing pro forma adjustments give effect to the income tax effect of all debt refinancing pro forma adjustments that affected net income before taxes for the periods presented at an assumed rate of 35% for the three months ended March 31, 2006 and the year ended December 31, 2005.

    The calculation of the debt refinancing pro forma adjustment is as follows:

	For the three months ended March 31, 2006	For the year ended December 31, 2005
	(in thousands, except tax rates)
Total effect on income before taxes from the debt refinancing pro forma adjustments

Statutory tax rate	35%	35%

Debt refinancing pro forma adjustments to income tax provision	$	$

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis together with our audited historical financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on management's beliefs concerning future business conditions and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Actual results could differ materially from those discussed below. Please see "Risk Factors" and "Forward-Looking Statements" for a discussion of certain of the uncertainties, risks and assumptions associated with these statements.

Overview

        ITC Holdings is a holding company with no business operations and its material assets consist only of 100% of the common stock of ITCTransmission, deferred tax assets relating primarily to federal income tax operating loss carryforwards and cash. The historical financial information set forth below is applicable only to ITC Holdings and Subsidiaries prior to the consummation of the acquisition of METC described below under "—Recent Developments" and does not include an analysis of METC's historical financial information. See MTH and METC's audited consolidated financial statements included elsewhere in this prospectus, as well as "Unaudited Pro Forma Condensed Consolidated Financial Information" for historical financial information about MTH and METC.

        ITCTransmission is the first independently owned and operated electricity transmission company in the United States. ITCTransmission owns, operates and maintains a regulated, high-voltage transmission system that transmits electricity to local electricity distribution facilities from generating stations in Michigan, other midwestern states and Ontario, Canada. ITCTransmission became independent of market participants (generally, those that sell or broker electricity) as a result of DTE Energy's divestiture of its electricity transmission business, consistent with the FERC and State of Michigan policy initiatives encouraging the formation of independent transmission companies. The FERC's transmission policy was developed in part in response to the significant historical underinvestment in transmission infrastructure in the United States and the potential for discrimination that arises when a utility operates transmission and generation facilities within the same region.

        Our primary operating responsibilities include maintaining, improving and expanding our transmission systems to meet our customers' ongoing needs, scheduling outages on transmission system elements to allow for maintenance and construction, balancing electricity generation and demand, maintaining appropriate system voltages and monitoring flows over transmission lines and other facilities to ensure physical limits are not exceeded.

        We derive nearly all of our revenues from providing (1) network transmission service, (2) point-to-point transmission service and (3) scheduling, control and dispatch services over our system. Substantially all of our operating expenses and assets support our transmission operations. ITCTransmission's principal transmission service customer is Detroit Edison. Our remaining revenues are generated from providing service to other entities such as alternative electricity suppliers, power marketers and other wholesale customers that provide electricity to end-use consumers and from transaction-based capacity reservations on our transmission systems. Our network rates are established on a cost-of-service model allowing for the recovery of expenses, including depreciation and amortization and a return on invested capital. Our network rates are determined on an annual basis using a FERC-approved formulaic rate setting mechanism known as Attachment O.

        Without giving effect to the consummation of the acquisition, significant items that influenced our financial position and result of operations for the three months ended March 31, 2006 and that may affect future results are:

  •
  Capital investment of $34.8 million resulting from our focus on improving system reliability;

  •
  Lower revenues and cash flows due to lower point-to-point revenues of $2.8 million; and

  •
  ITCTransmission's issuance of $100.0 million of its 6.125% First Mortgage Bonds, Series C, due March 31, 2036, the proceeds of which were used to repay amounts outstanding under ITCTransmission's revolving credit agreement, to partially fund our capital expenditure program and for general corporate purposes.

        Without giving effect to the consummation of the acquisition, significant items that influenced our financial performance for the year ended December 31, 2005 and that may affect future results are:

  •
  Capital investment of $117.8 million resulting from our focus on improving system reliability;

  •
  Our initial public offering;

  •
  The termination of management agreements resulting in an expense of $6.7 million ($4.4 million net of tax);

  •
  Higher revenues and cash flows due to higher network loads resulting from an unseasonably warm summer; and

  •
  Higher maintenance expenses due to the acceleration of multi-year maintenance initiatives.

        These items are discussed in more detail below.

Recent Developments

  The METC Acquisition

        On May 11, 2006, ITC Holdings entered into a purchase agreement pursuant to which ITC Holdings will acquire indirect ownership of all the partnership interests in MTH, the sole member of METC, in a transaction valued at approximately $860.3 million. Under the terms of the purchase agreement, the selling shareholders will receive both cash and shares of our common stock. In addition, we, MTH or METC expect to assume, repay, redeem or refinance approximately $304.7 million of MTH and METC debt and certain liabilities (net of $6.2 million of cash and cash equivalents). The total purchase price payable to the selling shareholders upon consummation of the acquisition is approximately $555.6 million, consisting of approximately $485.6 million in cash and shares of our common stock with a value of approximately $70.0 million to be issued to MEAP. Until June 30, 2006, MEAP may elect to increase or decrease the value of the common stock to be delivered to it by $2.5 million, in which case the cash portion of the consideration paid to MEAP will be adjusted by a corresponding amount. The number of shares of our common stock to be delivered will depend on the average closing price of our common stock for the 20 consecutive trading-day period ending on the third trading day prior to the consummation of the acquisition.

        As with ITCTransmission, METC is an independent electric transmission utility, with rates regulated by the FERC and established on a cost-of-service model. METC's service area covers approximately two-thirds of Michigan's lower peninsula and is contiguous with ITCTransmission's service area with nine interconnection points.

  Financial Systems

        In May 2006, we implemented new financial system modules for fixed assets, inventory, procurement, accounts payable and general ledger. It is anticipated that this implementation will provide operational and internal control benefits including system security and automation of previously manual controls. The new systems have resulted in changes to the overall internal control over financial reporting that will be evaluated as part of management's annual assessment of internal control over financial reporting as of December 31, 2006.

  Management Agreements

        On February 28, 2003, we entered into agreements with Kohlberg Kravis Roberts & Co. L.P., or KKR, Trimaran Fund Management, L.L.C. and the IT Holdings Partnership for management, consulting and financial services in exchange for annual fees. We incurred general and administrative expenses under these agreements of $0.8 million in 2005, $1.3 million in 2004 and $1.0 million for the period from February 28, 2003 through December 31, 2003, excluding out-of-pocket costs. In connection with ITC Holdings' initial public offering that was completed on July 29, 2005, these agreements were amended to terminate further annual fees in exchange for payment of fees to KKR, Trimaran Fund Management, L.L.C. and the IT Holdings Partnership of $4.0 million, $1.7 million and $1.0 million, respectively. The total amount of $6.7 million was paid and recorded in operating expenses in 2005.

  Redirected Transmission Service

        In January and February 2005 in FERC Docket Nos. EL05-55 and EL05-63, respectively, transmission customers filed complaints against MISO claiming that MISO had charged excessive rates for redirected transmission service for the period from February 2002 through January 2005. In April 2005, FERC ordered MISO to refund, with interest, excess amounts charged to all affected transmission customers for redirected service within the same pricing zone. ITCTransmission earns revenues based on an allocation from MISO for certain redirected transmission service and is obligated to refund the excess amounts charged to all affected transmission customers. In May 2005, FERC gave notice that MISO's refund date established by the order was extended through September 16, 2005, as requested by MISO, but FERC required MISO to file an interim status report of the refund calculation. In September 2005, MISO completed the refund calculations and ITCTransmission refunded $0.5 million relating to redirected transmission service, which was recorded as a reduction in operating revenues.

        With respect to the April 2005 order requiring refunds, certain transmission customers have filed requests for rehearing at the FERC claiming additional refunds based on redirected transmission service between different pricing zones and redirected transmission service where the delivery point did not change. In November 2005, FERC granted the rehearing requests, which required additional refunds to transmission customers. In December 2005, MISO filed an emergency motion seeking extension of the refund date until May 18, 2006, which was granted in January 2006. In December 2005, ITCTransmission and other transmission owners filed requests for rehearing of the November 2005 order on rehearing and clarification challenging the retroactive refunds and the rates used to price redirected transmission service between different pricing zones. FERC has not yet acted on the rehearing requests filed in December 2005. As of March 31, 2006, we have reserved an estimate of $1.3 million for the anticipated May 2006 refund of redirected transmission service revenues by reducing operating revenues by $0.7 million in the fourth quarter of 2005 and an additional $0.6 million in the first quarter of 2006. We do not expect the final resolution of this matter to have a material impact on our consolidated financial statements.

  Long-Term Pricing

        In November 2004 in FERC Docket No. EL02-111 et al., the FERC approved a pricing structure to facilitate seamless trading of electricity between MISO and PJM Interconnection, a regional transmission organization that borders MISO. The order establishes a Seams Elimination Cost Adjustment, or SECA, as set forth in previous FERC orders, that took effect December 1, 2004, and remained in effect through March 31, 2006 as a transitional pricing mechanism. Prior to December 1, 2004, ITCTransmission earned revenues for transmission of electricity between MISO and PJM Interconnection based on a regional through-and-out rate for transmission of electricity between MISO and PJM Interconnection administered by MISO. SECA revenue and through-and-out revenue are both accounted for as point-to-point revenues.

        From December 1, 2004 through March 31, 2006, we recorded $2.4 million of SECA revenue based on an allocation of these revenues by MISO as a result of the FERC order approving this transitional pricing mechanism. The SECA revenues are subject to refund as described in the FERC order and are being litigated in a contested hearing before the FERC which began May 1, 2006 with an initial decision expected in August 2006. In the event a ruling requires a refund of previously recognized revenues, an adjustment to revenue would be recorded at that time. We cannot anticipate whether any refunds of amounts earned by ITCTransmission will result from this hearing and we have not accrued any refund amounts relating to this proceeding.

  Michigan Public Power Agency Receivable and Revenues

        The Michigan Public Power Agency, or MPPA, has an ownership interest in ITCTransmission's Greenwood-St. Clair-Jewell-Stephens Transmission Line and Monroe-Wayne-Coventry-Majestic Transmission Line. Under an Ownership and Operating Agreement between MPPA and ITCTransmission, ITCTransmission is authorized to operate, maintain, and make capital improvements to the transmission lines, while MPPA is responsible for the capital and operation and maintenance costs allocable to its ownership interest. We have $4.4 million of accounts receivable as of March 31, 2006 for amounts billed to MPPA under the Ownership and Operating Agreement for the period from March 2003 through March 2006 for which MPPA has not remitted any payment to us. ITCTransmission commenced litigation in June 2005 in state court to recover the full amount billed to MPPA. In January 2006, the state court determined that under the Ownership and Operating Agreement the claim must be arbitrated, which ITCTransmission is pursuing. Although we believe we have appropriately billed MPPA under the terms of the Ownership and Operating Agreement, we have reserved an amount of $0.9 million relating to this matter at March 31, 2006 resulting in a net amount of accounts receivable from MPPA of $3.5 million. We will continue to vigorously support the validity of our billings during arbitration proceedings. Due to the status of this matter, it is not possible to predict its outcome with any degree of certainty.

        MPPA has counterclaimed that ITCTransmission breached a 2003 letter agreement by not previously executing a revenue distribution agreement, under which MPPA would receive revenue from MISO through ITCTransmission. MPPA has contended previously that amounts it owes to ITCTransmission under the Ownership and Operating Agreement are set off by revenue MPPA would have received from MISO if ITCTransmission had executed the revenue distribution agreement. We do not expect that the resolution of the MPPA counterclaim will have a material adverse effect on our consolidated results of operations, cash flows or financial position. MPPA also alleged that ITCTransmission is improperly retaining MPPA revenue, totaling $2.1 million at March 31, 2006, which MISO has remitted to ITCTransmission on MPPA's behalf beginning January 1, 2005. We have not recognized these revenue amounts in our results of operations and expect to remit these retained amounts in the event we execute a revenue distribution agreement and collect the accounts receivable from MPPA. The amount payable to MPPA has not been netted against the $4.4 million account receivable from MPPA as it does not meet the criteria to set off the balances in our statement of financial position.

  Property Taxes

        Numerous municipalities applied their own valuation tables in assessing the value of ITCTransmission's personal property at December 31, 2003 rather than the valuation tables approved by the State of Michigan Tax Commission, or STC. ITCTransmission filed tax appeals for December 31, 2003 tax assessments with various municipalities, which were the basis for 2004 property tax expense. ITCTransmission filed formal appeals with the Michigan Tax Tribunal, or MTT, for the municipalities that did not utilize the STC tax tables. Prior to these appeals being resolved, ITCTransmission made property tax payments based on the valuation tables approved by the STC, while continuing to expense the full amounts billed by the municipalities in applying their own valuation tables. Property tax expense accrued for 2004 was based on a total annual liability of $20.5 million from the 2004 tax statements received from the municipalities. During the second and third quarters of 2005, ITCTransmission reached settlements with the municipalities for the 2004 tax statements and the settlements were approved by the MTT in the third quarter of 2005. As of December 31, 2005, we have paid $1.4 million and expect to pay an additional $0.6 million for a total of $2.0 million to the municipalities as a result of the settlements, which was less than the amount of $4.8 million that had been accrued for this matter at June 30, 2005. We recorded a reduction of property tax expense of $2.8 million during the third quarter of 2005 relating to this matter.

        ITCTransmission also appealed the assessments for certain real property for which the assessed value at December 31, 2003 was uncapped as a result of a change in real property ownership upon the acquisition of ITCTransmission. The assessed values at December 31, 2003 were the basis for 2004 property tax expense. For the real property parcels that have been appealed, ITCTransmission expensed and paid to municipalities the total assessed taxes relating to 2004 in the amount of $1.7 million. In 2005, ITCTransmission recorded a reduction to property tax expense totaling $0.1 million for property tax refunds related to the real estate tax appeals. Any additional reductions of these assessments would be and have been recorded as a reduction to property tax expense when realized and are not expected to be material.

        The December 31, 2004 tax assessments received from the municipalities were the basis for 2005 property taxes and used the STC-approved valuation tables for personal property taxes. Property tax expense accrued relating to tax year 2005 was based on a total annual liability of $16.5 million.

Trends and Seasonality

        We expect a general trend of moderate growth in the tariff rate for ITCTransmission over the next few years under Attachment O, although we cannot predict a specific year-to-year trend due to the variability of network load and other factors beyond our control. The tariff rate for the period from June 1, 2006 through May 31, 2007 is $1.744 per kW/month compared to $1.594 per kW/month for the period from June 1, 2005 through May 31, 2006.

        There were certain items that caused the increase in the rate at June 1, 2006 to $1.744 per kW/month. Beginning June 1, 2006, one-fifth, or $11.9 million, of the revenue that was deferred during the rate freeze that ended on December 31, 2004 is included in ITCTransmission's rates in each of the following five 12-month periods. Additionally, operating expenses in 2005 were higher due primarily to higher maintenance expenses as a result of the acceleration of multi-year maintenance initiatives.

        The other component of the increase in our June 1, 2006 rate that is expected to continue to increase our rates in future years is the result of our five- to seven-year capital investment program due to our ongoing capital investment in excess of depreciation. ITCTransmission strives for high reliability for its system and low delivered costs of electricity to end-use consumers. We continually assess our transmission system against standards established by the North American Electric Reliability Council and ReliabilityFirst Corporation which are electric industry organizations that, in part, develop standards for reliability and monitor compliance with those standards. Analysis of the transmission system against these voluntary reliability standards has become more focused and rigorous in recent years, primarily as a reaction to the August 2003 electrical blackout that affected sections of the northeastern and midwestern United States and Ontario, Canada. Moreover, on August 8, 2005 the Energy Policy Act of 2005 was enacted, which requires the FERC to implement mandatory electricity transmission reliability standards to be enforced by an Electric Reliability Organization. We also assess our transmission system against our own planning criteria that are filed annually with the FERC. Projects that are undertaken to meet the reliability standards may have added benefits of increasing throughput and reducing transmission congestion in ITCTransmission's system, which in turn reduces the delivered cost of energy to end-use customers.

        For the period beginning in and including 2005 through approximately 2011, based on our planning studies, we see needs within the ITCTransmission service territory alone to spend approximately $600.0 million to rebuild existing transmission property, plant and equipment. There may be additional investment of up to approximately $400.0 million over the same period to upgrade the system to address demographic changes in Southeastern Michigan that have impacted transmission load and the changing role that transmission plays in meeting the needs of the wholesale market. This additional investment may be needed to accommodate the siting of new generation or to increase import capacity to meet expected growth in peak electrical demand. Approximately $100.0 million may be invested over this period for the primary benefit of relieving congestion in the transmission system in Southeastern Michigan, but the total of all these investments is not expected to exceed $1.0 billion for the ITCTransmission system.

        In 2005, we completed the first year of this capital investment program, and invested $117.8 million in property, plant and equipment. For the three months ended March 31, 2006, we invested $34.8 million in property, plant and equipment. We expect total investments in property, plant and equipment in 2006 to be at least $135.0 million based on projects currently planned or being considered, and we expect total investments in property, plant and equipment in 2007 to be at least $120.0 million based on projects currently planned or being considered.

        Investments in property, plant and equipment could vary due to, among other things, the impact of weather conditions, union strikes, labor shortages, material and equipment prices and availability, our ability to obtain financing for such expenditures, if necessary, limitations on the amount of construction that can be undertaken on our system at any one time or regulatory approvals for reasons relating to environmental, siting or regional planning issues or as a result of legal proceedings and variances between estimated and actual costs of construction contracts awarded. Additions to property, plant and equipment, when placed in service upon completion of a capital project, are added to rate base each year. Property, plant and equipment additions in excess of depreciation and amortization expense as presented in the following table result in an expansion of rate base when these additions are placed in service. We expect $110.0 million to $120.0 million of property, plant and equipment additions to be placed in service in 2006 and added to rate base.

(a)
Amount represents additions to property, plant and equipment. Additions to property, plant and equipment differ from cash expenditures for property, plant and equipment in any period primarily due to differences in construction labor and materials costs incurred compared to cash paid for those costs and services during that period.

(b)
Amount represents depreciation and amortization expense.

(c)
Approximate amount that ITCTransmission expects to invest in additions to property, plant and equipment. Investments in property, plant and equipment could vary due to, among other things, the impact of weather conditions, union strikes, labor shortages, material and equipment prices and availability, our ability to obtain financing for such expenditures, if necessary, limitations on the amount of construction that can be undertaken on our system at any one time or regulatory approvals for reasons relating to environmental, siting or regional planning issues or as a result of legal proceedings and variances between estimated and actual costs of construction contracts awarded.

        Our capital investment strategy is aligned with FERC's policy objective to promote needed investment in transmission infrastructure, improve reliability and reduce transmission constraints. We assess our performance based primarily on the levels of prudent and necessary capital investment and maintenance spending on our transmission system. We do not use revenues or net income as the primary measure of our performance. Revenues and net income vary between the current year and prior year based on monthly peak loads, among other factors. To the extent that actual conditions during an annual period vary from the data on which the Attachment O rate is based, ITCTransmission will earn more or less revenue during that annual period and therefore will recover more or less than its revenue requirement. However, this recovery of more or less than ITCTransmission's revenue requirement is taken into account by Attachment O in the following period. Therefore, Attachment O has the effect of smoothing the recovery of ITCTransmission's revenue requirement over time. The Attachment O template is completed on an annual basis, and the formulaic rate setting mechanism adjusts ITCTransmission's network transmission rates for differences experienced from the prior year, including the amount of network load, operating expenses and capital additions.

        Our point-to-point revenue for the year ending December 31, 2006 will be negatively impacted by the elimination of certain components of point-to-point revenues and decreases in other types of point-to-point revenues. We expect an overall decrease in point-to-point revenues of $8.0 million to

$12.0 million in 2006 compared to 2005. The expected level of these revenues for 2006 could change due to other factors that affect point-to-point revenues.

        The total of the monthly peak loads for the three months ended March 31, 2006 was down 1.5% compared to the corresponding totals for the three months ended March 31, 2005.

	Monthly Peak Load (in MW)
	2006	2005	2004	2003	2002
January	7,754	8,090	8,022	7,608	7,668
February	7,667	7,672	7,656	7,437	7,572
March	7,554	7,562	7,434	7,542	7,566
April	7,035	7,299	7,305	6,934	8,386
May	10,902	7,678	8,718	7,017	8,702
June		12,108	11,114	11,266	11,067
July		11,822	11,344	10,225	11,423
August		12,308	10,877	11,617	11,438
September		10,675	9,841	8,717	10,894
October		9,356	7,197	7,369	8,645
November		7,943	7,832	7,843	7,271
December		8,344	8,469	8,124	7,772

Total		110,857	105,809	101,699	108,404

        Our results of operations are subject to seasonal variations. Our network revenues depend on the monthly peak loads and regulated transmission rates. Demand for electricity and thus transmission load, to a large extent depends upon weather conditions. Our revenues and operating income are higher in the summer months when cooling demand and network load are higher.

        We are not aware of any trends or uncertainties in the economy or the industries in ITCTransmission's service territory that are reasonably likely to have a material effect on our financial condition or results of operations. However, any change in economic conditions that either increases or decreases the use of ITCTransmission's system to transmit electricity will impact revenue for a given year. Additionally, adverse economic conditions could impact our customers' ability to pay for our services.

Non-GAAP Financial Measures

        A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. In this prospectus, we define and use adjusted EBITDA, a non-GAAP financial measure, as set forth below.

  Definition of Adjusted EBITDA

        We define adjusted EBITDA as follows:

        net income plus:

  •
  income taxes;

  •
  depreciation and amortization expense; and

  •
  interest expense;

        excluding:

  •
  allowance for equity funds used during construction; and

  •
  certain other items not related to operating performance such as loss on extinguishment of debt.

  Management's Use of Adjusted EBITDA

        We use adjusted EBITDA on a consolidated basis to assess our overall financial and operating performance. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

        Adjusted EBITDA provides us with a measure of financial performance independent of items that are beyond the control of management in the short-term, such as depreciation, taxation and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the financial performance of the business on a monthly basis and to determine the level of bonuses for management and employees. Adjusted EBITDA is also used by research analysts and investors to evaluate the performance of and value companies in our industry.

        We have not used adjusted EBITDA as a measure of segment performance. We only measure performance on a consolidated basis because we have only one primary operating segment.

  Limitations of Adjusted EBITDA

        Adjusted EBITDA has limitations as an analytical tool. It should not be viewed in isolation or as a substitute for GAAP measures of earnings. Material limitations in making the adjustments to our earnings to calculate adjusted EBITDA, and using this non-GAAP financial measure as compared to GAAP net income (loss), include:

  •
  the cash portion of interest expense, income tax (benefit) provision and non-recurring charges related to securities issuance activities generally represent charges (gains) which may significantly affect our financial results;

  •
  depreciation and amortization, though not directly affecting our current cash position, represent the wear and tear and/or reduction in value of other plant, equipment and intangible assets which permit us to provide electricity transmission to our customers and may be indicative of future needs for capital expenditures, or development or acquisition of intangible assets; and

  •
  allowance for equity funds used during construction is a result of strategic capital spending decisions and is excluded for the same reason as interest expense.

        An investor or potential investor may find this item important in evaluating our performance, results of operations and financial position. We use non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.

        Adjusted EBITDA is not an alternative to net income, operating income or cash flows from operating activities as calculated and presented in accordance with GAAP. You should not rely on adjusted EBITDA as a substitute for any such GAAP financial measure. We strongly urge you to review the reconciliation of GAAP net income to adjusted EBITDA, along with our consolidated financial statements included elsewhere in this prospectus. We also strongly urge you to not rely on any single financial measure to evaluate our business. In addition, because adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the adjusted EBITDA measure, as presented in this prospectus, may differ from and may not be comparable to similarly titled measures used by other companies.

Critical Accounting Policies

        Our consolidated financial statements are prepared in accordance with GAAP. The preparation of these financial statements requires the application of appropriate technical accounting rules and guidance, as well as the use of estimates. The application of these policies necessarily involves judgments regarding future events. These estimates and judgments, in and of themselves, could materially impact the consolidated financial statements and disclosures based on varying assumptions, as future events rarely develop exactly as forecasted, and the best estimates routinely require adjustment.

        The following is a list of accounting policies that are most significant to the portrayal of our financial condition and results of operations and/or that require management's most difficult, subjective or complex judgments.

  Regulation

        Nearly all of ITCTransmission's business is subject to regulation by the FERC. As a result, we believe it is appropriate to apply accounting principles in accordance with Statement of Financial Accounting Standards 71, "Accounting for the Effects of Certain Types of Regulation," or SFAS 71. Use of SFAS 71 results in differences in the application of GAAP between regulated and non-regulated businesses. SFAS 71 requires the recording of regulatory assets and liabilities for certain transactions that would have been treated as expense or revenue in non-regulated businesses. Future regulatory changes or changes in the competitive environment could result in discontinuing the application of SFAS 71. If we were to discontinue the application of SFAS 71 on ITCTransmission's operations, we may be required to record losses of $52.0 million relating to the regulatory asset-acquisition adjustment and $6.1 million of other regulatory assets relating to deferred losses on debt extinguishment at December 31, 2005. Additionally, we may be required to record gains of $45.6 million relating to asset removal costs recorded as regulatory liabilities at December 31, 2005, that have been accrued in advance of incurring these costs.

        We believe that currently available facts support the continued applicability of SFAS 71 and that all regulatory assets and liabilities are recoverable or refundable under our current rate environment.

  Attachment O Revenue Deferral

        ITCTransmission's revenue deferral resulted from the difference between the revenue ITCTransmission would have collected under Attachment O and the actual revenue ITCTransmission received based on the frozen rate for the period from February 28, 2003 through December 31, 2004. The cumulative revenue deferral at December 31, 2005 was $59.7 million ($38.8 million net of tax). The revenue deferral and related taxes are not reflected as an asset or as revenue in our consolidated financial statements because they do not meet the criteria to be recorded as regulatory assets in accordance with SFAS 71 or Emerging Issues Task Force 92-7, "Accounting by Rate-Regulated Utilities for the Effects of Certain Alternative Revenue Programs," or EITF 92-7. SFAS 71 provides that an enterprise shall capitalize all or part of an incurred cost that would otherwise be charged to expense if certain criteria are met, including whether it is probable that future revenue in an amount at least equal to the capitalized cost will result from inclusion of that cost in allowable costs for rate-making purposes. Although the amortization of the revenue deferral is an allowable component of future rates based on FERC approval obtained for this item, the revenue deferral does not represent an incurred cost. Rather, it is a delayed recovery of revenue based on many components of our tariff rate, including incurred costs, rate base, capital structure, network load and other components of Attachment O. EITF 92-7 provides that a regulated enterprise should recognize revenue for other than incurred costs if the revenue program meets certain criteria. The revenue deferral does not satisfy the criteria of EITF 92-7 to record the revenue deferral in the year it is determined. We believe the proper revenue recognition relating to the revenue deferral occurs when we begin to charge the rate that includes the amortization of the revenue deferral beginning in June 2006.

  Purchase Accounting

        We accounted for our acquisition of Predecessor ITCTransmission using the purchase method, prescribed by Statement of Financial Accounting Standards 141, "Business Combinations," or SFAS 141. Estimates have been made in valuing certain assets and liabilities in the balance sheet. The provisions of our acquisition of Predecessor ITCTransmission from DTE Energy required an adjustment to the acquisition price of $610.0 million based on the closing balance sheet at February 28, 2003 prepared by DTE Energy. Subsequent to February 28, 2003 and through 2005, ITC Holdings and DTE Energy negotiated adjustments to the purchase price relating to the acquisition for various property, plant and equipment, inventory, and other closing balance sheet items related to our acquisition of Predecessor ITCTransmission. We do not expect any further adjustments to the purchase price.

        We will account for the proposed acquisition of MTH and METC using the purchase method, which will require us to estimate the fair values of assets and liabilities acquired.

  Contingent Obligations

        We are subject to a number of federal and state laws and regulations, as well as other factors and conditions that potentially subject us to environmental, litigation, income tax and other risks. We periodically evaluate our exposure to such risks and record reserves for those matters where a loss is considered probable and reasonably estimable in accordance with GAAP. The adequacy of reserves can be significantly affected by external events or conditions that can be unpredictable; thus, the ultimate outcome of such matters could materially affect our financial statements. These events or conditions include the following:

  •
  Changes in existing state or federal regulation by governmental authorities having jurisdiction over air quality, water quality, control of toxic substances, hazardous and solid wastes, and other environmental matters.

  •
  Changes in existing income tax regulations or changes in Internal Revenue Service interpretations of existing regulations.

  •
  Identification and evaluation of potential lawsuits or complaints in which we may be or have been named as a defendant.

  •
  Resolution or progression of existing matters through the legislative process, the courts, the Internal Revenue Service, or the Environmental Protection Agency.

  Goodwill

        We have goodwill resulting from our acquisition of Predecessor ITCTransmission from DTE Energy. In accordance with Statement of Financial Accounting Standards 142, "Goodwill and Other Intangible Assets," or SFAS 142, we are required to perform an impairment test annually or whenever events or circumstances indicate that the value of goodwill may be impaired. In order to perform these impairment tests, we determined fair value using quoted market prices in active markets, and valuation techniques based on discounted future cash flows under various scenarios and also considered estimates of market-based valuation multiples for companies within ITCTransmission's peer group. The market-based multiples involve judgment regarding the appropriate peer group and the appropriate multiple to apply in the valuation and the cash flow estimates involve judgments based on a broad range of assumptions, information and historical results. To the extent estimated market-based valuation multiples and/or discounted cash flows are revised downward, we may be required to write down all or a portion of ITCTransmission's goodwill, which would adversely impact earnings. As of December 31, 2005, goodwill totaled $174.3 million and we determined that no impairment existed as of our goodwill impairment testing date of October 1, 2005.

  Valuation

        Our accounting for stock-based compensation requires us to determine the fair value of shares of our common stock. Prior to becoming a publicly traded company in July 2005, the fair value of our common stock was determined using a discounted future cash flow method, which is a valuation technique that is acceptable for privately-held companies. Cash flow estimates involve judgments based on a broad range of assumptions, information and historical results. In the event different assumptions were used, it would have resulted in a different fair value of our common stock which would impact the amount of compensation expense recognized related to our stock-based awards. Since July 2005, we use the value of our common stock at the date of grant in the calculation of the fair value of our stock-based awards. The fair value of stock options held by our employees is determined using a Black-Scholes option valuation method, which is a valuation technique that is acceptable for stock based compensation accounting. In the event different assumptions were used for volatility, risk-free interest rate, or expected lives, a different option value would be derived.

Significant Components of Results of Operations

Revenues

        We derive nearly all of our revenues from providing network transmission service, point-to-point transmission service and other related services over our system to Detroit Edison and to other entities such as alternative electricity suppliers, power marketers and other wholesale customers that provide electricity to end-use consumers and from transaction-based capacity reservations on ITCTransmission's transmission system. MISO is responsible for billing and collection of transmission services in the MISO service territory. MISO, as the billing agent for ITCTransmission, collects fees for the use of ITCTransmission's transmission system, invoicing Detroit Edison and other ITCTransmission customers on a monthly basis. MISO has implemented credit policies for its members, which include ITCTransmission's customers.

        Network Revenues are generated from fees charged to network customers for their use of ITCTransmission's electricity transmission system during the one hour of monthly peak usage. For the years ended December 31, 2005 and 2004 and the period from February 28, 2003 through December 31, 2003, approximately 86.0%, 90.2% and 91.6%, respectively, of ITCTransmission's operating revenues were derived from the provision of network service. ITCTransmission's network revenues are dependent on monthly peak loads and regulated transmission rates.

        Network revenues are determined using rates regulated by the FERC. ITCTransmission's monthly network revenues are the result of a calculation which can be simplified to the following:

  (1)
  multiply the network load measured in kWs achieved during the one hour of monthly peak usage for ITCTransmission's transmission system by the appropriate monthly tariff rate as calculated under Attachment O by 12 by the number of days in that month; and

  (2)
  divide the result by 365.

        Point-to-Point Revenues consist of revenues generated from a type of transmission service for which the customer pays for transmission capacity reserved along a specified path between two points on an hourly, daily, weekly or monthly basis. Point-to-point revenues also include other components pursuant to schedules under the MISO transmission tariff. Approximately 9.9% of ITCTransmission's operating revenues for the year ended December 31, 2005 were derived from providing point-to-point service.

        The rates approved by the FERC in connection with our acquisition of Predecessor ITCTransmission from DTE Energy included specific treatment of point-to-point revenues received during 2004 and the period from February 28, 2003 through December 31, 2003. Based on FERC orders as part of the acquisition of Predecessor ITCTransmission from DTE Energy, ITCTransmission refunded 100% of point-to-point revenues earned during the period from February 28, 2003 through December 31, 2003 in March 2004 and refunded 75% of 2004 point-to-point revenues in March 2005. Point-to-point revenues collected for periods after December 31, 2004 are no longer refunded. Point-to-point revenues collected for the year ended December 31, 2004 that were not refunded (25% of total point-to-point revenues for 2004) and point-to-point revenues collected subsequent to December 31, 2004 are deducted from ITCTransmission's revenue requirement in determining the annual network transmission rates.

        Scheduling, Control and Dispatch Revenues also are approved by the FERC and are allocated to ITCTransmission by MISO as compensation for the services ITCTransmission performs, jointly with METC, in operating the Michigan Electric Coordinated Systems, or MECS, control area. Such services include processing energy schedule requests utilizing the MECS system, monitoring of reliability data, implementation of emergency procedures, and coordination of the MECS operation. Approximately 3.2% of ITCTransmission's operating revenues for the year ended December 31, 2005 were derived from providing scheduling, control and dispatch services.

        Other Revenues consist primarily of rental revenues received from METC for the use of the Michigan Electric Power Coordination Center building as well as property easement revenues. Approximately 0.9% of ITCTransmission's revenues for the year ended December 31, 2005 consisted of other revenues.

Operating Expenses

        Operation and Maintenance Expenses consist primarily of the costs of contractors to operate and maintain ITCTransmission's transmission system and salary-related expenses for ITCTransmission personnel involved in operation and maintenance activities. The majority of expenses for the operation of the transmission system relate to activities of the MECS control area. Maintenance expenses include preventive or planned maintenance, such as vegetation management, tower painting and equipment inspections, as well as reactive maintenance for equipment failures.

        Prior to February 28, 2003, Predecessor ITCTransmission had a Master Services Agreement with Detroit Edison whereby Detroit Edison performed maintenance, asset construction and day-to-day management of transmission operations and administration services. Detroit Edison received compensation for wages and benefits for employees performing work on behalf of Predecessor ITCTransmission and for costs of construction or maintenance directly related to Predecessor

ITCTransmission in addition to overhead and other fees. Subsequent to February 28, 2003 and through April 2004, ITCTransmission operated under a construction and maintenance, engineering, and system operations service level agreements, or the SLA, with Detroit Edison whereby Detroit Edison performed maintenance, asset construction, and certain aspects of transmission operations and administration, or the SLA Activities, on behalf of ITCTransmission. ITCTransmission entered into the SLA to provide an orderly transition from being a subsidiary of an integrated utility to a stand-alone independent transmission company. Under the terms of the SLA, ITCTransmission's SLA Activities were jointly managed by ITCTransmission and Detroit Edison and therefore ITCTransmission did not have exclusive control over its expenditures relating to the SLA Activities through the term of the SLA. The terms of the SLA included an agreed upon pricing mechanism whereby Detroit Edison was paid an amount to compensate it for its fully allocated costs.

        In August 2003, ITCTransmission entered into an Operation and Maintenance Agreement with its primary maintenance contractor and a Supply Chain Management Agreement with its primary purchasing and inventory management contractor to perform these services subsequent to the term of the SLA. In order to facilitate the transition from Detroit Edison, the new contractors performed work in parallel with Detroit Edison prior to the termination of the SLA. The agreements reduce uncertainty with regard to ITCTransmission's cost structure through August 28, 2008. Additionally, the new operating agreements allow ITCTransmission to exclusively manage and control operating expenditures.

        General and Administrative Expenses consist primarily of compensation and benefits costs for personnel in our finance, human resources, regulatory, information technology and legal organizations, and fees for professional services. Professional services are principally composed of outside legal, audit and information technology consulting.

        During the period from February 28, 2003 through December 31, 2003, under the terms of the SLA, Detroit Edison performed many of the administrative duties in support of ITCTransmission's construction program. Subsequent to the termination of the SLA and as a result of our management of the expanded construction program, we began to capitalize to property, plant and equipment certain general and administrative expenses such as compensation, office rent, utilities, and information technology support. These expenses are included in property, plant and equipment on our balance sheet.

        Depreciation and Amortization Expenses consist primarily of depreciation of property, plant and equipment using the straight-line method of accounting. Additionally, we amortize the regulatory asset-acquisition adjustment, representing a portion of the goodwill that resulted from the acquisition of Predecessor ITCTransmission from DTE Energy that was approved for recovery in rates by the FERC. The original amount of $60.6 million as of February 28, 2003 is being amortized over 20 years on a straight-line basis.

        Taxes other than Income Taxes consist primarily of property tax expenses.

Other items of income or expense

        Interest Expense consists primarily of interest on ITC Holdings' $267.0 million of 5.25% Senior Notes and ITCTransmission's $185.0 million of 4.45% First Mortgage Bonds Series A. ITC Holdings and ITCTransmission also have revolving credit facilities, with the interest expense and facility fees being recorded here. Additionally, the amortization of debt financing expenses is recorded to interest expense. An allowance for borrowed funds used during construction is included in property, plant and equipment accounts and is a reduction to interest expense. In March 2006, ITCTransmission issued $100.0 million of 6.125% First Mortgage Bonds Series C, which will result in additional interest expense in periods subsequent to their issuance.

        Allowance for Equity Funds Used During Construction is recorded as an item of other income and is included in property, plant and equipment accounts. The allowance represents a return on stockholders' equity used for construction purposes in accordance with FERC regulations. Assuming all other factors are constant, if construction work in progress balances increase, the allowance amount capitalized will also increase. The capitalization rate applied to the construction work in progress balance is based on the proportion of equity to total capital (which currently includes equity and long-term debt) and the allowed return on equity for ITCTransmission (currently 13.88%).

Results of Operations

        The financial information presented in this prospectus includes results of operations for predecessor ITCTransmission for the two-month period ended February 28, 2003 and ITC Holdings and Subsidiaries for the period from February 28, 2003 through December 31, 2003. Neither the two-month period nor the period from February 28, 2003 through December 31, 2003 is reflective of a twelve-month year of operations and, accordingly, neither of such periods individually is directly comparable to the results of operations for the year ended December 31, 2005 or 2004.

        In order to provide a year-over-year analysis, we have included the 2003 pro forma period, which combines the audited information for ITC Holdings and Subsidiaries for the period from February 28, 2003 through December 31, 2003 and the audited financial information for Predecessor ITCTransmission for the two-month period ended February 28, 2003 to create a pro forma period consisting of the year ended December 31, 2003. The discussion is provided for comparative purposes only, but the value of such a comparison may be limited. You should not interpret the 2003 pro forma period financial information as the result of operations that ITC Holdings and Subsidiaries would have achieved had the acquisition occurred prior to January 1, 2003.

Results of Operations for the Three Months Ended March 31, 2006 Compared to the Three Months Ended March 31, 2005

	Three months ended March 31,
			Increase (Decrease)	Percentage Increase (Decrease)
	2006	2005
	(in thousands)
Operating revenues	$39,069	$42,460	$(3,391)	(8.0)%
Operating expenses:
Operation and maintenance	6,657	6,522	135	2.1%
General and administrative	7,477	5,286	2,191	41.4%
Depreciation and amortization	8,870	8,018	852	10.6%
Taxes other than income taxes	5,346	4,299	1,047	24.4%

Total operating expenses	28,350	24,125	4,225	17.5%
Operating income	10,719	18,335	(7,616)	(41.5)%
Other expenses (income)
Interest expense	7,240	6,854	386	5.6%
Allowance for equity funds used in construction	(522)	(580)	58	(10.0)%
Other income	(301)	(305)	4	(1.3)%
Other expense	150	176	(26)	(14.8)%

Total other expenses	6,567	6,145	422	6.9%

Income before income taxes	4,152	12,190	(8,038)	(65.9)%
Income tax provision	1,499	4,320	(2,821)	(65.3)%

Income before cumulative effect of a change in accounting principle	2,653	7,870	(5,217)	(66.3)%
Cumulative effect of a change in accounting principle	29	—	29	n/a

Net income	$2,682	$7,870	$(5,188)	(65.9)%

  Operating Revenues

        The following table sets forth the components of and changes in operating revenues for the three months ended March 31:

	2006		2005
					Increase (Decrease)	Percentage Increase (Decrease)
	Amount	Percentage	Amount	Percentage
	(in thousands)
Network	$36,078	92.3%	$36,577	86.2%	$(499)	(1.4)%
Point-to-point	1,245	3.2%	4,087	9.6%	(2,842)	(69.5)%
Scheduling, control and dispatch	1,313	3.4%	1,332	3.1%	(19)	(1.4)%
Other	433	1.1%	464	1.1%	(31)	(6.7)%

Total	$39,069	100%	$42,460	100%	$(3,391)	(8.0)%

        Network revenues decreased due to a 1.5% decrease in the total of the monthly peak loads for the three months ended March 31, 2006 compared to the three months ended March 31, 2005 resulting in a reduction in network revenues of $0.6 million. This decrease was partially offset by an increase of $0.2 million due to an increase in the rate used for network revenues from $1.587 per kW/month for the three months ended March 31, 2005 to $1.594 per kW/month for the three months ended March 31, 2006.

        Point-to-point revenues decreased primarily due to lower utilization of the Michigan-Ontario Independent Electric System Operator interface for a decrease of $1.1 million, the elimination of the Sub-Regional Rate Adjustment in October 2005 of $0.9 million, $0.2 million due to Seams Eliminations Cost Adjustment and $0.6 million due to additional refunds recognized for redirected transmission service revenue as discussed in Note 3 of the notes to ITC Holdings and Subsidiaries' audited historical condensed consolidated financial statements as of and for the year ended December 31, 2005, included elsewhere in this prospectus. Additionally a $0.6 million decrease resulted from reduced demand for long-term point-to-point reservations which may be related to the emergence of the MISO energy market in 2005. These decreases were partially offset by $0.6 million of point-to-point revenue not recognized during the three months ended March 31, 2005 for amounts held in escrow relating to the Elimination of Transmission Rate Discount matter described in Note 3 of the notes to ITC Holdings and Subsidiaries' audited historical condensed consolidated financial statements as of and for the year ended December 31, 2005, included elsewhere in this prospectus. There were no such amounts recognized for the three months ended March 31, 2006.

  Operating Expenses

  Operation and maintenance expenses

        Operation and maintenance expenses increased due to additional maintenance of underground transmission lines of $0.2 million, and $0.4 million due to various net increases. These increases were partially offset by a decrease in vegetation management of $0.5 million as a result of the accelerated maintenance activities undertaken in 2005.

  General and administrative expenses

        General and administrative expenses increased due to higher compensation and benefits expense of $1.3 million primarily resulting from personnel additions for corporate and other functions needed to support our increased level of capital and maintenance activities, $0.3 million due to fees associated with the audit of our internal control over financial reporting, $0.3 million due to higher insurance premiums, $0.3 million related to higher stock compensation expense associated with July 2005 option awards and $0.4 million for compensation expense under the special bonus plans. These increases were partially offset by a decrease in management expenses of $0.3 million due to the termination of certain management agreements during 2005 following ITC Holdings' initial public offering of common stock.

  Depreciation and amortization expenses

        Depreciation and amortization expenses increased due to a higher depreciable asset base primarily as a result of property, plant and equipment additions during 2005.

  Taxes other than income taxes

        Taxes other than income taxes increased as a result of higher property tax expenses of $0.6 million primarily due to ITCTransmission's 2005 capital additions which are included in the assessments for 2006 personal property taxes. Taxes other than income taxes also increased by $0.4 million due to Michigan Single Business Tax expenses.

  Other Expenses (Income)

        Interest expense increased primarily due to higher borrowing levels and higher interest rates under our revolving credit facilities to finance capital expenditures.

Results of Operations for the Years Ended December 31, 2005 and 2004 and the 2003 Pro Forma Period

						ITC Holdings and Subsidiaries
	ITC Holdings and Subsidiaries								Predecessor ITC Transmission
								Period From February 28, 2003 (Date of Acquisition) Through December 31, 2003
	Year Ended December 31,
					2003 Pro Forma Period (Unaudited)				Two-Month Period Ended February 28, 2003
			Increase (Decrease)	Percentage Increase (Decrease)		Increase (Decrease)	Percentage Increase (Decrease)
	2005	2004
	(in thousands)
Operating revenues	$205,274	$126,449	$78,825	62.3%	$123,298	$3,151	2.6%	$102,362	$20,936
Operating expenses
Operation and maintenance	48,310	24,552	23,758	96.8%	28,577	(4,025)	(14.1)%	22,902	5,675
General and administrative	25,198	24,412	786	3.2%	26,342	(1,930)	(7.3)%	26,342	—
Depreciation and amortization	33,197	29,480	3,717	12.6%	25,128	4,352	17.3%	21,463	3,665
Taxes other than income taxes	13,982	20,840	(6,858)	(32.9)%	15,797	5,043	31.9%	11,499	4,298
Termination of management agreements	6,725	—	6,725	n/a	—	—	n/a	—	—

Total operating expenses	127,412	99,284	28,128	28.3%	95,844	3,440	3.6%	82,206	13,638
Operating income	77,862	27,165	50,697	186.6%	27,454	(289)	(1.1)%	20,156	7,298
Other expenses (income)
Interest expense	28,128	25,585	2,543	9.9%	21,630	3,955	18.3%	21,630	—
Allowance for equity funds used in construction	(2,790)	(1,691)	(1,099)	65.0%	(322)	(1,369)	425.2%	(322)	—
Loss on extinguishment of debt	—	—	—	n/a	11,378	(11,378)	n/a	11,378	—
Other income	(1,700)	(1,289)	(411)	31.9%	(344)	(945)	274.7%	(197)	(147)
Other expense	615	283	332	117.3%	72	211	293.1%	27	45

Total other expenses (income)	24,253	22,888	1,365	6.0%	32,414	(9,526)	(29.4)%	32,516	(102)

Income (loss) before income taxes	53,609	4,277	49,332	1153.4%	(4,960)	9,237	n/a	(12,360)	7,400
Income tax provision (benefit)	18,938	1,669	17,269	1034.7%	(391)	2,060	n/a	(4,306)	3,915

Net income (loss)	$34,671	$2,608	$32,063	1229.4%	$(4,569)	$7,177	n/a	$(8,054)	$3,485

  Operating Revenues

  Year Ended December 31, 2005 compared to Year Ended December 31, 2004

        The following table sets forth the components of and changes in operating revenues for the years ended December 31, 2005 and 2004:

	2005		2004
					Increase (Decrease)	Percentage Increase (Decrease)
	Amount	Percentage	Amount	Percentage
	(in thousands, except percentages)
Network	$176,588	86.0%	$114,082	90.2%	$62,506	54.8%
Point-to-point	20,336	9.9%	4,248	3.3%	16,088	378.7%
Scheduling, control and dispatch	6,566	3.2%	6,146	4.9%	420	6.8%
Other	1,784	0.9%	1,973	1.6%	(189)	(9.6)%

Total	$205,274	100%	$126,449	100%	$78,825	62.3%

        Network revenues increased by $57.3 million due to an increase in the rate used for network revenues under our rate freeze of $1.075 per kW/month in the year ended December 31, 2004 to $1.587 per kW/month for the period January 1, 2005 through May 31, 2005 and $1.594 per kW/month for the period June 1, 2005 through December 31, 2005, as a result of the end of the rate freeze on December 31, 2004. Revenues also increased by $5.5 million due to an increase of 4.8% in the total of the monthly peak loads for the year ended December 31, 2005.

        Point-to-point revenues (net of refundable amounts) increased primarily because ITCTransmission is no longer required to refund point-to-point revenues earned in 2005, as was required for 75% of point-to-point revenues earned in 2004 by FERC orders authorizing the acquisition of Predecessor ITCTransmission from DTE Energy. We recognized point-to-point refunds during the year ended December 31, 2004 of $12.7 million. The remaining increase was due to the elimination of the transmission rate discount in 2005 that had been effective during 2004 for transmission service at the Michigan-Ontario Independent Electric System Operator interface, which resulted in an increase of $3.4 million and additional transmission capacity reservations by generators in ITCTransmission's service territory as a result of higher transmission capacity needs during the peak demand months of $2.6 million, partially offset by redirected transmission service refunds and reserves of $1.2 million.

  Year Ended December 31, 2004 compared to the 2003 Pro Forma Period

        Revenues increased primarily due to higher total monthly peak loads in 2004 resulting in increased network revenues of $2.8 million.

  Operating Expenses

  Operation and maintenance expenses

  Year Ended December 31, 2005 compared to Year Ended December 31, 2004

        Operation and maintenance expenses increased primarily due to the accelerated completion of a backlog of necessary, multi-year, planned activities that help improve the reliability of ITCTransmission's transmission system. The accelerated maintenance activities included increases in vegetation management of $5.4 million, tower painting of $4.1 million and system-wide maintenance on transmission structures of $4.9 million, primarily for repairs and restorations of transmission station buildings. The acceleration of these multi-year maintenance initiatives is expected to result in lower expenses in later years. Additionally, maintenance expenses increased by $2.5 million for training costs of contract employees, $2.8 million for transmission system equipment inspections and $1.8 million for equipment repairs, as well as increases of $1.1 million in other maintenance activities. Operation and maintenance expenses also increased due to an accounts receivable reserve of $0.5 million, relating to certain Michigan Public Power Agency receivable and revenue matters. The remaining increases of $2.7 million resulted primarily from additional costs for monitoring and controlling the system. Partially offsetting the increases in operation and maintenance expenses was a $2.0 million decrease due to costs billed to ITCTransmission associated with Detroit Edison's performance of maintenance and certain aspects of transmission operations through April 2004 that were not incurred in 2005.

  Year Ended December 31, 2004 compared to the 2003 Pro Forma Period

        Operation and maintenance expenses decreased primarily due to effective cost management. During 2003, Detroit Edison and ITCTransmission jointly controlled maintenance activities under the terms of the SLA. Beginning in April 2004, ITCTransmission had exclusive control over its operation and maintenance activities.

  General and administrative expenses

  Year Ended December 31, 2005 compared to Year Ended December 31, 2004

        General and administrative expenses increased by $1.6 million due to greater compensation and benefits expense resulting from personnel additions, $1.1 million for consulting expenses for Sarbanes-Oxley readiness efforts relating to internal controls documentation and evaluation that were not incurred in 2004, $0.7 million for higher insurance premiums, $0.6 million related to higher stock compensation expense associated with July 2005 option awards and $0.5 million for compensation expense under the special bonus plans. Additionally, general and administrative expenses increased due to an accounts receivable reserve of $0.3 million, relating to certain Michigan Public Power Agency receivable and revenue matters described under "—Recent Developments." Partially offsetting these increases was a decrease of $1.6 million due to amounts capitalized to property, plant and equipment in 2005. No such amounts were capitalized for the first six months of 2004. We began to capitalize these expenses in July 2004 as we assumed exclusive management of our expanded construction program that had previously been administered in part by Detroit Edison. General and administrative expenses also decreased by $2.4 million due to losses incurred in 2004 related to our investment in Conjunction LLC. There was no impact from Conjunction LLC in 2005. Management expenses also decreased by $0.5 million. See "—Recent Developments—Management Agreements."

  Year Ended December 31, 2004 compared to the 2003 Pro Forma Period

        General and administrative expenses decreased primarily due to expenses of $4.9 million in the 2003 pro forma period comprised of regulatory asset amortization relating to MISO and ITCTransmission start-up costs that were not recognized in 2004 and $2.5 million due to the capitalization of certain general and administrative expenses beginning in July 2004. These decreases were partially offset by general increases in salary, benefits and professional services.

  Depreciation and amortization expenses

        Depreciation and amortization expenses increased in 2005 and 2004 compared to the prior year primarily due to a higher depreciable asset base as a result of property, plant and equipment additions during 2005, 2004 and the 2003 pro forma period.

  Taxes other than income taxes

  Year Ended December 31, 2005 compared to Year Ended December 31, 2004

        Taxes other than income taxes decreased due to ITCTransmission's lower assessed property tax values as of December 31, 2004, which were the basis for the 2005 property taxes, compared to the assessed values as of December 31, 2003, which were the basis for the 2004 property taxes. Rather than using State Tax Commission-approved property valuation tables, numerous municipalities used their own higher valuation tables in assessing the value of ITCTransmission's personal property at December 31, 2003. The municipalities, however, used the State Tax Commission-approved valuation tables in assessing the value of ITCTransmission's personal property at December 31, 2004, which has resulted in lower property taxes of $4.5 million. Additionally, property taxes decreased by $2.8 million due to favorable settlements for 2004 property taxes approved by the State Tax Commission in the third quarter of 2005. See the discussion of the property tax appeals described under "—Recent Developments." Partially offsetting these decreases was an increase in Michigan single business tax expense of $0.4 million.

  Year Ended December 31, 2004 compared to the 2003 Pro Forma Period

        Taxes other than income taxes increased primarily due to ITCTransmission's higher property tax values as of December 31, 2003, which were the basis for 2004 property taxes. In accordance with Michigan law, ITCTransmission's real property tax values were uncapped as a result of the change in ownership of ITCTransmission's assets. Additionally, numerous municipalities had applied their own higher valuation tables in assessing the value of ITCTransmission's personal property at December 31, 2003, rather than using the valuation tables approved by the State Tax Commission, resulting in higher property taxes. See the discussion of the property tax appeals described under "—Recent Developments."

  Termination of management agreements

  Year Ended December 31, 2005 compared to Year Ended December 31, 2004

        The termination of management agreements resulted in $6.7 million of expense for the year ended December 31, 2005. These payments are discussed under "—Recent Developments—Management Agreements."

Other expenses (income)

  Year Ended December 31, 2005 compared to Year Ended December 31, 2004

        Interest expense increased primarily due to higher borrowing levels and higher interest rates under our revolving credit facilities to finance capital expenditures.

        Allowance for equity funds used in construction increased due to increased construction projects and the resulting higher construction work in progress balances during 2005 compared to 2004.

        Other income increased primarily due to additional gains recognized associated with the sale of land of $0.4 million and additional interest income of $0.5 million. Partially offsetting these increases was a decrease due to gains recognized upon the application of the equity method accounting for Conjunction LLC in 2004. Prior to July 2004, we had consolidated the results of operations of Conjunction LLC, which had consisted primarily of general and administrative expense. In July 2004, we began to apply the equity method of accounting and reversed previously recognized losses that exceeded our investment balance in the amount of $0.7 million recorded to other income.

  Year Ended December 31, 2004 compared to the 2003 Pro Forma Period

        Interest expense increased primarily due to 12 months of borrowings in 2004, as compared to approximately 10 months of borrowings in the 2003 pro forma period, as well as higher borrowing levels in 2004 related to increased capital expenditures in 2004.

        There was an expense of $11.4 million in the 2003 pro forma period relating to the extinguishment of debt as a result of ITC Holdings' debt refinancing in July 2003. No such amounts were incurred in 2004.

        Allowance for equity funds used in construction increased due to increased construction projects and the resulting higher construction work in progress balances during 2004 compared to the 2003 pro forma period.

        Other income increased by $0.7 million due to gains recognized upon the deconsolidation of Conjunction LLC in 2004 as a result of the minority members obtaining additional rights.

Liquidity and Capital Resources

        We expect to fund our future capital requirements with cash from operations, our existing cash and cash equivalents and amounts available under our revolving credit facilities, subject to certain conditions. In addition, we may secure additional funding from either our existing equity investors or in the financial markets. We expect that our capital requirements will arise principally from our need to:

  •
  fund capital expenditures. We invested $34.8 million in additional property, plant and equipment in the three months ended March 31, 2006 and we invested $117.8 million in additional property, plant and equipment in 2005 and expect the level of capital investment to be at least $135 million in 2006. Our plans with regard to property, plant and equipment investments are described in detail above under "—Overview" and "—Trends and Seasonality";

  •
  fund working capital requirements;

  •
  fund our debt service requirements. During the three months ended March 31, 2006, we paid $12.1 million of interest expense and in 2005, we paid $24.6 million of interest expense and expect the level of borrowings and interest expense in 2006 to be at least at the 2005 level; and

  •
  fund distributions to shareholders of our common stock. We paid dividends of $17.4 million, consisting of two quarterly dividends of $0.2625 per share, in September and December 2005. On February 8, 2006 our Board of Directors declared a quarterly cash dividend on our common stock of $0.2625 per share, for which $8.7 million was paid on March 15, 2006 to shareholders of record on March 1, 2006. The board of directors intends to increase the dividend rate from time to time as necessary for the yield to remain competitive, subject to prevailing business conditions, applicable restrictions on dividend payments and the availability of capital resources. See "Price Range of Common Stock and Dividend Policy."

        We believe that we have sufficient capital resources to meet our currently anticipated short-term needs. We rely on both internal and external sources of liquidity to provide working capital and to fund capital investments. We expect to continue to utilize our existing revolving credit facilities as needed to meet our short-term cash requirements. On March 24, 2006, we extended the maturity dates of ITCTransmission's and ITC Holdings' revolving credit facilities, as well as the underlying First Mortgage Bonds Series B, from March 19, 2007 to March 10, 2010.

        For our long-term capital requirements, we expect that we will need to issue additional debt and we believe we have the ability to borrow additional amounts in the financial markets. On March 28, 2006, ITCTransmission issued $100.0 million of its 6.125% First Mortgage Bonds, Series C, due March 31, 2036 as described in Note 4 of the notes to ITC Holdings and Subsidiaries' historical unaudited condensed consolidated financial statements for the three months ended March 31, 2006 included elsewhere in this prospectus. We also may secure additional funding from the IT Holdings Partnership, our largest shareholder.

        Even though Standard & Poor's Ratings Services placed the corporate credit ratings and debt ratings of ITC Holdings and ITCTransmission on credit watch with negative implications following the announcement that ITC Holdings entered into an agreement to acquire the indirect ownership interests in METC, we do not expect the consummation of the acquisition of MTH and METC to negatively impact our liquidity or available capital resources.

        ITC Holdings maintains credit ratings of BBB- and Baa3 and ITCTransmission maintains credit ratings of BBB+ and A3 by Standard and Poor's Ratings Services and Moody's Investor Service, Inc., respectively. We believe our investment-grade credit ratings should provide a significant degree of flexibility in obtaining funds on competitive terms. However, these credit ratings reflect the views of the rating agencies only. An explanation of the significance of these ratings may be obtained from each rating agency. Such ratings are not a recommendation to buy, sell, or hold debt securities, but rather an indication of creditworthiness. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides that the circumstances warrant the change. Each rating should be evaluated independently of any other rating.

        In July 2005, we received proceeds of $53.9 million (net of the underwriting discount) from the initial public offering of our common stock, which were used in part to pay off the borrowings under the ITC Holdings revolving credit facility of $21.8 million in August 2005 and to pay costs related to the initial public offering of $7.1 million with the remainder used for general corporate purposes.

        In July 2003, the original term loans borrowed in connection with our acquisition of Predecessor ITCTransmission from DTE Energy were refinanced. ITC Holdings issued $267.0 million of its 5.25% Senior Notes due July 15, 2013 and ITCTransmission issued $185.0 million of its 4.45% First Mortgage Bonds Series A due July 15, 2013. The ITC Holdings Senior Notes and ITCTransmission First Mortgage Bonds require the principal amount to be repaid at maturity.

        ITC Holdings is a party to a $50.0 million revolving credit facility with a syndicate of lenders. The revolving credit facility contains a $10.0 million letter of credit sub-facility for which no amounts were outstanding at December 31, 2005 or 2004. The revolving credit facility has a maturity date of March 10, 2010. Borrowings under the revolving credit facility bear interest, at ITC Holdings' option, at either LIBOR plus 1.50% each year or the alternate base rate plus 0.50% each year, which applicable spreads are subject to adjustment based on the ratings by Moody's Investor Service, Inc. and Standard & Poor's Ratings Services applicable to ITC Holdings' senior notes from time to time. ITC Holdings' revolving credit facility provides for the payment to the lenders of a commitment fee on the average daily unused commitments under the revolving credit facility at a rate equal to 0.375% each year and a letter of credit fee on the average daily stated amount of all outstanding letters of credit at a rate equal to the then-applicable spread for LIBOR loans, in each case payable quarterly in arrears. ITC Holdings' revolving credit facility also provides for the payment to Canadian Imperial Bank of Commerce, as letter of credit issuer, of a letter of credit fronting fee on the average daily stated amount of all outstanding letters of credit at a rate equal to 0.125% each year, payable quarterly in arrears.

        ITCTransmission is a party to a $75.0 million revolving credit facility with a syndicate of lenders that matures on March 10, 2010. Borrowings under ITCTransmission's revolving credit facility bear interest, at ITCTransmission's option, at either LIBOR plus 1.05% each year or the alternate base rate plus 0.05% each year, which applicable spreads are subject to adjustment based on the ratings by Moody's Investor Service, Inc. and Standard & Poor's Ratings Services applicable to ITCTransmission's First Mortgage Bonds from time to time. ITCTransmission's revolving credit facility also provides for the payment to the lenders of a commitment fee on the average daily unused commitments under the revolving credit facility at a rate equal to 0.50% each year, payable quarterly in arrears.

        ITCTransmission also issued $75.0 million of its First Mortgage Bonds Series B due March 10, 2010 in support of its revolving credit facility. The ITCTransmission Series B Mortgage Bonds are supported by a first mortgage lien on substantially all of ITCTransmission's property. Under the terms of the ITCTransmission Series B Mortgage Bonds, ITCTransmission is required to make interest or principal payments on the ITCTransmission Series B Mortgage Bonds only if ITCTransmission defaults on interest or principal payments under its revolving credit facility. ITCTransmission has not defaulted on its interest or principal payments under its revolving credit facility.

        The ITC Holdings Senior Notes, ITCTransmission First Mortgage Bonds and our revolving credit facilities contain numerous financial and operating covenants that place significant restrictions on, among other things, our ability to:

  •
  incur additional indebtedness;

  •
  engage in sale and lease-back transactions;

  •
  create liens or other encumbrances;

  •
  enter into mergers, consolidations, liquidations or dissolutions, or sell or otherwise dispose of all or substantially all of our assets; and

  •
  pay dividends or make distributions on ITC Holdings and ITCTransmission's capital stock.

        ITCTransmission's revolving credit facility requires ITCTransmission to maintain a ratio of total debt to total capitalization (calculated as total debt plus total stockholder's equity) of less than or equal to 60%, and ITC Holdings' revolving credit facility requires ITC Holdings to maintain a ratio of total debt to total capitalization (calculated as total debt plus total stockholders' equity) of less than or equal to 85%. Both ITCTransmission and ITC Holdings have complied with their respective total debt to total capitalization ratios over the life of the revolving credit facilities as well as their other covenants.

        Concurrently with this offering and with ITC Holdings' acquisition of the indirect ownership interests in METC, ITC Holdings will issue approximately $460.0 million of senior notes. In addition, we expect that METC will refinance the majority of its currently existing debt, consisting of $175.0 million aggregate principal amount of METC Notes and a $35.0 million revolving credit facility, and replace such debt with approximately $155.0 million aggregate principal amount of METC Mortgage Bonds and a new $50.0 million revolving credit facility, in each case with substantially the same terms as those of ITCTransmission described above. In addition, upon consummation of ITC Holdings' acquisition of the indirect ownership interests in METC, we expect MTH to redeem $90.0 million of the MTH Notes. In lieu of redeeming the MTH Notes, MTH may elect to leave them outstanding. For a more detailed description of the MTH Notes, see "Description of Our Indebtedness—MTH and METC Debt."

        The following table summarizes cash flows for the periods indicated:

						ITC Holdings and Subsidiaries
	ITC Holdings and Subsidiaries						Predecessor ITCTransmission
						Period From February 28, 2003 (Date of Acquisition) Through December 31, 2003
	Three Months Ended March 31,		Year ended December 31,
							Two-Month Period Ended February 28, 2003
					2003 Pro Forma Period (Unaudited)
	2006	2005	2005	2004
	(in thousands)
Cash Flows from Operating Activities
Net income (loss)	$2,682	$7,870	$34,671	$2,608	$(4,569)	$(8,054)	$3,485
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	8,870	8,018	33,197	29,480	25,128	21,463	3,665
Loss on extinguishment of debt	—	—	—	—	11,378	11,378	—
Deferred income taxes	1,412	4,320	17,473	1,435	(5,133)	(4,306)	(827)
Other	1,888	1,043	1,217	2,485	13,731	13,731	—
Changes in current assets and liabilities, exclusive of changes shown separately	(13,727)	(31,063)	(24,884)	13,638	(17,644)	18,664	(36,308)

Net cash provided by (used in) operating activities	1,125	(9,812)	61,674	49,646	22,891	52,876	(29,985)
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(28,709)	(36,112)	(118,586)	(76,779)	(32,421)	(26,805)	(5,616)
Acquisition of ITCTransmission and related costs	—	—	—	—	(634,004)	(634,004)	—
Change in affiliated note receivable	—	—	—	—	72,355	—	72,355
Other	—	229	5,650	308	(1,988)	(2,000)	12

Net cash provided by (used in) investing activities	(28,709)	(35,883)	(112,936)	(76,471)	(596,058)	(662,809)	66,751
Cash Flows from Financing Activities
Net borrowing/repayment of long-term debt	99,890	—	(46)	46	456,593	456,593	—
Net borrowings under revolving credit facilities	(58,300)	36,300	33,800	32,500	—	—	—
Dividends and distributions on common stock	(8,731)	—	(17,433)	—	(27,095)	(27,095)	—
Acquisition-related debt issuance costs	—	—	—	—	(20,878)	(20,878)	—
Issuance/repurchase of common stock—net	118	—	53,383	1,020	218,675	218,675	—
Common stock issuance costs	—	(145)	(7,083)	—	—	—	—
Cash effect of assets and liabilities transferred to DTE Energy	—	—	—	—	(36,766)	—	(36,766)
Other	(1,383)	(671)	(842)	(806)	(9,223)	(9,223)	—

Net cash provided by (used in) financing activities	31,594	35,484	61,779	32,760	581,306	618,072	(36,766)
Net Increase in Cash and Cash Equivalents	4,010	(10,211)	10,517	5,935	8,139	8,139	—
Cash and Cash Equivalents—Beginning of period	24,591	14,074	14,074	8,139	—	—	—

Cash and Cash Equivalents—End of period	$28,601	$3,863	$24,591	$14,074	$8,139	$8,139	$—

  Cash Flows From Operating Activities

  Three Months Ended March 31, 2006 compared to Three Months Ended March 31, 2005

        We generally experience low operating cash flows during the first quarter as a result of the seasonality of operating revenues, as well as property taxes and interest payments made during the first quarter. The increase in operating cash flows in the first quarter of 2006 compared with 2005 was primarily due to the refund to customers of $12.8 million of 2004 point-to-point revenues paid during the three months ended March 31, 2005. This increase in operating cash flows was partially offset by a

$3.4 million decrease in operating revenues for the three months ended March 31, 2006 primarily related to lower point-to-point revenues in 2006 compared to 2005.

  Year Ended December 31, 2005 compared to Year Ended December 31, 2004

        The increase was primarily due to higher network revenues of $62.8 million in 2005 compared to 2004 as a result of the end of the rate freeze on December 31, 2004 and higher peak loads. This was partially offset by decreases in cash flows due to higher operating and maintenance expenses in 2005 and the termination of management agreements of $6.7 million. We did not pay any significant amounts of federal income taxes during 2005 or 2004.

  Year Ended December 31, 2004 compared to the 2003 Pro Forma Period

        The increase was primarily due to the changes in operating cash flows from Predecessor ITCTransmission during the 2003 pro forma period, which primarily consisted of the settlement of intercompany balances included in working capital prior to our acquisition of Predecessor ITCTransmission from DTE Energy.

  Cash Flows From Investing Activities

  Three Months Ended March 31, 2006 compared to Three Months Ended March 31, 2005

        The decrease in cash used in investing activities was primarily due to the timing of payments for our additions to property, plant and equipment.

  Year Ended December 31, 2005 compared to Year Ended December 31, 2004

        The increase in cash used in investing activities was primarily due to higher expenditures for property, plant and equipment in 2005.

  Year Ended December 31, 2004 compared to the 2003 Pro Forma Period

        The majority of our cash outflows for 2004 related to expenditures for property, plant and equipment.

        The cash outflow for the 2003 pro forma period was primarily due to our acquisition of Predecessor ITCTransmission from DTE Energy for $618.3 million, plus transaction costs of $15.7 million, and expenditures for property, plant and equipment, partially offset by changes in the affiliated note receivable at Predecessor ITCTransmission.

  Cash Flows From Financing Activities

  Three Months Ended March 31, 2006 compared to Three Months Ended March 31, 2005

        The decrease was due primarily to dividends paid during the three months ended March 31, 2006 of $8.7 million partially offset by net increases in borrowing activities.

        Proceeds from ITCTransmission's $100.0 million ($99.9 million net of discount) bond offering on March 28, 2006 were used primarily to repay amounts that were outstanding under ITCTransmission's revolving credit facility of $70.0 million. The remaining proceeds are expected to be used to partially fund our capital expenditure program and for general corporate purposes.

  Year Ended December 31, 2005 compared to Year Ended December 31, 2004

        The increase was primarily due to proceeds of $53.9 million (net of the underwriting discount) received from ITC Holdings' initial public offering less issuance costs of $7.1 million partially offset by 2005 dividend payments on common stock of $17.4 million.

        ITCTransmission had $66.3 million and $25.0 million outstanding under its revolving credit facility at December 31, 2005 and 2004, respectively.

        ITC Holdings had no amounts outstanding under its revolving credit facility as of December 31, 2005 and had borrowings of $7.5 million under its revolving credit facility at December 31, 2004.

  Year Ended December 31, 2004 compared to the 2003 Pro Forma Period

        The majority of our cash inflows for 2004 represented primarily net borrowings under the revolving credit facilities. In July 2003, the original term loans borrowed in connection with our acquisition of Predecessor ITCTransmission from DTE Energy were refinanced through the issuance of the ITC Holdings 5.25% Senior Notes due July 15, 2013 and the ITCTransmission 4.45% First Mortgage Bonds Series A due July 15, 2013. The proceeds of both issues were used to redeem the term loans used to partially finance the acquisition and, in addition, ITC Holdings' proceeds were used in part to make a $27.1 million distribution to its stockholders, or $0.897 per share of common stock. Additionally, in the two months ended February 28, 2003, Predecessor ITCTransmission and DTE Energy settled intercompany balances that resulted in cash outflows of $36.8 million.

Contractual Obligations

        During the three months ended March 31, 2006, there have been no material changes to our contractual obligations since December 31, 2005 outside the ordinary course of business, other than the issuance of $100.0 million of ITCTransmission's 6.125% First Mortgage Bonds, Series C in March 2006. The following table details our contractual obligations as of December 31, 2005:

	Total	Less than 1 year	1–3 years	4–5 years	More than 5 years
	(in thousands)
Long-term debt:
ITCTransmission 4.45% First Mortgage Bonds	$185,000	$—	$—	$—	$185,000
ITCTransmission revolving credit facility	66,300	—	66,300	—	—
ITC Holdings 5.25% Senior Notes	267,000				267,000
Interest payments:
ITCTransmission 4.45% First Mortgage Bonds	62,111	8,233	24,698	16,465	12,715
ITC Holdings 5.25% Senior Notes	105,755	14,018	42,053	28,035	21,649
Operating leases	2,010	823	1,187	—	—
Deferred payables	4,887	1,222	3,665	—	—
Property, plant and equipment-related	49,509	44,767	4,742	—	—
Minimum pension funding	36	36	—	—	—

Total obligations	$742,608	$69,099	$142,645	$44,500	$486,364

        Interest payments included above relate to our fixed-rate long-term debt. We also expect to pay interest and commitment fees under our variable-rate revolving credit facilities that have not been included above due to varying amounts of borrowings and interest rates under the facilities.

        Pursuant to the terms of the SLA, deferred payables were recorded for operation and maintenance expenses incurred by ITCTransmission under the SLA during the period from February 28, 2003 through December 31, 2003 to the extent these expenses exceeded $15.9 million. The deferred payables were recognized as expense but payment was deferred as a long-term payable and subsequently paid to Detroit Edison in five equal annual installments of $1.2 million, which began on June 30, 2005.

        The property, plant and equipment-related items represent commitments for materials, services and equipment that had not been received as of December 31, 2005, primarily for construction and maintenance projects for which we have an executed contract. The majority of the items relate to materials and equipment that have long production lead times.

        The minimum pension funding requirement is only estimable for 2006 as of December 31, 2005. Our minimum contribution is less than $0.1 million, which is included above; however, we expect to contribute $1.8 million to our retirement plan during 2006. It is expected that there will be additional minimum funding requirements in future years. Additionally, we have no minimum funding requirement for our postretirement benefits plans as of December 31, 2005.

Off-Balance Sheet Arrangements

        We have no off-balance sheet arrangements that have or are reasonably likely to have a material effect on our financial condition.

Quantitative and Qualitative Disclosures About Market Risk

Commodity Price Risk

        ITCTransmission has commodity price risk arising from market price fluctuations for materials such as copper, aluminum, steel, oil and gas and other goods used in construction and maintenance activities. Higher costs of these materials are passed on to ITCTransmission by the contractors for these activities. These costs are a component of the tariff rate under Attachment O, which has the effect of offsetting the earnings effect of these higher costs by increasing the tariff rate in the following year, all other factors being constant.

Interest Rate Risk

        At March 31, 2006, ITC Holdings had $8.0 million outstanding under its revolving credit facility, which are variable rate loans and therefore fair value approximates book value. A 10% increase in ITC Holdings' short-term borrowing rate, from 6.0% to 6.6% for example, would increase interest expense by $0.1 million for an annual period on a constant borrowing level of $8.0 million.

        Based on the borrowing rates currently available for bank loans with similar terms and average maturities, the fair value of the ITCTransmission 4.45% First Mortgage Bonds Series A, ITCTransmission 6.125% First Mortgage Bonds Series C, and ITC Holdings 5.25% Senior Notes was $522.9 million at March 31, 2006. The total book value of the ITCTransmission 4.45% First Mortgage Bonds Series A, ITCTransmission 6.125% First Mortgage Bonds Series C, and ITC Holdings 5.25% Senior Notes was $550.9 million at March 31, 2006. We performed an analysis calculating the impact of changes in interest rates on the fair value of long-term debt at March 31, 2006. An increase in interest rates of 10% at March 31, 2006 would decrease the fair value of debt by $23.0 million, and a decrease in interest rates of 10% at March 31, 2006 would increase the fair value of debt by $24.8 million.

        At December 31, 2005, ITCTransmission had $66.3 million outstanding under its revolving credit facility which are variable rate loans and therefore fair value approximates book value. A 10% increase in ITCTransmission's short-term borrowing rate, from 6.0% to 6.6% for example, would increase interest expense by $0.4 million for an annual period on a constant borrowing level of $66.3 million.

        Based on the borrowing rates currently available for bank loans with similar terms and average maturities, the fair value of the ITCTransmission 4.45% First Mortgage Bonds and ITC Holdings 5.25% Senior Notes was $435.2 million at December 31, 2005. The total book value of the ITCTransmission

4.45% First Mortgage Bonds and ITC Holdings 5.25% Senior Notes was $451.0 million at December 31, 2005. We performed an analysis calculating the impact of changes in interest rates on the fair value of long-term debt at December 31, 2005. An increase in interest rates of 10% at December 31, 2005 would decrease the fair value of debt by $15.2 million, and a decrease in interest rates of 10% at December 31, 2005 would increase the fair value of debt by $15.9 million.

Credit Risk

        Our credit risk is primarily with Detroit Edison, which was responsible for approximately 77% of our total operating revenues for 2005. Under Detroit Edison's current rate structure, Detroit Edison includes in its retail rates the cost of transmission services provided by ITCTransmission in its billings to its customers, effectively passing through to end-use consumers the total cost of transmission service. However, any financial difficulties experienced by Detroit Edison may affect Detroit Edison's ability to make its payments for transmission service to ITCTransmission which could negatively impact our business. MISO, as ITCTransmission's billing agent, bills Detroit Edison and other ITCTransmission customers on a monthly basis and collects fees for the use of ITCTransmission's transmission system. MISO has implemented strict credit policies for its members, which include customers using ITCTransmission's transmission system. In general, if these customers do not maintain their investment grade credit rating or have a history of late payments, MISO may require them to provide MISO with a letter of credit or cash deposit equal to the highest monthly invoiced amount over the previous 12 months. There has been no material change in credit risk during the three months ended March 31, 2006.

Recent Accounting Pronouncements

Statement of Financial Accounting Standards 123(R), Share Based Payment

        Statement of Financial Accounting Standards 123(R) "Share Based Payment," or SFAS 123(R), requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments made to employees, among other requirements. We adopted SFAS 123(R) on January 1, 2006 using the modified prospective method. Through December 31, 2005, we had accounted for our stock-based compensation under the expense recognition provisions of Statement of Financial Accounting Standards 123 "Accounting for Stock-Based Compensation," or SFAS 123.

        The adoption of SFAS 123(R) resulted in an increase in income before taxes and net income of less than $0.1 million and an increase in basic and diluted earnings per share of less than $0.01 for the three months ended March 31, 2006. We did not adjust prior year amounts upon adopting SFAS 123(R) using the modified prospective method.

        We recorded less than $0.1 million of income net of tax as the cumulative effect of a change in accounting principle, resulting from our accounting under SFAS 123(R) for unvested awards that may be forfeited prior to vesting. Under SFAS 123, we recognized the effect of forfeitures on unvested awards in the periods in which they occurred. Upon the adoption of SFAS 123(R), the effect of expected forfeitures on unvested awards was estimated and reduced the cumulative amount of stock compensation expense recorded as of January 1, 2006.

        Additionally, prior to the adoption of SFAS 123(R), we recorded tax deductions that exceeded the cumulative compensation cost recognized for options exercised or restricted shares that vested as increases to additional paid-in capital and increases in deferred tax assets for tax loss carryforwards in the Consolidated Statement of Financial Position. SFAS 123(R) requires that the excess tax deductions be recognized as additional paid-in capital only if that deduction reduces taxes payable as a result of a realized cash benefit from the deduction. For the three months ended March 31, 2006, we did not recognize excess tax deductions of $0.1 million as additional paid-in capital, as the deductions have not resulted in a reduction of taxes payable due to our tax loss carryforwards. Also, prior to the adoption of SFAS 123(R), any cash tax benefits realized from tax deductions for share-based awards would have been presented as operating cash flows in the Consolidated Statement of Cash Flows. SFAS 123(R) requires the cash flows resulting from realized cash tax benefits to be classified as financing cash flows. The provisions of SFAS 123(R) were recognized prospectively in the Condensed Consolidated Statement of Cash Flows and had no effect for the three months ended March 31, 2006.

Statement of Financial Accounting Standards 154, Accounting Changes and Error Corrections

        In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 154, "Accounting Changes and Error Corrections—a replacement of Accounting Principles Board Opinion No. 20 and Statement of Financial Accounting Standards 3," or SFAS 154. SFAS 154 applies to all voluntary changes in accounting principles and changes required by an accounting pronouncement where no specific transition provisions are included. SFAS 154 requires retrospective application to prior period financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Retrospective application is limited to the direct effects of the change. The indirect effects should be recognized beginning in the period of the change. SFAS 154 carries forward the guidance contained in Accounting Principles Board Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. However, SFAS 154 redefines restatement as the revision of previously issued financial statements to reflect the correction of an error. The provisions of SFAS 154 were effective for us beginning January 1, 2006. The adoption of SFAS 154 had no impact on our condensed consolidated financial statements.

INDUSTRY OVERVIEW

Regulatory Environment

        Electricity transmission is the flow of electricity at high voltages from electricity generation resources to local distribution systems. Regulators and public policy makers have seen the need for further investment in the transmission grid. The growth in electricity generation, wholesale power sales and consumption versus transmission investment has resulted in significant transmission constraints across the United States and increased stress on aging equipment. These problems will continue without increased investment in transmission infrastructure. Transmission system investments can also increase system reliability and reduce the frequency of power outages. Such investments can reduce transmission constraints and improve access to lower cost generation resources, resulting in a lower overall cost of delivered electricity for end-use consumers. After the 2003 blackout that affected sections of the northeastern and midwestern United States and Ontario, Canada, the Department of Energy established the Office of Electricity Delivery and Energy Reliability, which is focused on working with reliability experts from the power industry, state governments, and their Canadian counterparts to improve grid reliability and increase investment in the country's electric infrastructure. In addition, the FERC has signaled its desire for substantial new investment in the transmission sector by implementing financial incentives, such as increasing the return on equity for transmission-only companies to a level that is greater than that of traditional utilities.

        The FERC has issued orders to promote non-discriminatory transmission access for all transmission customers. In the United States, electricity transmission assets are predominantly owned, operated and maintained by utilities that also own electricity generation and distribution assets, known as vertically integrated utilities. The FERC has recognized that the vertically integrated utility model inhibits the provision of non-discriminatory transmission access and, in order to alleviate this discrimination, the FERC has mandated that all transmission systems over which it has jurisdiction must be operated in a comparable, non-discriminatory manner such that any seller of electricity affiliated with a transmission owner or operator is not provided with preferential treatment. The FERC has also indicated that independent transmission companies can play a prominent role in furthering its policy goals and has encouraged the legal and functional separation of transmission operations from generation and distribution operations.

        In 2005, the Energy Policy Act was signed into law. In part, the Energy Policy Act required FERC to implement rules to encourage investment in electricity transmission infrastructure and authorized FERC to implement mandatory transmission reliability standards. In addition, the Energy Policy Act directed the Department of Energy to investigate and designate corridors along which the construction of electricity transmission infrastructure is in the national interest, and authorized FERC to determine siting of transmission facilities in such corridors in certain circumstances.

        To implement the Energy Policy Act, the FERC has proposed transmission pricing reforms designed to provide incentives for and promote needed investment in energy infrastructure. Incentives proposed by the FERC to promote transmission investment include returns on equity sufficient to encourage investment, recovery of transmission-related construction work in progress, allowing hypothetical capital structures to provide flexibility needed to maintain the viability of transmission projects, accelerating recovery of depreciation expense, allowing deferred cost recovery, providing higher returns on equity for joining transmission organizations, recovery of project development costs where projects are canceled due to circumstances outside the utility's control and expensing of pre-commercial operation costs allowing for immediate cash flow. These proposals are the subject of a rulemaking proceeding currently pending before the FERC, in which no final decision has yet been issued.

        In addition, the FERC has established rules related to the establishment of an Electric Reliability Organization, which will provide for mandatory and enforceable rules related to transmission reliability.

We anticipate we will assess our transmission systems against standards implemented by that organization. We also expect the FERC and/or the U.S. Department of Energy to finalize rules under which ITCTransmission and METC may qualify for assistance in siting of such infrastructure. Finally, the Energy Policy Act repealed the Public Utility Holding Company Act of 1935. It also subjected utility holding companies to regulations of the FERC related to access to books and records, and amended Section 203 of the FPA to provide explicit authority for the FERC to review mergers and consolidations involving utility holding companies, and acquisitions of securities by holding companies, in certain circumstances.

Federal Regulation

        As electricity transmission companies, each of ITCTransmission and METC is regulated by FERC. The FERC is an independent regulatory commission within the Department of Energy that regulates, among other things, the interstate transmission and certain wholesale sales of natural gas, the transmission of oil and oil products by pipeline, and the transmission and wholesale sale of electricity in interstate commerce. The FERC also administers accounting and financial reporting regulations and standards of conduct for the companies it regulates. In 1996, in order to facilitate open access transmission for participants in wholesale power markets, the FERC issued Order No. 888. The open access policy promulgated by the FERC in Order No. 888 was upheld in a United States Supreme Court decision issued on March 4, 2002. To facilitate open access, among other things, Order No. 888 encouraged investor owned utilities to cede operational control over their transmission systems to Independent System Operators, or ISOs, which are not-for-profit entities.

        As an alternative to ceding operating control of their transmission assets to ISOs, certain investor owned utilities began to promote the formation of for-profit transmission companies, which would assume control of the operation of the grid. In December 1999, the FERC issued Order No. 2000, which strongly encouraged utilities to voluntarily transfer operational control of their transmission systems to Regional Transmission Organizations, or RTOs. RTOs, as envisioned in Order No. 2000, would assume many of the functions of an ISO, but the FERC permitted greater flexibility with regard to the organization and structure of RTOs than it had for ISOs. RTOs could accommodate the inclusion of independently owned, for-profit companies that own transmission assets within their operating structure. Independent ownership would facilitate not only the independent operation of the transmission systems but also the formation of companies with a greater financial interest in maintaining and augmenting the capacity and reliability of those systems.

        MISO was formed in 1996 as a voluntary association of electricity transmission owners consistent with the principles in FERC Order No. 888. Later, in response to Order 2000, MISO evolved into a FERC-approved RTO with an open architecture framework capable of accommodating a variety of business models including independently owned, for-profit transmission companies. MISO is responsible for coordinating the operation of the wholesale electricity transmission system and ensuring fair, non-discriminatory access to the transmission grid.

State Regulation

        The MPSC does not have jurisdiction to regulate ITCTransmission's or METC's rates or terms and conditions of service, but it has jurisdiction over siting of new transmission lines. Pursuant to Michigan Public Acts 197 and 198 of 2004, ITCTransmission and METC each has the right as an independent transmission company to condemn property in the State of Michigan for the purpose of building new transmission facilities.

        ITCTransmission and METC are also subject to the regulatory oversight of the Michigan Department of Environmental Quality for compliance with all environmental standards and regulations.

RATE SETTING

Attachment O Rate Setting

        Attachment O is a FERC-approved cost of service formula rate template that is completed annually by most transmission owning members of MISO, including both ITCTransmission and METC. Rates are set annually under Attachment O and are in effect for the one year period beginning June 1 of each year. For the purpose of determining rates for the period from June 1, 2005 through May 31, 2006, ITCTransmission's Attachment O and METC's Attachment O primarily used selected financial and operating data as reported on the FERC Form No. 1s filed by these companies as of and for the year ended December 31, 2004 and their respective network loads for 2004. As a result, the Attachment O rate has been based on data collected during the year ended five months prior to implementation of an updated Attachment O rate. To the extent that actual conditions during the 12-month period during which that rate is in place vary from the data on which the Attachment O rate was based, ITCTransmission and METC recover more or less than their respective revenue requirements for that period. ITCTransmission has filed in FERC Docket No. ER06-1006 for authorization to base its Attachment O rate on a projection of its revenue requirement, rather than on historical data from FERC Form No. 1.

        Rates derived using Attachment O are posted on the MISO Open Access Same-Time Information System on June 1 of each calendar year. The information used to complete the Attachment O template is subject to verification by MISO. By completing the Attachment O template on an annual basis, we are able to adjust our transmission rates to reflect operational data and financial performance experienced in the prior calendar year, including the amount of network load on our transmission system, operating expenses and capital expenditures in respect of additions to property, plant and equipment when placed in service. Because Attachment O is a FERC-approved formula rate, no further action or FERC filings are required for the calculated rates to go into effect, although the rate is subject to legal challenge at the FERC.

        Attachment O will be used by ITCTransmission and METC to calculate their respective annual revenue requirements until and unless it is determined by the FERC to be unjust and unreasonable or another mechanism is determined by the FERC to be just and reasonable.

        The following three steps illustrate ITCTransmission's and METC's rate setting methodology:

  Step One—Establish Rate Base and Calculate Allowed Return

        Rate base is calculated at December 31 each year and consists primarily of in-service property, plant and equipment, net of accumulated depreciation. Property, plant and equipment additions for completed projects are added to rate base on an annual basis.

        ITCTransmission's rate base also includes an accumulated deferred income tax adjustment, a regulatory asset approved for recovery by the FERC at the time of ITC Holdings' acquisition of Predecessor ITCTransmission from DTE Energy, and an amount known as the revenue deferral made up of the difference between the revenue ITCTransmission would have collected under Attachment O and the actual revenue ITCTransmission received during the rate freeze based on the frozen rate, as well as other items. METC's rate base also includes an accumulated deferred income tax adjustment, which is a regulatory asset approved for recovery by the FERC at the time of MTH's acquisition of METC from Consumers Energy and an amount comprised of the deferral of the revenue requirement plus carrying charges associated with the plant investment made by METC from 2001 through 2005 when METC was subject to a rate freeze.

        Rate base is multiplied by the transmission company's weighted average cost of capital to determine the allowed return on rate base. The weighted average cost of capital is calculated using the actual capital structure of the transmission company, the pre-tax cost of the debt portion of our respective operating subsidiary's capital structure and, in the case of ITCTransmission, a FERC-approved 13.88% return on the actual equity portion of its capital structure and, in the case of METC, a FERC-authorized 13.38% return on the actual equity portion of METC's capital structure.

  Step Two—Calculate Revenue Requirement

        The gross revenue requirement is calculated beginning with the allowed return on rate base, as calculated in Step One above and adding recoverable operating expenses, including depreciation and amortization and taxes and, in the case of METC, deducting scheduling, system control and dispatch expenses.

  Step Three—Calculate Transmission Rate

        After calculating the gross revenue requirement in Step Two above, each of ITCTransmission and METC is required to reduce the gross revenue requirement for certain revenues, other than network revenues, such as point-to-point and rental revenues, which it generated during the prior year. This net amount represents revenues to be recovered from network customers through transmission rates. This transmission rate is calculated by dividing the net revenue requirement by the prior year's annual network load.

ITCTransmission Rate Setting

        In its February 20, 2003 order, the FERC accepted ITCTransmission's proposed return of 13.88% on the actual equity portion of its capital structure. ITCTransmission's proposal to use its actual capital structure, targeting 60% equity and 40% debt, was also accepted by the FERC. Since Attachment O is a FERC-approved rate formula, no FERC rate filing is required to put the calculated rates into effect.

        Illustration of Attachment O Rate Setting.    Set forth below is a simplified illustration of the calculation of ITCTransmission's monthly network and point-to-point rates under the Attachment O rate setting mechanism for the period from June 1, 2006 through May 31, 2007, based primarily upon ITCTransmission's 2005 FERC Form No. 1 data.

Line	Attachment O Items	Instructions	Amount
1	Rate Base (as of December 31, 2005)		$612,146,488
2	Multiply by Weighted Average Cost of Capital relying on data from the 2005 FERC Form No. 1(1)		10.49%
3	Allowed Return on Rate Base	(Line 1 × Line 2)	$64,214,167
4	Recoverable Operating Expenses		$65,259,540
5	Taxes and Depreciation and Amortization		$85,925,477
6	Allowed Return on Rate Base	(Line 3)	$64,214,167
7	Gross Revenue Requirement	(Line 4 + Line 5 + Line 6)	$215,399,184
8	Less Revenue Credits		$22,116,799
9	Net Revenue Requirement	(Line 7 – Line 8)	$193,282,385
10	Divide by 2005 Network Load (in kW)		9,238,083
11	Annual Network and P-T-P Transmission Rate	(Line 9 divided by Line 10)	$20.922
12	Monthly Network and P-T-P Transmission Rate ($/kW per month)	(Line 11 divided by 12)	$1.744

(1)
The weighted average cost of capital for purposes of this illustration is calculated as follows:

	Percentage of ITCTransmission's Total Capitalization		Cost of Capital		Weighted Average Cost of Capital
Debt	39.94	x	5.40%	(Pre-tax)=	2.15%
Equity	60.06	x	13.88%	(After tax)=	8.34%

	100.00				10.49%

METC Rate Setting

  Ratemaking History

        In connection with the acquisition of METC by MTH in May 2002, METC, MTH and Consumers Energy submitted a joint application to the FERC seeking authorization for the acquisition of METC and its transmission facilities by MTH and for the FERC's authorization to charge a fixed rate of $0.98 per kW/month for network and point-to-point transmission services and $0.056 per kW/month for scheduling, system control and dispatch service charges for the period from May 1, 2002 through December 31, 2005. METC and its then owners agreed to freeze METC's transmission rates for network and point-to-point transmission services at $0.98 per kW/month during this period as an accommodation to Consumers Energy, which was subject to a retail rate freeze from the MPSC through December 31, 2005.

        In addition to the authorized rate freeze, METC sought FERC authority to:

  (1)
  defer recovery, until after December 31, 2005, of depreciation and a return on investment in new transmission facilities incurred during the period from January 1, 2001 through December 31, 2005, to be amortized over a five-year period beginning January 1, 2006;

  (2)
  create a regulatory asset equal to the amount of accumulated deferred income tax, or ADIT adder, included on METC's balance sheet on May 1, 2002, to be amortized over a 20-year period beginning January 1, 2006; and

  (3)
  defer recovery of, until after December 31, 2005, the carrying costs on the amounts stated in (1) and (2) accrued annually from January 1, 2001 through December 31, 2005.

        By order dated February 13, 2002, and subsequent order on rehearing dated March 29, 2002, the FERC authorized the proposed fixed transmission rates effective on the closing of the sale of METC by Consumers Energy on May 1, 2002, and authorized the proposed rate freeze and deferrals through December 31, 2004, subject to METC becoming a transmission owner within MISO. By order dated May 28, 2004, the FERC authorized METC to extend the authorized rate freeze and deferrals through December 31, 2005, as requested in the initial application.

        On September 12, 2003, METC filed for authorization to calculate its overall rate of return on the deferrals authorized by the FERC in its February 2002 and March 2002 orders using a 13.88% rate of return on the actual equity portion of METC's deemed capital structure of 50% debt and 50% equity through December 31, 2004 and METC's actual capital structure for the year ended December 31, 2005, and METC's actual cost of debt. By order dated November 17, 2003, the FERC authorized the requested return on equity and capital structure for use in calculating METC's authorized deferrals.

  Recent Rate Case

        On December 30, 2005, the FERC authorized METC to charge rates based on the application of the formula rate contained in Attachment O beginning on January 1, 2006, subject to specified adjustments. The FERC's rate order authorized METC to set rates for network and point-to-point transmission customers by using data reported annually in METC's FERC Form No. 1, subject to:

  •
  adjustments to METC's net revenue requirements calculation to include a regulatory asset equal to the authorized deferrals of amounts not included in rate base during the period from January 1, 2001 through December 31, 2005, including an estimated amount for these deferrals for 2005;

  •
  adjustments to METC's equity account balance to remove goodwill resulting from a December 2003 sale of partnership interests in MTH; and

  •
  the inclusion of an allowance for income taxes attributable to MTH's equity interest holders.

        The FERC's December 2005 rate order also authorized METC to earn a return of 13.38% on the actual equity portion of its actual capital structure in calculating the Attachment O formula rates. In addition, the rate order permitted METC, along with MISO and other members of MISO, to request in a separate future FERC proceeding an additional 50 basis point return on the equity portion of its capital structure based on participation in MISO as a FERC-approved RTO. If approved, this request would permit METC to use a 13.88% rate of return on the actual equity portion of its capital structure. In addition, consistent with a recent policy statement and other orders applicable to partnerships and other pass-through entities, the FERC authorized METC to include in rates an allowance for income taxes attributable to METC's owners as a result of utility income from METC, computed in accordance with the methodology provided in Attachment O. Finally, METC was authorized to charge the same MISO system-wide rate for scheduling, system control and dispatching services as determined by a separate MISO formula.

        The FERC's December 2005 rate order set certain issues for hearing, including:

  •
  the need for a mechanism to avoid over-collection of amounts deferred during the period from January 1, 2001 through December 31, 2005;

  •
  the adequacy of information used to calculate those deferrals;

  •
  the reasonableness of fees for services provided by Trans-Elect that are included in the calculation of METC's rate base;

  •
  the proper calculation of the adjustment to METC's equity account balance resulting from the December 2003 sale of partnership interests; and

  •
  the need for additional information regarding expenses associated with METC's operation and maintenance of facilities that are jointly owned with others.

A hearing was scheduled for the third quarter of 2006; however, the proceedings have been suspended until September 1, 2006, pending the consummation of ITC Holdings' acquisition of the indirect ownership interests in METC. A final decision by the FERC is expected in 2007.

        In addition to the FERC's rulings on the issues set for further hearing in the December 2005 rate order, the December 2005 rate order itself is, and any subsequent orders regarding METC's rates are, as is the case with any FERC order, subject to further rehearing requests at the FERC and judicial review in a United States Court of Appeals. In particular, Consumers Energy and the MPSC have filed requests for rehearing of the FERC's December 2005 rate order with respect to the following issues:

  (1)
  the justness and reasonableness of METC's authorized rate of return of 13.38% on the equity portion of its capital structure, including whether METC provided sufficient evidence to support that rate and whether the FERC's use of findings that were made in prior proceedings is permissible;

  (2)
  the authorization permitting METC to begin, as of January 1, 2006, to recover through the Attachment O formula rate amounts previously deferred during the period from January 1, 2001 through December 31, 2005, instead of delaying recovery of those deferred amounts until June 1, 2006 when Attachment O rates are to be reset using data inputs from 2005; and

  (3)
  the accounting information that METC should be required to maintain to allow any necessary future adjustments to its equity account balance to remove goodwill resulting from any future transaction, such as the December 2003 sale of partnership interests.

The FERC has not yet acted on the foregoing rehearing requests.

        METC also sought clarification or rehearing of the December 2005 rate order regarding the effective date of implementation of any future FERC order authorizing an additional 50 basis points in METC's rate of return on the equity portion of its capital structure based on its membership in MISO, which METC argues should be effective as of January 1, 2006.

        If the FERC finds as a result of the hearing referenced above, as part of a settlement among the parties approved by the FERC or as a result of a subsequent rehearing or appeal that the components or calculations used in setting METC's current rates should be modified, METC would be required to refund to its customers, with interest, the difference between the revenue collected under the current rates and the rates calculated using the modified components and calculations. Any required refund would be payable to affected customers within a limited period of time, typically between 30 and 45 days.

  Current Ratemaking

        The FERC has authorized METC to use the specified formula rate contained in Attachment O.

        Pursuant to the FERC's December 2005 rate order, METC's new rates based on Attachment O, specifically $1.567 per kW/month charge for network and point-to-point transmission service, became effective as of January 1, 2006, subject to refund as a result of proceedings currently pending before the FERC or subsequent judicial review. This rate was based on financial data and load information for the year ended December 31, 2004, and was charged for service on the METC transmission system for the period from January 1, 2006 through May 31, 2006. METC's billed rate became $1.524 per kW/month on June 1, 2006 and will be charged for service on the METC transmission system for the period from June 1, 2006 through May 31, 2007. Subject to further FERC orders modifying the December 2005 rate order or Attachment O, for the purpose of determining rates for the period from June 1, 2006 through May 31, 2007, MISO will use selected financial and operating data and network load for 2005 reported on METC's FERC Form No. 1 as of and for the year ended December 31, 2005.

        To the extent that actual conditions, including load, vary from the data on which the Attachment O formula rate is based, METC may recover more or less than its revenue requirement for that period. By completing the Attachment O template on an annual basis, METC is able to adjust its transmission rates to reflect the operational data and financial performance experienced in the prior calendar year, including the amount of network load on its transmission system, operating expenses and transmission plant additions.

        Rates for the provision of scheduling, system control and dispatch services and for ancillary services are not calculated under Attachment O, but are calculated pursuant to separate FERC-approved schedules.

        Illustration of Attachment O Rate Setting.    Set forth below is a simplified illustration of the calculation of METC's monthly network and point-to-point rates under the Attachment O formula rate for the period from June 1, 2006 through May 31, 2007, based primarily upon METC's 2005 FERC Form No. 1 data.

Line	Attachment O Items	Instructions	Amount
1	Rate Base (as of December 31, 2005)(1)		$396,132,571
2	Multiply by Weighted Average Cost of Capital relying on data from the 2005 FERC Form No. 1		9.95%
3	Allowed Return on Rate Base	(Line 1 × Line 2)	$39,415,191
4	Recoverable Operating Expenses		$41,983,985
5	Taxes and Depreciation and Amortization		$59,543,481
6	Allowed Return on Rate Base	(Line 3)	$39,415,191
7	Gross Revenue Requirement	(Line 4 + Line 5 + Line 6)	$140,942,657
8	Less Revenue Credits		$10,830,288
9	Net Revenue Requirement	(Line 7 – Line 8)	$130,112,369
10	Divide by 2005 Network Load (in kW)		7,116,500
11	Annual Network and P-T-P Transmission Rate	(Line 9 divided by Line 10)	$18.283
12	Monthly Network and P-T-P Transmission Rate ($/kW per month)	(Line 11 divided by 12)	$1.524

(1)
The weighted average cost of capital for purposes of this illustration is calculated as follows:

	Percentage of METC's Total Capitalization		Cost of Capital		Weighted Average Cost of Capital
Debt	46.17	x	5.95%	(Pre-tax) =	2.75%
Equity	53.83	x	13.38%	(After tax) =	7.20%

	100.00				9.95%

BUSINESS

Overview

        Through our operating subsidiaries, ITCTransmission and METC, we are the only publicly traded company engaged exclusively in the transmission of electricity in the United States and the largest independent transmission company in the country based on transmission load served. Our business strategy is to operate, maintain and invest in our transmission infrastructure in order to enhance system integrity and reliability and to reduce transmission constraints. By pursuing this strategy, we seek to reduce the overall cost of delivered energy for end-use consumers by providing them with access to electricity from the lowest cost electricity generation sources. ITCTransmission and METC operate contiguous, fully-regulated, high-voltage systems that transmit electricity to local electricity distribution facilities from generating stations throughout Michigan and surrounding areas. The local distribution facilities connected to our systems serve an area comprising substantially all of the lower peninsula of Michigan, which had a population of approximately 9.8 million people at December 31, 2005.

        As transmission utilities with rates regulated by the FERC, our subsidiaries earn revenues through fees charged for the use of their electricity transmission systems by our customers, which include investor-owned utilities, municipalities, co-operatives, power marketers and alternative energy suppliers. As independent transmission companies, our subsidiaries are subject to rate regulation only by the FERC. The rates charged by our subsidiaries are established using a formulaic cost-of-service model and re-calculated annually, allowing for the recovery of expenses and income taxes and a return of and on invested capital.

Background

        In 1996, FERC issued Order No. 888, which directed utilities to file open access transmission tariffs allowing the open use of their transmission lines by others on a non-discriminatory basis. In 2000, the State of Michigan enacted legislation to permit unbundled retail electric service and, in part, required major electric utilities, such as Detroit Edison and Consumers Energy, to join an RTO or divest their transmission facilities. In addition, the FERC also issued Order No. 2000 that year regarding the formation and operation of RTOs. Following and concurrent with these regulatory developments, Detroit Edison and Consumers Energy each divested its high voltage electric transmission system, resulting in the formation of ITCTransmission and METC.

        Effective June 1, 2001, Detroit Edison transferred its transmission assets to Predecessor ITCTransmission, a wholly owned subsidiary of DTE Energy. On February 20, 2003, the FERC approved the sale of ITCTransmission by DTE Energy to ITC Holdings and the transaction closed on February 28, 2003. After an accelerated transition period order by the FERC during which Detroit Edison performed certain service-related functions for ITCTransmission, on April 8, 2004, ITCTransmission became an independently operated electricity transmission company.

        With respect to METC, effective April 1, 2001, Consumers Energy transferred its transmission assets to its subsidiary known as METC. On February 13, 2002, the FERC approved the sale of METC to MTH and the transaction closed on May 1, 2002. Consumers Energy currently provides certain service-related functions to METC, but the provision of those services by Consumers Energy is expected to terminate in May, 2007.

The METC Acquisition

        On May 11, 2006, ITC Holdings entered into an agreement to acquire all of the indirect ownership interests in METC, ITCTransmission's neighboring transmission system, for an aggregate purchase price of approximately $555.6 million plus the assumption of approximately $304.7 million of MTH and METC debt and certain liabilities (net of $6.2 million of cash and cash equivalents), which we, MTH or METC will assume, repay, redeem or refinance in connection with the acquisition. METC's service area covers approximately two-thirds of Michigan's lower peninsula and is contiguous with ITCTransmission's service area with nine interconnection points.

        We believe that ITC Holdings' acquisition of all of the indirect ownership interests in METC will provide significant operating and financial benefits through the common ownership of complementary transmission utilities, including:

  •
  earnings growth through the creation of opportunities for additional capital projects between the two systems to further our goals of improving reliability and reducing congestion;

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  enhanced ability to plan and coordinate transmission projects across our systems;

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  a larger platform for further consolidation of independent transmission assets through the creation of the tenth largest transmission load serving entity in the country;

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  more efficient operation of the transmission systems, which generate cost savings that will benefit end-use consumers; and

  •
  diversification of our customers located in our service territories.

        Concurrently with ITC Holdings' acquisition of all of the indirect ownership interests in METC and concurrently with this offering, ITC Holdings will issue approximately $460.0 million of senior notes and METC will issue approximately $155.0 million of METC Mortgage Bonds. We expect to use the net proceeds from this offering, together with the net proceeds from the senior notes and the METC Mortgage Bonds private placements, and shares of our common stock with an approximate value of $70.0 million, to finance the purchase price of METC, assume, repay, redeem or refinance approximately $304.7 million of MTH and METC debt and certain liabilities (net of $6.2 million of cash and cash equivalents) and pay related fees and expenses. The consummation of this offering and the private placements of the senior notes and the METC Mortgage Bonds are conditioned upon the closing of the acquisition. The acquisition is subject to customary closing conditions.

Business Strengths

        Our strategy is aligned with the FERC's policy objective to promote needed investment in transmission infrastructure in order to enhance competition in wholesale power markets, improve reliability and reduce system constraints to decrease the overall cost of delivered electricity. As a result, we believe that our business combines operational excellence, growth through prudent capital investment and predictability resulting from a formulaic rate setting system. Our business strengths include:

  Operational excellence

        We are committed to operating, maintaining, planning and investing in our transmission systems to improve performance and reliability and lower the delivered cost of energy to end-use consumers.

  •
  Our goal is to provide best-in-class system performance. We participate in benchmarking studies conducted by independent consultants in order to measure our operational performance against that of other electricity transmission owning companies. Our goal is not only to outperform other electricity transmission systems in the measures that we believe are important, but also to operate the most reliable, highest performing system possible. ITCTransmission is a top-quartile performer in key reliability measures such as outages and system availability.

  •
  We strive to provide cost-effective service. This is supported by our competitive bid process for major capital projects and by our business model whereby we outsource non-core functions to optimize the productivity of our workforce.

  Growth

        We will prudently invest in our systems to lower the delivered cost of energy to end-use consumers.

  •
  Significant Prudent Investment Opportunities in our Transmission Systems. Prudent capital investment will expand our rate base and earnings potential. Under the Attachment O rate setting mechanism, capital investment drives increases in rate base and revenues. Our forecasted capital investment plan to invest approximately $1.6 billion from 2005 to 2011 includes projects needed to:

  •
  rebuild existing property, plant and equipment;

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  accommodate changes in regional population growth and related load requirements, wholesale markets and generation interconnections in Michigan and across the region; and

  •
  maintain reliable regional transmission systems that allow efficient access to generation resources.

    We will also seek to identify opportunities in addition to those included in our current capital investment forecast resulting from coordinated regional transmission planning across the lower peninsula of Michigan.

  •
  Pursue Opportunities to Acquire Other Complementary Transmission Systems.    As in the case of the METC acquisition, we continually consider and intend to pursue opportunities to acquire complementary transmission systems in order to expand our existing service territories. Subject to applicable regulatory limitations, we will seek to identify attractive transmission systems and apply our business model and operating expertise across these systems to improve reliability and deliver lower energy costs to end-use customers. We believe we are well positioned to capitalize on these opportunities given our experienced management team, our relationships with our financial sponsors and the ability to use our publicly traded common stock as acquisition consideration.

  Predictability

        We believe that the following elements make our performance more predictable than other regulated businesses:

  •
  formulaic rate setting mechanism;

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  no rate hearings required to adjust rates; and

  •
  rates adjusted annually to reflect recent capital investment.

        The formulaic nature of our rate setting mechanism enables us to generate predictable revenues since the rates we charge are determined annually using actual historical data, or, if authorized by FERC, projected data for the current year. Our rate setting process is approved by the FERC, and administered and confirmed by MISO pursuant to Attachment O, which significantly streamlines our rate determination procedures and substantially reduces the delay between the incurrence and recovery of costs through rates. By contrast, most regulated investor-owned utilities endeavor to recover their investments and expenses through rates set by state commissions or the FERC in contested proceedings. These proceedings can be adversarial and protracted and may delay recovery of costs for years with an uncertain outcome.

        In addition, we believe that the following strengths, when combined with our growth strategy and predictable performance, provide us with an opportunity for growth:

  •
  Supportive Regulatory Environment for Independent Transmission Companies.    The FERC has allowed independent transmission system owners to earn incentive rates of return to encourage the separation of transmission systems from the generation and sale of electricity and to facilitate greater investment in transmission infrastructure. The FERC currently allows ITCTransmission and METC to collect in their rates a 13.88% and a 13.38%, respectively, return on the actual equity portion of their respective capital structures.

  •
  Lower Risk, Less Contentious Capital Investment Largely Focused On Rebuilding and Upgrading Existing Transmission Equipment.    A significant portion of our organic growth strategy has very low execution risk as a large majority of it is based on upgrading or replacing existing equipment, rather than building new transmission lines requiring new right-of-way requirements.

  •
  Minimal Commodity and Energy Demand Risk.    Our network revenues are a product of our regulated transmission rate and the monthly peak network load that is connected to our transmission system. Peak network load varies with weather and the general demand for electricity. Our rates are adjusted annually to incorporate any changes in network load. If loads are reduced as a result of cool summer weather or from any other cause in a calendar year, our rates would increase effective the following June 1, assuming all other conditions remained equal. We operate transmission systems and, accordingly, are not directly impacted by electricity commodity pricing or price volatility.

  •
  Attractive Service Territories.    We are the only transmission systems in our service territories, which include a concentration of industrial end-use consumers, such as automobile manufacturers and suppliers. Many of these industrial consumers employ advanced manufacturing techniques that require reliable delivery of electricity. These consumers are receptive to transmission infrastructure projects, as the cost of lost productivity resulting from poor reliability may far exceed the cost of reliability enhancements. Our service territories also include residential and other end-use consumers in a densely populated urban area. These characteristics have provided us with greater operating and capital expenditure efficiencies compared to more geographically dispersed transmission systems.

  •
  Lack of Competition.    The introduction of deregulation to foster competition among power industry participants is not expected to have any negative impact on independent operators of transmission systems. Our transmission systems are the primary means in our service territories to transmit electricity from generators to distribution facilities that ultimately provide electricity to end-use consumers.

  •
  Experienced Management Team.    Our management team identified the business opportunity for the formation of ITCTransmission and the acquisition of METC. They have worked over the past decade with state and federal regulators to understand their policy objectives and to contribute to the development of the current policy framework for independent transmission companies.

Our Operations

        Our operations are conducted through ITCTransmission and METC in Michigan. We have no ownership of or financial interest in electricity generation or distribution assets, allowing us to focus exclusively on the transmission of electricity and investment in transmission infrastructure. As transmission-only companies, ITCTransmission and METC function as conduits, moving power from generators to local distribution systems either entirely through their own systems or in conjunction with neighboring transmission systems. Detroit Edison, Consumers Energy and other third parties then transmit power through these local distribution systems to end-use consumers. The transmission of electricity by ITCTransmission and METC is a central function to the provision of electricity to residential, commercial and industrial end-use consumers.

        Our primary operating responsibilities include maintaining, improving and expanding our transmission systems to meet our customers' ongoing needs, scheduling outages on transmission system elements to allow for maintenance and construction, balancing electricity generation and demand, maintaining appropriate system voltages and monitoring flows over transmission lines and other facilities to ensure physical limits are not exceeded.

        Our operating subsidiaries' assets include over 8,000 circuit miles of high-voltage lines, 235 stations and substations, approximately 61,000 transmission towers and poles and 14 external interconnections, which connect our transmission lines to generation resources, distribution facilities and neighboring transmission systems. There are also nine interconnections between ITCTransmission and METC. The rate base of our operating subsidiaries, which is comprised primarily of transmission property, plant and equipment, was in excess of $1.0 billion as of December 31, 2005.

        We are committed to investing capital in our transmission systems to improve reliability and lower the delivered cost of energy to end-use consumers. By prudently investing capital in our transmission systems, we believe we will enhance our earnings growth as we continue to earn a regulated return on our expanding rate base. For the period from January 1, 2004 through December 31, 2005, ITCTransmission and METC invested $199.3 million and $65.0 million, respectively, in property, plant and equipment. We expect investments by ITCTransmission and METC in property, plant and equipment in 2006 to be at least $160.0 million. ITCTransmission and METC have invested $34.8 million and $15.1 million, respectively, in property, plant and equipment during the three months ended March 31, 2006.

        Over the seven-year period from January 1, 2005 through December 31, 2011, we anticipate that ITCTransmission and METC will invest approximately $1.6 billion to rebuild and upgrade existing equipment, relieve congestion and provide access to the lowest cost generation sources. Our forecasted investment in property, plant and equipment in 2007 for ITCTransmission and METC is estimated to be $160.0 million to $190.0 million in total. The actual timing and amounts of capital investment are dependent upon the timing of the closing of the acquisition, the timing of completing the joint planning process for the two systems and our ability to procure equipment with long lead times for production that has not yet been ordered. The amounts could also vary for the reasons described in footnote (c) to the table below. The remaining forecasted investment in property, plant and equipment for 2008 through 2011 for ITCTransmission and METC is estimated to be $1.1 billion in total.

        Property, plant and equipment additions in excess of depreciation and amortization expense result in an expansion of the rate base of our operating subsidiaries when these additions are placed in service. The table below presents the historical capital investment of our operating subsidiaries and our forecasts for capital investment for the remainder of 2006.

(a)
Amount represents additions to property, plant and equipment. Additions to property, plant and equipment differ from cash expenditures for property, plant and equipment in any period primarily due to differences in construction labor and materials costs incurred compared to cash paid for those costs and services during that period.

(b)
Amount represents depreciation and amortization expense. ITC Holdings' acquisition of all of the indirect ownership interests in METC will be accounted for using the purchase method of accounting. The application of the purchase method of accounting for the acquisition is expected to result in the recognition of an intangible asset relating to recoverable amounts that were deferred under METC's rate freeze to reflect its fair market value, which is expected to result in additional amortization expense of approximately $14.0 million on an annual basis recognized on a straight-line method from the date of closing of the acquisition through May 31, 2011.

(c)
Approximate amount that ITCTransmission and METC expect to invest in additions to property, plant and equipment. Investments in property, plant and equipment could vary due to, among other things, the impact of weather conditions, union strikes, labor shortages, material and equipment prices and availability, our ability to obtain financing for such expenditures, if necessary, limitations on the amount of construction that can be undertaken on our systems at any one time or regulatory approvals for reasons relating to environmental, siting or regional planning issues or as a result of legal proceedings and variances between estimated and actual costs of construction contracts awarded. The allocation of our budgeted investments among ITCTransmission's and METC's transmission systems remains contingent on our assessment of market conditions and opportunities and other factors. Therefore, future investments in ITCTransmission's or METC's transmission system may be higher or lower than currently planned, or may be allocated differently between ITCTransmission and METC.

        Substantially all of our revenues for the year ended December 31, 2005 were derived from providing transmission service. Detroit Edison and Consumers Energy accounted for approximately 50.5% and 25.0%, respectively, of our pro forma operating revenues for the year ended December 31, 2005. We generated pro forma operating revenues, net income and adjusted EBITDA of $311.3 million, $         million and         million, respectively, for the year ended December 31, 2005. ITC Holdings and Subsidiaries generated operating revenues, net income and adjusted EBITDA of $205.3 million, $34.7 million and $112.1 million, respectively, for the year ended December 31, 2005. ITC Holdings and Subsidiaries generated operating revenues, net income and adjusted EBITDA of $39.1 million, $2.7 million and $19.8 million, respectively, for the three months ended March 31, 2006. We generated pro forma operating revenues, net income and adjusted EBITDA of $71.4 million, $         million and $         million, respectively, for the three months ended March 31, 2006. See "Summary—Summary Historical and Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures" for the definition of adjusted EBITDA, which is a non-GAAP measure, and a discussion of its usefulness as a measure of our overall financial and operating performance and a reconciliation of net income to adjusted EBITDA.

  ITCTransmission's Operations

        The operations performed by ITCTransmission fall into the following categories:

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  asset planning;

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  engineering, design and construction;

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  maintenance; and

  •
  real time operations.

  Asset Planning

        Asset Planning uses detailed system models and long-term load forecasts to develop ITCTransmission's system expansion capital plan. The expansion plan identifies projects that address potential future reliability issues and/or produce economic savings for customers by eliminating constraints.

        ITCTransmission works closely with MISO in the development of ITCTransmission's annual system expansion capital plan by performing technical evaluations and detailed studies. As the regional planning authority, MISO reviews regional system improvement projects by its members, including ITCTransmission.

  Engineering, Design and Construction

        ITCTransmission's engineering, design and construction group is responsible for design, creating equipment specifications, developing maintenance plans and project engineering for capital, operation and maintenance work. ITCTransmission works with outside contractors to perform some of its engineering and design and all of its construction, but retains internal technical experts that have experience with respect to the key elements of the transmission system such as substations, lines, equipment and protective relaying systems. This internal expertise allows ITCTransmission to effectively manage outside contractors.

  Maintenance

        ITCTransmission develops and tracks the preventive maintenance plan to promote a safe and reliable system. By performing preventative maintenance on its assets, ITCTransmission can minimize the need for reactive maintenance, resulting in improved reliability. ITCTransmission contracts with Utility Lines Construction, which is a division of Asplundh Tree Expert Co., to perform the bulk of its maintenance. The agreements provide ITCTransmission with access to an experienced and scalable workforce with knowledge of the ITCTransmission system at an established rate for the five-year period ending August 28, 2008.

  Real Time Operations

        Joint Control Area Operator.    Under the functional control of MISO, ITCTransmission and METC operate their electricity transmission systems as a combined control area under the MECS Control Area Agreement. The operation is performed at the Michigan Electric Power Coordination Center, or MEPCC, where employees of ITCTransmission and METC jointly perform the functions as the control area operator which include balancing loads and generation in order to ensure a supply of electricity to customers, maintaining voltage, coordinating the use of ITCTransmission and METC transmission facilities and monitoring the flow on critical facilities to avoid exceeding operating security limits.

        System Operations.    As part of day-to-day operations in ITCTransmission's operations control room located in Novi, Michigan, transmission system coordinators analyze system conditions at all times, allowing them to react quickly to changing conditions. Transmission system coordinators must also work with maintenance and construction crews in the field to ensure the safe and reliable operation of the grid. A key component of this work involves scheduling outages on system elements to allow crews to safely perform maintenance and construction while maintaining reliability for our customers.

  METC's Operations

        The operations performed by METC fall into the categories of asset management and planning and transmission operations.

  Asset Management and Planning

        METC's asset management and planning department is responsible for planning, expanding and maintaining METC's transmission system, through a seamless, integrated process of design, construction and maintenance. This department consists of the following groups:

  •
  transmission planning;

  •
  transmission assets; and

  •
  protection and performance.

  Transmission Operations

        Transmission system real-time operation is accomplished by managing electric power flows on the system through the control activities performed within a specified control area, and by monitoring the actual status of the physical equipment in an operations center. Electric power flows on METC's system are controlled through MEPCC while physical equipment monitoring is currently performed by Consumers Energy's employees pursuant to the services contract with Consumers Energy at its transmission operations center.

        In preparation for the termination of METC's services contract with Consumers Energy, METC is developing a separate real-time operations organization. The project includes building a new operations and control center in Caledonia, Michigan along with the installation of new computer systems, procedures and staffing additions. Major functions of the new operations and control center include monitoring the physical status and condition of system equipment, conducting equipment switching activities, scheduling maintenance outages, performing system condition analysis, emergency planning and outage restoration. We expect the new operations and control center, which will house METC's mechanical, electrical and computer systems and approximately 50 staff members, to be fully operational by the end of April 2007, by which time, METC expects to transition responsibility for day-to-day operations from Consumers Energy to either METC personnel or third parties with whom METC has contracted to provide these services.

Operating Contracts

  ITCTransmission

        Detroit Edison operates the electricity distribution system to which ITCTransmission's transmission system connects. A set of three operating contracts sets forth terms and conditions related to Detroit Edison and ITCTransmission's ongoing working relationship. These contracts include the following:

        Master Operating Agreement.    The Master Operating Agreement, or MOA, governs the primary day-to-day operational responsibilities of ITCTransmission and Detroit Edison and will remain in effect until terminated by mutual agreement of the parties (subject to any required FERC approvals) unless earlier terminated pursuant to its terms. The MOA identifies the control area coordination services that ITCTransmission is obligated to provide to Detroit Edison. The MOA also requires Detroit Edison to provide certain generation-based support services to ITCTransmission.

        Generator Interconnection and Operation Agreement.    Detroit Edison and ITCTransmission entered into the Generator Interconnection and Operation Agreement, or GIOA, in order to establish, re-establish and maintain the direct electricity interconnection of Detroit Edison's electricity generating assets with ITCTransmission's transmission system for the purposes of transmitting electric power from and to the electricity generating facilities. Unless otherwise terminated by mutual agreement of the parties (subject to any required FERC approvals), the GIOA will remain in effect until Detroit Edison elects to terminate the agreement with respect to a particular unit or until a particular unit ceases commercial operation.

        Coordination and Interconnection Agreement.    The Coordination and Interconnection Agreement, or CIA, governs the rights, obligations and responsibilities of ITCTransmission and Detroit Edison regarding, among other things, the operation and interconnection of Detroit Edison's distribution system and ITCTransmission's transmission system, and the construction of new facilities or modification of existing facilities. Additionally, the CIA allocates costs for operation of supervisory, communications and metering equipment. The CIA will remain in effect until terminated by mutual agreement of the parties (subject to any required FERC approvals).

  METC

        METC is party to a number of operating contracts that govern the operations and maintenance of its transmission system. These contracts include the following:

        Amended and Restated Easement Agreement.    The easement agreement, dated as of April 29, 2002 and as further supplemented, is between METC and Consumers Energy. Under the easement agreement, Consumers Energy provides METC with an easement to the land, which we refer to as premises, on which METC's transmission towers, poles, lines and other transmission facilities used to transmit electricity at voltages of at least 120 kV are located, which we refer to collectively as the facilities. Consumers Energy retained for itself the rights to, and the value of activities associated with, all other uses of the premises and the facilities covered by the easement agreement, such as for distribution of electricity, fiber optics, telecommunications, gas pipelines and agricultural uses.

Accordingly, METC is not permitted to use the premises or the facilities covered by the easement agreement for any purposes other than to provide electric transmission and related services, to inspect, maintain, repair, replace and remove electric transmission lines and to alter, improve, relocate and construct additional electric transmission lines. The easement is further subject to the rights of any third parties that had rights to use or occupy the premises or the facilities prior to April 1, 2001 in a manner not inconsistent with METC's permitted uses.

        METC pays Consumers Energy annual rent of approximately $10.0 million, in equal quarterly installments, for the easement and related rights under the easement agreement. Although METC and Consumers Energy share the use of the premises and the facilities covered by the easement agreement, METC pays the entire amount of any rentals, property taxes, inspection fees and other amounts required to be paid to third parties with respect to any use, occupancy, operations or other activities on the premises or the facilities and is responsible for the maintenance of the premises and the facilities at its expense. METC also must maintain commercial general liability insurance protecting METC and Consumers Energy against claims for personal injury, death or property damage occurring on the premises or the facilities and pay for all insurance premiums. METC is also responsible for patrolling the premises and the facilities by air at its expense at least annually and to notify Consumers Energy of any unauthorized uses or encroachments discovered. METC indemnifies Consumers Energy for all liabilities arising from the facilities covered by the easement agreement.

        METC must notify Consumers Energy before altering, improving, relocating or constructing additional transmission lines on the facilities covered by the easement agreement. Consumers Energy may respond by notifying METC of reasonable work and design restrictions and precautions that are needed to avoid endangering existing distribution facilities, pipelines or communications lines, in which case METC must comply with these restrictions and precautions. METC has the right at its own expense to require Consumers Energy to remove and relocate these facilities, but Consumers Energy may require payment in advance or the provision of reasonable security for payment by METC prior to removing or relocating these facilities, and Consumers Energy need not commence any relocation work until an alternative right-of-way satisfactory to Consumers Energy is obtained at METC's expense.

        The term of the easement agreement runs through 2050 and is subject to 10 automatic 50-year renewals after that time unless METC provides one year's notice of its election not to renew the term. Consumers Energy may terminate the easement agreement 30 days after giving notice of a failure by METC to pay its quarterly installment if METC does not cure the non-payment within the 30-day notice period. At the end of the term or upon any earlier termination of the easement agreement, the easement and related rights terminate and revert to Consumers Energy.

        Amended and Restated Operating Agreement.    The operating agreement, dated as of April 29, 2002, is between METC and Consumers Energy. Under the operating agreement, METC agrees to operate its transmission system to provide all transmission customers with safe, efficient, reliable and non-discriminatory transmission service pursuant to its tariff. Among other things, METC is responsible under the operating agreement for maintaining and operating its transmission system, providing Consumers Energy with information and access to its transmission system and related books and records and administering and performing the duties of control area operator (that is, the entity exercising operational control over the transmission system). Consumers Energy has a corresponding obligation to provide METC with access to its books and records. Consumers Energy must cooperate with METC as METC performs its duties as control area operator, including by providing reactive supply and voltage control from generation sources or other ancillary services and reducing load.

        Amended and Restated Services Contract.    The services contract, dated as of April 29, 2002, is between METC and Consumers Energy. Under the services contract, Consumers Energy provides contract services, under METC's direction, for METC's transmission assets for an initial five-year period. The services contract provides METC with labor for the following:

  •
  operating, maintenance and inspection work;

  •
  demand work;

  •
  major maintenance programs;

  •
  capital work at METC's request;

  •
  system control and system optimization; and

  •
  spare parts inventory management.

        Under the services contract, METC paid Consumers Energy, excluding amounts for capital work, approximately $21.1 million and $19.7 million for the years ended December 31, 2005 and 2004, respectively, and expects to pay Consumers Energy approximately $19.9 million for the year ending December 31, 2006. Payments are made in monthly installments. METC pays Consumers Energy for the other services at escalating fixed annual fees or agreed-upon rates.

        The services contract limits Consumers Energy's total liability arising out of its performance under the services contract to $1 million. The parties also agreed to maintain certain insurance coverage under the services contract. Any disputes between the parties under the services contract will be brought to the administrative committee established under the operating agreement.

        By its terms, the services contract is in effect through April 29, 2007. After that time, the services contract renews automatically every three years unless notice is given by either party at least 365 days prior to the expiration of the then-current term. In addition, any services may be removed from the services contract after the initial five-year term upon 365 days' notice by either party.

        METC gave Consumers Energy written notice of termination of the system control and system optimization portions of the services contract on November 2, 2004. METC gave Consumers Energy written notice of termination of the remainder of the services provided by Consumers Energy under the services contract on February 6, 2006. Each of these notices is effective in May 2007. METC has already solicited bids for services such as capital work, inventory management and forestry work, and METC plans to solicit competitive bids in 2006 for the remainder of the services provided by Consumers Energy under the services contract. METC will contract with qualified parties who can provide these services starting in May 2007 under the most attractive terms.

        Amended and Restated Purchase and Sale Agreement for Ancillary Services.    The ancillary services agreement, dated as of April 29, 2002 and effective May 1, 2002, is between METC and Consumers Energy. Since METC does not own any generating facilities, it must procure ancillary services from third party suppliers, such as Consumers Energy. Currently, under the ancillary services agreement, METC pays Consumers Energy for providing capacity to METC. METC must furnish Consumers Energy with forecasts of its requirements in connection with the provision of services under the ancillary services agreement. METC is not precluded from procuring these ancillary services from third party suppliers when available.

        Amended and Restated Distribution-Transmission Interconnection Agreement.    The distribution agreement, dated April 29, 2002, is between METC and Consumers Energy. The distribution agreement provides for the interconnection of Consumers Energy's distribution system with METC's transmission system and defines the continuing rights, responsibilities and obligations of the parties with respect to the use of certain of their own and the other party's properties, assets and facilities. METC agrees to provide Consumers Energy interconnection service at agreed-upon interconnection points, and the parties have mutual responsibility for maintaining voltage and compensating for reactive power losses resulting from their respective services.

        Amended and Restated Generator Interconnection Agreement.    The generator interconnection agreement, dated as of April 29, 2002, is between METC and Consumers Energy. The generator interconnection agreement specifies the terms and conditions under which Consumers Energy and METC maintain the interconnection of Consumers Energy's generation resources and METC's transmission assets.

Properties

  ITCTransmission

        ITCTransmission's transmission facilities are located in southeastern Michigan. Much of ITCTransmission's service area is urban, densely populated and industrial. ITCTransmission owns the assets of the transmission system that consist of:

  •
  approximately 2,700 circuit miles of overhead and underground transmission lines rated at 120 kV to 345 kV;

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  approximately 17,000 transmission towers and poles;

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  155 stations and substations which interconnect our transmission facilities, some of which also connect our facilities with generation or distribution facilities owned by others;

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  other transmission equipment necessary to safely operate the system (e.g., switching stations, breakers and metering equipment);

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  associated land, rights of way and easements;

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  certain assets contained in our leased office building in Novi, Michigan, consisting of a transmission operations control room, furniture, fixtures and office equipment; and

  •
  MEPCC located near Ann Arbor, Michigan, which provides control area services for all of the electrical systems of ITCTransmission and METC.

        ITCTransmission also has operating lease agreements for office space rental which expire in May 2008.

  METC

        METC owns a transmission system and the assets associated with that system, including:

  •
  approximately 5,400 circuit miles of overhead and underground transmission lines rated at 138 kV to 345 kV;

  •
  approximately 44,000 transmission towers and poles;

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  80 stations and substations; and

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  other transmission equipment necessary to safely operate the system (e.g., switching stations, breakers and metering equipment).

        METC does not own the majority of the land where its assets are located, but under the provisions of its easement agreement with Consumers Energy, METC has an easement to use the land, rights-of-way, leases and licenses in the land on which its transmission lines are located that are held or controlled by Consumers Energy. See "—Operating Contracts—METC—Amended and Restated Easement Agreement."

Seasonality

        Our results of operations are subject to seasonal variations since demand for electricity, and thus transmission load, are largely dependent on weather conditions. Our revenues depend on the monthly peak loads and regulated transmission rates. Our revenues and operating income are typically higher in the summer months when cooling demand and network load are higher. However, a particularly warm or cool summer may increase or reduce demand for electricity below that expected, causing an increase or decrease in our revenues from the same period of the previous year.

Principal Customers

        ITCTransmission does not generally bill, or collect from, users of its system directly and, accordingly, does not actually have direct customers. However, for purposes of this prospectus, we have referred to users of ITCTransmission's system as "customers." Detroit Edison and Consumers Energy, accounted for approximately 50.5% and 25.0%, respectively, of our pro forma revenues for the year ended December 31, 2005. ITCTransmission's system is the only transmission system that directly interconnects with Detroit Edison's distribution network. ITCTransmission's remaining revenues were generated from providing service to other entities such as alternative electricity suppliers, power marketers and other wholesale customers that provide electricity to end-use consumers and from transaction-based capacity reservations on ITCTransmission's transmission system. METC's system is the only transmission system that directly interconnects with Consumers Energy's distribution network. METC's remaining revenues were generated from providing service to other entities such as alternative electricity suppliers, power marketers and other wholesale customers that provide electricity to end-use consumers and from transaction-based capacity reservations on METC's transmission system.

Billing

        MISO is generally responsible for billing and collection for transmission services and administers the transmission tariff in the MISO service territory. As the billing agent for ITCTransmission, MISO bills Detroit Edison and other ITCTransmission customers on a monthly basis and collects fees for the use of ITCTransmission's transmission system. However, under an agreement between METC and MISO, METC directly bills and collects from network customers, including Consumers Energy, on a monthly basis. This agreement will terminate at the request of either party on three months' notice or if METC chooses to perform independent billing under certain provisions of the agreement among MISO and its members. MISO has implemented strict credit policies for its members, which include customers using ITCTransmission's and METC's transmission systems. In general, if these customers do not maintain their investment grade credit rating or have a history of late payments, MISO may require them to provide MISO with a letter of credit or a cash deposit equal to the highest monthly invoiced amount over the previous 12 months.

Competition

        ITCTransmission is the only transmission system in its service area and, therefore, effectively has no competitors. METC is currently the only transmission system in its service territory and, therefore, effectively has no competitors.

Employees

        As of March 31, 2006, ITC Holdings and ITCTransmission had 151 employees. As of March 31, 2006, METC had 88 employees. Pursuant to the services contract with Consumers Energy, METC is provided with labor for, among other things, operating, maintenance, inspection and system control work. However, METC has given Consumers Energy notice of termination of services under the services contract and METC expects to hire its own employees or contract with third parties to provide the services currently provided by Consumers Energy employees. METC's human resources services are provided pursuant to an agreement with an outside consulting firm.

        We consider our relations with our employees to be good.

Environmental Matters

        Each of ITCTransmission and METC's operations are subject to federal, state, and local environmental laws and regulations, which impose limitations on the discharge of pollutants into the environment, establish standards for the management, treatment, storage, transportation and disposal of hazardous materials and of solid and hazardous wastes, and impose obligations to investigate and remediate contamination in certain circumstances. Liabilities to investigate or remediate contamination, as well as other liabilities concerning hazardous materials or contamination, such as claims for personal injury or property damage, may arise at many locations, including formerly owned or operated properties and sites where wastes have been treated or disposed of, as well as at properties currently owned or operated by ITCTransmission or METC. Such liabilities may arise even where the contamination does not result from noncompliance with applicable environmental laws. Under a number of environmental laws, such liabilities may also be joint and several, meaning that a party can be held responsible for more than its share of the liability involved, or even the entire share. Environmental requirements generally have become more stringent and compliance with those requirements more expensive. We are not aware of any specific developments that would increase ITCTransmission or METC's costs for such compliance in a manner that would be expected to have a material adverse effect on our results of operations, financial position or liquidity.

        Each of ITCTransmission and METC's assets and operations also involve the use of materials classified as hazardous, toxic or otherwise dangerous. Many of the properties ITCTransmission and METC own or operate have been used for many years, and include older facilities and equipment that may be more likely than newer ones to contain or be made from such materials. Some of these properties include aboveground or underground storage tanks and associated piping. Some of them also include large electrical equipment filled with mineral oil, which may contain or previously have contained polychlorinated biphenyls (PCBs). Each of ITCTransmission and METC's facilities and equipment are often situated close to or on property owned by others so that, if they are the source of contamination, other's property may be affected. For example, aboveground and underground transmission lines sometimes traverse properties that ITCTransmission or METC do not own, and, at some of ITCTransmission or METC's transmission stations, transmission assets (owned or operated by ITCTransmission or METC) and distribution assets (owned or operated by ITCTransmission or METC's transmission customer) are commingled.

        Some properties in which either ITCTransmission or METC has an ownership interest or at which either ITCTransmission or METC operates are, and others are suspected of being, affected by environmental contamination. Neither ITCTransmission nor METC is aware of any claims pending or threatened against either ITCTransmission or METC with respect to environmental contamination, or of any investigation or remediation of contamination at any properties, that entail costs likely to materially affect it. Some facilities and properties are located near environmentally sensitive areas such as wetlands and habitats of endangered or threatened species.

        Claims have been made or threatened against electric utilities for bodily injury, disease or other damages allegedly related to exposure to electromagnetic fields associated with electricity transmission and distribution lines. While neither ITCTransmission nor METC believes that a causal link between electromagnetic field exposure and injury has been generally established and accepted in the scientific community, if such a relationship is established or accepted, the liabilities and costs imposed on our business could be significant. We are not aware of any claims pending or threatened against either ITCTransmission or METC for bodily injury, disease or other damages allegedly related to exposure to electromagnetic fields and electricity transmission and distribution lines that entail costs likely to have a material adverse effect on our results of operations, financial position or liquidity.

Litigation

        Various claims and legal proceedings generally incidental to the normal course of business are pending against us. Management intends to vigorously defend all lawsuits. The ultimate outcome of these lawsuits is not expected to have a material adverse effect on our results of operations, financial position or liquidity.

MANAGEMENT

Directors and Executive Officers

        Set forth below are the names, ages and titles of the directors and executive officers of ITC Holdings as of May 31, 2006.

Name	Age	Position
Lewis M. Eisenberg	63	Director
Joseph L. Welch	57	Director, President, Chief Executive Officer and Treasurer
Edward G. Jepsen	62	Director
Lee C. Stewart	57	Director
Daniel J. Oginsky	33	Vice President, General Counsel and Secretary
Edward M. Rahill	52	Senior Vice President—Finance and Chief Financial Officer
Richard A. Schultz	62	Senior Vice President—Planning
Linda H. Blair	36	Senior Vice President—Business Strategy
Jim D. Cyrulewski	60	Vice President—Operations Policy
Joseph R. Dudak	59	Vice President—Major Contracts and Special Projects
Larry Bruneel	50	Vice President—Federal Affairs
Jon E. Jipping	40	Senior Vice President—Engineering

        Lewis M. Eisenberg.    Mr. Eisenberg became a Director of our company in February 2003. He is the sole member of Ironhill Transmission, LLC, the general partner of the IT Holdings Partnership. From April 1995 to December 2001, he was the Chairman of the Board of Commissioners of the Port Authority of New York and New Jersey. From December 2001 to April 2003, Mr. Eisenberg served as a director of the Lower Manhattan Development Corporation for which he chaired the Victims' Families and Transportation Advisory Councils. Mr. Eisenberg is co-founder and co-chairman of Granite Capital International Group, an investment management company. Prior to co-founding Granite Capital, Mr. Eisenberg was a general partner of Goldman, Sachs & Co. from 1976 to 1989, for three of those years as co-head of its equity division.

        Mr. Eisenberg graduated from Dartmouth College in 1964 and received an MBA from Cornell University in 1966.

        Joseph L. Welch.    Mr. Welch has been a Director and the President, Chief Executive Officer and Treasurer of our company since its inception in 2003. As its founder, Mr. Welch had overall responsibility for our company's vision, foundation and transformation into the first independently owned and operated electricity transmission company in the United States. Mr. Welch worked for Detroit Edison and subsidiaries of DTE Energy from 1971 to 2003. During that time, he held positions of increasing responsibility in the electricity transmission, distribution, rates, load research, marketing and pricing areas, as well as regulatory affairs that included the development and implementation of regulatory strategies.

        Mr. Welch has a Bachelor of Science degree in Electrical Engineering from the University of Kansas and is a Licensed Professional Engineer in the State of Michigan.

        Edward G. Jepsen.    Mr. Jepsen, an independent business consultant, became a Director of our company in July 2005. Mr. Jepsen currently serves as a director of the Amphenol Corporation and as a director and chair of the audit committees of the boards of directors of TRC Companies, Inc. and Gerber Scientific, Inc. Mr. Jepsen is a non-officer Advisor of the Amphenol Corporation, a publicly traded manufacturer of electrical, electronic and fiber optic connectors, interconnect systems and cable, where he served as Executive Vice President and Chief Financial Officer from 1989 to 2004. Prior to joining the Amphenol Corporation, Mr. Jepsen worked at Price Waterhouse LLP from 1969 to 1988, ultimately attaining the position of partner.

        Mr. Jepsen graduated from Antioch College in 1966 and received an MBA from the Harvard Business School in 1968.

        Lee C. Stewart.    Mr. Stewart, an independent financial consultant, became a Director of our company in August 2005. Mr. Stewart currently serves as a director of Glatfelter, Marsulex, Inc., and AEP Industries, Inc. Mr. Stewart is chair of the audit committee at AEP Industries, Inc. and is a member of the audit committee at Marsulex, Inc. Mr. Stewart also is on the advisory board of Daniel Stewart & Co. Previously, Mr. Stewart was Executive Vice President and Chief Financial Officer of Foamex International, Inc., a publicly traded manufacturer of flexible polyurethane and advanced polymer foam products, in 2001 and was Vice President responsible for all areas of Treasury at Union Carbide Corp., a chemicals and polymers company, from 1996 to 2001.

        Mr. Stewart earned an undergraduate degree in Economics from the University of Pennsylvania-Wharton in 1971 and a Masters in International Management from the American Graduate School in 1973.

        Daniel J. Oginsky.    Mr. Oginsky is Vice President, General Counsel and Secretary. Mr. Oginsky's official appointment to those positions was effective on December 27, 2004 but his employment with us began on October 20, 2004. As Vice President and General Counsel, Mr. Oginsky is responsible for the legal affairs of our company and manages our legal department. From June 2002 until joining us, Mr. Oginsky was an attorney with Dykema Gossett PLLC in Lansing, Michigan. At Dykema Gossett, Mr. Oginsky represented ITCTransmission and other energy clients, as well as telecommunications clients, on regulatory, administrative litigation, transactional, property tax and legislative matters. Mr. Oginsky practiced state regulatory law at Dickinson Wright PLLC in Lansing, Michigan from August 2001 to May 2002. From 1999 to 2001, Mr. Oginsky was an attorney with Sutherland Asbill & Brennan LLP in Washington, D.C. At Sutherland Asbill & Brennan, Mr. Oginsky focused on the FERC and state electric and natural gas matters on behalf of various energy clients.

        Mr. Oginsky earned his Bachelor of Arts degree, with honors, from Michigan State University (James Madison College) in East Lansing, Michigan. He earned his Juris Doctor degree, with honors, from George Washington University Law School in Washington, D.C. Mr. Oginsky is a licensed attorney in Michigan and Washington, D.C.

        Edward M. Rahill.    Mr. Rahill is Senior Vice President—Finance and Chief Financial Officer, and has responsibility for financial operations and reporting, including Treasury Management, Accounting, Tax and the Financial Planning and Analysis functions for our company. Mr. Rahill was Vice-President—Finance and Chief Financial Officer since 2003 until being named Senior Vice-President in February 2006. Prior to his current position, Mr. Rahill headed the Planning and Corporate Development functions for DTE Energy and its subsidiaries. He joined DTE Energy in 1999 as the Manager of Mergers, Acquisitions and Alliances. Mr. Rahill has over 22 years of experience in finance and accounting. Prior to joining DTE, Mr. Rahill led the Corporate Development Function for Equitable Resources. He has also held various finance and accounting positions with Bell & Howell, Atlantic Richfield and Carborundum Corporation.

        Mr. Rahill earned an undergraduate degree from the University of Notre Dame and an MBA in Finance and a Masters Certification in Economics from State University of New York at Buffalo.

        Richard A. Schultz.    Mr. Schultz is Senior Vice President—Planning, and is responsible for transmission planning and system optimization for ITCTransmission. Mr. Schultz was Vice-President—Asset Planning since 2003 until being named Senior Vice President in February 2006. Over the years, Mr. Schultz held a variety of positions with leading companies, including Florida Power and Light and Midland Cogeneration Venture. From 2000 to 2003, Mr. Schultz was Director for Restructuring/Regulation in the Transmission Organization at Detroit Edison. He began his career in 1968 with Detroit Edison.

        Mr. Schultz is a graduate of the University of Michigan with a Bachelor of Science degree in Electrical Engineering. He is a Registered Professional Engineer in the States of Michigan and Florida.

        Linda H. Blair.    Ms. Blair is Senior Vice President—Business Strategy and is responsible for managing Regulatory Affairs, Policy Development, Internal and External Communications, Community Affairs and Human Resource functions. Ms. Blair was Vice President—Business Strategy since March 2003 until being named Senior Vice President in February 2006. From 2001 through February 2003, Ms. Blair was the Manager of Transmission Policy and Business Planning at ITCTransmission when it was a subsidiary of DTE Energy. Prior to this time, Ms. Blair was the Supervisor of Regulatory Relations within Detroit Edison's Regulatory Affairs organization from 1999 to 2000. In this position, her responsibilities included the development and management of all regulatory relations and communications activities with the Michigan Public Service Commission, or MPSC, and the FERC. Ms. Blair joined Detroit Edison in 1994.

        Ms. Blair earned both her MBA and a Bachelor of Science degree in Public Affairs Management from Michigan State University.

        Jim D. Cyrulewski.    In February 2006, Mr. Cyrulewski was named Vice President—Operations Policy. He is responsible for the development of operating policy strategies and advocacy before the North American Electric Reliability Council, Reliability First Council, Midwest ISO and other industry organizations dealing with reliability matters. Previously, he was Vice President—Asset Performance for ITCTransmission since March 2003. In that role, he was responsible for ITCTransmission's real-time operation of transmission facilities including its Novi Operation Control Room. From 1999 to 2003, Mr. Cyrulewski worked for DTE Energy and its subsidiaries as Manager of the MEPCC. From 1997 to 1999, he was Detroit Edison's Director of Power Delivery Transactions-Transmission and was responsible for development and administration of the Detroit Edison Open Access Transmission Tariff and Michigan Electric Coordinated Systems Joint Open Access Transmission Tariff. During his 30-year career at Detroit Edison, he also held positions in generation engineering, planning, engineering research, power-supply transactions and worked on the Fermi 1, Fermi 2 and St. Clair power plants, as well as the Atomic Power Development Authority.

        Mr. Cyrulewski has a Masters of Engineering and Bachelor of Science degrees in Engineering from the University of Detroit and is a Registered Professional Engineer in the State of Michigan.

        Joseph R. Dudak.    In February 2006, Mr. Dudak was named Vice President—Major Contracts and Special Projects. In that position, he is responsible for negotiating significant contracts for ITCTransmission and also for developing and implementing major transmission projects, both in and outside of the ITCTransmission service territory. Previously, he was Vice President—Resource and Asset Management for ITCTransmission. In that role, he was responsible for managing suppliers and services related to the company's capital and maintenance projects. From April 2001 to April 2003, Mr. Dudak was a management consultant to energy, utility and manufacturing clients, a business he pursued after his early retirement from National Steel Corporation in 2001. While at National Steel from 1970 to 2001, he held various executive and management positions in energy and environmental affairs, purchasing, strategic sourcing, transportation, special projects and asset sales. Throughout his career, Mr. Dudak has served as an active large industrial customer advocate in the utility regulatory and legislative arenas in Washington, D.C., Minnesota, Illinois, Indiana, and especially in Michigan, in both natural gas and electricity matters, including restructuring. Mr. Dudak led the industrial group, the Association of Businesses Advocating Tariff Equity, as Chairperson for 10 years.

        Mr. Dudak holds a Bachelor of Science degree in Mechanical Engineering Technology from Western Michigan University, an MBA from Robert Morris University, and a lifetime Certified Purchasing Management certification.

        Larry Bruneel.    Mr. Bruneel has been Vice President—Federal Affairs since 2003. Located in ITCTransmission's Washington, D.C. office, Mr. Bruneel is primarily responsible for the development of federal regulatory strategies and advocacy before the U.S. Congress and federal agencies, including the FERC. Mr. Bruneel has more than 20 years of experience in federal energy policy issues, most recently focusing on issues affecting electric utilities. From 1997 until joining ITCTransmission in 2003, he was the Assistant Vice President for Federal Policy at We-Energies, a combined gas and electric utility company subsidiary of the Wisconsin Energy Corporation. From 1993 to 1997, Mr. Bruneel served as Technical Advisor to Commissioner Vicky A. Bailey at the FERC and from 1991 to 1993, he was an Industry Policy Analyst at the U.S. Department of Energy.

        Mr. Bruneel received a Bachelor of Science degree in Engineering Arts from Michigan State University. He went on to receive a Masters of Science degree in Science, Technology and Values from Rensselaer Polytechnic Institute with a specialty in energy policy.

        Jon E. Jipping.    Mr. Jipping is Senior Vice President—Engineering and is responsible for transmission system design, maintenance, project engineering, and supply chain management. Mr. Jipping was appointed Vice President—Engineering in 2005 and was named Senior Vice President in February 2006. Prior to joining ITCTransmission in 2003, Mr. Jipping was Manager of Business Systems & Applications in Detroit Edison's Service Center Organization, responsible for implementation and management of business applications across the distribution business unit. Mr. Jipping joined Detroit Edison in 1990 and has held various positions of increasing responsibility in Transmission Operations and Transmission Planning, including serving as Principal Engineer and Manager of Transmission Planning during the sale of ITCTransmission.

        Mr. Jipping earned a Bachelor of Science degree in Electrical Engineering from Calvin College and a Masters of Science degree in Electrical Engineering, concentrating in power systems, from Michigan Technological University. He is a Registered Professional Engineer in the State of Michigan.

Board of Directors

  Composition

        Our board of directors currently consists of four directors.

        The board of directors intends to expand the size of the board of directors to add an additional independent director to the board in order to comply with applicable NYSE listing requirements. The nominating and governance committee is in the process of identifying candidates with the desired qualifications and expects the process to be completed during or prior to July 2006. When a suitable candidate is found, the board expects that the candidate would be added to the board at that time in accordance with our Bylaws. In addition, the new independent director will replace Mr. Welch on our audit committee in order to comply with the requirement that our audit committee be fully independent.

  Committees

        Our board of directors currently has an audit committee, a compensation committee and a nominating and corporate governance committee.

        Audit Committee.    The current members of the audit committee are Mr. Jepsen, Mr. Stewart and Mr. Welch, with Mr. Jepsen serving as Chair. The board has determined that Mr. Jepsen is an "audit committee financial expert" as that term is defined under SEC rules and that all members of the audit committee satisfy all other qualifications for audit committee members set forth in applicable NYSE rules.

        Our audit committee is responsible for (1) selecting our independent public accountants, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of our financial statements, the independent public accountant's qualifications and independence, the performance of the independent public accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing a report of the independent public accountants describing our company's internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of our company, (5) discussing the annual audited and quarterly financial statements with management and our independent public accountants, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and our independent public accountants, (9) reviewing with our independent public accountants any audit problems or difficulties and managements' response, (10) setting clear hiring policies for employees or former employees of our independent public accountants, (11) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time and (12) reporting regularly to the full board of directors.

        Our board of directors has adopted a written charter for the audit committee which is available on our website.

        Compensation Committee.    The current members of the compensation committee, none of whom is an employee, are Mr. Eisenberg, Mr. Jepsen and Mr. Stewart, with Mr. Eisenberg serving as chair. The compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

        Our board of directors has adopted a written charter for the compensation committee which is available on our website.

        Nominating and Corporate Governance Committee.    The current members of the nominating and corporate governance committee are Mr. Eisenberg, Mr. Jepsen, Mr. Welch and Mr. Stewart, with Mr. Stewart serving as chair. The nominating and corporate governance committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) screening and recommending to the board individuals qualified to become directors, (3) overseeing evaluations of the board, its members and committees of the board of directors and (4) handling such other matters that are specifically delegated to the nominating and governance committee by the board from time to time. In identifying candidates for director, the nominating and corporate governance committee solicits suggestions from incumbent directors, management or others, including shareholders. The committee also may retain the services of a consultant to identify qualified candidates for director, and currently is in the process of retaining such a consultant. The committee reviews all candidates in the same manner. The committee selects candidates to meet with management and conduct an initial interview with the committee. Candidates who the nominating and corporate governance committee believes would be a valuable addition to the board are recommended to the full board for the candidate's election. As stated in the nominating and corporate governance committee's charter, in selecting candidates, the committee will consider all factors it considers appropriate, which may include (1) ensuring that the board of directors, as a whole, is diverse and consists of individuals with various and relevant career experience, technical skill, industry knowledge and experience, financial expertise, local or community ties, or (2) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially.

        Our board of directors has adopted a written charter for the nominating and corporate governance committee which is available on our website.

2003 Stock Purchase and Option Plan

        The 2003 Stock Purchase and Option Plan, as amended, which has been approved by our stockholders, provides for the granting of equity awards, which consist of the right to purchase shares of common stock, restricted common stock and options to purchase shares of common stock, as well as stock appreciation rights and dividend equivalent rights, for up to an aggregate of 4,014,821 shares of our common stock. The 2003 Stock Purchase and Option Plan is administered by the compensation committee of our board of directors. The compensation committee has the power to select the recipients of equity awards, although it may delegate to certain officers the authority to grant equity awards and to otherwise act with respect to awards made to participants who are not officers or directors of ITC Holdings, subject to Section 16 of the Securities Exchange Act of 1934. Employees, non-employee directors, consultants and other persons having a relationship with ITC Holdings are eligible to receive awards under the 2003 Stock Purchase and Option Plan.

        The compensation committee also has broad power to determine the terms of equity awards and to change such terms in various ways subsequent to grant, but generally may not change such terms in a manner adverse to the grantee without the grantee's consent other than certain adjustments made in good faith in connection with certain corporate events, such as a stock split or other change in the outstanding common stock or a merger or other extraordinary transaction involving ITC Holdings. The board is permitted to amend or terminate the 2003 Stock Purchase and Option Plan at any time without stockholder approval, other than to increase the number of shares available under the 2003 Stock Purchase and Option Plan, to decrease the price of outstanding grants, change the requirements relating to the compensation committee, to extend the term of the 2003 Stock Purchase and Option Plan or in a manner that would be materially adverse to all participants with respect to outstanding grants. No grants may be made under the 2003 Stock Purchase and Option Plan after February 28, 2013.

        Options are granted under the 2003 Stock Purchase and Option Plan pursuant to stock option agreements. The purchase price of the shares subject to each currently outstanding option is greater than or equal to the fair market value of the shares on the date of the grant of the option. The options generally vest and become exercisable over the passage of time at the rate of 20% per year over five years, assuming the recipient of the option continues to be employed during such time by ITC Holdings or any of its subsidiaries, and expire on the tenth anniversary of the date of the grant. In addition, the options automatically become exercisable immediately prior to a change of ownership of ITC Holdings (as defined in the 2003 Stock Purchase and Option Plan) as to 100% of the shares subject to the option. The options expire earlier in the event of the termination of the option holder's employment, certain change in ownership events, or a termination of the option pursuant to the Management Stockholder's Agreement.

        Restricted stock is also granted under the 2003 Stock Purchase and Option Plan pursuant to restricted stock award agreements. The restricted stock grants generally vest five years after the date of grant, assuming the grantee continues to be employed by ITC Holdings or any of its subsidiaries during such time. Restricted stock becomes 100% vested immediately upon a change of ownership of ITC Holdings (as defined in the 2003 Stock Purchase and Option Plan). In addition, restricted stock will become vested upon termination of the recipient's employment with ITC Holdings if termination is by ITC Holdings without cause or by the recipient for good reason (as such terms are defined in the restricted stock award agreements). However, if the recipient's employment is terminated due to the recipient's death or permanent disability (as defined in the restricted stock award agreements), any unvested restricted stock will only become vested in increments of 20% of such stock in respect of each anniversary of the date of the grant on which the recipient was employed by ITC Holdings prior to his or her death or permanent disability. Certain executive officers have restricted stock award agreements which provide for unvested restricted stock to become 100% vested if the officer's employment is terminated due to death or permanent disability. If the recipient's employment is terminated by ITC Holdings for cause or by the recipient without good reason, any unvested restricted shares will be forfeited.

2006 Long Term Incentive Plan

        Our employees, non-employee directors and consultants are eligible to participate in our 2006 Long Term Incentive Plan, which provides for the granting of incentive awards composed of both cash and equity awards. An aggregate of 1,750,000 shares of our common stock, 1,000,000 shares of which were transferred from the 2003 Stock Purchase Plan, have been set aside for equity grants under the 2006 Long Term Incentive Plan. Our compensation committee may grant stock options, restricted stock, restricted stock units and performance based awards under the 2006 Long Term Incentive Plan with the terms of each award set forth in a written agreement with the recipient.

        Unless otherwise provided in the related grant agreement, if a participant terminates employment or services for any reason prior to the date that an option or stock appreciation right becomes vested, the right to exercise the option or stock appreciation right terminates and all rights cease. If a participant terminates employment or services for any reason, restricted shares are generally forfeited to us (subject to a refund by us of any purchase price paid by the participant). Our compensation committee, however, may provide, in its sole discretion, that restricted stock or restricted stock units will continue after termination of employment or services.

        Performance awards expire and are forfeited upon a participant's termination of employment or services for any reason. Our compensation committee, however, in its sole discretion, may provide for a continuation of the award after termination or waive any conditions or restrictions for such awards.

        Awards under the 2006 Long Term Incentive Plan are generally subject to special provisions upon the occurrence of a change in control transaction of the kind described in the plan. Under the 2006 Long Term Incentive Plan, our compensation committee may provide in a grant agreement or otherwise that upon a change in control transaction (i) all outstanding options or stock appreciation rights immediately become fully vested and exercisable; (ii) any restriction period on any shares of common stock immediately lapse and the shares become freely transferable; (iii) all performance goals are deemed to have been satisfied and any restrictions on any performance award immediately lapse and the awards become immediately payable; (iv) all performance measures are deemed to have been satisfied for any outstanding annual incentive award, which immediately become payable; or (v) awards may be treated in any other way as determined by our compensation committee. Our compensation committee may also determine that upon a change in control, any outstanding option or stock appreciation right be cancelled in exchange for payment in cash, stock or other property for each vested share in an amount equal to the excess of the fair market value of the consideration to be paid in the change in control transaction over the exercise price. If we merge with another entity and the successor company assumes an award payable in common stock, such awards will not be accelerated as described above as long as the consideration is substantially equal in fair market value to that of the common stock subject to the awards.

Dividend Equivalent Rights Plan

        This plan was adopted by the stockholders of ITC Holdings on August 21, 2003. This plan allowed all employees of ITC Holdings who hold options to purchase shares of ITC Holdings common stock the opportunity to participate in any dividends otherwise payable to ITC Holdings stockholders. Under this plan, ITC Holdings established bookkeeping accounts for each participant, to which cash amounts were credited upon the payment of any cash or non-common stock dividends. For cash dividends, the amount that was credited to each participant's account was equal to the per share dividend amount, multiplied by the number of shares of ITC Holdings common stock that was subject to any unexercised options held by the participant (whether such options are vested or unvested) at the time the dividend was paid. For dividends that were paid in the form of ITC Holdings common stock, the amount that was credited to each participant's account was equal to the per share fair market value of the stock dividend being paid, multiplied by the number of shares of ITC Holdings common stock that were subject to any unexercised options held by the participant (whether such options are vested or unvested) at the time the dividend was paid. Under the plan, the participants' account balances are treated as being invested in certain investment alternatives, and any gains or losses on such deemed investments are credited to each participant's plan account accordingly. Plan participants are fully vested at all times in all amounts held in their plan accounts.

        Under the plan, participants' accounts are payable in cash only upon the earliest to occur of (1) the fifth anniversary of the date the participant was first granted an option on our common stock, (2) the participant's death or permanent disability, (3) a change of ownership of ITC Holdings (as such term is defined in the plan) or (4) termination of the plan. Participants' accounts under the plan are also payable pro rata upon the sale or other disposition by the IT Holdings Partnership of any portion of its ITC Holdings common stock, based on the percentage of ITC Holdings common stock being sold by the IT Holdings Partnership relative to the total number of shares of ITC Holdings common stock held by the IT Holdings Partnership, on a fully diluted basis, at the time of such sale.

        When ITC Holdings made a distribution in August 2003, the board of directors authorized compensation under the plan to all option holders in an amount equivalent to the per share distribution with respect to vested and unvested options, as well as shares of common stock, that they owned on that date.

        This plan is administered, and may be amended or terminated at any time, by the compensation committee of our board of directors. ITC Holdings' obligations under this plan are funded through a grantor trust established by ITC Holdings. As of December 31, 2004, the aggregate amount of all plan participants' account balances equaled approximately $1.9 million.

        On May 10, 2005, our board of directors determined that it is in the best interests of our company to terminate the Dividend Equivalent Rights Plan. Upon termination of the plan, the 25 plan participants were entitled to receive their full account balances. As a result, an aggregate amount of approximately $1.9 million was paid by us from the funded trust to participants in the plan in July 2005.

Special Bonus Plans

        On June 15, 2005, our board of directors approved two new, discretionary special bonus plans, the ITC Holdings Executive Group Special Bonus Plan and the ITC Holdings Special Bonus Plan, under which plan participants may have amounts credited to accounts we maintain for each participant in respect of each calendar year during which the plans are in place. Under the special bonus plans, in determining the amounts to be credited to the plan participants' accounts, our board of directors is to give consideration to dividends paid, or expected to be paid, on our common stock during each year. Under both plans, plan participants will be entitled to elect the investment options in which their bonus accounts will be deemed invested. Our board of directors can generally amend or terminate the plans at any time, except that no such amendment or termination can materially and adversely affect accrued and vested rights, unless an amendment is necessary to satisfy applicable laws or new accounting standards. All distributions under these plans are payable only in cash.

        Our executive officers are eligible to participate in the ITC Holdings Executive Group Special Bonus Plan. Plan participants generally are vested in amounts credited to their plan accounts to the extent they are vested in option awards previously granted under our 2003 Stock Purchase and Option Plan. The 2003 Stock Purchase and Option Plan is used to grant stock options and restricted stock and other equity based compensation to employees, officers, and directors. To the extent participants are vested in amounts credited to their special bonus plan accounts, such amounts will be payable within fifteen days after the date the amounts are credited, unless the plan participant has previously made an election to defer receipt of such amounts. Any amounts that are unvested at the time they are credited to an account are only payable on the first to occur of the plan participant's death, permanent disability, a change in control of us or, subject to the participant's continued employment with us on such date, the fifth anniversary of the date on which the plan participant was granted the option to purchase our common stock under the 2003 Stock Purchase and Option Plan.

        Our non-executive employees are eligible to participate in the ITC Holdings Special Bonus Plan. Plan participants become vested in their account balances on the first to occur of the plan participant's death, permanent disability, a change in control of us or, subject to the participant's continued

employment with us on such date, the fifth anniversary of the date on which the plan participant was granted the option to purchase our common stock under the 2003 Stock Purchase and Option Plan. Participants in this plan are not given the opportunity to defer receipt of any part of their plan accounts.

        The special bonus plans are accounted for as compensation plans. Awards made under the special bonus plans are amortized to expense over the vesting period of the award if the award vests in the future, or are expensed immediately if the participant is vested in the award at the time of the award. In 2005, our board of directors authorized awards under the special bonus plans totaling $1.4 million, with $0.5 million relating to vested awards that were recorded to general and administrative expense, and $0.9 million relating to awards that are expected to vest over periods ranging from 26 to 59 months, for which the amortization to general and administrative expense recorded in 2005 was less than $0.1 million. In February 2006, our board of directors authorized awards under the special bonus plans of $0.7 million.

        The contributions made to the trust to fund the special bonus plans for non-executive employees of $0.4 million at December 31, 2005 are included in other assets. We account for the assets contributed under the special bonus plans and held in a trust as trading securities under SFAS 115. Accordingly, gains or losses on the investments are recorded as investment income or loss with an offsetting amount recorded to general and administrative expense and were less than $0.1 million in 2005.

Employee Stock Purchase Plan

        Our employees are eligible to participate in the Employee Stock Purchase Plan. Under the Employee Stock Purchase Plan, eligible employees may have up to 10% of their earnings withheld, subject to some limitations, to be used to purchase shares of our common stock. The price at which our common stock may be purchased under the Employee Stock Purchase Plan is equal to 85% of the lower of the fair market value of the common stock on the commencement date or last trading day of each offering period. A total of 180,000 shares of our common stock may be issued under the Employee Stock Purchase Plan.

Compensation of Directors and Executive Officers

        Director Compensation.    We pay our non-employee directors an annual cash retainer of $25,000, an annual equity retainer of restricted stock with a value, at the time of grant, of $25,000 that will have a three year vesting period, $1,250 per Board of Directors meeting, $1,500 per meeting of the audit committee and $1,000 per meeting of other committees of the board of directors. In addition, we pay $7,000 annually to the chair of our audit committee and $4,500 annually to the chair of our other Board of Directors committees. Finally, directors are reimbursed for their out-of-pocket expenses. Directors who are our employees do not receive separate compensation for their services as a director. In 2005, the IT Holdings Partnership, of which Mr. Eisenberg is the sole member of the General Partner, received $1.1 million pursuant to the partnership services letter agreement between ITC Holdings, ITCTransmission and the IT Holdings Partnership. Such amount includes a one-time payment of $1.0 million in connection with the termination of such agreement with the completion of our initial public offering in July 2005. Following the initial public offering, Mr. Eisenberg receives only compensation as a non-employee director and committee chair, as described above.

        Executive Compensation.    We have established or will establish compensation plans for our executive officers that will link compensation with our performance including the Deferred Compensation Plan and the Short Term Incentive Compensation Plan described below. We will continually review our compensation programs to ensure that they are competitive.

        Summary Compensation Table.    The following table provides a summary of compensation paid or accrued by us and our subsidiaries to or on behalf of our Chief Executive Officer and each of the four other most highly compensated executive officers of our company who were serving as such at December 31, 2005 (collectively, the "Named Officers") for services rendered by the Named Officers during 2005 and 2004.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Securities Underlying Options Granted (#)(12)
				Other Annual Compensation ($)(2)			All Other Com- pensation ($)(13)(14)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)
Joseph L. Welch	2005	371,000	855,809	58,161	(3)	321,669	634,499
Director, President, Chief Executive	2004	361,981	296,800	150,848	(4)	—	21,756
Officer and Treasurer
Edward M. Rahill	2005	201,685	243,557	33,375	(5)	56,292	160,126
Senior Vice President—	2004	198,326	80,674	35,861	(6)	—	46,294
Finance and Chief Financial Officer
Linda H. Blair	2005	174,698	220,802	26,185	(7)	53,612	141,059
Senior Vice President—Business	2004	170,283	69,630	31,319	(8)	—	32,037
Strategy
Richard A. Schultz	2005	169,279	220,802	22,625	(9)	53,612	143,658
Senior Vice President—Planning	2004	154,471	63,000	15,461		—	41,536
Daniel J. Oginsky	2005	135,000	238,303	25,675	(10)	65,339	23,953
Vice President, General Counsel and Secretary	2004	27,519	50,000	2,149	(11)	—	—

(1)
In 2005, in addition to a corporate performance bonus, included for the Named Officers are special bonus amounts awarded under our Executive Group Special Bonus Plan. Such bonuses are awarded at the sole discretion of the Compensation Committee of the Board of Directors. Special bonus amounts awarded under that plan to date were equal to per share dividend amounts paid multiplied by the number of options held by plan participants. Special bonus amounts awarded under the Executive Group Special Bonus Plan include a vested portion paid directly to the executive and an unvested portion that is held in an account for the executive and was unpaid in 2005. Bonus amounts also include, for Mr. Oginsky, a payment made to him in relation to the termination of all options previously granted to him. These bonus amounts are set forth in the following table:

Name	Year	Corporate Performance Bonus ($)	Special Bonus Vested ($)	Special Bonus Unvested ($)	Other Bonus ($)	Signing Bonus ($)	Total Bonus ($)
Joseph L. Welch	2005	371,000	315,933	168,876	—	—	855,809
	2004	296,800	—	—	—	—	296,800
Edward M. Rahill	2005	161,348	21,063	61,146	—	—	243,557
	2004	80,674	—	—	—	—	80,674
Linda H. Blair	2005	140,000	21,063	59,739	—	—	220,802
	2004	69,630	—	—	—	—	69,630
Richard A. Schultz	2005	140,000	21,063	59,739	—	—	220,802
	2004	63,000	—	—	—	—	63,000
Daniel J. Oginsky	2005	54,000	4,803	29,500	150,000	—	238,303
	2004	—	—	—	—	50,000	50,000
(2)
Other annual compensation includes amounts for perquisites such as auto allowance and expenses, financial planning, income tax return preparation, social clubs, personal liability insurance and home security, as well as reimbursements for income tax gross-ups related to the inclusion of the value of the payment by us of certain perquisites. Perquisites with an incremental cost to us of more than 25% of the total other annual compensation for the Named Officers are separately itemized in footnotes 3-11 below.

(3)
Includes auto allowance and related expenses of $22,916 and reimbursement for income tax gross-ups related to the inclusion of the value of the payment by us of certain perquisites of $14,775.

(4)
Includes country club initiation fee and monthly dues of $66,676 for membership used for company business purposes but held in Mr. Welch's name, and reimbursement for income tax gross-ups related to the inclusion of the value of the payment by ITC Holdings of certain perquisites of $52,205.

(5)
Includes auto allowance and related expenses of $14,956.

(6)
Includes auto allowance and related expenses of $14,752.

(7)
Includes auto allowance and related expenses of $14,104.

(8)
Includes auto allowance and related expenses of $13,998.

(9)
Includes auto allowance and related expenses of $9,842.

(10)
Includes auto allowance and related expenses of $14,263.

(11)
Includes auto allowance and related expenses of $2,127.

(12)
Options were granted to the Named Officers in 2005, other than Mr. Oginsky, in exchange for signing a waiver of their rights to participate in our initial public offering.

(13)
Of the Named Officers, Linda Blair holds 6,686 unvested shares of restricted stock, which as of December 31, 2005 had a market value of $187,809.

(14)
All Other Compensation includes the following amounts for 2005 and 2004:

Name	Year	Relocation Assistance ($)	401(k) Match ($)	Executive Defined Contribution Plan ($)	Preferential 2005 ESRP Investment Credit ($)	ESRP Compensation Credit ($)	Dividend Equivalent Rights Plan ($)(15)	All Other Compensation Total($)
Joseph L. Welch	2005	—	14,936	7,922	—	—	611,641	634,499
	2004	—	12,135	9,621	—	—	—	21,756
Edward M. Rahill	2005	—	12,514	9,391	1,911	32,673	103,637	160,126
	2004	—	10,329	10,257	598	25,110	—	46,294
Linda H. Blair	2005	—	10,540	—	1,553	28,323	100,643	141,059
	2004	—	9,792	—	653	21,592	—	32,037
Richard A. Schultz	2005	—	11,315	10,118	1,596	27,835	92,794	143,658
	2004	—	10,728	10,474	762	19,572	—	41,536
Daniel J. Oginsky	2005	6,853	—	—	90	17,010	—	23,953
	2004	—	—	—	—	—	—	—
(15)
The Dividend Equivalent Rights Plan was terminated as of May 10, 2005.

Options

        Option Grants.    The following table sets forth information concerning stock options granted under our stock option plans during 2005 to the Named Officers.

Option/Stock Appreciation Rights ("SAR") Grants in Last Fiscal Year

Name and Principal Position	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Granted Date Present Value $(2)
Joseph L. Welch	321,669	46.3%	$23.00	July 25, 2015	1,239,471
Edward M. Rahill	56,292	8.0%	$23.00	July 25, 2015	216,907
Linda H. Blair	53,612	7.7%	$23.00	July 25, 2015	206,580
Richard A. Schultz	53,612	7.7%	$23.00	July 25, 2015	206,580
Daniel J. Oginsky	65,339	9.4%	$23.00	July 25, 2015	251,767

(1)
Options vest 20% on July 25 of each of 2006, 2007, 2008, 2009 and 2010, except for options granted to Mr. Oginsky which are 14% vested and the remainder will vest 20% on July 25 of each of 2006, 2007, 2008 and 2009, and 6% on July 25, 2010.

(2)
Grant date present value of the stock options was determined using a Black-Scholes option pricing model. The options have a term of 10 years from date of grant, with a remaining weighted average contract life of approximately 9.6 years. Weighted average assumptions used in the valuation of these options include an expected volatility of 24.0%, a risk-free interest rate of 4.1%, an expected life of 6.0 years, an expected annual dividend of $1.05, and an underlying share price of $23.00 per share.

        Option Exercises and Holdings.    The following table provides information with respect to the exercisable and unexercisable options held as of the end of 2005 by the Named Officers. No options were exercised to acquire shares by the Named Officers in 2005.

Fiscal Year End Option Values

	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005(1)($)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph L. Welch	240,712	682,735	4,961,074	9,078,865
Edward M. Rahill	40,119	116,469	826,853	1,526,774
Linda H. Blair	40,119	113,789	826,853	1,513,133
Richard A. Schultz	40,119	113,789	826,853	1,513,133
Daniel J. Oginsky	9,148	56,191	46,563	286,012

(1)
Value was determined by multiplying the number of shares subject to an option by the difference between the closing price of the common stock at the end of 2005 on the NYSE and the option exercise price.

Pension Plans

        ITCTransmission maintains a defined benefit retirement plan for eligible employees, comprised of a traditional pension plan and a cash balance plan. ITCTransmission has also established two supplemental nonqualified, noncontributory, unfunded retirement benefit plans for selected management employees. The plans provide for benefits that supplement those provided by ITCTransmission's defined benefit retirement plan.

        Under the traditional final average pay portion of the defined benefit plan, retirement benefits payable as a life annuity at the normal retirement age of 65 are based on a participant's average final compensation and years of service multiplied by certain specified percentages. A participant's average final compensation is equal to one-fifth of the participant's 260 highest compensation weeks of credited service with ITCTransmission. For certain employees who transferred from DTE, years of service at DTE are considered in these calculations. For this purpose, a participant's compensation is defined as the participant's base salary, exclusive of bonuses, overtime, and fringe benefits, but includes the participant's salary reduction contributions made by the participant to the our tax-qualified defined contribution plan. Participants in the traditional pension plan become vested after five years of service. Benefits payable under the traditional final average pay portion of the defined benefit plan are not subject to offset for Social Security or other benefits. There is no lump sum payment option for this benefit.

        The following table shows the estimated annual pension benefits payable at normal retirement age to plan participants under the traditional final average pay portion of the defined benefit plan, based on compensation that is covered under the plan.

PENSION PLAN TABLE—ANNUAL PENSION BENEFIT

	Years of Service
Average Final Compensation
	15	20	25	30	35
$125,000	$28,125	$37,500	$46,875	$56,250	$65,000
150,000	33,750	45,000	56,250	67,500	78,000
175,000	39,375	52,500	65,625	78,750	91,000
200,000	45,000	60,000	75,000	90,000	104,000
210,000	47,250	63,000	78,750	94,500	109,200

        Messrs. Rahill and Schultz each participate in the traditional final average pay portion of the defined benefit plan. The covered annual compensation for these executive officers under this plan is $210,000, the maximum amount permitted to be taken into account for purposes of calculating their annual pension benefit in 2005 under federal tax law. Messrs. Rahill and Schultz currently have seven and 25 years respectively, of credited service and are vested in their benefits under the plan.

        In addition to the benefits described above, Mr. Welch is entitled to receive an annual pension benefit at retirement payable for his lifetime equal to $10,000 multiplied by years of service subsequent to March 1, 2003 to a maximum of 10 years.

        For participants (which include the Named Officers other than Messrs. Rahill and Schultz) in the cash balance portion of the defined benefit plan, a participant's plan account is credited with two amounts at the close of each year of participation in the defined benefit plan. First, there is a credit of 7% of the participant's total compensation earned for the year. For this purpose, a participant's compensation includes a participant's base salary and bonuses, as well as any elective salary reduction contribution made by the participant to our 401(k) plan. However, this plan does not consider annual compensation in excess of the maximum amount permitted to be taken into account for purposes of calculating this contribution amount under federal tax law ($210,000 for 2005). Second, each participant's plan account as of January 1 of each year is credited with interest at an assumed rate equal to the 30-year U.S. Treasury bond rate in effect for September of the previous year. The effective rate used to determine participants' interest credits on January 1, 2004 was 5.14% and the rate used on January 1, 2005 was 4.90%.

        Participants in the cash balance portion of the defined benefit plan are entitled to a lump sum distribution of their plan account upon retirement or may elect to have this balance transferred to one of several lifetime annuity options using the plan's stated actuarial assumptions for the age at which payments are to begin. Benefits payable under the cash balance portion of the defined benefit plan are not offset for Social Security or other benefits.

        ITCTransmission has also established two supplemental nonqualified, noncontributory, unfunded retirement benefit plans for selected management employees. First, ITCTransmission has established the Management Supplemental Benefit Plan for Mr. Welch, which entitles him to receive a supplemental pension benefit from us if the sum of his pension benefits under the cash balance portion of the plan and certain other retirement benefits to which he is entitled under retirement plans of his prior employer, DTE, do not equal a target percentage of his final average compensation. Mr. Welch's final average compensation is equal to 1/5 of his 260 highest compensation weeks of credited service, with payments assigned for this purpose to the particular week paid. For this purpose, through May 16, 2006, Mr. Welch's compensation included his base salary and any bonuses paid to Mr. Welch without restrictions. Beginning May 17, 2006, any amounts awarded under the Special Bonus Plans are not included in the calculation of Mr. Welch's highest compensation weeks. Target percentage is determined by years of service. Benefits payable under this plan are not offset by Social Security or any other benefits. The current estimated lump sum and annual lifetime benefits payable to Mr. Welch under this agreement are included in the amounts set forth in the table below. Mr. Welch is not entitled to receive a lump sum payment of his supplemental pension benefit under the plan.

        The Named Officers other than Mr. Welch are also entitled to receive a supplemental pension benefit from us. At the close of each year of participation in this Executive Supplemental Retirement Plan, each officer's supplemental pension plan account is credited with two amounts. First, there is a credit of 9% of the participant's total compensation earned for the year. For this purpose, compensation includes a participant's base salary, plus bonuses, as well as any elective salary reduction contribution made by the participant to our 401(k) plan. Second, through December 31, 2005, each participant's plan account as of January 1 of each year was credited with interest at an assumed rate equal to 9.5%. Beginning January 1, 2006, each participant's plan account as of January 1 of each year is credited with interest at an assumed rate equal to the 30-year U.S. Treasury bond rate in effect for September of the previous year. Benefits payable under this plan are not offset by Social Security or any other benefits. Plan participants generally become vested in their plan account balances 20% per year over five years. If a change in control of ITC Holdings or ITCTransmission occurs (as such term is defined in the plan): (1) plan participants become 100% vested in their plan account balances, (2) within seven days of a change in control, we are required to transfer assets to the grantor trust that has been established to fund this plan sufficient to fund the payment of benefits under the plan and administrative expenses of such trust and (3) if a dispute arises as to a participant's claim for benefits under this plan, we are required to pay the participant's reasonable legal fees incurred to resolve such claim.

        Estimated lump sum benefits and annual lifetime annuity amounts payable at age 65 to each of the named executive officers, based on projected future earnings and interest rates as of December 31, 2005, are as follows:

Name	Projected Lump Sum Balance Plan Benefit at Age 65 ($)	Alternative Annual Benefit at Age 65 ($)
Joseph L. Welch(1)	196,617	1,841,090
Edward M. Rahill	1,087,699	75,099
Linda H. Blair	6,324,657	443,071
Richard A. Schultz	147,609	9,841
Daniel J. Oginsky	5,297,116	373,703

(1)
Mr. Welch has irrevocably elected to receive his nonqualified supplemental pension plan benefits as an annuity.

        The amounts in the table above represent aggregate amounts payable under the qualified cash balance portion of the defined benefit retirement plan and the nonqualified supplemental pension plans, to each of the Named Officers other than Messrs. Rahill and Schultz. The amounts payable to Messrs. Rahill and Schultz under the traditional final average pay portion of the defined benefit retirement plan have been excluded (see the discussion of the calculation of such amounts above). Supplemental pension plan benefits included in the annual benefit amount in the table above represent amounts payable in the first year only. Annual benefit payments for all of the Named Officers except Mr. Welch would increase from year to year based on interest earned on the unpaid balance of their pension plan accounts. All annual benefits are normally payable as life annuities, except that Mr. Welch's supplemental pension plan benefit is normally payable as a 15-year certain and life annuity. Benefit plans and related definitions of compensation were established during our initial growth period, as discussed in the Compensation Committee Report, and are subject to continuing review of the Compensation Committee.

  Employment Agreements

        We have entered into employment agreements with each of Messrs. Welch, Rahill, Schultz, and Oginsky and Ms. Blair. The employment agreements are substantially similar to each other, with the exceptions described below.

        Each of the employment agreements has an initial term of employment of two years and is subject to automatic one-year employment term renewals thereafter unless either party provides the other with 30 days advance written notice of intent not to renew the employment term. Under the employment agreements, Mr. Welch reports to our Board of Directors and all of the other executives report to Mr. Welch.

        The employment agreements also state each executive's current annual base salary, which will be subject to annual review and increase by our Board of Directors in its discretion. The employment agreements also provide that the executives are eligible to receive an annual cash bonus, subject to our achievement of certain performance targets established by our Board of Directors. The target annual bonuses stated in the employment agreements are as follows: (1) Mr. Welch, 100% of his base salary; (2) Messrs. Rahill and Schultz and Ms. Blair, 80% of their base salary; and (3) Mr. Oginsky, 40% of his annual salary.

        The employment agreements also provide the executives with the right to participate in certain welfare and pension benefits, including the right to participate in certain tax qualified and non-tax-qualified defined benefit and defined contribution plans and a retiree welfare benefit plan. Mr. Welch's employment agreement also acknowledges that he is entitled to receive benefits under the supplemental pension plan (described above) that is maintained for him.

        If the executives' employment with us is terminated without cause by us or by the executive for good reason (as such terms are defined in the employment agreements), the executives will receive:

  •
  any accrued but unpaid compensation and benefits;

  •
  continued payment during a specified severance period (as described below) of the executive's annual rate of base salary (plus, for Mr. Welch only, an amount equal to the average of each of the annual bonuses that were payable to him for the three fiscal years immediately preceding the fiscal year in which his employment terminates), commencing on the earliest date that is permitted under the new Section 409A of the Code (relating to the taxation of deferred compensation);

  •
  continued coverage under our active health and welfare plans for the specified severance period and outplacement services for at least one year; and

  •
  (1) for Messrs. Welch and Rahill and Ms. Blair only, deemed satisfaction of the eligibility requirements of our retiree welfare benefit plan for purposes of participation therein; and

    (2) for the other executives, participation in our retiree welfare benefit plan only if, by the end of their specified severance period, they have achieved the necessary age and service credit otherwise necessary to meet the eligibility requirements.

        In addition, if we terminate our retiree welfare benefit plan and, by application of the provisions described in the prior sentence, the executives would otherwise be entitled to retiree welfare benefits, the executives will receive a cash payment to the executives equal to our cost of providing such benefits, in order to assist the executives in obtaining other retiree welfare benefits.

        The specified severance period referenced above is two years for each of Messrs. Welch, Rahill, and Schultz and Ms. Blair, and one year for Mr. Oginsky.

        In addition, while employed by us and for a period of two years (one year for Mr. Oginsky) after any termination of employment without cause by us (other than due to their disability) or for good reason by them and for a period of one year following any other termination of their employment, the executives will be subject to certain covenants not to compete with or assist other entities in competing with our business and not to encourage our employees to terminate their employment with us. At all times while employed and thereafter, the executives will also be subject to a covenant not to disclose confidential information.

Executive Cash Bonus Agreement

        We and Daniel J. Oginsky, our Vice President and General Counsel, are also parties to an Executive Cash Bonus Agreement dated February 8, 2006 (the "Bonus Agreement"), which provides that Mr. Oginsky will receive a cash bonus in the amount of $120,000 on August 1 of each of the years 2006, 2007, 2008 and 2009. The bonus for any year will not be payable if Mr. Oginsky's employment has been terminated by him without "good reason" or by us for "cause" (each as defined in the Bonus Agreement) prior to August 1 of such year. If Mr. Oginsky's employment is otherwise terminated, he is entitled to receive all unpaid bonus payments in a lump sum within 15 days after termination.

Deferred Compensation Plan

        Certain of our employees participate in our deferred compensation plan (the "Deferred Compensation Plan"). The investments in the Deferred Compensation Plan trust of $0.5 million at March 31, 2006 and $0.4 million at each of December 31, 2005 and 2004, are included in other assets with the corresponding liability in Deferred Compensation Plan liability. We account for the assets contributed under the Deferred Compensation Plan and held in a trust as trading securities under SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." Accordingly, gains or losses on the investments, for which the employees are at risk for the investment returns, are recorded as investment income or loss with an offsetting amount recorded to compensation expense. Total compensation expense for 2005 and 2004, including investment earnings, was less than $0.1 million and $0.4 million, respectively, and are recorded in general and administrative expense. No compensation expense was recorded in the period from February 28, 2003 through December 31, 2003.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information as of June 16, 2006, unless otherwise noted, with respect to the beneficial ownership of our common stock before and after this offering by:

  •
  each person who is known by us to own beneficially 5% or more of our outstanding shares of common stock;

  •
  each of our current directors and each named executive officer; and

  •
  all of our current directors and executive officers as a group.

        Unless otherwise indicated, the address of each person named in the table below is c/o ITC Holdings Corp., 39500 Orchard Hill Place, Suite 200, Novi, Michigan 48375.

        Unless otherwise indicated, each shareholder has sole voting and disposition power with respect to the shares set forth in the table.

	Beneficial Ownership of Common Stock		Percentage After this Offering(1)
Name of Beneficial Owner	Number(2)	Percentage Prior to this Offering	Without Exercise of Underwriters' Over-Allotment Option	With Exercise of Underwriters' Over-Allotment Option
International Transmission Holdings Limited Partnership(3)	17,746,567	53.3%
Lewis M. Eisenberg(4)	17,747,654	53.3%
Edward G. Jepsen	51,087	*
Joseph L. Welch	626,094	1.9%
Lee C. Stewart	915	*
Linda H. Blair	104,332	*
Daniel J. Oginsky	45,010	*
Edward M. Rahill	132,555	*
Richard A. Schultz	104,333	*
All directors and executive officers as a group (12 persons)(4)	19,085,470	57.3%
Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron(5)	2,735,500	8.2%
Macquarie Essential Assets Partnership(6)	—	—

*
Less than one percent.

(1)
Percentages reflect the effect of the consummation of the offering and of the transactions described under "The Transactions."

(footnotes continue on next page)

(2)
The column includes restricted shares subject to forfeiture to ITC Holdings under certain circumstances and shares of common stock that the individual had the right to acquire as of June 16, 2006 or within 60 days thereafter pursuant to stock options, as set forth below.

Name	Restricted Shares	Option Shares
Lewis M. Eisenberg	1,087	—
Edward G. Jepsen	1,087	—
Lee C. Stewart	915	—
Joseph L. Welch	—	425,402
Linda H. Blair	6,686	70,901
Daniel J. Oginsky	—	22,216
Edward M. Rahill	—	71,437
Richard A. Schultz	10,000	60,901
All directors and executive officers as a group	28,962	820,709
(3)
The Limited Partners of the IT Holdings Partnership are the KKR partnerships (KKR Millennium Fund, L.P. and KKR Partners III, L.P. (Series A)), the Trimaran partnerships (Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund (Trimaran) Partners and CIBC MB Inc.) and Stockwell Fund, L.P. (an entity formed to make direct investments for certain State of Michigan retirement funds), Ironhill Transmission, LLC (the sole member of Ironhill Transmission, LLC is Lewis M. Eisenberg) is the General Partner of the IT Holdings Partnership. See "Summary—Ownership Structure." The IT Holdings Partnership's business address is c/o Greenbaum, Rowe, Smith & Davis, LLP, 99 Wood Avenue South, P.O. Box 5600, Woodbridge, New Jersey 07095, Attn: Raymond Felton.

(4)
Includes 17,746,567 shares beneficially owned by the IT Holdings Partnership. Mr. Eisenberg is the sole member of Ironhill Transmission, LLC, which is the General Partner of the IT Holdings Partnership. The General Partner's and Mr. Eisenberg's business address is c/o Greenbaum, Rowe, Smith & Davis, LLP, 99 Wood Avenue South, P.O. Box 5600, Woodbridge, New Jersey 07095, Attn: Raymond Felton.

(5)
Based on information contained in a Form 13G filed on February 10, 2006, with information as of December 31, 2005. Baron Capital Group, Inc. ("BCG") and Ronald Baron are "parent holding companies" and disclaim beneficial ownership of shares held by their controlled entities to the extent such shares are held by persons other than BCG or Mr. Baron. BAMCO, Inc. and Baron Capital Management, Inc. ("BCM") are registered investment advisors and subsidiaries of BCG. Mr. Baron owns a controlling interest in BCG. BCG and Mr. Baron have shared voting power with respect to 2,440,500 shares and dispositive power with respect to all of the above shares. BAMCO has shared voting power with respect to 2,412,500 shares and dispositive power with respect to 2,707,500 shares and beneficially owns 2,707,500 shares. BCM has shared voting and dispositive power with respect to 28,000 shares and beneficially owns 28,000 shares. The business address of BCG, BAMCO, BCM and Mr. Baron is 767 Fifth Avenue, New York, NY 10153.

(6)
Upon consummation of the acquisition of all of the ownership interests of METC, ITC Holdings will issue approximately 2,644,503 shares of our common stock to MEAP, assuming a price per share of $26.47, the last reported sale price on the NYSE on June 16, 2006. MEAP's business address is 121 King Street West, Suite 810, Toronto, Ontario, M5H3T9.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a brief summary of the material agreements we have entered into with our current and former stockholders as amended prior to the completion of this offering. The descriptions below are summaries and should not be relied upon as a complete description of all the various terms and provisions of these agreements. We have or will file copies of these agreements as exhibits to the registration statement of which this prospectus forms a part.

        On February 28, 2003, ITC Holdings entered into agreements with KKR, Trimaran Fund Management, L.L.C. and the IT Holdings Partnership for management, consulting and financial services in exchange for annual fees. ITC Holdings incurred general and administrative expenses under these agreements of $0.8 million in 2005, $1.3 million in 2004 and $1.0 million for the period from February 28, 2003 through December 31, 2003, excluding out-of-pocket costs. In connection with ITC Holdings' initial public offering that was completed on July 29, 2005, these agreements were amended to terminate further annual fees in exchange for payment of fees to KKR, Trimaran Fund Management, L.L.C. and the IT Holdings Partnership of $4.0 million, $1.7 million and $1.0 million, respectively. The total amount of $6.7 million was paid and recorded in operating expenses in 2005.

        ITC Holdings, ITCTransmission and the IT Holdings Partnership were also parties to a partnership services letter agreement whereby the IT Holdings Partnership or its designee performed certain management, consulting, and financial services, which included participation on our board of directors. In addition, the IT Holdings Partnership designated Mr. Eisenberg to the board of directors. We incurred $1.1 million of expenses in 2005 relating to this agreement, including a one-time payment of $1.0 million to the General Partner in connection with the termination of such agreement with the completion of our initial public offering.

        ITC Holdings has entered into certain waiver and agreement arrangements pursuant to which all of its executive officers agreed to waive their right to exercise their "piggyback" registration rights with respect to our initial public offering in exchange for the right to sell, at any time after 180 days following our initial public offering, an aggregate of 91,349 shares of common stock that they hold (assuming the sale of such shares at $23.00 per share and payment of taxes relating to the sale of such shares); and the grant (other than to Mr. Oginsky) of options to purchase an aggregate of 475,849 shares of common stock at an exercise price of $23.00 per share that vest 20% per year as long as the executive officer remains employed with us.

        In connection with the investment by Management Stockholders (as defined below under "—Management Stockholder's Agreements") in ITC Holdings, CIBC, Inc., a bank affiliated with one of the limited partners, and Comerica Bank, a non-affiliated bank, provided some Management Stockholders with loans to acquire shares of our common stock. The loans are evidenced by notes made by the Management Stockholders and require a pledge of each Management Stockholder's shares of our common stock. We refer to CIBC and Comerica together as the "Lenders." As a condition to making these loans, ITC Holdings entered into put agreements with the Lenders pursuant to which ITC Holdings agreed that upon the occurrence of certain events, ITC Holdings would be assigned the note and pledge and would either pay the Lenders the aggregate principal amount outstanding of the note plus interest thereon or execute a demand promissory note in a principal amount equal to the aggregate principal amount outstanding of the note plus interest thereon. In 2005, prior to our initial public offering, the put agreement relating to executive officers of ITC Holdings was terminated. The maximum potential amount of future payments for ITC Holdings under the remaining put agreements for all Management Stockholders was approximately $0.4 million at March 31, 2006.

        With the knowledge and consent of the Board of Directors, Clayton Welch, Jennifer Welch and Jessica Welch, each of whom is a son or daughter of Joseph Welch, our Chief Executive Officer, were employed by ITCTransmission as Associate Engineer, Analyst, and Logistics Specialist, respectively, during 2005 and continue to be employed by ITCTransmission. These individuals are employed on an

"at will" basis and compensated on the same basis as other employees of ITC Holdings of similar function, seniority and responsibility without regard to their relationship with Joseph Welch. These three individuals, none of whom resides with or is supported financially by Joseph Welch, received aggregate salary, bonus and taxable perquisites for services rendered in the above capacities totaling $108,114 during 2005. Each individual has also received a grant of stock under our 2003 Stock Purchase and Option Plan for Key Employees, as amended. Jennifer Welch received a grant of 3,343 shares of restricted stock on April 8, 2003 (with a value of $25,000 on the date of grant). Clayton Welch received a grant of 2,674 shares of restricted stock on April 18, 2005 (with a value of $40,352 on the date of grant). Jessica Welch received a grant of 2,000 shares of restricted stock on October 17, 2005 (with a value of $55,400 on the date of grant). These grants were made in the normal administration of our employee stock grant program and under the same terms and conditions as grants made to other employees of ITCTransmission.

IT Holdings Partnership Agreement

        Prior to ITC Holdings' acquisition of ITCTransmission from DTE Energy, the General Partner, the KKR partnerships and the Trimaran partnerships formed the IT Holdings Partnership to facilitate their investment in ITC Holdings. Under the terms of the IT Holdings partnership agreement as amended upon completion of this offering, the General Partner will have the exclusive and complete authority and discretion to manage the day-to-day operations and affairs of the IT Holdings Partnership and to make all decisions regarding the business of the IT Holdings Partnership. However, the IT Holdings partnership agreement will contain restrictions on the ability of the General Partner to take (or permit ITC Holdings and ITCTransmission to take) limited actions with respect to us and our business, except with the approval of a majority in interest or, in some cases, three-fourths in interest, of the Limited Partners. In particular, following this offering, ITC Holdings and ITCTransmission may not, without the required approval of the limited partners, among other things:

  •
  create any additional class, or issue or sell equity interests, of the IT Holdings Partnership (or any warrants, options or rights to acquire such equity interests or securities convertible into or exchangeable for such equity interests);

  •
  amend, modify or repeal any provision of the formation or organizational documents of the IT Holdings Partnership or any of its subsidiaries in a manner adverse to the limited partners;

  •
  initiate, settle or compromise certain suits in which any amount is claimed by or against the IT Holdings Partnership or that would require the IT Holdings Partnership to be subject to equitable relief or to take or refrain from taking any material action;

  •
  take any material action with respect to any transaction that results in actual or potential conflicts of interest that arise with the General Partner or any of the limited partners (and their respective affiliates); or

  •
  take (or fail to take) any action that would result in a limited partner (or its affiliates) (1) being deemed to be engaged in a trade or business for U.S. federal tax purposes or having unrelated business taxable income for U.S. federal tax purposes, (2) being deemed to be a holding company, subsidiary company or an affiliate of a public-utility company under the Public Utility Holding Company Act of 1935 or any similar legislation, or as a public utility under the FPA or (3) being subject to any other federal or state regulation that would have an adverse effect on the limited partners or any of their affiliates (in addition to this provision, a majority in interest of the limited partners may, at any time, direct the General Partner to take reasonable actions to preclude the foregoing regulatory events).

        The IT Holdings partnership agreement will also provide that certain of the limited partners have the right to attend meetings of the boards of directors of ITC Holdings and ITCTransmission and receive information provided to the directors and notice of certain significant events. The limited partners have agreed to take reasonable steps to maintain the confidentiality of any non-public information concerning ITC Holdings or its subsidiaries.

Registration Rights Agreement

        In connection with ITC Holdings' acquisition of ITCTransmission, the IT Holdings Partnership entered into a registration rights agreement with ITC Holdings. Pursuant to the registration rights agreement, the IT Holdings Partnership has the right to require ITC Holdings to effect an unlimited number of registrations of our common stock. ITC Holdings has agreed to pay for the first six of these demand registrations. In addition, if ITC Holdings conducts a registered offering of its common stock, such as this offering, the IT Holdings Partnership has the right to include all or a portion of its common stock in the offering. The IT Holdings Partnership will waive such right with respect to this offering.

        The Management Stockholders are also parties to this registration rights agreement, but generally do not have the ability to demand a registration. See "—Management Stockholder's Agreements" below.

Management Stockholder's Agreements

        ITC Holdings has entered into Management Stockholder's Agreements with all current and former officers and employees of ITC Holdings and/or ITCTransmission who have purchased or acquired shares of our common stock and/or received options to purchase common stock, including our executive officers. We refer to these persons as Management Stockholders. The Management Stockholder's Agreements contain transfer restrictions, put and call rights, registration rights and a non-compete and confidentiality covenant. The Management Stockholder's Agreements have been modified with respect to new employees hired after November 16, 2005 and receiving restricted stock grants after that date so that such employees will not have "piggyback" registration rights with respect to such stock and will not have vesting rights in such stock upon any change of control of our company.

        Restrictions on Transfers.    The Management Stockholder's Agreements impose significant restrictions on transfers of shares of common stock. Pursuant to the Management Stockholder's Agreements, the shares of common stock acquired by a Management Stockholder generally will be non-transferable until the fifth anniversary of the effective date of the Management Stockholder's Agreement, except for (1) permitted non-public transfers (as defined in the Management Stockholder's Agreements), (2) a sale of shares of common stock pursuant to an effective registration statement filed by ITC Holdings under the Securities Act of 1933 (not including a registration statement on Form S-8), (3) pursuant to an agreement with the IT Holdings Partnership permitting the Management Stockholder to sell shares in any third party sale by the IT Holdings Partnership for cash or other consideration (other than a public offering) occurring before the fifth anniversary of our initial public offering, or (4) transfers approved by our board of directors.

        Management Stockholder's Resale of Common Stock and Options Upon Death or Disability. Upon the Management Stockholder's death or permanent disability, the Management Stockholder (or his or her estate or personal representative, as applicable), on and after the date of the Management Stockholder's death or permanent disability, may elect to have any transfer restrictions that may have been imposed on the shares of common stock or the shares acquired upon exercise of the then exercisable options to purchase shares of common stock generally removed from such shares, which will allow such shares to be freely sold or transferred in the market (subject to any other limitations and/or requirements imposed by applicable securities laws or other provisions of the Management Stockholder's Agreement with respect to any such sale or transfer).

        Our Right to Repurchase Common Stock and Options of Management Stockholder.    ITC Holdings may repurchase common stock and exercisable options to purchase its common stock held by a Management Stockholder upon the termination of that Management Stockholder's employment with ITC Holdings or any of its subsidiaries if the termination occurs prior to the fifth anniversary of our initial public offering at various repurchase prices that are equal to or less than the fair market value per share of the common stock being repurchased.

        Lapse of Certain Provisions on Change of Ownership.    Some of the provisions of the Management Stockholder's Agreement, including those described under "—Restrictions on Transfers" and "—Our Right to Repurchase Common Stock and Options of Stockholder," will lapse upon the occurrence of a change of ownership of ITC Holdings. A change of ownership means any of the following events that result in the inability of any of the IT Holdings Partnership, the General Partner or certain affiliates of the limited partners to designate or elect a majority of our board of directors:

  •
  the sale of all or substantially all of our assets to any person or group other than the IT Holdings Partnership, the General Partner, a limited partner and their respective affiliates (any such person or group, an "unaffiliated person");

  •
  a sale resulting in more than 50% of our voting stock being held by an unaffiliated person; or

  •
  a merger, consolidation, recapitalization or reorganization of us with or into another unaffiliated person.

        Registration Rights.    If the IT Holdings Partnership sells shares of common stock in a public offering in accordance with its registration rights agreement with us, generally, the Management Stockholders who joined us prior to November 16, 2005 have limited "piggyback" registration rights under that agreement with respect to the shares of common stock purchased under or held subject to the Management Stockholder's Agreement or underlying then exercisable options. These registration rights terminate upon the fifth anniversary of our initial public offering. Shares of common stock included in a public offering pursuant to the registration rights agreement will cease to be subject to any restrictions on transfer imposed by the Management Stockholder's Agreements.

        Restrictions on Public Sale Relating to a Public Offering.    Each Management Stockholder is prohibited from effecting any public sale or distribution of shares of common stock not covered by a registration statement within the period between seven days before and 180 days after, the effective date of a registration statement (or, if later, the date of the public offering pursuant to the registration statement) in connection with a public offering of capital stock of ITC Holdings. ITC Holdings may waive this restriction.

        Non-Compete and Confidentiality Covenant.    For so long as a Management Stockholder is employed by ITC Holdings or one of its subsidiaries and for a period of one year thereafter, the Management Stockholder is subject to covenants not to:

  •
  be engaged in or have financial interest (other than an ownership position of less than 5% in any company whose shares are publicly traded or any non-voting non-convertible debt securities in any company) in any business which competes with any business of ITC Holdings or any of its subsidiaries;

  •
  solicit customers or clients of ITC Holdings or any of its subsidiaries to terminate their relationship with ITC Holdings or any of its subsidiaries or otherwise compete with any business of ITC Holdings or any of its subsidiaries; or

  •
  solicit or offer employment to any person who has been employed by ITC Holdings or any of its subsidiaries at any time during the 12 months immediately preceding the termination of the Management Stockholder's employment.

        In addition, the Management Stockholder has agreed not to disclose or use at any time any confidential information pertaining to the business of ITC Holdings or any of its subsidiaries, except when required to perform his or her duties to ITC Holdings or one of its subsidiaries, by law or judicial process.

Sale Participation Agreements

        Each Management Stockholder has also entered into a Sale Participation Agreement with the IT Holdings Partnership, which grants to the Management Stockholders the right to participate in any sale (other than a public offering or sale to an affiliate of the IT Holdings Partnership) for cash or other consideration of shares of common stock by the IT Holdings Partnership occurring prior to the fifth anniversary of this offering. The Management Stockholder may also be required to participate in such a sale in the event the acquiring party in the sale so requires. Shares of common stock sold by a Management Stockholder pursuant to the Sale Participation Agreements will not be subject to any restrictions on transfer imposed by the Management Stockholder's Agreements.

DESCRIPTION OF OUR INDEBTEDNESS

ITC Holdings and ITCTransmission Debt

  Revolving Credit Facilities

        In July 2003, ITCTransmission entered into a 2 1/2 -year $15.0 million revolving credit agreement with Canadian Imperial Bank of Commerce, as administrative agent, and Credit Suisse First Boston, Cayman Islands Branch, as documentation agent. In January 2004, the capacity under ITCTransmission's revolving credit facility was increased to $25.0 million.

        On January 19, 2005, ITCTransmission and a syndicate of lenders led by Canadian Imperial Bank of Commerce amended and restated this revolving credit agreement to increase the total commitments thereunder to $65.0 million, with an option to increase the commitments to $75.0 million subject to ITCTransmission's ability to obtain the agreement of willing lenders. As amended and restated, ITCTransmission's revolving credit agreement had a maturity date of March 19, 2007. ITCTransmission's obligations under its revolving credit agreement are supported by an aggregate of $75.0 million of its Series B Mortgage Bonds (described below) issued to Canadian Imperial Bank of Commerce.

        On October 4, 2005, the total commitments under ITCTransmission's revolving credit agreement were increased to $75.0 million. On March 24, 2006, the maturity date under ITCTransmission's revolving credit agreement was extended by amendment from March 19, 2007 to March 10, 2010. At March 31, 2006, ITCTransmission had no amounts outstanding under its revolving credit agreement.

        Borrowings under ITCTransmission's revolving credit agreement bear interest, at ITCTransmission's option, at either LIBOR plus 1.05% each year or the alternate base rate plus 0.05% each year, which applicable margins are subject to adjustment based on the ratings by Moody's Investor Service, Inc. and Standard & Poor's Ratings Services applicable to ITCTransmission's mortgage bonds from time to time.

        ITCTransmission's revolving credit agreement also provides for the payment to the lenders of a commitment fee on the average daily unused commitments under the revolving credit agreement at a rate equal to 0.50% per annum, payable quarterly in arrears.

        On March 19, 2004, ITC Holdings entered into a three-year $20.0 million revolving credit agreement with Canadian Imperial Bank of Commerce, as administrative agent, and Credit Suisse First Boston, Cayman Islands Branch, as documentation agent. In May 2004, the capacity under ITC Holdings' revolving credit facility was increased to $30.0 million and in June 2004 it was increased to $40.0 million.

        On January 12, 2005, ITC Holdings and a syndicate of lenders led by Canadian Imperial Bank of Commerce amended and restated this revolving credit agreement to increase the total commitments thereunder to $47.5 million, with an option to increase the commitments to $50.0 million subject to ITC Holdings' ability to obtain the agreement of willing lenders. As amended and restated, ITC Holdings' revolving credit agreement had a maturity date of March 19, 2007. ITC Holdings revolving credit agreement contains a $10.0 million letter of credit sub-facility.

        On October 4, 2005, the total commitments under ITC Holdings' revolving credit agreement were increased to $50.0 million. On March 24, 2006, the maturity date under ITC Holdings' revolving credit agreement was extended by amendment from March 19, 2007 to March 10, 2010. At March 31, 2006, ITC Holdings had $8.0 million outstanding under its revolving credit agreement.

        ITC Holdings' obligations under its revolving credit agreement are secured by 166 shares of ITCTransmission's common stock, representing 16 3/5% of the total outstanding common stock of ITCTransmission.

        Borrowings under ITC Holdings' revolving credit agreement bear interest, at ITC Holdings' option, at either LIBOR plus 1.50% each year or the alternate base rate plus 0.50% each year, which applicable margins are subject to adjustment based on the ratings by Moody's Investor Service, Inc. and Standard & Poor's Ratings Services applicable to ITC Holdings' 5.25% Senior Notes (described below) from time to time.

        ITC Holdings' revolving credit agreement provides for the payment to the lenders of a commitment fee on the average daily unused commitments under the revolving credit agreement at a rate equal to 0.375% per annum and a letter of credit fee on the average daily stated amount of all outstanding letters of credit at a rate equal to the then-applicable spread for LIBOR loans, in each case payable quarterly in arrears. ITC Holdings' revolving credit agreement also provides for the payment to Canadian Imperial Bank of Commerce, as letter of credit issuer, of a letter of credit fronting fee on the average daily stated amount of all outstanding letters of credit at a rate equal to 0.125% per annum, payable quarterly in arrears.

        Our revolving credit facilities contain numerous financial and operating covenants that limit the discretion of our management with respect to certain business matters. These covenants place significant restrictions on, among other things, our ability to:

  •
  create liens or other encumbrances;

  •
  enter into any mergers, consolidations, liquidations or dissolutions, or sell or otherwise dispose of all or substantially all of our assets; and

  •
  pay dividends or make distributions on or redemptions of ITCTransmission's and ITC Holdings' capital stock.

        In addition, ITCTransmission's revolving credit agreement requires ITCTransmission to maintain a ratio of total debt to total capitalization (calculated as total debt plus total stockholders' equity) of less than or equal to 60%, and ITC Holdings' revolving credit agreement requires ITC Holdings to maintain a ratio of total debt to total capitalization (calculated as total debt plus total stockholders' equity) of less than or equal to 85%.

        Our revolving credit facilities provide for voluntary prepayments of the loans and voluntary reductions of the unutilized portions of the commitments, without penalty, subject to certain conditions pertaining to minimum notice and pre-payment/reduction amounts and subject to payment of any applicable breakage costs on LIBOR loans.

  5.25% Senior Notes and Mortgage Bonds

        In July 2003, we refinanced the original variable rate term loans used to finance our acquisition of ITCTransmission from DTE Energy through the issuance by:

  •
  ITC Holdings of $267.0 million of its 5.25% Senior Notes due July 15, 2013, or the 5.25% Senior Notes; and

  •
  ITCTransmission of $185.0 million of its 4.45% First Mortgage Bonds Series A due July 15, 2013, or the Series A Mortgage Bonds.

        Additionally, the proceeds from the issuance of the 5.25% Senior Notes were used in part to make a $27.1 million distribution to ITC Holdings' stockholders.

        In July 2003, ITCTransmission also issued $15.0 million of its 4.45% First Mortgage Bonds Series B due February 28, 2006, or the Series B Mortgage Bonds. We refer to the Series B Mortgage Bonds, together with the Series A Mortgage Bonds, as the 2003 Mortgage Bonds. In January 2004, ITCTransmission issued an additional $10.0 million of its Series B Mortgage Bonds and on January 19, 2005, ITCTransmission issued an additional $50.0 million of its Series B Mortgage Bonds. In March 2006, in connection with an amendment to ITCTransmission's amended revolving credit agreement, the maturity date on the Series B Mortgage Bonds was extended to March 10, 2010. All of the Series B Mortgage Bonds were issued to Canadian Imperial Bank of Commerce, as administrative agent under ITCTransmission's revolving credit agreement, in support of its obligations under that agreement. Under the terms of the Series B Mortgage Bonds, ITCTransmission is only required to make interest or principal payments on the Series B Mortgage Bonds if payments are not made under ITCTransmission's revolving credit agreement.

        In March 2006, ITCTransmission issued $100.0 million of its 6.125% First Mortgage Bonds Series C due March 31, 2036, or the Series C Mortgage Bonds.

        There are no maintenance covenants governing the 5.25% Senior Notes, the 2003 Mortgage Bonds or the Series C Mortgage Bonds.

  5.25% Senior Notes due July 15, 2013

        General.    The 5.25% Senior Notes were issued under an indenture, dated as of July 16, 2003, between ITC Holdings and BNY Midwest Trust Company, as trustee, as amended and supplemented by the first supplemental indenture thereto, dated as of July 16, 2003. The 5.25% Senior Notes bear interest at a rate of 5.25% per annum.

        Ranking.    The 5.25% Senior Notes rank equally in right of payment with all of our existing and future unsecured senior indebtedness. The 5.25% Senior Notes are structurally subordinated to all existing and future indebtedness and other obligations of ITC Holdings' subsidiaries, including trade payables and the Mortgage Bonds.

        Optional Redemption.    The 5.25% Senior Notes may be redeemed, in whole or in part, at any time, at ITC Holdings' option, at a redemption price equal to the greater of (1) 100% of the principal amount of the 5.25% Senior Notes being redeemed and (2) as determined by an independent investment banker (as such term is defined in the indenture), the sum of the present values of the remaining scheduled payments of principal and interest on the 5.25% Senior Notes being redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate (as such term is defined in the indenture), plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

        Covenants.    The indenture contains covenants limiting, among other things, the ability of ITC Holdings to:

  •
  incur additional indebtedness;

  •
  create liens; and

  •
  engage in sale and lease-back transactions.

        Events of Default.    The indenture provides for events of default, which, if any of them occurs, would permit or require the principal of and accrued interest on the 5.25% Senior Notes to become or to be declared due and payable.

  4.45% First Mortgage Bonds due July 15, 2013

        General.    The 2003 Mortgage Bonds were issued under a first mortgage and deed of trust, dated as of July 15, 2003, between ITCTransmission and BNY Midwest Trust Company, as trustee, as supplemented and amended by the first and second supplemental indentures thereto, each dated as of July 15, 2003, and the amendment to the second supplemental indenture, dated as of January 19, 2005, and the second amendment to second supplemental indenture, dated as of March 23, 2006. The mortgage and deed of trust, as supplemented, does not limit the amount of Mortgage Bonds that ITCTransmission may offer thereunder. The 2003 Mortgage Bonds bear interest at a rate of 4.45% per annum.

        Security.    The 2003 Mortgage Bonds are secured by a first mortgage lien on substantially all of the property owned by ITCTransmission from time to time, equally with all other securities issued under the first mortgage and deed of trust.

        Optional Redemption.    The 2003 Mortgage Bonds may be redeemed, in whole or in part, at any time, at ITCTransmission's option, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2003 Mortgage Bonds being redeemed and (2) as determined by an independent investment banker (as such term is defined in the first mortgage and deed of trust), the sum of the present values of the remaining scheduled payments of principal and interest on the 2003 Mortgage Bonds being redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate (as such term is defined in the first mortgage and deed of trust), plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

        Events of Default.    The first mortgage and deed of trust provides for events of default, which, if any of them occurs, would permit or require the principal of and accrued interest on the 2003 Mortgage Bonds to become or to be declared due and payable.

  6.125% First Mortgage Bonds due March 31, 2036

        General.    The Series C Mortgage Bonds were issued under a first mortgage and deed of trust, dated as of July 15, 2003, between ITCTransmission and The Bank of New York Trust Company, N.A. (as successor to BNY Midwest Trust Company), as trustee, as supplemented and amended by the third supplemental indenture thereto, dated as of March 28, 2006. The mortgage and deed of trust, as supplemented, does not limit the amount of Series C Mortgage Bonds that ITCTransmission may offer thereunder. The Series C Mortgage Bonds bear interest at a rate of 6.125% per annum.

        Security.    The Series C Mortgage Bonds are secured by a first mortgage lien on substantially all of the property owned by ITCTransmission from time to time, equally with all other securities issued under the first mortgage and deed of trust.

        Optional Redemption.    The Series C Mortgage Bonds may be redeemed, in whole or in part, at any time, at ITCTransmission's option, at a redemption price equal to the greater of (1) 100% of the principal amount of the Series C Mortgage Bonds being redeemed and (2) as determined by an independent investment banker (as such term is defined in the first mortgage and deed of trust), the sum of the present values of the remaining scheduled payments of principal and interest on the Series C Mortgage Bonds being redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate (as such term is defined in the first mortgage and deed of trust), plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

        Events of Default.    The first mortgage and deed of trust provides for events of default, which, if any of them occurs, would permit or require the principal of and accrued interest on the Series C Mortgage Bonds to become or to be declared due and payable.

  New Senior Notes

        Concurrently with the consummation of this offering, ITC Holdings intends to issue in a private placement approximately $460.0 million of senior notes with terms substantially similar to the 5.25% Senior Notes. These senior notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act.

MTH and METC Debt

  MTH's 6.05% Senior Secured Notes due 2015

        General.    The MTH Notes were issued under a first mortgage indenture, dated as of December 10, 2003, between MTH and JPMorgan Chase Bank, as trustee, as supplemented by the first supplemental indenture thereto, dated as of December 10, 2003. The MTH Notes bear interest at a rate of 6.05% per annum.

        Security and Ranking.    Amounts outstanding under the MTH Notes are secured by MTH's interest in METC. The MTH Notes rank senior in right of payment to all of MTH's existing and future unsecured senior indebtedness. The MTH Notes are structurally subordinated to all existing and future indebtedness and other obligations of MTH's subsidiaries, including trade payables and the METC Notes and the METC Mortgage Bonds, to the extent either is outstanding.

        Redemption.    The MTH Notes may be redeemed at the option of MTH, in whole or in part, at any time or from time to time at a redemption price equal to the principal amount of the MTH Notes plus a make-whole amount and accrued and unpaid interest to the redemption date.

        Covenants.    MTH's indenture contains covenants limiting, among other things, the ability of MTH to:

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  incur additional indebtedness;

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  make any distributions to MTH's owners prior to the final determination of METC's rate case;

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  create or acquire subsidiaries;

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  create liens or other encumbrances; and

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  engage in sale and lease-back transactions.

        MTH's indenture also currently contains a covenant requiring MTH to maintain a ratio of consolidated EBITDA to consolidated interest expense of greater than 2.0 to 1.0 prior to the final determination of METC's rate case and greater than 2.5 to 1.0 thereafter and a covenant requiring MTH to maintain a ratio of debt to consolidated EBITDA of less than 5.5 to 1.0 after the final determination of METC's rate case. In connection with ITC Holdings' acquisition of all of the indirect ownership interests in METC, we or MTH may elect to assume, refinance or redeem the MTH Notes.

        For purposes of these ratios, EBITDA is defined as net income plus interest expense, taxes and depreciation and amortization and debt is defined as the sum of liabilities for borrowed money and the deferred purchase price of property, capital lease and reimbursement obligations, obligations under hedging agreements and synthetic leases and those evidenced by bonds, debentures, notes or similar instruments or guarantees of any of the foregoing, but excludes, until the final determination of METC's rate case, liabilities to independent power producers.

        Events of Default.    The MTH indenture provides for events of default, which, if any of them occur, would permit or require the principal of and accrued interest on the MTH Notes to become or to be declared due and payable and would prevent dividends from being paid.

  METC Mortgage Bonds

        Concurrently with the consummation of this offering, we expect that METC will issue mortgage bonds in a private placement with substantially the following terms. These METC Mortgage Bonds will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act. The METC Mortgage Bonds will be secured by a first mortgage lien on substantially all of the property or easement interests owned by METC from time to time, equally with all other securities issued under the first mortgage and deed of trust.

  METC's Revolving Credit Agreement

        Concurrently with the consummation of this offering, we expect that METC will enter into a $50.0 million revolving credit agreement with substantially the same terms as ITCTransmission's revolving credit facility. We expect that borrowings under METC's revolving credit agreement will bear interest at levels similar to borrowings under ITCTransmission's revolving credit facilities.

        METC's obligations under its revolving credit agreement will be supported by an aggregate amount of its Mortgage Bonds equal to the aggregate amount of the commitments under its revolving credit agreement and issued to the administrative agent under its revolving credit agreement.

        We expect that borrowings under METC's revolving credit agreement will bear interest at levels similar to borrowings under ITCTransmission's revolving credit facilities.

        METC's revolving credit agreement will also provide for the payment to the lenders of a commitment fee on the average daily unused commitments under the revolving credit agreement at a rate per annum to be determined.

        METC's revolving credit facility will contain numerous financial and operating covenants that will limit the discretion of our management with respect to certain business matters.

        METC's revolving credit facility will provide for voluntary prepayments of the loans and voluntary reductions of the unutilized portions of the commitments, without penalty, subject to certain conditions pertaining to minimum notice and pre-payment/reduction amounts and subject to payment of any applicable breakage costs on LIBOR loans.

DESCRIPTION OF OUR CAPITAL STOCK

        The following is a summary of the material terms of ITC Holdings' capital stock and the provisions of ITC Holdings' Amended and Restated Articles of Incorporation and amended and restated bylaws, which we refer to as "our capital stock," "our Articles of Incorporation" and "our bylaws," respectively. It also summarizes relevant provisions of the Michigan Business Corporation Act, or MBCA. Since the terms of our Articles of Incorporation, bylaws and the MBCA are more detailed than the general information provided below, we urge you to read the actual provisions of those documents and the MBCA. The following summary of our capital stock is subject in all respects to the MBCA, our Articles of Incorporation and our bylaws. Our Articles of Incorporation and bylaws are incorporated by reference in the registration statement of which this prospectus forms a part.

General

        As of March 31, 2006, ITC Holdings' authorized capital stock consisted of:

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  100 million shares of common stock, without par value; and

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  10 million shares of preferred stock, without par value.

        Prior to this offering, there were 33,297,448 shares of our common stock outstanding and no shares of preferred stock outstanding. Immediately following the consummation of this offering and the transactions described under "The Transactions," there will be 43,119,888 shares of common stock issued and outstanding, and no shares of preferred stock outstanding, excluding 1,938,369 shares of common stock issuable upon the exercise of options outstanding at March 31, 2006, with an exercise price of $7.48 per share 1,142,964 of which were vested and 695,178 shares of common stock issuable upon the exercise of stock options outstanding at March 31, 2006, with an exercise price of $23.00 per share, of which 9,148 were vested.

        As of March 31, 2006, there were 188 holders of record of our common stock.

Common Stock

        All of the outstanding shares of our common stock are fully paid and nonassessable.

        Voting Rights.    Each holder of our common stock, including holders of common stock subject to restricted stock awards, is entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors, subject to the restrictions on market participants described below. Holders of our common stock have no cumulative voting rights.

        Dividends.    Holders of our common stock, including holders of common stock subject to restricted stock awards, are entitled to receive dividends or other distributions declared by the board of directors. The right of the board of directors to declare dividends is subject to the right of any holders of ITC Holdings' preferred stock, to the extent that any preferred stock is authorized and issued, and the availability under the MBCA of sufficient funds to pay dividends. We have not issued any shares of preferred stock. See "Price Range of Common Stock and Dividend Policy—Dividend Policy" for more information.

        Liquidation Rights.    If our company is dissolved, the holders of our common stock will share ratably in the distribution of all assets that remain after we pay all of our liabilities and satisfy our obligations to the holders of any of ITC Holdings' preferred stock, to the extent that any preferred stock is authorized and issued.

        Preemptive and Other Rights.    Holders of our common stock have no preemptive rights to purchase or subscribe for any stock or other securities of our company and, other than as described below, there are no conversion rights or redemption or sinking fund provisions with respect to our common stock.

        Repurchases.    In August 2005, we repurchased 28,675 shares of our common stock for an aggregate of $0.8 million, which represented shares of common stock delivered to us by employees as payment of tax withholdings due to us upon the vesting of restricted stock awards.

        Restrictions on Ownership by Market Participants.    Our Articles of Incorporation include the following restrictions on issuance to, and ownership and voting of ITC Holdings' capital stock by, "market participants," as defined below, which are provisions that were designed to ensure that ITCTransmission remains an "independent" transmission company eligible for favorable regulatory treatment, consistent with FERC orders.

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  We are restricted from issuing any shares of capital stock or recording any transfer of shares if the issuance or transfer would cause any market participant, either individually or together with members of its "group" (as defined in SEC beneficial ownership rules), to beneficially own 5% or more of any class or series of our capital stock, provided that we may issue shares in excess of 5% to the underwriters of this offering or underwriters or initial purchasers in future underwritten offerings or private placements approved by our board of directors. In addition, this restriction will not preclude settlement of any transfer that occurs on the NYSE (or another national securities exchange or automated inter-dealer quotation system on which the shares may trade).

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  If a market participant, together with its group members, beneficially owns 5% or more of any class or series of our capital stock, that market participant, together with its group members, will not be permitted to exercise voting rights on shares constituting 5% or more of that class or series.

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  We will have the right to redeem shares of capital stock beneficially owned by a market participant (or its group members) if that market participant, together with its group members, beneficially owns 5% or more of any class or series of our capital stock so that the market participant, together with its group members, ceases to beneficially own 5% or more of that class or series.

Prior to redeeming any shares, we will be required to give at least 45 days' written notice to the holder of the shares. Prior to the redemption date, the stockholder may sell any shares that would otherwise be redeemed to avoid redemption of those shares. The redemption price for any shares redeemed will be the fair market value of the shares, as determined by our board of directors in good faith. If our shares are listed on the NYSE (or another national securities exchange or automated inter-dealer quotation system), the fair market value will be equal to the lesser of (x) the volume weighted average price for the shares over the 10 most recent trading days immediately prior to the delivery of the redemption notice and (y) the volume weighted average price for the shares over the 10 trading days immediately prior to the date the shares are redeemed.

        A "market participant" has the meaning given to that term by the FERC and includes:

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  any person or entity that, either directly or through an affiliate, sells or brokers electric energy, or provides ancillary services to ITCTransmission or to an RTO to which we belong (unless the FERC finds that the person or entity does not have economic or commercial interests that would be significantly affected by the actions or decisions of ITCTransmission or an RTO to which we belong); or

  •
  any other person or entity that the FERC finds to be a market participant because it has economic or commercial interests that would be significantly affected by the actions or decisions of ITCTransmission or any RTO to which we belong.

An affiliate, for these purposes, includes any person or entity that directly or indirectly owns, controls or holds with the power to vote 5% or more of the outstanding voting securities of a market participant.

        A determination by our board of directors, acting in good faith, that a person or entity is a market participant will be binding on all stockholders. In determining whether any shares of capital stock are beneficially owned by a market participant, or its group members, our board of directors may rely solely on our stock transfer records, public filings with the SEC on Schedule 13G or Schedule 13D by beneficial owners of our shares and on the declarations described below.

        Certain Stockholders Required to Certify as to Market Participant Relationships.    Our Articles of Incorporation permit, and require if we request, the following persons or entities to make certain declarations to us:

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  any person or entity that, together with its group members, acquires beneficial ownership of 5% or more of any class or series of capital stock of ITC Holdings and which has made a filing with the SEC under Regulation 13D-G in respect of such beneficial ownership; or

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  any person or entity (other than a depositary institution or broker-dealer who is not a beneficial owner for purposes of Regulation 13D-G) that is a record holder of 5% or more of any class or series of capital stock of ITC Holdings.

        The declaration must be delivered to us within 10 days of any request and must include the following information:

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  the number of shares of capital stock beneficially owned by such person or entity, together with its group members, together with the name of the record holders of such shares; and

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  a certification by such person or entity that neither it nor its group members is a market participant (or, in lieu of such certification, the stockholder may deliver a certified list of all of such person's or entity's activities and investments related to the sale, marketing, trading, brokering or distribution of electric energy or provision of ancillary services to ITCTransmission or to the RTO to which we belong).

        Any person, entity or group that fails to deliver the declaration when requested by us to do so will be deemed to be a market participant for purposes of the voting restrictions and redemption provisions described above, unless that person, entity or group subsequently delivers the required declaration to ITC Holdings and the board of directors determines that such person, entity or group is not a market participant.

Preferred Stock

        Our Articles of Incorporation authorize our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is authorized to determine, with respect to any series of preferred stock, the terms and rights of that series including:

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  the designation of the series;

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  the number of shares of the series;

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  the rights with respect to dividends, if any, of the series;

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  the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of the series; and

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  the voting rights, if any, of the holders of the series.

Provisions That May Discourage Takeovers

        The MBCA and our Articles of Incorporation and bylaws contain provisions that may have the effect of discouraging transactions involving an actual or threatened change of control. These provisions could protect the continuity of our directors and management and possibly deprive our stockholders of an opportunity to sell their shares of common stock at prices higher than the prevailing market prices. The following description is subject in its entirety to applicable provisions of the MBCA and our Articles of Incorporation and bylaws.

        Availability of Authorized but Unissued Shares.    Under the terms of our Articles of Incorporation, our board of directors may issue shares of authorized common stock without stockholder approval. However, the listing requirements of the NYSE, which would apply so long as our common stock is listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. If our board of directors decides to issue shares to persons supportive of current management, this could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares also could be used to dilute the stock ownership of persons seeking to obtain control of our company, including dilution through a stockholder rights plan of the type commonly known as a "poison pill," which the board of directors could adopt without a stockholder vote.

        Issuance of Preferred Stock.    In addition, our board of directors could issue shares of preferred stock having voting rights that adversely affect the voting power of holders of our common stock, which could have the effect of delaying, deferring or impeding a change in control of our company.

        No Cumulative Voting.    Under the MBCA, stockholders do not have cumulative voting rights for the election of directors unless the Articles of Incorporation so provide. Our Articles of Incorporation do not provide for cumulative voting.

        Limitation on Calling Special Meetings of Stockholders.    The MBCA allows the board of directors or officers, directors or stockholders authorized in our bylaws to call special meetings of stockholders. Our bylaws provide that a special meeting may be called by our board of directors, the chairperson of the board (if the office is filled) or president, and shall be called by the president or secretary at the written request of stockholders holding a majority of the outstanding shares of stock entitled to vote at the proposed special meeting. Business to be transacted at a special meeting is limited by our bylaws to the purpose or purposes stated in the notice of the meeting.

        Action Without Meeting of Stockholders.    If the IT Holdings Partnership, or its affiliates or limited partners or their respective affiliates, hold less than 35% of the outstanding capital stock of ITC Holdings, any action required or permitted by the MBCA to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, only if consent in writing to such action is signed by the holders of all of the outstanding capital stock.

        Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year's annual meeting or, in the case of a special meeting, the date of the special meeting. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual or special meeting of stockholders or make nominations for directors at an annual or special meeting of stockholders.

        Business Combinations and Change of Control.    The MBCA contains statutes which regulate business combinations and changes in control of Michigan corporations.

        Chapter 7A of the MBCA provides that a business combination subject to Chapter 7A between a covered Michigan corporation or any of its subsidiaries and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally requires the affirmative vote of 90% of the votes of each class of stock entitled to vote, and not less than two thirds of the votes of each class of stock entitled to vote (excluding voting shares owned by such 10% or more owner), voting as a separate class. These requirements do not apply if (1) the corporation's board of directors approves the transaction before the 10% or more owner becomes such or (2) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% or more owner has been such for at least five years. Chapter 7A business combinations include, among other transactions, mergers, significant asset transfers, certain disproportionate issuances of shares to an interested stockholder, certain reclassifications and recapitalizations disproportionately favorable to such stockholder, and the adoption of a plan of liquidation or dissolution in which such a stockholder would receive anything other than cash. Chapter 7A does not restrict the purchase of shares from other stockholders in the open market, through private transactions or acquired through a tender offer.

        As permitted by Chapter 7A, our Articles of Incorporation provide that we are not governed by the provisions of that Chapter. In order for ITC Holdings to become subject to the provisions of Chapter 7A, our stockholders would have to vote affirmatively to amend our Articles of Incorporation.

        Chapter 7B of the MBCA provides that, unless a corporation's articles of incorporation or bylaws provide that Chapter 7B does not apply, "control shares" of a corporation acquired in a control share acquisition have no voting rights except as granted by the stockholders of the corporation. "Control shares" are outstanding shares which, when added to shares previously owned by a stockholder, increase such stockholder's voting power, acting alone or in a group, to exceed three separate thresholds of the outstanding shares: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) more than a majority of the shares entitled to vote for the election of directors. To confer voting rights, a control share acquisition must be approved by the affirmative vote of a majority of the votes cast by holders of all shares entitled to vote, excluding shares owned by the acquiror and certain officers and employee directors. However, no such approval is required for gifts or other transactions not involving consideration, for a merger to which the corporation is a party or for certain other transactions described in Chapter 7B. Although control shares include, for the purpose of determining whether the thresholds have been met, shares beneficially owned by persons acting as a group, the formation of a group does not constitute a control share acquisition of shares held by members of the group.

        Chapter 7B applies to Michigan corporations which have 100 or more stockholders of record, their principal place of business or substantial assets in Michigan and at least one of the following characteristics: (a) more than 10% of their shares are owned of record by Michigan residents; (b) more than 10% of their stockholders of record are Michigan residents; or (c) 10,000 of their stockholders of record are Michigan residents.

        As permitted by Chapter 7B, our bylaws provide that we will not be governed by the provisions of that Chapter. In order for ITC Holdings to become subject to the provisions of Chapter 7B, our board of directors or stockholders may at any time amend our bylaws to cause Chapter 7B to become applicable to us if the statutory conditions for applicability are satisfied.

Limitation on Liability and Indemnification of Officers and Directors

        As permitted by the MBCA, our Articles of Incorporation and bylaws generally limit the personal liability of our directors to us and our stockholders for breach of their fiduciary duty and require us to indemnify our directors and officers to the fullest extent permitted by the MBCA. Specifically, our bylaws require us to indemnify directors and officers against expenses (including actual and reasonable attorneys' fees), judgments, penalties, fines, excise taxes and settlements actually and reasonably incurred in connection with any threatened, pending or completed action or proceeding brought against a director or officer by reason of the fact that the person is or was a director or officer of ITC Holdings or, while serving as a director or officer, is or was serving at the request of ITC Holdings as a director, officer, member, partner, trustee, employee, fiduciary or agent of another enterprise to the maximum extent permitted by, and in accordance with the procedures and requirements specified in, the MBCA. Our bylaws also provide that indemnification is a contractual right between us and the officer or director, who may not be adversely affected by a repeal of the indemnification provisions of our bylaws.

        The MBCA and our bylaws authorize us to purchase and maintain insurance on behalf of a person who is or was a director, officer, employee or agent of ITC Holdings or who serves at the request of ITC Holdings as a director, officer, partner, trustee, employee or agent of another enterprise, whether or not we would have the power to indemnify him or her under the bylaws or the laws of the State of Michigan. We maintain a directors' and officers' insurance policy. The policy insures directors and officers against unindemnified losses from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers and directors pursuant to the provisions described above or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

        Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of Restricted Shares

        Upon the consummation of this offering and the issuance of shares of our common stock with an approximate value of $70.0 million to MEAP, 43,119,888 shares of our common stock will be outstanding. Of these shares, 22,016,632 shares of our common stock will be freely tradable by persons other than our affiliates, as that term is defined in Rule 144 under the Securities Act, without restriction or further registration under the Securities Act.

        Approximately            of the shares of common stock that will be outstanding after this offering will be either "restricted securities" or affiliate securities as such terms are defined in Rule 144. These restricted and affiliate securities may be sold in the future without registration under the Securities Act to the extent permitted under Rule 144. Approximately                  shares of these restricted or affiliate securities will be eligible for sale under Rule 144 subject to applicable holding period, volume limitations, manner of sale and notice requirements set forth in applicable SEC rules, and approximately            shares of the restricted securities will be saleable without regard to these restrictions under Rule 144(k).

Rule 144

        In general, under Rule 144, a stockholder who has beneficially owned his or her restricted shares for at least one year is entitled to sell, within any three-month period, a number of shares of our common stock that does not exceed the greater of:

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  1% of the then-outstanding shares of our common stock, which is            shares, upon the completion of this offering; or

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  the average weekly trading volume in our common stock on the NYSE during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied.

        In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to publicly sell shares of our common stock which are not restricted securities. A stockholder who is not one of our affiliates and has not been our affiliate for at least three months prior to the sale and who has beneficially owned restricted shares of our common stock for at least two years may resell the shares without limitation. In meeting the one-and two-year holding periods described above, a holder of restricted shares of our common stock can include the holding period of a prior owner who was not our affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted shares of our common stock from us or one of our affiliates.

Lock-Up Agreements

        We and all of our directors and executive officers have agreed that, without the prior written consent of Lehman Brothers Inc., we and they will not, directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common stock or any securities which may be converted into or exchanged for any common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock for a period of 90 days from the date of this prospectus other than permitted transfers. We and the underwriters have agreed that the restrictions set forth in the preceding sentence shall not apply to the issuance of shares of our capital stock to MEAP in the acquisition or to any issuance of shares of our capital stock or securities convertible into or exercisable or exchangeable for such capital stock as payment of any part of the purchase price for any acquisition of a business or assets by us, provided that (1) the aggregate number of all such shares or securities issued pursuant to any such acquisitions within the 90 day period following the date of this prospectus does not exceed 10% of the number of shares of our common stock that will be outstanding after giving effect to this offering and (2) the recipient of any such shares or securities agrees to execute a similar lock-up agreement. We have also agreed not to, directly or indirectly, file or cause to be filed a registration statement with respect to any shares of common stock or securities convertible, exercisable or exchangeable into shares of common stock or any other of our securities or publicly disclose or cause to be publicly disclosed an intention to do the foregoing, except for registration statements on Form S-8 with respect to our stock incentive plan and registration statements on Form S-4 with respect to the issuance of shares of our common stock in connection with acquisitions as described in the preceding sentence.

        Pursuant to the terms of the Management Stockholder's Agreements, the Management Stockholders have the right, upon the sale by the IT Holdings Partnership of shares of our common stock in any underwritten offering to sell a percentage of the shares of our common stock that they hold at the time of the offering and any shares of our common stock underlying then exercisable options. As a percentage of total shares held, the Management Stockholders would be eligible to sell a percentage equal to the percentage sold by the IT Holdings Partnership. Otherwise, each Management Stockholder is restricted from selling any common stock he or she holds until the fifth anniversary of the date of the execution of the Management Stockholder's respective Management Stockholder's Agreement. The "piggyback" registration rights described above also expire on such fifth anniversary.

Rule 701

        Under Rule 701, common stock acquired upon the exercise of certain currently outstanding options or pursuant to other rights granted under our stock plans may be resold, to the extent not subject to lock-up agreements or the restriction on transfer in the management stockholder's agreements, (1) by persons other than affiliates, beginning 90 days after the effective date of this offering, subject only to the manner-of-sale provisions of Rule 144, and (2) by affiliates, subject to the manner-of-sale, current public information, and filing requirements of Rule 144, in each case, without compliance with the one-year holding period requirement of Rule 144.

Stock Options

        Options to purchase up to an aggregate of 2,633,547 shares of our common stock were outstanding as of March 31, 2006. Of these options, 1,152,112 will have vested at or prior to the closing of this offering and 2,218,901 may vest over the next two years.

Registration Rights

        Pursuant to the Registration Rights Agreement we have entered into with the IT Holdings Partnership, the IT Holdings Partnership has the right to require ITC Holdings to effect an unlimited number of registrations of our common stock. In addition, pursuant to the Management Stockholder's Agreements, the Management Stockholders generally have "piggyback" registration rights with respect to any such registrations of our common stock effected by the IT Holdings Partnership. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

        Any sales of substantial amounts of our common stock in the public markets, or the perception that such sale may occur, could adversely affect the market price of our common stock.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

        A "non-U.S. holder" means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

  •
  an individual citizen or resident of the United States;

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  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, "controlled foreign corporation," "passive foreign investment company" or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

        If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

        If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

        Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

        A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

        Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

        An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        We believe we are not and do not anticipate becoming a "United States real property holding corporation" for United States federal income tax purposes although no assurance can be given in this regard as the determination of whether we are a "United States real property holding corporation" is fact-specific and depends on the composition of our assets. If, contrary to our belief, we are or become a "United States real property holding corporation," so long as our common stock continues to be regularly traded on an established securities market (such as the NYSE), only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holders holding period) more than 5% of our common stock will be subject to United States federal income tax on the disposition of our common stock.

Federal Estate Tax

        Common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

        Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part, each of the underwriters named below, for whom Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC are acting as representatives, have severally agreed to purchase from us the respective number of shares of common stock opposite their names below:

Underwriters	Number of Shares
Lehman Brothers Inc.
Credit Suisse Securities (USA) LLC
Total

        The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the obligation to purchase all of the shares of common stock offered hereby if any of the shares are purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

Option to Purchase Additional Shares

        We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of            shares at the public offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's percentage underwriting commitment in this offering as indicated in the table above.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions that we will pay to the underwriters. The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional            shares of common stock from us. The underwriting fee is the difference between the public offering price and the amount the underwriters pay to purchase the shares from us.

	No Exercise	Full Exercise
Per share
Total

        The underwriters have advised us that they propose to offer the shares of common stock directly to the public at the public offering price presented on the cover page of this prospectus, and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $            per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $            per share to brokers and dealers. After this offering, the underwriters may change the offering price and other selling terms.

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            million. We will pay all costs and expenses of this offering.

Lock Up Agreements

        We and all of our directors and executive officers have agreed that, without the prior written consent of Lehman Brothers Inc., we and they will not, directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common stock or any securities which may be converted into or exchanged for any common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock for a period of 90 days from the date of this prospectus other than permitted transfers. We and the underwriters have agreed that the restrictions set forth in the preceding sentence shall not apply to the issuance of shares of our capital stock to MEAP in the acquisition or to any issuance of shares of our capital stock or securities convertible into or exercisable or exchangeable for such capital stock as payment of any part of the purchase price for any acquisition of a business or assets by us, provided that (1) the aggregate number of all such shares or securities issued pursuant to any such acquisitions within the 90-day period following the date of this prospectus does not exceed 10% of the number of shares of our common stock that will be outstanding after giving effect to this offering and (2) the recipient of any such shares or securities agrees to execute a similar lock-up agreement. We have also agreed not to, directly or indirectly, file or cause to be filed a registration statement with respect to any shares of common stock or securities convertible, exercisable or exchangeable into shares of common stock or any other of our securities or publicly disclose or cause to be publicly disclosed an intention to do the foregoing, except for registration statements on Form S-8 with respect to our stock incentive plan and registration statements on Form S-4 with respect to the issuance of shares of our common stock in connection with acquisitions as described in the preceding sentence. Pursuant to the terms of the Management Stockholder's Agreements, each Management Stockholder has agreed to be subject to a similar restriction on sales of his or her shares.

Indemnification

        We have agreed to indemnify the underwriters against liabilities relating to this offering, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering; and

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make representations that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Stamp Taxes

        If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Electronic Distribution

        A prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view the preliminary prospectus and the final prospectus online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations. In addition, one or more of the underwriters participating in this offering may distribute prospectuses electronically.

        Other than the prospectus in electronic format, information on any underwriter's or selling group member's website and any information contained in any other website maintained by an underwriter or selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied on by investors.

Other Relationships

        The underwriters have performed and may in the future perform investment banking and advisory services for us from time to time for which they have received or may in the future receive customary fees and expenses. Credit Suisse Securities (USA) LLC, or Credit Suisse, is an affiliate of one of the lenders under the revolving credit facilities of both ITC Holdings and ITCTransmission. In July 2003, Credit Suisse was the initial purchaser of ITC Holdings' senior notes and ITCTransmission's Series A Mortgage Bonds and in March 2006 Credit Suisse was the initial purchaser of ITCTransmission's Series C Mortgage Bonds. Credit Suisse also acted as a financial advisor to DTE Energy in connection with ITC Holdings' acquisition of Predecessor ITCTransmission in February 2003 and in July 2005 both Lehman Brothers Inc. and Credit Suisse acted as underwriters of our initial public offering and both are acting as financial advisors to us in connection with our proposed acquisition of METC.

        The underwriters have performed and may in the future perform investment banking and advisory services for us from time to time for which they have received or may in the future receive customary fees and expenses.

LEGAL MATTERS

        Dykema Gossett PLLC will pass upon the validity of the issuance of our common stock and as to certain matters of Michigan law. Certain legal matters will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Milbank, Tweed, Hadley & McCloy LLP, New York, New York. In addition, Stuntz, Davis & Staffier, P.C., Washington, D.C. is advising us on matters relating to the FERC. Simpson Thacher & Bartlett LLP is relying upon the opinion of Dykema Gossett PLLC as to certain matters of Michigan law. Certain partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others have an indirect interest, through limited partnerships, who are investors in KKR Millennium Fund, L.P., in less than 1% of our shares of common stock.

EXPERTS

        The consolidated financial statements of ITC Holdings Corp. and subsidiaries as of December 31, 2005 and 2004 and for each of the two years in the period ended December 31, 2005 and the period from February 28, 2003 (Date of Acquisition) through December 31, 2003, and management's report on the effectiveness of internal control over financial reporting as of December 31, 2005 and the financial statements of International Transmission Company, LLC (Predecessor ITCTransmission) for the two-month period ended February 28, 2003 included in this prospectus and the related financial statement schedule of ITC Holdings Corp. included elsewhere in the registration statement, of which this prospectus forms a part, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Michigan Transco Holdings, Limited Partnership, as of December 31, 2005 and December 31, 2004 and for the years ended December 31, 2005 and December 31, 2004 and the periods January 1, 2003 to December 9, 2003 and December 10, 2003 to December 31, 2003 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Michigan Transco Holdings, Limited Partnership's restatement of its statement of cash flows as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the issuance of shares of our common stock being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the shares of our common stock, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. We are subject to the informational requirements of the Exchange Act. We will file periodic reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

ITC HOLDINGS AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

Page
Management's Report on Internal Control Over Financial Reporting	F-2
Report of Independent Registered Public Accounting Firm (ITC Holdings and Subsidiaries)	F-3
Report of Independent Registered Public Accounting Firm (ITC Holdings and Subsidiaries)	F-4
Report of Independent Registered Public Accounting Firm (Predecessor ITCTransmission)	F-5
Consolidated Statements of Financial Position as of December 31, 2005 and 2004	F-6
Consolidated Statements of Operations for the Years Ended December 31, 2005 and 2004 and the Period From February 28, 2003 (Date of Acquisition) through December 31, 2003 (ITC Holdings and Subsidiaries), and the Two-Month Period Ended February 28, 2003 (Predecessor ITCTransmission)	F-7
Statement of Changes in Member's Interest/Stockholder's Equity and Comprehensive Income for the Two-Month Period Ended February 28, 2003 (Predecessor ITCTransmission)	F-8
Consolidated Statements of Changes in Stockholders' Equity and Comprehensive Income (Loss) for the Years Ended December 31, 2005 and 2004 and the Period from February 28, 2003 (Date of Acquisition) through December 31, 2003	F-9
Consolidated Statements of Cash Flows for the Years Ended December 31, 2005 and 2004, and the Period from February 28, 2003 (Date of Acquisition) through December 31, 2003 (ITC Holdings and Subsidiaries) and the Two-Month Period Ended February 28, 2003 (Predecessor ITCTransmission)	F-10
Notes to Consolidated Financial Statements for the Years Ended December 31, 2005 and 2004 and the Period From February 28, 2003 (Date of Acquisition) through December 31, 2003 (ITC Holdings and Subsidiaries) and the Two-Month Period Ended February 28, 2003 (Predecessor ITCTransmission)	F-11
Condensed Consolidated Statement of Financial Position at March 31, 2006 (unaudited)	F-50
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2006 and 2005 (unaudited)	F-51
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2006 and 2005 (unaudited)	F-52
Notes to Condensed Consolidated Financial Statements (unaudited)	F-53

MICHIGAN TRANSCO HOLDINGS, LIMITED PARTNERSHIP

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Auditors	F-64
Consolidated Balance Sheets as of December 31, 2005 and 2004	F-65
Consolidated Statements of Income and Comprehensive Income for the Years Ended December 31, 2005 and 2004 and the Periods December 10, 2003 (Date of New Partnership) to December 31, 2003 and January 1, 2003 to December 9, 2003	F-66
Consolidated Statements of Partners' Capital for the Years Ended December 31, 2005 and 2004 and the Periods December 10, 2003 (Date of New Partnership) to December 31, 2003 and January 1, 2003 to December 9, 2003	F-67
Consolidated Statements of Cash Flows for the Years Ended December 31, 2005 and 2004 and the Periods December 10, 2003 (Date of New Partnership) to December 31, 2003 and January 1, 2003 to December 9, 2003	F-68
Notes to Consolidated Financial Statements	F-69
Consolidated Balance Sheet as of March 31, 2006 (unaudited)	F-92
Consolidated Statements of Income for the Three Months Ended March 31, 2006 and 2005 (unaudited)	F-93
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2006 and 2005 (unaudited)	F-94
Notes to Consolidated Financial Statements (unaudited)	F-95

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

        Management has voluntarily adopted the requirements under Section 404 of The Sarbanes-Oxley Act of 2002 and as defined in Exchange Act Rule 13a-15(f) to assess the design and effectiveness of our internal control over financial reporting as of December 31, 2005.

        Management is responsible for establishing and maintaining an adequate system of internal control over financial reporting. Our internal control over financial reporting is designed to provide reasonable, not absolute, assurance as to the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Internal control over financial reporting, no matter how well designed, has inherent limitations. Therefore, internal control over financial reporting determined to be effective can provide only reasonable assurance with respect to financial statement preparation and may not prevent or detect all misstatements.

        Under management's supervision, an evaluation of the design and effectiveness of our internal control over financial reporting was conducted based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Our assessment included extensive documenting, evaluating and testing of the design and operating effectiveness of our internal control over financial reporting. Based on this evaluation, management concluded that our internal control over financial reporting was effective as of December 31, 2005.

        Deloitte & Touche LLP, an independent registered public accounting firm, as auditors of our consolidated financial statements, has issued an attestation report on management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005. Deloitte & Touche LLP's report, which expresses unqualified opinions on management's assessment and on the effectiveness of our internal control over financial reporting, is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
ITC Holdings Corp.
Novi, Michigan

        We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that ITC Holdings Corp. and subsidiaries (the "Company") maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's Board of Directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, management's assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2005, of the Company and our report dated March 14, 2006, expressed an unqualified opinion on those consolidated financial statements and financial statement schedule.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
March 14, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
ITC Holdings Corp.
Novi, Michigan

        We have audited the accompanying consolidated statements of financial position of ITC Holdings Corp. and subsidiaries (the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income (loss), and cash flows for each of the two years in the period ended December 31, 2005, and the period from February 28, 2003, (date of acquisition) through December 31, 2003. Our audits also included the financial statement schedule included at Item 16. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ITC Holdings Corp. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, and the period from February 28, 2003 (date of acquisition) through December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2006, expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
March 14, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
International Transmission Company, LLC
Detroit, Michigan

        We have audited the balance sheet of International Transmission Company, LLC (the "Company," formerly International Transmission Company) as of February 28, 2003 (not presented separately herein), and the related statement of operations, member's interest/stockholder's equity and comprehensive income and cash flows for the two-month period ended February 28, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the results of operations and cash flows of International Transmission Company, LLC for the two-month period ended February 28, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
May 28, 2003

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,
	2005	2004
	(In thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$24,591	$14,074
Accounts receivable	19,661	15,614
Inventory	19,431	13,785
Deferred income taxes	6,732	—
Other	2,188	954

Total current assets	72,603	44,427
Property, plant and equipment (net of accumulated depreciation and amortization of $414,852 and $402,026, respectively)	603,609	513,684
Other assets
Goodwill	174,256	176,039
Regulatory assets—acquisition adjustment	52,017	55,047
Other regulatory assets	6,120	8,053
Deferred financing fees (net of accumulated amortization of $2,564 and $1,294, respectively)	5,629	6,058
Deferred income taxes	—	2,871
Other	2,405	2,668

Total other assets	240,427	250,736

TOTAL ASSETS	$916,639	$808,847

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$27,618	$29,788
Accrued payroll	3,889	3,316
Accrued interest	10,485	10,294
Accrued taxes	7,378	12,831
Point-to-point revenue due to customers	—	12,903
Other	3,288	2,412

Total current liabilities	52,658	71,544
Accrued pension liability	5,168	3,783
Accrued postretirement liability	2,299	2,338
Deferred compensation liability	530	2,329
Deferred income taxes	21,334	—
Regulatory liabilities	45,644	43,941
Asset retirement obligation	4,725	—
Deferred payables	3,665	4,887
Long-term debt	517,315	483,423
STOCKHOLDERS' EQUITY
Common stock, without par value, 100,000,000 shares authorized, 33,228,638 and 30,679,240 shares issued and outstanding at December 31, 2005 and 2004, respectively	253,415	203,459
Unearned compensation- restricted stock	(1,734)	(1,411)
Retained earnings (accumulated deficit)	11,792	(5,446)
Accumulated other comprehensive income (loss)	(172)	—

Total stockholders' equity	263,301	196,602

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$916,639	$808,847

See notes to consolidated financial statements.

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	ITC Holdings and Subsidiaries			Predecessor ITCTransmission
			Period from February 28 2003 (Date of Acquisition) through December 31, 2003
	Year Ended December 31,
				Two-Month Period Ended February 28, 2003
	2005	2004
	(In thousands, except share and per share data)
OPERATING REVENUES	$205,274	$126,449	$102,362	$20,936
OPERATING EXPENSES
Operation and maintenance	48,310	24,552	22,902	5,675
General and administrative	25,198	24,412	26,342	—
Depreciation and amortization	33,197	29,480	21,463	3,665
Taxes other than income taxes	13,982	20,840	11,499	4,298
Termination of management agreements	6,725	—	—	—

Total operating expenses	127,412	99,284	82,206	13,638
OPERATING INCOME	77,862	27,165	20,156	7,298
OTHER EXPENSES (INCOME)
Interest expense	28,128	25,585	21,630	—
Allowance for equity funds used in construction	(2,790)	(1,691)	(322)	—
Loss on extinguishment of debt	—	—	11,378	—
Other income	(1,700)	(1,289)	(197)	(147)
Other expense	615	283	27	45

Total other expenses (income)	24,253	22,888	32,516	(102)

INCOME (LOSS) BEFORE INCOME TAXES	53,609	4,277	(12,360)	7,400
INCOME TAX PROVISION (BENEFIT)	18,938	1,669	(4,306)	3,915

NET INCOME (LOSS)	$34,671	$2,608	$(8,054)	$3,485

Basic earnings (loss) per share	$1.10	$0.09	$(0.27)	n/a
Diluted earnings (loss) per share	$1.06	$0.08	$(0.27)	n/a
Weighted-average basic shares	31,455,065	30,183,886	29,339,394	n/a
Weighted-average diluted shares	32,729,842	30,899,548	29,339,394	n/a
Dividends or distributions declared per common share	$0.525	$—	$0.897	n/a

See notes to consolidated financial statements.

ITC HOLDINGS CORP. AND SUBSIDIARIES

STATEMENT OF CHANGES IN MEMBER'S INTEREST/STOCKHOLDER'S EQUITY AND COMPREHENSIVE INCOME

PREDECESSOR ITCTRANSMISSION

FOR THE TWO-MONTH PERIOD ENDED FEBRUARY 28, 2003

	Common Stock			Member's Interest/ Stockholder's Equity
			Retained Earnings			Comprehensive Income
	Shares	Amount			Total
	(In thousands, except share data)
BALANCE, JANUARY 1, 2003:	60,000	$326,383	$56,407	$—	$382,790

Net income			3,485		3,485	3,485
Change in legal status (Note 1)	(60,000)	(326,383)	(59,892)	386,275	—
Member distribution (Note 14)				(36,766)	(36,766)
Member contribution (Note 14)				1,406	1,406

Comprehensive income						3,485

BALANCE, FEBRUARY 28, 2003	—	$—	$—	$350,915	$350,915

See notes to consolidated financial statements.

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004 AND THE PERIOD FROM FEBRUARY 28, 2003 (DATE OF ACQUISITION) THROUGH DECEMBER 31, 2003

	Common Stock			Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)
			Unearned Compensation— Restricted Stock			Total Stockholders' Equity	Comprehensive Income (Loss)
	Shares	Amount
	(In thousands, except share data)
INITIAL CAPITAL CONTRIBUTION AT FEBRUARY 28, 2003:
Common stock	28,216,729	$211,000	$—	$—	$—	$211,000	—
Restricted stock	53,491	400	(400)	—	—	—	—

BALANCE, FEBRUARY 28, 2003	28,270,220	211,400	(400)	—	—	211,000
Net loss	—	—	—	(8,054)	—	(8,054)	$(8,054)
Issuance of common stock	1,031,763	7,675	—	—	—	7,675	—
Conversion of subordinated notes to common stock	803,060	6,005	—	—	—	6,005	—
Issuance of restricted stock	351,994	2,434	(1,505)	—	—	929	—
Amortization of restricted stock	—	—	249	—	—	249	—
Distribution to stockholders	—	(27,095)	—	—	—	(27,095)	—
Amortization of stock options	—	537	—	—	—	537	—
Unrealized losses on cash flow hedge, net of tax of $914	—	—	—	—	(1,698)	(1,698)	(1,698)
Reclassification of unrealized loss on cash flow hedge to other regulatory assets, net of tax of $914	—	—	—	—	1,698	1,698	1,698

Comprehensive loss	—	—	—	—	—	—	$(8,054)

BALANCE, DECEMBER 31, 2003	30,457,037	$200,956	$(1,656)	$(8,054)	$—	$191,246
Net income	—	—	—	2,608	—	2,608	$2,608
Issuance of common stock	155,065	1,020	—	—	—	1,020	—
Issuance of restricted stock	70,481	521	(506)	—	—	15	—
Forfeiture of restricted stock	(3,343)	(22)	22	—	—	—	—
Amortization of restricted stock	—	—	729	—	—	729	—
Amortization of stock options	—	750	—	—	—	750	—
Excess tax deductions for stock compensation	—	234	—	—	—	234	—

Comprehensive income	—	—	—	—	—	—	$2,608

BALANCE, DECEMBER 31, 2004	30,679,240	$203,459	$(1,411)	$(5,446)	$—	$196,602
Net income	—	—	—	34,671	—	34,671	$34,671
Issuance of common stock	2,537,649	54,187	—	—	—	54,187	—
Repurchase and retirement of common stock	(28,732)	(804)	—	—	—	(804)	—
Common stock issuance costs	—	(7,083)	—	—	—	(7,083)	—
Dividends declared on common stock	—	—	—	(17,433)	—	(17,433)	—
Issuance of restricted stock	50,502	1,034	(1,034)	—	—	—	—
Forfeiture of restricted stock	(10,021)	(68)	68	—	—	—	—
Amortization of restricted stock	—	—	643	—	—	643	—
Amortization of stock options	—	1,631	—	—	—	1,631	—
Excess tax deductions for stock compensation	—	1,059	—	—	—	1,059	—
Minimum pension liability adjustment, net of tax $92	—		—	—	(172)	(172)	(172)

Comprehensive income	—	—	—	—	—	—	$34,499

BALANCE, DECEMBER 31, 2005	33,228,638	$253,415	$(1,734)	$11,792	$(172)	$263,301

See notes to consolidated financial statements.

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	ITC Holdings and Subsidiaries			Predecessor ITCTransmission
			Period from February 28 2003 (Date of Acquisition) through December 31, 2003
	Year Ended December 31,
				Two-Month Period Ended February 28, 2003
	2005	2004
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$34,671	$2,608	$(8,054)	$3,485
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	33,197	29,480	21,463	3,665
Amortization of deferred financing fees and debt discount	1,401	1,094	1,695	—
Stock-based compensation expense	1,801	1,262	1,056	—
Loss on extinguishment of debt			11,378	—
Deferred income taxes	17,473	1,435	(4,306)	(827)
Other long-term liabilities	(1,675)	144	7,239	—
Regulatory assets	1,933	1,933	6,769	—
Allowance for equity funds used in construction	(2,790)	(1,691)	(322)	—
Other	547	(257)	(2,706)	—
Changes in current assets and liabilities, exclusive of changes shown separately (Note 2)	(24,884)	13,638	18,664	(36,308)

Net cash provided by (used in) operating activities	61,674	49,646	52,876	(29,985)
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(118,586)	(76,779)	(26,805)	(5,616)
Insurance proceeds on property, plant and equipment	4,900	—	—	—
Acquisition of ITCTransmission	—	—	(618,306)	—
Acquisition-related transaction costs	—	—	(15,698)	—
Bridge loan to Conjunction LLC	—	—	(1,100)	—
Change in affiliated note receivable	—	—	—	72,355
Other	750	308	(900)	12

Net cash provided by (used in) investing activities	(112,936)	(76,471)	(662,809)	66,751
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	—	46	891,593	—
Repayment of long-term debt	(46)	—	(435,000)	—
Borrowings under revolving credit facilities	74,300	54,500	—	—
Repayments of revolving credit facilities	(40,500)	(22,000)	—	—
Dividends and distributions on common stock	(17,433)	—	(27,095)	—
Common stock issuance costs	(7,083)	—	—	—
Repurchase and retirement of common stock	(804)	—	—	—
Acquisition-related debt issuance costs	—	—	(20,878)	—
Cash effect of assets and liabilities transferred to DTE Energy	—	—	—	(36,766)
Other debt issuance costs	(842)	(806)	(6,611)	—
Issuance of common stock	54,187	1,020	218,675	—
Interest rate swap termination cost	—	—	(2,612)	—

Net cash provided by (used in) financing activities	61,779	32,760	618,072	(36,766)

NET INCREASE IN CASH AND CASH EQUIVALENTS	10,517	5,935	8,139	—
CASH AND CASH EQUIVALENTS—Beginning of period	14,074	8,139	—	—

CASH AND CASH EQUIVALENTS—End of period	$24,591	$14,074	$8,139	$—

See notes to consolidated financial statements.

ITC HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

        Organization—ITC Holdings Corp., ("ITC Holdings"), was incorporated for the purpose of acquiring Predecessor ITCTransmission, from DTE Energy Company ("DTE Energy"). Effective February 28, 2003, Predecessor ITCTransmission, a Michigan corporation, changed its legal structure to a Michigan limited liability company. In conjunction with the change in legal structure to a Michigan limited liability company, Predecessor ITCTransmission elected to retain its federal tax status. Following the approval of the transaction by the Federal Energy Regulatory Commission, ("FERC"), ITC Holdings acquired the outstanding ownership interests of Predecessor ITCTransmission (the "Acquisition") under the terms of the Stock Purchase Agreement by and between DTE Energy and ITC Holdings (the "Stock Purchase Agreement") for $610.0 million in cash plus direct transaction costs on February 28, 2003. Immediately following the Acquisition, Predecessor ITCTransmission was merged with and into International Transmission Holdings Merger Sub, Inc., an entity formed by ITC Holdings, and International Transmission Holdings Merger Sub, Inc. was then renamed International Transmission Company ("ITCTransmission"). ITCTransmission was the surviving entity following the merger.

        We accounted for the Acquisition as a purchase. We adopted certain accounting policies and methods which differ from those followed by Predecessor ITCTransmission prior to the Acquisition. Therefore, the financial information for Predecessor ITCTransmission is not directly comparable to our financial information.

        ITCTransmission is an independently-owned electricity transmission company with assets located in southeastern Michigan. ITCTransmission is regulated by the FERC for rates, conditions of service, and electricity transmission operations, among other aspects of the business. The Midwest Independent Transmission System Operator, ("MISO") bills and collects revenues from ITCTransmission's customers at FERC-approved rates.

        Initial Public Offering—On July 29, 2005, ITC Holdings completed an initial public offering of its common stock pursuant to a registration statement on Form S-1, as amended (File No. 333-123657). ITC Holdings sold 2,500,000 newly-issued common shares through the offering, which resulted in proceeds received from the offering of $53.9 million (net of the underwriting discount), before issuance costs. In 2005, ITC Holdings paid $7.1 million for professional services and other costs in connection with the initial public offering which were recorded as a reduction in stockholders' equity. International Transmission Holdings Limited Partnership, or IT Holdings Partnership, our largest shareholder, sold 11,875,000 common shares through the offering, from which ITC Holdings received no proceeds.

        The offering was approved by the FERC under Section 203 of the Federal Power Act on May 5, 2005 in Docket Nos. EC05-65 and EL05-94. The FERC also authorized us to complete further public offerings of ITC Holdings' common stock, so long as such offerings occur before May 5, 2007.

2. SIGNIFICANT ACCOUNTING POLICIES

        A summary of the major accounting policies followed in the preparation of the accompanying consolidated financial statements, which conform to accounting principles generally accepted in the United States of America ("GAAP"), is presented below:

        Principles of Consolidation—ITC Holdings consolidates majority owned subsidiaries and investments in entities for which it has effective management control, which consists of ITCTransmission and New York Transmission Holdings Corporation ("NYTHC") as of December 31, 2005 and 2004 and the period from February 28, 2003 through December 31, 2003. We eliminate all significant intercompany balances and transactions.

        Use of Estimates—The preparation of the consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that impact the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from these estimates.

        Accounts Receivable—We recognize losses for uncollectible accounts based on specific identification of any such items. As of December 31, 2005, we have reserved $0.8 million of receivables from the Michigan Public Power Agency, ("MPPA"), refer to Note 16 "—MPPA Receivable and Revenues." As of December 31, 2004 we did not have an accounts receivable reserve.

        Inventories—Materials and supplies inventories are valued at average cost.

        Property, Plant and Equipment—Property, plant and equipment, is stated at its original cost when first placed in service. The gross book value of assets retired less salvage proceeds is charged to accumulated depreciation. Depreciation is computed over the estimated useful lives of the assets using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes. Our composite depreciation rate was 3.2%, 3.1% and 2.8% for 2005, 2004 and the period from February 28, 2003 through December 31, 2003, respectively. Predecessor ITCTransmission's composite rate was 2.8% for the period from January 1, 2003 through February 28, 2003. The composite depreciation rates include depreciation primarily on transmission station equipment, towers and overhead and underground lines that have a useful life ranging from 36 to 43 years. Our depreciation and amortization expense relating to property, plant and equipment was $30.2 million, $26.4 million and $18.9 million for 2005, 2004 and the period from February 28, 2003 through December 31, 2003, respectively. Predecessor ITCTransmission's depreciation and amortization expense was $3.7 million for the period of January 1, 2003 through February 28, 2003. The portion of depreciation expense related to asset removal costs that are not legal obligations is added to regulatory liabilities and removal costs incurred are deducted from regulatory liabilities. ITCTransmission capitalizes an allowance for the cost of equity and borrowings used during construction in accordance with FERC regulations. The allowance for the cost of borrowed funds of $0.7 million, $0.4 million and $0.1 million for 2005, 2004 and the period from February 28, 2003 through December 31, 2003, respectively, was a reduction to interest expense. The allowance for the cost of equity funds of $2.8 million, $1.7 million and $0.3 million for 2005, 2004 and the period from February 28, 2003 through December 31, 2003, respectively, was added to other income. There was no allowance for the cost of borrowed funds or equity funds for the period from January 1, 2003 through February 28, 2003.

        Software Costs—We capitalize the costs associated with computer software we develop or obtain for use in our business which is included in property, plant and equipment. We amortize computer software costs on a straight-line basis over the expected period of benefit once the installed software is ready for its intended use.

        Long-Lived Assets—Long-lived assets that we own are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds the expected future cash flows generated by the asset, an impairment loss is recognized resulting in the asset being written down to its estimated realizable value.

        Goodwill—We comply with Statement of Financial Accounting Standards 142, "Goodwill and Other Intangible Assets," ("SFAS 142"), which addresses the financial accounting and reporting standards for goodwill and other intangible assets. Under SFAS 142, goodwill and other intangibles with indefinite lives are not subject to amortization. However, goodwill and other intangibles are subject to fair value-based rules for measuring impairment, and resulting write-downs, if any, are to be reflected in operating expense. In order to perform these impairment tests, we determined fair value using quoted market prices in active markets, and valuation techniques based on discounted future cash flows under various scenarios and also considered estimates of market-based valuation multiples for companies within ITCTransmission's peer group. This accounting standard requires that goodwill be reviewed at least annually for impairment and whenever facts or circumstances indicate that the carrying amounts may not be recoverable. We completed our annual goodwill impairment test as of October 1, 2005 and determined that no impairment exists.

        Asset Retirement Obligations—At December 31, 2005, we adopted Financial Accounting Standards Board Interpretation 47, "Accounting for Conditional Asset Retirement Obligations " ("FIN 47"), an interpretation of Statement of Financial Accounting Standards 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). FIN 47 defines the term conditional asset retirement obligation as used in SFAS 143. As defined in FIN 47, a conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. We record a liability at fair value for a legal asset retirement obligation in the period in which it is incurred. When a new legal obligation is recorded, we capitalize the costs of the liability by increasing the carrying amount of the related long-lived asset. We accrete the liability to its present value each period and depreciate the capitalized cost over the useful life of the related asset. At the end of the asset's useful life, we settle the obligation for its recorded amount or incur a gain or loss. We apply Statement of Financial Accounting Standards 71 "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"), to our regulated operations and recognize regulatory assets or liabilities for the timing differences between when we recover legal asset retirement obligations in rates and when we would recognize these costs under FIN 47.

        Contingent Obligations—We are subject to a number of federal and state laws and regulations, as well as other factors and conditions that potentially subject us to environmental, litigation, income tax, and other risks. We periodically evaluate our exposure to such risks and records reserves for those matters where a loss is considered probable and reasonably estimable in accordance with GAAP. The adequacy of reserves can be significantly affected by external events or conditions that can be unpredictable; thus, the ultimate outcome of such matters could materially affect our consolidated financial statements.

        Regulation—ITCTransmission is subject to the regulatory jurisdiction of the FERC, which issues orders pertaining to rates, recovery of certain costs, including the costs of transmission assets and regulatory assets, conditions of service, accounting, financing authorization and operating-related matters. The electricity transmission operations of ITCTransmission meet the criteria of SFAS 71. This accounting standard recognizes the cost-based rate setting process, which results in differences in the application of GAAP between regulated and non-regulated businesses. SFAS 71 requires the recording of regulatory assets and liabilities transactions that would have been treated as revenue and expense in non-regulated businesses. Regulatory assets represent costs that will be included as a component of future tariff rates and regulatory liabilities represent estimated costs to be incurred in the future or amounts to be refunded to customers.

        Cash and Cash Equivalents—We consider all unrestricted highly liquid temporary investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

        Consolidated Statements of Cash Flows—The following table presents cash flows for the years ended December 31, 2005 and 2004, the period from February 28, 2003 through December 31, 2003 and the two-month period ended February 28, 2003:

	ITC Holdings and Subsidiaries			Predecessor ITCTransmission
	Year Ended December 31,
			Period from February 28 2003 (Date of Acquisition) through December 31, 2003	Two-Month Period Ended February 28, 2003
	2005	2004
	(In thousands)
Changes in current assets and liabilities, exclusive of changes shown separately:
Accounts receivable	$(4,046)	$322	$(6,472)	$106,523
Inventory	(5,646)	(5,739)	(3,189)	(450)
Regulatory assets	—	—	—	(105)
Other current assets	(1,235)	(75)	(885)	—
Accounts payable	1,766	12,387	11,544	(124,235)
Point-to-point revenue due to customers	(12,903)	2,996	9,907	—
Accrued interest	191	96	10,198	—
Accrued taxes	(5,453)	6,922	(1,192)	—
Income taxes payable and deferred income taxes	—	—	—	(18,041)
Other current liabilities	2,442	(3,271)	(1,247)	—

Total changes in current assets and liabilities	$(24,884)	$13,638	$18,664	$(36,308)

Supplementary cash flows information:
Interest paid (excluding interest capitalized)	$24,603	$22,403	$8,852	$—
Federal income taxes paid	180	—	—	—
Supplementary noncash investing and financing activities:
Conversion of restricted stock to ITC Holdings' common stock	$885	$943	$—	$—
Conversion of ITC Holdings debt to ITC Holdings' common stock	—	—	6,005	—
Conversion of Conjunction LLC loan to Class B units in Conjunction LLC	—	—	(1,100)	—
Additions to property, plant and equipment(a)	14,280	20,178	14,216	—
ITCTransmission purchase price adjustment resulting in increased (decreased) property, plant and equipment	1,783	(1,431)	—	—

(a)
Amounts consist of current liabilities for construction labor and materials that have not been included in investing activities. These amounts have not been paid for as of December 31, 2005, 2004 or the period from February 28, 2003 (date of acquisition) through December 31, 2003, respectively, but will be included as a cash outflow from investing activities for expenditures for property, plant and equipment when paid.

        Revenues—Revenues from transmission of electricity are recognized as services are provided. ITCTransmission's revenues consist primarily of network revenues, which are calculated monthly by multiplying 1) the peak network load achieved during any one hour each month by 2) the appropriate tariff rate as calculated under the MISO rate setting mechanism, known as Attachment O ("Attachment O") by 3) the number of days in that month divided by the number of days in the year by 4) 12.

        Property Taxes—We use a calendar year method of accounting for property taxes. Property tax expense is accrued on a straight-line basis over the calendar year immediately following the tax lien date of December 31 of each year.

        Deferred Financing Fees—The costs related to the issuance of long-term debt are deferred and amortized over the life of the debt issue. In accordance with FERC regulations, the unamortized discount, premium and expense related to debt redeemed with a refinancing at ITCTransmission are amortized over the remainder of the original life of the issue retired, and the unamortized amounts are classified as other regulatory assets. For ITC Holdings, unamortized discount, premium and issuance cost expense related to debt redeemed with a refinancing are recorded as expense. Amortization of deferred financing fees for 2005, 2004 and the period from February 28, 2003 through December 31, 2003 of $1.3 million, $1.0 million and $1.6 million, respectively, was recorded in interest expense.

        Stock-Based Compensation—We have a stock-based compensation plan under which we make various stock-based awards, including options and restricted stock. Stock-based awards are accounted for under the recognition and measurement principles of Statement of Financial Accounting Standards 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). Compensation expense for employees is recorded for stock options and restricted stock awards based on their fair value at the grant date, and is amortized over the expected vesting period. The grant date is the date at which our commitment to issue stock awards to the employee arises, which is generally the later of the board approval date, the date of hire of the employee or the date of the employee's compensation agreement which contains the commitment to issue the award. For non-employees, expense is recognized based on the fair value of the options at each financial reporting date through the date the related services are completed, which is the vesting date of the options.

        Comprehensive Income (Loss)—Comprehensive income (loss) is the change in common stockholders' equity during a period arising from transactions and events from non-owner sources, including net income. During 2005, we recorded as a component of other comprehensive income (loss) the amount of additional pension liability in excess of unrecognized prior service cost of $0.2 million, (net of tax of $0.1 million). Amounts recorded as a component of other comprehensive income (loss) during the period from February 28, 2003 through December 31, 2003 consisted of unrealized losses associated with cash flow hedging activities and the reclassification of those unrealized losses to other regulatory assets upon termination of the hedge.

        Income Taxes—Deferred income taxes are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of various assets and liabilities using the tax rates in effect for the year in which the differences are expected to reverse. For the period from January 1, 2003 through February 28, 2003 DTE Energy filed a consolidated federal income tax return for its subsidiaries including Predecessor ITCTransmission. The income taxes for Predecessor ITCTransmission were computed as if Predecessor ITCTransmission had filings on a stand-alone basis. As discussed in Note 1, in connection with the change in legal structure to a limited liability company, Predecessor ITCTransmission filed an election with the Internal Revenue Service to be classified as a taxable entity effective February 28, 2003.

        Reclassifications—We reclassified certain prior year balances to match the current year's financial statement presentation, primarily to separately present amounts that had been previously combined in one financial statement line item.

        Other accounting policies impacting our financial statements—See the following notes for other accounting policies impacting our financial statements:

    Note 7 Long-Term Debt

    Note 11 Retirement Benefits and Assets Held in Trust

    Note 12 Deferred Compensation Plans

3. RECENT ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards 123(R), Share Based Payment

        Statement of Financial Accounting Standards 123(R) "Share Based Payment" ("SFAS 123(R)"), requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments made to employees, among other requirements. We adopted SFAS 123(R) on January 1, 2006 using the modified prospective method. Through December 31, 2005, we had accounted for our stock-based compensation under the expense recognition provisions of SFAS 123. Under SFAS 123, the effect of forfeitures on unvested awards was recognized in the period they occur. Upon the adoption of SFAS 123(R), the effect of expected forfeitures on unvested awards is estimated and reduces the amount of stock compensation expense recorded. Prior to the adoption of SFAS 123R, we would have presented any tax benefits resulting from the exercise of stock options as operating cash flows in the Consolidated Statement of Cash Flows. SFAS 123R requires that cash flows resulting from tax deductions in excess of the cumulative compensation cost recognized for options exercised be classified as financing cash flows. We have concluded the transition to SFAS 123(R) will not have a material effect on our consolidated financial statements.

FIN 47, Accounting for Conditional Asset Retirement Obligations

        FIN 47 is an interpretation of SFAS 143. FIN 47 clarifies that the term "conditional asset retirement obligation" as used in SFAS 143, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated.

        We implemented this guidance effective December 31, 2005. We identified conditional asset retirement obligations associated primarily with the removal of chemically treated wood poles, equipment containing polychlorinated biphenyls (PCBs), and asbestos. The adoption of this interpretation results primarily in timing differences for the recognition of conditional asset retirement costs as defined under FIN 47 compared to the amounts we are currently including in rates as a component of depreciation expense and are deferring under SFAS 71.

        The adoption of FIN 47 had the effect on assets and liabilities as of December 31, 2005 as follows:

(In thousands)
Assets
Asset retirement cost	$726
Accumulated depreciation asset retirement cost	(500)

Property, plant and equipment—net	226

Total Assets	$226

Liabilities
Regulatory liabilities	(4,499)
Asset retirement obligation	4,725

Total Liabilities	$226

        There is no effect on net income amounts for 2005 and there would have been no effect on net income had this interpretation been adopted in 2004 or 2003. We apply SFAS 71 and recognize regulatory assets or liabilities for the timing differences between when we recover legal asset retirement obligations in rates and when we would recognize these costs under FIN 47.

        If we had adopted FIN 47 at the beginning of 2004, we would have reported the following asset retirement obligations on our Consolidated Statement of Financial Position in "Asset Retirement Obligations" as of December 31:

	2005	2004
	(In thousands)
Asset retirement obligations
As reported	$4,725	$—
Pro forma	4,725	4,539

Statement of Financial Accounting Standards 154, Accounting Changes and Error Corrections

        In May 2005, the Financial Accounting Standards Board issued SFAS 154, "Accounting Changes and Error Corrections—a replacement of Accounting Principles Board Opinion No. 20 and Statement of Financial Accounting Standards 3" ("SFAS 154"). SFAS 154 applies to all voluntary changes in accounting principles and changes required by an accounting pronouncement where no specific transition provisions are included. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Retrospective application is limited to the direct effects of the change. The indirect effects should be recognized beginning in the period of the change. SFAS 154 carries forward the guidance contained in Accounting Principles Board Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. However, SFAS 154 redefines restatement as the revision of previously issued financial statements to reflect the correction of an error. The provisions of SFAS 154 are effective for us on January 1, 2006. We are not currently contemplating any accounting changes which would be impacted by SFAS 154.

4. ACQUISITIONS AND DISPOSITIONS

        Acquisition of Predecessor ITCTransmission—On February 28, 2003, ITC Holdings acquired all of DTE Energy's outstanding ownership interests in Predecessor ITCTransmission for $610.0 million in cash plus direct transaction costs. The terms and conditions of the Acquisition are set forth in the Stock Purchase Agreement. Under the terms of the Stock Purchase Agreement, after the closing of the Acquisition which occurred on February 28, 2003, the purchase price may be adjusted based on revisions to the closing balance sheet of Predecessor ITCTransmission as of February 28, 2003. Various such adjustments were made to the purchase price and goodwill balance during 2005, 2004 and 2003 primarily resulting from the negotiations of property, plant and equipment balances at the time of the Acquisition. These negotiations were finalized in 2005 and we expect no further adjustments to the purchase price.

        Conjunction LLC—We acquired a majority membership interest in Conjunction LLC ("Conjunction") in the period from February 28, 2003 through December 31, 2003, subsequent to approval by the FERC, through our newly-formed wholly-owned subsidiary, NYTHC. The majority interest was acquired in 2003 for $3.3 million. The investment in Conjunction was used to fund initial planning and development of a 130-mile high-voltage direct current transmission line to be built within New York State to transmit power to the metropolitan New York City area. On July 16, 2004, the Conjunction agreement was amended in several respects, including providing substantial participating rights to the minority membership interest holder of Conjunction. As a result, NYTHC discontinued the application of consolidation accounting for Conjunction and prospectively began to apply equity method accounting in July 2004. The impact from Conjunction for the period from February 28, 2003 through December 31, 2003 resulted in losses of $1.6 million ($1.0 million after tax). The net impact from Conjunction for 2004 resulted in losses of $1.7 million ($1.1 million after tax), comprised of general and administrative expenses of $2.4 million offset by the reversal of previously recognized losses upon application of the equity method that exceeded our investment balance in the amount of $0.7 million recorded in other income. In November 2004, Conjunction announced that the development of the proposed transmission line had been terminated. As of July 2004, we had no remaining investment balance relating to Conjunction and therefore no equity method losses to record prospectively.

        Goodwill—The following table summarizes the changes in the carrying amount of goodwill during the 2005, 2004 and the period from February 28, 2003 through December 31, 2003:

	2005	2004	2003
	(In thousands)
Goodwill balance, beginning of period	$176,039	$178,414	$170,171
Changes to goodwill:
Acquisition of Conjunction	—	—	3,806
ITCTransmission purchase price adjustments	(1,783)	1,431	4,437
Deconsolidation of Conjunction	—	(3,806)	—

Goodwill balance, end of period	$174,256	$176,039	$178,414

        At December 31, 2005 and 2004, our entire goodwill balance was recorded at ITCTransmission and resulted from the Acquisition.

5. REGULATORY MATTERS

Regulation

        Revenue Deferral—ITCTransmission's network transmission rates had been fixed at $1.075 kW/month from February 28, 2003 through December 31, 2004 (the "Freeze Period"). The difference between the revenue ITCTransmission would have been entitled to collect under Attachment O and the actual revenue ITCTransmission received based on the fixed transmission rate in effect during the Freeze Period (the "Revenue Deferral") will be recognized as revenue when billed. The cumulative Revenue Deferral at December 31, 2005 was $59.7 million ($38.8 million net of tax). At the end of each year, the cumulative Revenue Deferral, net of taxes, will be included in rate base on Attachment O to determine ITCTransmission's annual revenue requirement. The Revenue Deferral will be included ratably in rates over the five-year period beginning June 1, 2006. The Revenue Deferral and related taxes are not reflected as an asset or as revenue in the consolidated financial statements, because the Revenue Deferral does not meet the criteria to be recorded as a regulatory asset in accordance with SFAS 71.

        Beginning January 1, 2005, ITCTransmission's effective rate was $1.587 per kW/month as calculated under the Attachment O formula based primarily on FERC Form 1 data for the year ended December 31, 2003. Beginning June 1, 2005, ITCTransmission's effective rate was $1.594 per kW/month based primarily on data from the FERC Form 1 for the year ended December 31, 2004.

        Point-to-Point Revenues—For 2005, we recognized $20.3 million of point-to-point revenues. For 2004, we recognized $4.2 million of point-to-point revenues, which was net of amounts to be refunded. The rates approved by the FERC in connection with the Acquisition included a departure from the Attachment O formula with respect to the treatment of point-to-point revenues received during 2004 and the period from February 28, 2003 through December 31, 2003. Based on FERC orders as part of the Acquisition, ITCTransmission refunded 100% of point-to-point revenues earned during the period from February 28, 2003 through December 31, 2003 in March 2004 and refunded 75% of 2004 point-to-point revenues in March 2005. Point-to-point revenues collected for periods after December 31, 2004 are no longer refunded. Point-to-point revenues collected for the year ended December 31, 2004 that were not refunded (25% of total point-to-point revenues for 2004) and point-to-point revenues collected subsequent to December 31, 2004 are deducted from ITCTransmission's revenue requirement in determining the annual network transmission rates.

        Redirected Transmission Service—In January and February 2005 in FERC Docket Nos. EL05-55 and EL05-63, respectively, transmission customers filed complaints against MISO claiming that MISO had charged excessive rates for redirected transmission service for the period from February 2002 through January 2005. In April 2005, FERC ordered MISO to refund, with interest, excess amounts charged to all affected transmission customers for redirected service within the same pricing zone. ITCTransmission earns revenues based on an allocation from MISO for certain redirected transmission service and is obligated to refund the excess amounts charged to all affected transmission customers. In May 2005, FERC gave notice that MISO's refund date established by the order was extended through September 16, 2005, as requested by MISO, but FERC required MISO to file an interim status report of the refund calculation. In September 2005, MISO completed the refund calculations and ITCTransmission refunded $0.5 million relating to redirected transmission service, which was recorded as a reduction in operating revenues.

        With respect to the April 2005 order requiring refunds, certain transmission customers have filed requests for rehearing at the FERC claiming additional refunds based on redirected transmission service between different pricing zones and redirected transmission service where the delivery point did not change. In November 2005, FERC granted the rehearing requests, which required additional refunds to transmission customers. In December 2005, MISO filed an emergency motion seeking extension of the refund date until May 18, 2006, which was granted in January 2006. In December 2005, ITCTransmission and other transmission owners filed requests for rehearing of the November 2005 order on rehearing and clarification challenging the retroactive refunds and the rates used to price redirected transmission service between different pricing zones. FERC has not yet acted on the rehearing requests filed in December 2005. We have accrued a reserve for these additional refunds of $0.7 million as a reduction of operating revenues in fourth quarter 2005 and are unable to determine at this time whether the final resolution of this matter will have a material impact on our consolidated financial statements.

        Long-Term Pricing—In November 2004 in FERC Docket No. EL02-111 et al., the FERC approved a pricing structure to facilitate seamless trading of electricity between MISO and PJM Interconnection, a regional transmission organization that borders MISO. The order establishes a Seams Elimination Cost Adjustment, or SECA, as set forth in previous FERC orders, that took effect December 1, 2004, and will remain in effect through March 31, 2006 as a transitional pricing mechanism. Prior to December 1, 2004, ITCTransmission earned revenues for transmission of electricity between MISO and PJM Interconnection based on a regional through-and-out rate for transmission of electricity between MISO and PJM Interconnection administered by MISO. SECA revenue and through-and-out revenue are both accounted for as point-to-point revenues.

        We recorded $1.9 million of SECA revenue in 2005 and recorded $0.1 million of SECA revenue in 2004 based on an allocation of these revenues by MISO as a result of the FERC order approving this transitional pricing mechanism. The SECA revenues are subject to refund as described in the FERC order and will be litigated in a contested hearing before the FERC starting May 1, 2006 with an initial decision expected in August 2006. In the event a ruling requires a refund of previously recognized revenues, an adjustment to revenue would be recorded at that time. We cannot anticipate whether any refunds of amounts earned by ITCTransmission will result from this hearing and we have not accrued any refund amounts relating to this proceeding.

        Elimination of Transmission Rate Discount—Several energy marketers filed a complaint against MISO in February 2005 in FERC Docket No. EL05-66 asserting that MISO improperly eliminated a rate discount that had previously been effective for transmission service at the Michigan-Ontario Independent Electric System Operator interface. Subsequent to the date the complaint was filed, MISO held amounts in escrow that it had collected for the difference between the discounted tariff rate and the full tariff rate. Through June 30, 2005, we had recorded revenues based only on the amounts collected by MISO and remitted to ITCTransmission. These amounts did not include the amounts held in escrow by MISO of $1.6 million as of June 30, 2005. On July 5, 2005, in Docket No. EL05-66, FERC denied the complaint filed by the energy marketers against MISO. The amounts held in escrow of $1.6 million as of June 30, 2005 were recognized as operating revenues in the third quarter of 2005. Several complainants have sought rehearing at the FERC of the July 5, 2005 order and in December 2005, the FERC denied the rehearing requests. In January 2006, several complainants sought rehearing of the December 2005 order denying rehearing. Subsequently in February 2006, FERC denied the rehearing request. These complainants filed a petition for review of the July 2005 and December 2005 orders at the District of Columbia Circuit Court of Appeals.

        Other—In January 2003, FERC issued a notice of proposed pricing statement for the rates of transmission owners that transfer operational control of their transmission facilities to an RTO, form independent transmission companies within RTOs, or pursue additional measures that promote efficient operation and expansion of the transmission grid.

        In February 2003, FERC issued an order authorizing the issuance of long-term debt securities in an amount not to exceed $200 million subject to various terms and conditions in support of the Acquisition.

        In September 2003, ITCTransmission was represented and testimony was submitted in hearings before the Energy and Commerce Committee of the United States House of Representatives investigating the August 2003 electrical blackout that affected sections of the northeastern and midwestern United States and Ontario, Canada. These hearings together with other investigations may result in further regulatory proceedings and initiatives that would affect the operations of the transmission grid.

        In September 2003, the FERC issued an order authorizing an increase in the aggregate amount of long-term debt securities that ITCTransmission may issue from $200 million to $210 million subject to various conditions.

        In February 2004, ITCTransmission filed an application with the FERC to issue additional debt and/or equity securities in an aggregate amount of $50 million. In March 2004, the FERC issued a letter order authorizing the issuance of such securities subject to various terms and conditions.

        In April 2004, FERC issued a policy statement prompted by the August 2003 electrical blackout on matters related to bulk power system reliability confirming cost recovery for prudent reliability expenditures.

        In July 2004, Michigan Public Acts 197 and 198 were signed. This legislation clarifies that independent transmission companies such as ITCTransmission may use the eminent domain procedures, where necessary and appropriate, to site new transmission lines. This legislation updated existing Michigan statutes to ensure independent transmission companies have the same eminent domain authority possessed by traditional utilities. It allows independent transmission companies to gain siting approval for new transmission facilities from the Michigan Public Service Commission.

        In March 2005, ITC Holdings and ITCTransmission filed with the FERC a Joint Application for Authorization of an Indirect Disposition of Jurisdictional Facilities Under Section 203 of the Federal Power Act and Notification of Change in Ownership Structure.

        In May 2005, FERC issued an order authorizing the disposition of jurisdictional facilities and confirming independence. In that order, the FERC authorized ITC Holdings to complete further public offerings of ITC Holdings' common stock, so long as such offerings occur before May 2007.

        In June 2005, FERC issued a policy statement to clarify the ownership structures that could qualify for passive ownership in regards to independent ownership and operation of transmission.

        In August 2005, the Energy Policy Act of 2005 was enacted, which requires the FERC to implement mandatory electricity transmission reliability standards to be enforced by an Electric Reliability Organization and incentive-based rate treatments for transmission, repeals of the Public

Utility Company Holding Act of 1935, and adopts procedures for expeditious consideration of merger applications, among other initiatives.

        In November 2005, MISO filed ministerial changes to conform references contained in Attachment O (including tariff sheets applicable to ITCTransmission) to the current FERC Form 1. That filing was accepted in a letter order in December 2005.

        In December 2005, FERC issued an order on Accounting and Financial Reporting for Public Utilities Including RTOs that revised the FERC uniform system of accounts used by the Company in preparing its Form 1 and Attachment O effective in 2006. We expect ministerial changes to be made to Attachment O to accommodate these revisions.

        In February 2006, the FERC approved ITCTransmission's January 2006 application to issue debt securities in the amount of $100 million.

        ITCTransmission is actively involved in numerous other FERC proceedings either directly or jointly with MISO and/or other transmission owners as part of its ongoing operations.

Regulatory Assets and Liabilities

        The following table summarizes the regulatory assets and liabilities balances at December 31, 2005 and 2004:

	2005	2004
	(In thousands)
Regulatory Assets
Acquisition adjustment	$52,017	$55,047
Other—unamortized loss on reacquired debt	6,120	8,053

Total regulatory assets	$58,137	$63,100

Regulatory Liabilities
Accrued asset removal costs—non-legal	$42,695	$43,941
Accrued asset removal costs—legal	2,949	—

Total regulatory liabilities	$45,644	$43,941

        Regulatory Assets—Acquisition Adjustment—The regulatory assets-acquisition adjustment balance at December 31, 2005 and 2004 of $52.0 million and $55.0 million, respectively, is the remaining unamortized balance of the portion of Predecessor ITCTransmission's purchase price in excess of the fair value of net assets acquired approved for inclusion in future rates by the FERC. ITCTransmission earns a return on the remaining unamortized balance of the regulatory asset-acquisition adjustment. The FERC based the original amount on the accumulated deferred income taxes recorded by Predecessor ITCTransmission at February 28, 2003, the benefit of which remained with DTE Energy. The original amount recorded for this regulatory asset of $60.6 million is being recognized in rates and amortized on a straight-line basis over 20 years. ITCTransmission recorded amortization expense of $3.0 million, $3.0 million and $2.6 million during 2005, 2004 and the period from February 28, 2003 through December 31, 2003, respectively, which is included in depreciation and amortization.

        Other Regulatory Assets—Unamortized Loss on Reacquired Debt—In July 2003, unamortized debt expense of $10.9 million related to ITCTransmission debt redeemed with the July 2003 refinancing was reclassified from deferred financing fees to other regulatory assets. ITCTransmission amortized $1.9 million, $1.9 million and $0.9 million of this regulatory asset to interest expense during 2005, 2004 and the period from February 28, 2003 through December 31, 2003, respectively. The balance of this regulatory asset at December 31, 2005, 2004 was $6.1 million, $8.1 million, respectively. ITCTransmission does not earn a return on this regulatory asset, and the amounts are being amortized on a straight-line basis through February 2009.

        Regulatory Liabilities—Accrued Asset Removal Costs—Non-Legal—At December 31, 2005 and 2004, we had recorded $42.7 million and $43.9 million, respectively, for accrued asset removal costs for which we do not have a legal obligation to retire the asset. The portion of depreciation expense related to non-legal asset removal costs is added to this regulatory liability and non-legal removal expenditures incurred are charged to this regulatory liability.

        Regulatory Liabilities—Accrued Asset Removal Costs—Legal—At December 31, 2005, we had recorded $2.9 million of regulatory liabilities, which represents the difference between the liability to be recorded for asset retirement obligations under FIN 47 and the amount included in our accumulated depreciation balance for asset removal costs for which we have a legal obligation to retire the asset that have been included in rates. The portion of depreciation expense related to legal asset removal costs is added to this regulatory liability offset by the accretion of the asset retirement obligation liability as well as the depreciation expense of the capitalized asset retirement costs.

        Other—During the period from February 28, 2003 through December 31, 2003, ITCTransmission amortized $4.9 million of regulatory assets relating to MISO and ITCTransmission start-up activities to general and administrative expense. This regulatory asset was fully amortized as of December 31, 2003. Additionally, during the period from February 28, 2003 through December 31, 2003, approximately $1.0 million of costs previously deferred as regulatory assets relating to MISO Integrated Control Center System were reimbursed by MISO.

Predecessor ITCTransmission

        Predecessor ITCTransmission was subject to a settlement of a dispute regarding the $1.075 per kW/month rate it charged for transmission service for the two months ended February 2003. In an order issued October 17, 2003, under Docket Nos. ER02-1963-000 and ER02-1963-001, the FERC accepted DTE Energy's offer of settlement to the matter which in effect required DTE Energy to refund, with interest, all amounts collected in excess of a $0.97 per kW/month rate within 30 days of the FERC order. The total amount of the refund was $9.3 million, plus accrued interest of $0.4 million of which approximately $1.7 million related to the two-months ended February 28, 2003. The refund did not have an impact on our consolidated financial statements.

6. PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment-net consisted of the following at December 31, 2005 and 2004:

	2005	2004
	(In thousands)
Property, plant and equipment:
Transmission plant in service	$986,473	$886,918
Construction work in progress	23,598	20,568
Other	8,390	8,224

Total	1,018,461	915,710
Less accumulated depreciation and amortization	(414,852)	(402,026)

Property, plant and equipment-net	$603,609	$513,684

        Additions to transmission plant in service and construction work in progress during 2005 were primarily for projects to upgrade or replace existing transmission plant to improve the reliability of our transmission system.

7. LONG-TERM DEBT

        The following amounts were outstanding at December 31, 2005 and 2004:

	2005	2004
	(In thousands)
ITC Holdings 5.25% Senior Notes due July 15, 2013 (net of discount of $896 and $1,015, respectively)	$266,104	$265,985
ITCTransmission 4.45% First Mortgage Bonds Series A due July 15, 2013 (net of discount of $89 and $101, respectively)	184,911	184,899
ITC Holdings revolving credit facility	—	7,500
ITCTransmission revolving credit facility	66,300	25,000
Other	—	46

	517,315	483,430
Less amounts due within one year		7

	$517,315	$483,423

        The annual maturities of long-term debt as of December 31, 2005 are as follows:

(In thousands)
2006	$—
2007	66,300
2008	—
2009	—
2010	—
2011 and thereafter	452,000

Total long-term debt	$518,300

ITCTransmission Mortgage Bonds and ITC Holdings Senior Notes

        On February 28, 2003, ITC Holdings and ITCTransmission borrowed funds in order to partially finance the Acquisition. On July 16, 2003, those variable rate term loans were refinanced with ITCTransmission's issuance of $185.0 million 4.45% First Mortgage Bonds Series A due July 15, 2013 (the "ITCTransmission Mortgage Bonds"). The bonds are issued under ITCTransmission's First Mortgage and Deed of Trust, and therefore have the benefit of a first mortgage lien on substantially all of ITCTransmission's property. ITC Holdings issued $267.0 million unsecured 5.25% Senior Notes due July 15, 2013 (the "ITC Holdings Senior Notes") and used a portion of the proceeds to make a $27.1 million distribution to its stockholders in August 2003. ITC Holdings recorded a loss on extinguishment of debt of $11.4 million in connection with the July refinancing.

        In July 2003, a convertible variable rate loan of $5.9 million obtained as part of the Acquisition financing and accrued interest of $0.1 million were converted into 803,060 shares of ITC Holdings' common stock.

        We are in compliance with our debt covenants under the ITCTransmission Mortgage Bonds and ITC Holdings Senior Notes. Additionally, in order to incur additional indebtedness at ITC Holdings or any of its Subsidiaries the ITC Holdings Senior Notes require that we maintain funds from operations to interest ratio of 2.0 to 1.0 after including the effect of the new indebtedness. Funds from operations, which is a non-GAAP measure, is computed using operating cash flows less the change in working capital plus cash paid for interest.

        Based on the borrowing rates currently available to us for loans with similar terms and average maturities, the fair value of the ITCTransmission Mortgage Bonds and ITC Holdings Senior Notes is $435.2 million at December 31, 2005. The total book value of the ITCTransmission Mortgage Bonds and ITC Holdings Senior Notes is $451.0 million at December 31, 2005.

Revolving Credit Facilities

        ITCTransmission had $66.3 million and $25.0 million outstanding under its revolving credit facility at December 31, 2005 and 2004, respectively. The weighted-average interest rate at December 31, 2005 and 2004 was 5.8% and 3.7%, respectively.

        In January 2005, ITCTransmission amended and restated its revolving credit facility to increase the total commitment thereunder from $25.0 to $65.0 million with an option to increase the commitments to $75.0 million, subject to ITCTransmission's ability to obtain the agreement of willing lenders. The maturity date was amended from February 28, 2006 to March 19, 2007. In October 2005, ITCTransmission increased the borrowing limit under its revolving credit facility from $65.0 million to $75.0 million. Borrowings under ITCTransmission's revolving credit facility bear interest, at ITCTransmission's option, at either LIBOR plus 1.25% each year or the alternate base rate plus 0.25% each year, which applicable spreads are subject to adjustment based on the ratings by Moody's Investor Service, Inc. and Standard & Poor's Ratings Services applicable to ITCTransmission's First Mortgage Bonds from time to time. ITCTransmission's revolving credit facility also provides for the payment to the lenders of a commitment fee on the average daily unused commitments under the revolving credit facility at a rate equal to 0.50% each year, payable quarterly in arrears. ITCTransmission's revolving credit facility is supported by the issuance of $75.0 million of ITCTransmission's Series B Mortgage Bonds. Under the terms of the ITCTransmission Series B Mortgage Bonds, ITCTransmission is only required to make interest or principal payments on the ITCTransmission Series B Mortgage Bonds if ITCTransmission defaults on interest or principal payments under its revolving credit facility. ITCTransmission has not defaulted on its interest or principal payments under its revolving credit facility. The Series B Bonds are in turn is supported by a first mortgage lien on substantially all of ITCTransmission's property. ITCTransmission is currently in compliance with its covenant that it must not exceed a total debt to total capital ratio of 60% under its revolving credit facility.

        ITC Holdings had no amounts outstanding under its revolving credit facility at December 31, 2005 and borrowings of $7.5 million under its revolving credit facility at December 31, 2004.

        In January 2005, ITC Holdings amended and restated its revolving credit facility to increase the total commitments thereunder from $40.0 to $47.5 million, with an option to increase the commitments to $50.0 million, subject to Holdings' ability to obtain the agreement of willing lenders. In October 2005, ITC Holdings increased the borrowing limit under its revolving credit facility from $47.5 to $50.0 million. Borrowings under the revolving credit facility bear interest, at ITC Holdings' option, at either LIBOR plus 1.50% each year or the alternate base rate plus 0.50% each year, which applicable spreads are subject to adjustment based on the ratings by Moody's Investor Service, Inc. and Standard & Poor's Ratings Services applicable to ITC Holdings' senior notes from time to time. ITC Holdings' revolving credit facility contains a $10.0 million letter of credit sub-facility for which no amounts were outstanding at December 31, 2005 or 2004. ITC Holdings' revolving credit facility also provides for the payment to Canadian Imperial Bank of Commerce, as letter of credit issuer, of a letter of credit fronting fee on the average daily stated amount of all outstanding letters of credit at a rate equal to 0.125% each year, payable quarterly in arrears. We are currently in compliance with our covenant that we must not exceed a debt to total capital ratio of 85% under the ITC Holdings' revolving credit facility. ITC Holdings' revolving credit facility is secured by a perfected first priority pledge of 166 of the 1,000 outstanding shares of common stock of ITCTransmission.

        We expect to renew our revolving credit facilities that have a maturity date of March 19, 2007. In March 2006, the FERC approved our application to extend the maturity date of ITCTransmission's revolving credit facility.

Interest Rate Swap

        On March 31, 2003, ITCTransmission entered into an interest rate swap to limit sensitivity to market interest rate risk associated with the variable rate term loan that ITCTransmission obtained to partially finance the Acquisition. The interest rate swap was designated as a cash flow hedge under Statement of Financial Accounting Standard 133, "Accounting for Derivative Instruments and Hedging Activities" as Amended. The fixed rate under the swap agreement was 5.41% with an original notional amount of $185 million and a maturity date of March 30, 2007. On July 16, 2003, the interest rate swap was terminated in conjunction with the refinancing of ITCTransmission's long-term debt. The termination cost of the cash flow hedge of $2.6 million was reclassified to other regulatory assets.

8. EARNINGS PER SHARE

        For the two months ended February 28, 2003 Predecessor ITCTransmission was a wholly owned subsidiary of DTE Energy, therefore, no basic and diluted earnings (loss) per share has been presented.

        We report both basic and diluted earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share assumes the issuance of potentially dilutive shares of common stock during the period resulting from the exercise of common stock options and vesting of restricted stock awards. A reconciliation of both calculations for 2005, 2004 and the period from February 28, 2003 through December 31, 2003 is presented in the following table:

	2005	2004	2003
	(In thousands, except share and per share data)
Basic earnings (loss) per share:
Net income (loss)	$34,671	$2,608	$(8,054)
Weighted-average shares outstanding	31,455,065	30,183,886	29,339,394

Basic earnings (loss) per share	$1.10	$0.09	$(0.27)

Diluted earnings (loss) per share:
Net income	$34,671	$2,608	$(8,054)
Weighted-average shares outstanding	31,455,065	30,183,886	29,339,394
Incremental shares of stock-based awards	1,274,777	715,662	—

Weighted-average dilutive shares outstanding	32,729,842	30,899,548	29,339,394

Diluted earnings (loss) per share	$1.06	$0.08	$(0.27)

        Basic earnings (loss) per share excludes 252,298, 337,273 and 405,485 shares of restricted common stock at December 31, 2005, 2004 and 2003, respectively, that were issued and outstanding, but had not yet vested as of such dates.

        Compensation arrangements for certain employees and non-employees included a commitment by each of these individuals to purchase a stated number of shares of common stock of ITC Holdings. Prior to the actual purchase of such shares, the commitment is treated as a stock subscription, and because such shares effectively participate in dividends, share amounts of 82,858 and 66,125 for 2004 and the period from February 28, 2003 through December 31, 2003, respectively, have been included in the weighted average common shares outstanding used to determine both basic and diluted earnings per share. There were no such commitments during 2005.

        The following table summarizes the potential shares of common stock that were excluded from the diluted per share calculation, because the effect of including these potential shares was antidilutive.

	2005	2004	2003
Stock-based awards	56,521	—	405,485
Conversion of debt	—	—	803,060

Potential dilutive shares	56,521	—	1,208,545

Stock options excluded from the diluted per share share calculation because the exercise price was greater than the average market price of the common shares	695,178	—	2,014,621

9. INCOME TAXES

ITC Holdings and Subsidiaries

        Our effective tax rate varied from the statutory federal income tax rate due to permanent differences between the book and tax treatment of various transactions as follows:

	2005	2004	2003
	(In thousands)
Income tax expense (benefit) at 35% statutory rate	$18,763	$1,497	$(4,326)
Lobbying expenses not deductible	137	147	46
Other—net	38	25	(26)

Income tax provision (benefit)	$18,938	$1,669	$(4,306)

        Components of the income tax provision (benefit) were as follows:

	2005	2004	2003
	(In thousands)
Current income tax expense	$313	$—	$—
Deferred income tax expense (benefit)	18,625	1,669	(4,306)

Total income tax provision (benefit)	$18,938	$1,669	$(4,306)

        Deferred tax assets and liabilities are recognized for the estimated future tax effect of temporary differences between the tax basis of assets or liabilities and the reported amounts in the financial statements. Deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related assets or liabilities. Deferred tax assets and liabilities not related to assets or liabilities are classified according to the expected reversal date of the temporary differences.

        Deferred income tax assets (liabilities) consisted of the following at December 31,:

	2005	2004	2003
	(In thousands)
Property, plant and equipment	$(30,347)	$(21,948)	$(4,346)
Tax loss carryforward	23,851	26,161	10,390
Goodwill	(11,831)	(6,279)	(3,527)
Debt issue costs	(2,142)	(2,819)	(3,495)
Property taxes	3,762	5,264	3,666
Other—net	2,105	2,492	1,618

Net deferred tax assets (liabilities)	$(14,602)	$2,871	$4,306

Deferred income tax liabilities	$(45,974)	$(31,994)	$(11,368)
Deferred income tax assets	31,372	34,865	15,674

Net deferred tax assets (liabilities)	$(14,602)	$2,871	$4,306

        We have federal income tax operating loss carryforwards of $68.1 million as of December 31, 2005, all of which we expect to use prior to their expiration in 2023 and 2024.

Predecessor ITCTransmission

        Predecessor ITCTransmission had an income tax sharing arrangement with DTE Energy. Under this arrangement, DTE Energy was responsible for payment of all federal and state income taxes. Income tax liabilities paid by DTE Energy on behalf of Predecessor ITCTransmission were repaid to DTE Energy.

        The effective tax rate varied from the statutory federal income tax rate due to the following:

Two-Month Period Ended February 28, 2003
(In thousands, except tax rates)
Federal income tax effective rate	52.9%
Income tax expense at 35% statutory rate	$2,590
Adjustment for property-related differences	1,325

Total	$3,915

        Federal income tax expense is as follows:

Two-Month Period Ended February 28, 2003
(In thousands)
Current income taxes	$4,742
Deferred income taxes	(827)

Total	$3,915

10. LEASES

        ITCTransmission has operating lease agreements for office space rental which expire in May 2008. ITCTransmission has two successive one-year options to renew a portion of the leased premises upon expiration solely at ITCTransmission's discretion. Additionally, ITCTransmission has operating leases for office equipment and storage facilities. Rent expense is recognized straight-line over the term of the lease and was $0.4 million, $0.5 million and $0.3 million for the year ended December 31, 2005 and 2004 and the period from February 28, 2003 through December 31, 2003, respectively, and recorded in general and administrative and operation and maintenance expenses.

        Future minimum lease payments under the leases at December 31, 2005 were:

(In thousands)
2006	$823
2007	836
2008	351
2009	—
2010 and thereafter	—

Total minimum lease payments	$2,010

11. RETIREMENT BENEFITS AND ASSETS HELD IN TRUST

Retirement Plan Benefits

        We have a retirement plan for eligible employees, comprised of a traditional final average pay plan and a cash balance plan. The retirement plan is noncontributory, covers substantially all employees, and provides retirement benefits based on the employees' years of benefit service. The traditional final average pay plan benefits factor average final compensation and age at retirement in determining retirement benefits provided. The cash balance plan benefits are based on annual employer contributions and interest credits. We have also established two supplemental nonqualified, noncontributory, unfunded retirement benefit plans for selected management employees. The plans provide for benefits that supplement those provided by our other retirement plans.

        Our policy is to fund the retirement plan by contributing the minimum amount required by the Employee Retirement Income Security Act of 1974, as amended, and additional amounts deemed appropriate. We expect to contribute $1.8 million to the defined benefit retirement plan relating to 2005 in 2006. The minimum funding requirement relating to 2005 is less than $0.1 million.

        The investment objective of the retirement benefit plan is to maximize total return with moderate tolerance for risk. Targeted asset allocation is equally weighted between equity and fixed income securities. Management believes that this strategy will provide flexibility for liquidity purposes but also establishes some investment for growth. We began implementing this strategy in July 2004. In September 2005 we contributed $1.6 million for the 2004 defined benefit plan year. As of September 30, 2005 we had not yet allocated this contribution to equity securities as determined by our investment objectives mentioned above.

        The plan assets consisted of the following at September 30, 2005 and 2004:

Asset Category	2005	2004
Fixed income securities	61.8%	59.5%
Equity securities	38.2%	40.5%

Total	100.0%	100.0%

        We had an initial measurement date of February 28, 2003 to determine the pension benefit obligation recorded at the date of the Acquisition and have an annual measurement date of September 30.

        Net pension cost for 2005, 2004 and the period from February 28, 2003 through December 31, 2003 includes the following components:

	2005	2004	2003
	(In thousands)
Service cost	$898	$769	$474
Interest cost	577	511	398
Expected return on plan assets	(286)	(254)	(211)
Amortization of prior service cost	488	533	445
Amortization of actuarial gain	(3)	(3)	—

Net pension cost	$1,674	$1,556	$1,106

        The following table reconciles the obligations, assets and funded status of the plans as well as the amounts recognized as pension liability in the consolidated statement of financial position as of the measurement date of September 30:

	2005	2004
	(In thousands)
Accumulated benefit obligation September 30,	$10,566	$7,000

Projected benefit obligation October 1, 2004 and 2003, respectively	$10,039	$8,517
Service cost	898	769
Interest cost	577	511
Actuarial net loss	6,725	324
Plan amendments	34	(82)

Projected benefit obligation September 30,	$18,273	$10,039

Plan assets at fair value October 1, 2004 and 2003, respectively	$4,026	$3,628
Actual return on plan assets	405	148
Employer contributions	1,581	250

Plan assets at fair value September 30,	$6,012	$4,026

Funded status	$(12,261)	$(6,013)
Unrecognized prior service cost	1,421	1,875
Unrecognized actuarial net loss	7,249	640

Accrued cost	(3,591)	(3,498)

Contributions paid after September 30, and prior to December 31,	—	—

Accrued cost at December 31,	$(3,591)	$(3,498)

Amounts recorded as:
Accrued pension liability	$(5,168)	$(3,783)
Accumulated other comprehensive loss	264	—
Intangible asset	1,313	285

	$(3,591)	$(3,498)

        We recognized an additional minimum pension liability as required under SFAS 87, "Employers' Accounting for Pensions." An additional pension liability may be required when the accumulated benefit obligation of the plan exceeds the fair value of plan assets. Under SFAS 87, we recorded an additional minimum pension liability of $1.6 million and $0.3 million December 31, 2005 and 2004, respectively, in our consolidated statement of financial position. For December 31, 2005 and 2004 we recorded an intangible asset of $1.3 million and $0.3 million, respectively, included in other assets. As of December 31, 2005 we recorded $0.2 million (net of tax of $0.1 million) in other comprehensive loss for the amount of the additional minimum pension liability in excess of unrecognized prior service cost.

        Actuarial assumptions used to determine the benefit obligation are listed below:

	September 30, 2005 Benefit Obligation	September 30, 2004 Benefit Obligation
Discount rate	5.50%	5.75%
Annual rate of salary increases	3.50%	3.50%

        Actuarial assumptions used to determine the benefit cost for 2005, 2004 and the period from February 28, 2003 through December 31, 2003 are listed below:

	2005	2004	2003
Discount rate	5.75%	6.00%	6.25%
Annual rate of salary increases	3.50%	3.50%	3.50%
Expected long-term rate of return on plan assets	7.00%	7.00%	7.00%

        The expected long-term rate of return was estimated using market benchmarks for equities and bonds applied to the plan's target asset allocation. The expected return on plan assets component of net pension cost was determined based on the expected long-term rate of return on plan assets and the fair value of plan assets.

        At December 31, 2005, the projected benefit payments for the defined benefit retirement plan calculated using the same assumptions as those used to calculate the benefit obligation described above are listed below:

(In thousands)
2006	$108
2007	138
2008	505
2009	1,375
2010	1,371
2011 through 2015	8,810

Other Postretirement Benefits

        We provide certain postretirement health care, dental, and life insurance benefits for employees who may become eligible for these benefits. We had an initial measurement date of February 28, 2003 to determine the benefit obligation recorded at the date of the Acquisition. Annual measurement dates are September 30 of each year. Contributions to the plan in 2005 and 2004 totaled $1.2 million and $0.2 million, respectively.

        The investment objective for the postretirement benefit plan is to maximize total return with moderate tolerance for risk. Targeted asset allocation is equally weighted between equity and fixed income securities. This strategy will provide flexibility for liquidity purposes but also establishes some investment for growth.

        The plan assets consisted of the following at September 30, 2005 and 2004:

Asset Category	2005	2004
Fixed income securities	53%	100%
Equity securities	47%	—

Total	100%	100%

        On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was signed into law. In accordance with FASB Staff Position No. 106-2, our measurement of the accumulated postretirement benefit obligation as of September 30, 2005 and 2004 reflects amounts associated with the expected subsidies under the Act because we have concluded that the benefits provided by the plan are actuarially equivalent to Medicare Part D under the Act.

        Net postretirement cost for 2005, 2004 and the period from February 28, 2003 through December 31, 2003 includes the following components:

	2005	2004	2003
	(In thousands)
Service cost	$1,001	$498	$192
Interest cost	183	118	88
Expected return on plan assets	(12)	—	—
Amortization of actuarial loss	32	—	—

Net postretirement cost	$1,204	$616	$280

        The following table reconciles the obligations, assets and funded status of the plans as well as the amounts recognized as accrued postretirement liability in the consolidated statement of financial position as of the measurement date of September 30:

	2005	2004
	(In thousands)
Accumulated postretirement obligation October 1, 2004 and 2003, respectively	$(3,188)	$(1,971)
Service cost	(1,001)	(498)
Interest cost	(184)	(118)
Actuarial loss	(578)	(995)
Effect of Medicare Part D Subsidy	—	394

Accumulated postretirement obligation September 30	$(4,951)	$(3,188)

Plan assets at fair value October 1, 2004 and 2003, respectively	$237	$—
Actual return on plan assets	13	—
Employer contributions	512	237

Plan assets at fair value September 30,	$762	$237

Funded status	$(4,189)	$(2,951)
Unrecognized prior service cost	—	—
Unrecognized actuarial net loss	1,157	613

Accrued cost at September 30,	(3,032)	(2,338)

Contributions paid after September 30, and prior to December 31,	733	—

Accrued cost at December 31,	$(2,299)	$(2,338)

        Actuarial assumptions used to determine the benefit obligation are as follows:

	September 30, 2005 Benefit Obligation	September 30, 2004 Benefit Obligation
Discount rate	5.50%	5.75%
Annual rate of salary increases	3.50%	3.50%
Health care cost trend rate assumed for next year	12%	11%
Rate to which the cost trend rate is assumed to decline	5%	5%
Year that the rate reaches the ultimate trend rate	2015	2014
Annual rate of increase in dental benefit costs	5%	5%

        Actuarial assumptions used to determine the benefit cost for 2005, 2004 and the period from February 28, 2003 through December 31, 2003 are as follows:

	2005	2004	2003
Discount rate	5.75%	6.00%	6.25%
Annual rate of salary increases	3.50%	3.50%	3.50%
Health care cost trend rate assumed for next year	11%	10%	10%
Rate to which the cost trend rate is assumed to decline	5%	5%	5%
Year that the rate reaches the ultimate trend rate	2014	2013	2013

        At December 31, 2005, the projected benefit payments for the postretirement benefit plan, net of the Medicare subsidy, calculated using the same assumptions as those used to calculate the benefit obligations listed above are listed below:

(In thousands)
2006	$22
2007	39
2008	74
2009	175
2010	236
2011 through 2015	2,293

        Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point increase or decrease in assumed health care cost trend rates would have the following effects on costs for the 2005 and benefit obligation at September 30, 2005:

	One-Percentage- Point Increase	One-Percentage- Point Decrease
	(In thousands)
Effect on total of service and interest cost	$196	$(159)
Effect on postretirement benefit obligation	780	(635)

Defined Contribution Plans

        We also sponsor a defined contribution retirement savings plan. Participation in this plan is available to substantially all employees. We match employee contributions up to certain predefined limits based upon eligible compensation and the employee's contribution rate. The cost of this plan was $0.8 million, $0.6 million and $0.4 million for 2005, 2004 and the period from February 28, 2003 through December 31, 2003, respectively.

12. DEFERRED COMPENSATION PLANS

Special Bonus Plans

        On June 15, 2005, our board of directors approved two new, discretionary special bonus plans, the ITC Holdings Executive Group Special Bonus Plan and the ITC Holdings Special Bonus Plan, under which plan participants may have amounts credited to accounts we maintain for each participant in respect of each calendar year during which the plans are in place. Under the special bonus plans, in determining the amounts to be credited to the plan participants' accounts, our board of directors is to give consideration to dividends paid, or expected to be paid, on our common stock during each year. Under both plans, plan participants will be entitled to elect the investment options in which their bonus accounts will be deemed invested. Our board of directors can generally amend or terminate the plans at any time, except that no such amendment or termination can materially and adversely affect accrued and vested rights, unless an amendment is necessary to satisfy applicable laws or new accounting standards. All distributions under these plans are payable only in cash.

        Our executive officers are eligible to participate in the ITC Holdings Executive Group Special Bonus Plan. Plan participants generally are vested in amounts credited to their plan accounts to the extent they are vested in option awards previously granted under our Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp. and its subsidiaries (the "2003 Stock Purchase and Option Plan.") The 2003 Stock Purchase and Option Plan is used to grant stock options and restricted stock and other equity based compensation to employees, officers, and directors. To the extent participants are vested in amounts credited to their special bonus plan accounts, such amounts will be payable within fifteen days after the date the amounts are credited, unless the plan participant has previously made an election to defer receipt of such amounts. Any amounts that are unvested at the time they are credited to an account are only payable on the first to occur of the plan participant's death, permanent disability, a change in control of us or, subject to the participant's continued employment with us on such date, the fifth anniversary of the date on which the plan participant was granted the option to purchase our common stock under the 2003 Stock Purchase and Option Plan.

        Our non-executive employees are eligible to participate in the ITC Holdings Special Bonus Plan. Plan participants become vested in their account balances on the first to occur of the plan participant's death, permanent disability, a change in control of us or, subject to the participant's continued employment with us on such date, the fifth anniversary of the date on which the plan participant was granted the option to purchase our common stock under the 2003 Stock Purchase and Option Plan. Participants in this plan are not given the opportunity to defer receipt of any part of their plan accounts.

        The special bonus plans are accounted for as compensation plans. Awards made under the special bonus plans are amortized to expense over the vesting period of the award if the award vests in the future, or are expensed immediately if the participant is vested in the award at the time of the award. In 2005, our board of directors authorized awards under the special bonus plans totaling $1.4 million, with $0.5 million relating to vested awards that were recorded to general and administrative expenses, and $0.9 million relating to awards that are expected to vest over periods ranging from 26 to 59 months, for which the amortization to general and administrative expenses recorded in 2005 was less than $0.1 million. In February 2006, our board of directors authorized awards under the special bonus plans of $0.7 million.

        The contributions made to the trust to fund the special bonus plans for non-executive employees of $0.4 million at December 31, 2005 are included in other assets. We account for the assets contributed under the special bonus plans and held in a trust as trading securities under SFAS 115. Accordingly, gains or losses on the investments are recorded as investment income or loss with an offsetting amount recorded to general and administrative expense and were less than $0.1 million in 2005.

Deferred Compensation Plan

        Certain of our employees participate in our deferred compensation plan (the "Deferred Compensation Plan"). The investments in the Deferred Compensation Plan trust of $0.4 million at both December 31, 2005 and 2004, are included in other assets with the corresponding liability in Deferred compensation liability. We account for the assets contributed under the Deferred Compensation Plan and held in a trust as trading securities under SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." Accordingly, gains or losses on the investments, for which the employees are at risk for the investment returns, are recorded as investment income or loss with an offsetting amount recorded to compensation expense. Total compensation expense for 2005 and 2004, including investment earnings, was less than $0.1 million and $0.4 million, respectively, and is recorded in general and administrative expense. No compensation expense was recorded in the period from February 28, 2003 through December 31, 2003.

Termination of the Dividend Equivalent Rights Plan

        On May 10, 2005, our board of directors terminated the Dividend Equivalent Rights Plan (the "Dividend Plan"). As a result of the Dividend Plan's termination an aggregate amount of approximately $1.9 million was paid by us from the funded trust to participants in the plan in 2005. The investments in the Dividend Plan trust of $1.9 million at December 31, 2004 are included in other assets with the corresponding liability in deferred compensation liability. We account for the assets contributed under the Dividend Plan and held in a trust as trading securities under SFAS 115. Accordingly, gains or losses on the investments are recorded as investment income or loss with an offsetting amount recorded to compensation expense. There was no net income impact from the termination of the plan in 2005. Total compensation expense for 2004 and the period from February 28, 2003 through December 31, 2003 was $0.2 million and $1.7 million, respectively, recorded in general and administrative expense.

13. STOCKHOLDERS' EQUITY AND STOCK-BASED COMPENSATION

Common Stock

        Our authorized capital stock consists of 100 million shares of ITC Holdings common stock, without par value.

        Voting Rights—Each holder of ITC Holdings' common stock, including holders of restricted stock awards, is entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. Holders of ITC Holdings common stock have no cumulative voting rights.

        Dividends—Holders of ITC Holdings' common stock, including holders of restricted stock, are entitled to receive dividends or other distributions declared by the board of directors. The right of the board of directors to declare dividends is subject to the right of any holders of our preferred stock, to the extent that any preferred stock is authorized and issued, and the availability under the Michigan Business Corporation Act of sufficient funds to pay dividends. We have not issued any preferred stock.

        The declaration and payment of dividends is subject to the discretion of ITC Holdings' board of directors and depends on various factors, including our net income, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors. As a holding company with no business operations, ITC Holdings' material assets consist only of the stock of ITCTransmission, deferred tax assets relating primarily to federal income tax operating loss carryforwards and cash on hand. ITC Holdings' only sources of cash to pay dividends to its stockholders are dividends and other payments received by ITC Holdings from time to time from ITCTransmission and the proceeds raised from the sale of our debt and equity securities. ITCTransmission, however, is legally distinct from ITC Holdings and has no obligation, contingent or otherwise, to make funds available to ITC Holdings for the payment of dividends to ITC Holdings' stockholders or otherwise. The ability of ITCTransmission to pay dividends and make other payments to ITC Holdings is subject to, among other things, the availability of funds, after taking into account capital expenditure requirements, the terms of its indebtedness, applicable state laws and regulations of the FERC and the Federal Power Act. The debt agreements to which ITC Holdings and ITCTransmission are parties contain numerous financial covenants that could limit our ability to pay dividends, as well covenants that prohibit us from paying dividends if we are in default under our revolving credit facilities. See Note 7 of Notes to Consolidated Financial Statements.

        Liquidation Rights—If we are dissolved, the holders of ITC Holdings' common stock will share ratably in the distribution of all assets that remain after we pay all of our liabilities and satisfy our obligations to the holders of any of our preferred stock, to the extent that any preferred stock is authorized and issued.

        Preemptive and Other Rights—Holders of ITC Holdings' common stock have no preemptive rights to purchase or subscribe for any of our stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock.

        Repurchases—In August 2005, we repurchased 28,675 shares of common stock for $0.8 million, which represented shares of common stock delivered to us by employees as payment of tax withholdings due to us upon the vesting of restricted stock.

Stock-based compensation

        Our stock-based compensation plan permits the awarding of various stock awards to employees and non-employees, including options to purchase ITC Holdings' common stock and restricted stock of ITC Holdings. The number of shares authorized for grant under the plan is 5,014,821 shares of ITC Holdings common stock.

Options

        During 2005, we granted options to purchase ITC Holdings' common stock that vest in equal annual installments over a five-year period beginning on July 28, 2006. The exercise price for all of the options granted in 2005 is $23 per share. The options have a term of 10 years from the grant date, with a remaining weighted average contract life of approximately 9.6 years.

        During 2004 and the period from February 28, 2003 through December 31, 2003, we granted options to purchase ITC Holdings' common stock that vest in equal annual installments over a five-year period beginning on February 28, 2005 or February 28, 2004. The exercise price for all options granted during this period is $7.48 per share. The options have a term of 10 years subsequent to the grant date, with a remaining weighted average contract life of approximately 7.4 years.

        Stock option activity for 2005, 2004 and the period from February 28, 2003 through December 31, 2003 was as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at February 28, 2003	—
Granted	2,014,621	$7.48

Outstanding at December 31, 2003 (none exercisable)	2,014,621	7.48
Granted	97,622	7.48
Forfeited	(80,237)	7.48

Outstanding at December 31, 2004 (407,738 exercisable with a weighted average exercise price of $7.48)	2,032,006	7.48
Granted	695,178	23.00
Exercised	(37,649)	7.48
Forfeited	(40,128)	7.48

Outstanding at December 31, 2005 (764,442 exercisable with a weighted average exercise price of $7.48)	2,649,407	$11.55

        Based on the fair value of the options at the grant dates for employees, ITCTransmission recognized approximately $1.4 million, $0.6 million and $0.5 million of compensation expense for 2005, 2004 and the period from February 28, 2003 through December 31, 2003, respectively. Fair value of the stock options was determined using a Black-Scholes option pricing model. The following assumptions were used in determining the weighted average fair value per option of $3.85, $3.86 and $1.68 in 2005, 2004 and the period from February 28, 2003 through December 31, 2003, respectively:

	2005 Awards	2004 Awards	2003 Awards
Weighted average expected volatility	24.0%	26.9%	21.3%
Weighted average risk-free interest rate	4.1%	3.1%	2.9%
Weighted average expected life	6.0 years	3.4 years	5.0 years
Weighted average expected dividends	$1.05	$—	$—
Range of estimated fair values of underlying shares	$23.00	$6.58-$11.90	$6.58-$7.48

        During 2004, we granted non-employees options to purchase ITC Holdings' common stock that vest in equal annual installments over a five-year period beginning on February 28, 2005. ITCTransmission recognized approximately $0.2 million and less than $0.1 million for 2005 and 2004, respectively, based on the fair value of these options as the related services are completed at each vesting date and as valued at each financial reporting date through the vesting date.

Restricted Stock Awards

        Holders of restricted stock awards have all the rights of a holder of common stock of ITC Holdings, including dividend and voting rights. The holder becomes vested as a result of certain events, but not longer than five years after the grant date. The weighted average expected remaining vesting period at December 31, 2005 is 3.0 years. Restricted stockholders may not sell, transfer, or pledge their shares.

        Restricted stock awards are recorded at fair value at the date of grant. Awards that were granted for future services are accounted for as unearned compensation, with amounts amortized over the vesting period. Awards that were granted as a signing bonus have been expensed at the grant date. Restricted stock award activity, assumptions, and expense for 2005, 2004 and the period from February 28, 2003 through December 31, 2003 was as follows:

	2005	2004	2003
Restricted stock awarded	50,502	70,481	405,485
Restricted stock forfeited	(10,021)	(3,343)
Weighted average fair value of shares awarded	$20.47	$7.39	$6.99
Compensation expense recognized (in millions)	$0.4	$0.6	$0.5

14. RELATED-PARTY TRANSACTIONS

ITC Holdings and Subsidiaries

        Management Agreements—On February 28, 2003, we entered into agreements with Kohlberg Kravis Roberts & Co. L.P. ("KKR"), Trimaran Fund Management, L.L.C. and IT Holdings Partnership for the management, consulting and financial services in exchange for annual fees (the "Management Agreements"). We incurred general and administrative expenses relating to the Management Agreements of $0.8 million in 2005, $1.3 million in 2004 and $1.0 million for the period from February 28, 2003 through December 31, 2003, excluding out-of-pocket costs. The consulting fees were generally paid at the end of each quarter. In connection with ITC Holdings' initial public offering that was completed on July 29, 2005, these Management Agreements were amended to terminate further annual fees in exchange for payment of fees to KKR, Trimaran Fund Management, L.L.C. and IT Holdings Partnership of $4.0 million, $1.7 million and $1.0 million, respectively. The total amount of $6.7 million was paid and recorded in operating expenses in 2005.

        In addition to the amounts paid under the Management Agreements, we pay insurance premiums to certain of our stockholders (and affiliates of their partners). During 2005, 2004 and the period from February 28, 2003 through December 31, 2003, we incurred less than $0.1 million annually for these services, which were recorded in general and administrative expenses and were paid in advance for a twelve-month period.

        Put Agreements—In connection with the investment by certain management stockholders in ITC Holdings, a bank affiliated with one of the limited partners of IT Holdings Partnership (the "Lending Bank"), provided some of the management stockholders with loans to acquire shares of our common stock. The loans are evidenced by notes made by certain management stockholders who are not executive officers and require a pledge of each management stockholder's shares of ITC Holdings' common stock. As a condition to making these loans, ITC Holdings entered into put agreements with the Lending Bank pursuant to which ITC Holdings agreed that upon the occurrence of certain events, ITC Holdings would be assigned the note and pledge and would either pay the Lending Bank the aggregate principal amount outstanding of the note plus interest thereon or execute a demand promissory note in a principal amount equal to the aggregate principal amount outstanding of the note plus interest thereon.

        The put agreements with the Lending Bank will remain in effect until the date when the ITC Holdings obligations under the agreements are satisfied or when all amounts outstanding under the notes have been paid in full. The maximum potential amount of future payments for ITC Holdings under these put agreements was $0.6 million at December 31, 2005.

Predecessor ITCTransmission

        Predecessor ITCTransmission and Detroit Edison had entered into a Master Services Agreement (the "Master Agreement") whereby Detroit Edison performed maintenance, asset construction and day-to-day management of transmission operations and administration on behalf of Predecessor ITCTransmission. Detroit Edison received compensation for the wages and benefits for employees performing work on behalf of the Company and for costs of construction or maintenance directly related to Predecessor ITCTransmission. Amounts incurred related to the Master Agreement totaled $11.1 million for the period ended from January 1, 2003 through February 28, 2003, a portion of which was capitalized in property, plant and equipment.

        The Master Agreement provided generally for all required services and that consideration for the services shall include a 25% overhead fee as a percentage of the charges specified in the Detroit Edison Accounting Policies and Guidelines for 2002 and 2003 (the "Charges"). In addition, the Master Agreement provides for an additional 9.5% fee as a percentage of the sum of Charges and overhead fee in 2003.

        Predecessor ITCTransmission's transmission services were primarily provided to Detroit Edison for retail customers, and Detroit Edison in turn invoices the end user of the electricity. Revenues earned from Detroit Edison totaled $17.9 million for the period from January 1, 2003 through February 28, 2003. Detroit Edison was Predecessor ITCTransmission's largest customer, comprising the majority of its revenue.

        Predecessor ITCTransmission's property taxes were combined with Detroit Edison's when assessed by taxing authorities. Predecessor ITCTransmission's share of all property taxes assessed to Detroit Edison was calculated by and remitted to Detroit Edison for ultimate payment to those taxing authorities. Predecessor ITCTransmission's share of personal property taxes for the period from January 1, 2003 through February 28, 2003, was determined to be approximately 11.8%, respectively, calculated as Predecessor ITCTransmission's weighted average percentage of Detroit Edison's total personal and real property balances. Predecessor ITCTransmission's share of real property taxes for the period from January 1, 2003 through February 28, 2003, was determined by specifically identifying the taxes assessed on Predecessor ITCTransmission's real property. All property tax amounts billed to Predecessor ITCTransmission prior to February 28, 2003 were paid to Detroit Edison as of February 28, 2003.

        Predecessor ITCTransmission was allocated certain overhead charges from DTE Energy relating to DTE Energy's corporate expenses. The amounts included in operation and maintenance for these charges was $0.9 million for the period January 1, 2003 through February 28, 2003.

        On February 28, 2003, prior to the Acquisition, all DTE Energy affiliate receivable and payable balances and current federal and state taxes, were settled with or assigned to DTE Energy. As such, all amounts were recorded as a member distribution of $36.8 million.

        Predecessor ITCTransmission had a working capital loan/investing agreement with DTE Energy. The maximum amount of borrowings permitted by Predecessor ITCTransmission under this agreement is $17.0 million. The variable interest rates on the receivables and payables was 1.16% at February 28, 2003. This agreement was terminated on February 28, 2003.

        On February 28, 2003, prior to the Acquisition, DTE Energy made a non-cash contribution of certain internally-developed software assets necessary to the operations of Predecessor ITCTransmission. The software assets were transferred at their net book value of approximately $1.4 million.

15. JOINTLY OWNED UTILITY PLANT/COORDINATED SERVICES

ITC Holdings and Subsidiaries

        MPPA has a 49.14% ownership interest in ITCTransmission's Greenwood-St. Clair-Jewell-Stephens Transmission Line and Monroe-Wayne-Coventry-Majestic Transmission Line. We account for these jointly-owned lines by recording property, plant and equipment for our percentage of ownership interest in the total construction cost of the lines. ITCTransmission had $21.6 million of gross transmission plant in service relating to its ownership interest of 50.86% at December 31, 2005. An Ownership and Operating Agreement provides ITCTransmission with authority for construction of capital improvements and for the operation and management of the transmission lines. MPPA is responsible for the capital and operating and maintenance costs allocable to their ownership interest. For accounts receivable amounts outstanding, see Note 16—"MPPA Receivable and Revenues." There was no jointly-owned plant under construction at December 31, 2005.

        ITCTransmission and the Michigan Electric Transmission Company ("METC") operate their interconnected transmission systems as a single control area from the Michigan Electric Power Coordination Center ("MEPCC") which is owned by ITCTransmission. ITCTransmission and METC are each responsible for 50% of all costs, obligations and liabilities incurred by either party in connection with the operation and maintenance of the MEPCC, including the monthly fixed charges on the investment made by ITCTransmission in the MEPCC. The monthly fixed charges totaling $1.7 million, $1.8 million and $1.4 million for 2005, 2004 and the period from February 28, 2003 through December 31, 2003, respectively, is recorded in operating revenues.

Predecessor ITCTransmission

        During the two months ended February 28, 2003, Predecessor ITCTransmission and Consumers Energy Company had maintained their existing interconnections and continued to offer joint transmission service on their respective transmission systems pursuant to the terms of a JOATT, and to operate their interconnected transmission systems as a single electric control area, known as the Michigan Electric Coordinated System, pursuant to the Michigan Electric Coordinated Systems Transmission Interconnection and Control Area Operating Agreement, between Consumers Energy Company and Predecessor ITCTransmission, dated February 7, 2001. ITCTransmission earned $0.3 million in rental income from Consumers Energy Company for operation of the joint control area for the period from January 1, 2003 through February 28, 2003, which is recorded in operating revenues.

16. COMMITMENTS AND CONTINGENCIES

Litigation

        We are involved in certain legal proceedings before various courts, governmental agencies, and mediation panels concerning matters arising in the ordinary course of business. These proceedings include certain contract disputes, regulatory matters, and pending judicial matters. We cannot predict the final disposition of such proceedings. We regularly review legal matters and record provisions for claims that are considered probable of loss. The resolution of pending proceedings is not expected to have a material effect on our operations or financial statements in the period they are resolved.

Environmental Matters

        ITCTransmission's operations are subject to federal, state, and local environmental laws and regulations, which impose limitations on the discharge of pollutants into the environment, establish standards for the management, treatment, storage, transportation and disposal of hazardous materials and of solid and hazardous wastes, and impose obligations to investigate and remediate contamination in certain circumstances. Liabilities to investigate or remediate contamination, as well as other liabilities concerning hazardous materials or contamination, such as claims for personal injury or property damage, may arise at many locations, including formerly owned or operated properties and sites where wastes have been treated or disposed of, as well as at properties currently owned or operated by ITCTransmission. Such liabilities may arise even where the contamination does not result from noncompliance with applicable environmental laws. Under a number of environmental laws, such liabilities may also be joint and several, meaning that a party can be held responsible for more than its share of the liability involved, or even the entire share. Environmental requirements generally have become more stringent and compliance with those requirements more expensive. We are not aware of any specific developments that would increase ITCTransmission's costs for such compliance in a manner that would be expected to have a material adverse effect on our results of operations, financial position or liquidity.

        ITCTransmission's assets and operations also involve the use of materials classified as hazardous, toxic or otherwise dangerous. Many of the properties ITCTransmission owns or operates have been used for many years, and include older facilities and equipment that may be more likely than newer ones to contain or be made from such materials. Some of these properties include aboveground or underground storage tanks and associated piping. Some of them also include large electrical equipment filled with mineral oil, which may contain or previously have contained polychlorinated biphenyls (PCBs). ITCTransmission's facilities and equipment are often situated close to or on property owned by others so that, if they are the source of contamination, other's property may be affected. For example, aboveground and underground transmission lines sometimes traverse properties that ITCTransmission does not own, and, at some of ITCTransmission's transmission stations, transmission assets (owned or operated by ITCTransmission) and distribution assets (owned or operated by ITCTransmission's transmission customer) are commingled.

        Some properties in which ITCTransmission has an ownership interest or at which ITCTransmission operates are, and others are suspected of being, affected by environmental contamination.

ITCTransmission is not aware of any claims pending or threatened against ITCTransmission with respect to environmental contamination, or of any investigation or remediation of contamination at any properties, that entail costs likely to materially affect it. Some facilities and properties are located near environmentally sensitive areas such as wetlands.

        Claims have been made or threatened against electric utilities for bodily injury, disease or other damages allegedly related to exposure to electromagnetic fields associated with electricity transmission and distribution lines. While ITCTransmission does not believe that a causal link between electromagnetic field exposure and injury has been generally established and accepted in the scientific community, if such a relationship is established or accepted, the liabilities and costs imposed on our business could be significant. We are not aware of any claims pending or threatened against ITCTransmission for bodily injury, disease or other damages allegedly related to exposure to electromagnetic fields and electricity transmission and distribution lines that entail costs likely to have a material adverse effect on our results of operations, financial position or liquidity.

Consumers Energy Company

        In 2004, ITCTransmission received a demand for reimbursement from the Consumers Energy Company, or Consumers, the previous owner of METC, which stated that ITCTransmission owes $0.7 million for ITCTransmission's share of the bonus payments paid by Consumers to its employees for the operation of the Michigan Electric Coordinated Systems pool center in 2002. In December 2005, Consumers filed a lawsuit against ITCTransmission and Detroit Edison seeking reimbursement from either party and in March 2006, ITCTransmission was formally served with the complaint. We have not recorded an accrual for this matter based on our assessment of the likelihood of any liabilities resulting from these claims.

MPPA Receivable and Revenues

        MPPA has an ownership interest in ITCTransmission's Greenwood-St. Clair-Jewell-Stephens Transmission Line and Monroe-Wayne-Coventry-Majestic Transmission Line. Under an Ownership and Operating Agreement between MPPA and ITCTransmission, ITCTransmission is authorized to operate, maintain, and make capital improvements to the transmission lines, while MPPA is responsible for the capital and operation and maintenance costs allocable to its ownership interest. We have $4.0 million of accounts receivable as of December 31, 2005 for amounts billed to MPPA under the Ownership and Operating Agreement for the period from March 2003 through December 2005 for which MPPA has not remitted any payment to us. ITCTransmission commenced litigation in June 2005 in state court to recover the full amount billed to MPPA. In January 2006, the state court determined that under the Ownership and Operating Agreement the claim must be arbitrated, which ITCTransmission is pursuing. Although we believe we have appropriately billed MPPA under the terms of the Ownership and Operating Agreement, we have reserved an amount of $0.8 million relating to this matter at December 31, 2005 resulting in a net amount of accounts receivable from MPPA of $3.2 million. The reserve was recorded in the amount of $0.5 million in operation and maintenance expenses and $0.3 million in general and administrative expenses. We will continue to vigorously support the validity of our billings during arbitration proceedings. Due to the status of this matter, it is not possible to predict its outcome with any degree of certainty.

        MPPA has counter-claimed that ITCTransmission breached a 2003 letter agreement by not previously executing a revenue distribution agreement, under which MPPA would receive revenue from MISO through ITCTransmission. MPPA has contended previously that amounts it owes to ITCTransmission under the Ownership and Operating Agreement are set off by revenue MPPA would have received from MISO if ITCTransmission had executed the revenue distribution agreement. We do not expect that the resolution of the MPPA counter-claim will have a material adverse effect on our consolidated results of operations, cash flows, or financial position. MPPA also alleged that ITCTransmission is improperly retaining MPPA revenue, totaling $1.7 million at December 31, 2005, which MISO has remitted to ITCTransmission on MPPA's behalf beginning January 1, 2005. We have not recognized these revenue amounts in our results of operations and expect to remit these retained amounts in the event we execute a revenue distribution agreement and collect the accounts receivable from MPPA. The amount has not been netted against the $4.0 million account receivable from MPPA as it does not meet the criteria to set off the balances in our statement of financial position.

Thumb Loop Project

        ITCTransmission upgraded its electric transmission facilities in Lapeer County, Michigan, known as the Thumb Loop Project. As part of the Thumb Loop Project, ITCTransmission replaced existing H-frame transmission poles with single steel poles and replacing a single circuit transmission line with a double circuit transmission line. Certain property owners along the Thumb Loop have alleged that ITCTransmission's facilities upgrades overburden ITCTransmission's easement rights, and in part have alleged trespass. A state trial court has granted ITCTransmission's request for a preliminary injunction, finding that ITCTransmission is substantially likely to succeed on its claim that ITCTransmission is not overburdening its easement and that ITCTransmission may continue construction on the limited properties that are in dispute. That determination had been appealed by property owners but was denied. Further litigation is not expected to have a material impact on our results of operations. The legal costs incurred relating to the Thumb Loop Project are recorded in property, plant and equipment and totaled $0.1 million as of December 31, 2005. Any additional legal costs or damages that result from these proceedings are expected to be included in property, plant and equipment.

Property Taxes

        Numerous municipalities applied their own valuation tables in assessing the value of ITCTransmission's personal property at December 31, 2003 rather than the valuation tables approved by the State of Michigan Tax Commission, or STC. ITCTransmission filed tax appeals for December 31, 2003 tax assessments with various municipalities, which were the basis for 2004 property tax expense. ITCTransmission filed formal appeals with the Michigan Tax Tribunal, or MTT, for the municipalities that did not utilize the STC tax tables. Prior to these appeals being resolved, ITCTransmission made property tax payments based on the valuation tables approved by the STC, while continuing to expense the full amounts billed by the municipalities in applying their own valuation tables. Property tax expense accrued for 2004 was based on a total annual liability of $20.5 million from the 2004 tax statements received from the municipalities. During the second and third quarters of 2005, ITCTransmission reached settlements with the municipalities for the 2004 tax statements and the settlements were approved by the MTT in the third quarter of 2005. As of December 31, 2005, we have paid $1.4 million and expect to pay an additional $0.6 million for a total of $2.0 million to the municipalities as a result of the settlements, which was less than the amount of $4.8 million that had been accrued for this matter at June 30, 2005. We recorded a reduction of property tax expense of $2.8 million during the third quarter of 2005 relating to this matter.

        ITCTransmission also appealed the assessments for certain real property for which the assessed value at December 31, 2003 was uncapped as a result of a change in real property ownership upon the acquisition of ITCTransmission. The assessed values at December 31, 2003 were the basis for 2004 property tax expense. For the real property parcels that have been appealed, ITCTransmission expensed and paid to municipalities the total assessed taxes relating to 2004 in the amount of $1.7 million. In 2005, ITCTransmission recorded a reduction to property tax expense totaling $0.1 million for property tax refunds related to the real estate tax appeals. Any additional reductions of these assessments would be and have been recorded as a reduction to property tax expense when realized and are not expected to be material.

        The December 31, 2004 tax assessments received from the municipalities were the basis for 2005 property taxes and used the STC-approved valuation tables for personal property taxes. Property tax expense accrued relating to tax year 2005 was based on a total annual liability of $16.5 million.

Service Level Agreement

        During 2003 and through April 2004, ITCTransmission and Detroit Edison had operated under a construction and maintenance, engineering, and system operations service level agreement (the "SLA") whereby Detroit Edison performed maintenance, asset construction, and certain aspects of transmission operations and administration (the "SLA Activities") on our behalf. The original term of the SLA was for periods ranging from two to six years from the Acquisition date. During 2003, the FERC required ITCTransmission to transition the SLA Activities from Detroit Edison to ITCTransmission on an accelerated basis to promote the transition to an independent transmission operator. The SLA, as amended and accepted by the FERC in March 2003, had a revised term ending on February 29, 2004. The SLA was further amended and accepted by the FERC in April 2004 to extend certain services under the SLA through April 30, 2004, as necessary.

        Detroit Edison received compensation for the wages and benefits of its employees performing work on behalf of ITCTransmission and for costs of construction or maintenance directly related to ITCTransmission. Under the SLA, as amended, ITCTransmission utilized Detroit Edison or other vendors for the services specified. When other vendors were used, ITCTransmission was required to pay Detroit Edison 100% of the operation and maintenance expenditure markup fees and 50% of the capital expenditure markup fees specified in the SLA. The amount expensed during the period from February 28, 2003 through December 31, 2003 for these markup fees when other vendors were used was $0.4 million and was recorded in operation and maintenance expenses.

        Operation and maintenance expenses incurred by ITCTransmission under the SLA that exceeded $15.9 million during 2003 were recognized as expense but are deferred as a long-term payable and will be paid to Detroit Edison in equal annual installments over a five-year period beginning June 1, 2005. As of December 31, 2005, ITCTransmission has deferred the payment of $4.9 million of SLA expenses that exceeded the 2003 threshold, with $1.2 million recorded in other current liabilities and $3.7 million recorded in deferred payables. There is no payment deferral for construction expenditures.

        In August 2003, ITCTransmission entered into an Operation and Maintenance Agreement with its primary maintenance contractor and a Supply Chain Management Agreement with its primary purchasing and inventory management contractor to replace the services that Detroit Edison has provided under the SLA. ITCTransmission is not obligated to take any specified amount of services under the terms of the Operation and Maintenance Agreement or the Supply Chain Management Agreement, which have a five-year term ending August 28, 2008.

Concentration of Credit Risk

        Our credit risk is primarily with Detroit Edison, which is responsible for approximately 77% of total operating revenue for the year ended December 31, 2005. Any financial difficulties experienced by Detroit Edison could negatively impact our business. MISO, as ITCTransmission's billing agent, bills Detroit Edison and other ITCTransmission customers on a monthly basis and collects fees for use of ITCTransmission's transmission system. MISO has implemented credit policies for its members, including ITCTransmission's customers, in general, if these customers do not maintain their credit rating or have a history of late payments, MISO may require them to provide MISO with a letter of credit or cash deposit equal to the highest monthly invoiced amount over the previous twelve months.

17. SEGMENT INFORMATION

        Our reportable segments consist of ITCTransmission and NYTHC. We have organized our reportable segments based in part upon the regulatory environment in which our subsidiaries operate. ITCTransmission is a regulated enterprise. NYTHC is a subsidiary that invests in non-regulated ventures, which consisted exclusively of Conjunction during the year ended December 31, 2004 and the period from February 28, 2003 through December 31, 2003. Holdings' activities include general corporate expenses and interest expense. ITC Holdings has no revenue generating activities.

2005	ITCTransmission	NYTHC	ITC Holdings	Reconciliations	Eliminations	Total
	(In thousands)
Operating revenues	$205,274	$—	$—	$—	$—	$205,274
Depreciation and amortization	33,197	—	—	—	—	33,197
Interest expense	12,849	—	15,301	—	(22)	28,128
Income tax provision (benefit)	26,901	—	(7,963)	—	—	18,938
Net income (loss)	49,541	—	34,671	—	(49,541)	34,671
Total assets	899,576	—	536,619	(17,353)	(502,203)	916,639
Goodwill	174,256	—	—	—	—	174,256
Capital expenditures	118,586	—	—	—	—	118,586
2004	ITCTransmission	NYTHC	ITC Holdings	Reconciliations	Eliminations	Total
	(In thousands)
Operating revenues	$126,449	$—	$—	$—	$—	$126,449
Depreciation and amortization	29,480	—	—	—	—	29,480
Interest expense	10,759	—	15,079	—	(253)	25,585
Income tax provision (benefit)	7,713	(601)	(5,443)	—	—	1,669
Net income (loss)	13,859	(1,117)	2,608	—	(12,742)	2,608
Total assets	801,815	—	476,868	(12,366)	(457,470)	808,847
Goodwill	176,039	—	—	—	—	176,039
Capital expenditures	76,779	—	—	—	—	76,779

Period from February 28, 2003 (Date of Acquisition) through December 31, 2003	ITCTransmission	NYTHC	ITC Holdings	Reconciliations	Eliminations	Total
	(In thousands)
Operating revenues	$102,362	$—	$—	$—	$—	$102,362
Depreciation and amortization	21,463	—	—	—	—	21,463
Interest expense	9,218	—	12,412	—	—	21,630
Income tax provision (benefit)	4,887	(561)	(8,632)	—	—	(4,306)
Net income (loss)	9,018	(1,041)	(8,054)	—	(7,977)	(8,054)
Total assets	744,045	4,135	468,635	(4,326)	(460,832)	751,657
Goodwill	174,608	3,806	—	—	—	178,414
Capital expenditures	26,802	3	—	—	—	26,805

18. SUPPLEMENTARY QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

        Quarterly earnings (loss) per share amounts may not sum to the totals for each of the years, since quarterly computations are based on weighted average common shares outstanding during each quarter.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
	(In thousands, except per share data)
2005
Operating revenue	$42,460	$50,718	$66,047	$46,049	$205,274
Operating income(1)(2)	18,335	24,150	27,169	8,208	77,862
Net income(1)	7,870	11,616	13,493	1,692	34,671
Basic earnings per share	$0.26	$0.38	$0.42	$0.05	$1.10
Diluted earnings per share	$0.25	$0.37	$0.40	$0.05	$1.06
2004
Operating revenue	$27,544	$32,189	$38,223	$28,493	$126,449
Operating income	2,312	7,329	14,017	3,507	27,165
Net income (loss)	(2,418)	965	5,776	(1,715)	2,608
Basic earnings (loss) per share	$(0.08)	$0.03	$0.19	$(0.06)	$0.09
Diluted earnings (loss) per share	$(0.08)	$0.03	$0.19	$(0.06)	$0.08

(1)
Operating income and net income was impacted in Third Quarter 2005 by the termination of management agreements resulting in expense of $6.7 million ($4.4 million net of tax). See Note 14 for additional discussion.

(2)
The amount of operating income reported above for Third Quarter 2005 of $27.2 million differs from the amount of operating income reported in Form 10-Q for the three months ended September 30, 2005 of $33.9 million, due to a revision of the presentation of $6.7 million of expenses for the termination of management agreements. The $6.7 million expense had previously been reported as a component of other expenses for the three and nine months ended September 30, 2005, and the presentation has been revised to report the expense as a component of operating expenses in the results of operations for the year ended December 31, 2005.

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(UNAUDITED)

March 31, 2006
(in thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$28,601
Accounts receivable	18,145
Inventory	23,425
Deferred income taxes	6,717
Other	2,704

Total current assets	79,592
Property, plant and equipment (net of accumulated depreciation and amortization of $419,884)	631,110
Other assets
Goodwill	174,256
Regulatory assets—acquisition adjustment	51,259
Other regulatory assets	5,637
Deferred financing fees (net of accumulated amortization of $2,903)	7,355
Other	2,970

Total other assets	241,477

TOTAL ASSETS	$952,179

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$32,595
Accrued payroll	1,566
Accrued interest	4,774
Accrued taxes	6,005
Other	3,446

Total current liabilities	48,386
Accrued pension liability	6,187
Accrued postretirement liability	2,670
Deferred compensation liability	658
Deferred income taxes	22,731
Regulatory liabilities	46,062
Asset retirement obligation	4,800
Deferred payables	3,665
Long-term debt	558,937
STOCKHOLDERS' EQUITY
Common stock, without par value, 100,000,000 shares authorized, 33,272,498 shares issued and outstanding at March 31, 2006	252,508
Retained earnings	5,747
Accumulated other comprehensive loss	(172)

Total stockholders' equity	258,083

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$952,179

See notes to condensed consolidated financial statements (unaudited).

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended March 31,
	2006	2005
	(in thousands, except share and per share data)
OPERATING REVENUES	$39,069	$42,460
OPERATING EXPENSES
Operation and maintenance	6,657	6,522
General and administrative	7,477	5,286
Depreciation and amortization	8,870	8,018
Taxes other than income taxes	5,346	4,299

Total operating expenses	28,350	24,125
OPERATING INCOME	10,719	18,335
OTHER EXPENSES (INCOME)
Interest expense	7,240	6,854
Allowance for equity funds used in construction	(522)	(580)
Other income	(301)	(305)
Other expense	150	176

Total other expenses (income)	6,567	6,145
INCOME BEFORE INCOME TAXES	4,152	12,190
INCOME TAX PROVISION	1,499	4,320

INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	2,653	7,870
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE (NET OF TAX OF $16) (NOTE 2)	29	—

NET INCOME	$2,682	$7,870

Basic earnings per share	$0.08	$0.26
Diluted earnings per share	$0.08	$0.25
Weighted-average basic shares	32,984,807	30,341,967
Weighted-average diluted shares	33,982,045	31,140,306
Dividends declared per common share	$0.2625	$—

See notes to condensed consolidated financial statements (unaudited).

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three months ended March 31,
	2006	2005
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,682	$7,870
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	8,870	8,018
Amortization of deferred financing fees and discount	372	363
Stock-based compensation expense	583	283
Deferred income taxes	1,412	4,320
Other long-term liabilities	1,518	720
Amortization of regulatory assets	483	483
Allowance for equity funds used in construction	(522)	(580)
Other	(546)	(226)
Changes in current assets and liabilities, exclusive of changes shown separately (Note 1)	(13,727)	(31,063)

Net cash provided by (used in) operating activities	1,125	(9,812)
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(28,709)	(36,112)
Other	—	229

Net cash used in investing activities	(28,709)	(35,883)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	99,890	—
Borrowings under revolving credit facilities	11,700	51,000
Repayments of revolving credit facilities	(70,000)	(14,700)
Dividends paid	(8,731)	—
Debt issuance costs	(1,383)	(671)
Issuance of common stock	118	—
Common stock issuance costs	—	(145)

Net cash provided by financing activities	31,594	35,484
NET INCREASE IN CASH AND CASH EQUIVALENTS	4,010	(10,211)
CASH AND CASH EQUIVALENTS—Beginning of period	24,591	14,074

CASH AND CASH EQUIVALENTS—End of period	$28,601	$3,863

See notes to condensed consolidated financial statements (unaudited).

ITC HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. GENERAL

        These condensed consolidated financial statements should be read in conjunction with the notes to the consolidated financial statements as of and for the period ended December 31, 2005 included herein.

        The accompanying condensed consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America, or GAAP, and with the instructions for Form 10-Q and Rule 10-01 of SEC Regulation S-X as they apply to interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. These accounting principles require us to use estimates and assumptions that impact the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from our estimates.

        The condensed consolidated financial statements are unaudited, but in our opinion include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the results for the interim period. The interim financial results are not necessarily indicative of results that may be expected for any other interim period or the fiscal year. Our revenues are dependent on monthly peak loads and regulated transmission rates. Electric transmission is generally a seasonal business because demand for electricity largely depends on weather conditions. Revenues and operating income are higher in the summer months when cooling demand is high.

        Reclassifications—We reclassified certain prior year balances to match the current year's financial statement presentation, primarily to combine items that had been previously presented as separate financial statement line items.

Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
	2006	2005
	(in thousands)
Change in current assets and liabilities, exclusive of changes shown separately:
Accounts receivable	$1,516	$(3,590)
Inventory	(3,994)	(1,917)
Other current assets	(516)	(1,981)
Accounts payable	(1,265)	(568)
Accrued interest	(5,711)	(5,168)
Accrued taxes	(1,373)	(3,046)
Point-to-point revenue due to customers	—	(12,772)
Other current liabilities	(2,384)	(2,021)

Total change in current assets and liabilities	$(13,727)	$(31,063)
Supplementary cash flows information:
Interest paid (excluding interest capitalized)	$12,097	$11,175
Federal income taxes paid for alternative minimum tax	236	—
Supplementary noncash investing activities:
Additions to property, plant and equipment(a)	$19,841	$18,074

(a)
Amounts consist of current liabilities for construction labor and materials that were not included in investing activities in the periods presented. These amounts had not been paid for as of March 31, 2006 and 2005, respectively, but will be or have been included as a cash outflow from investing activities for expenditures for property, plant and equipment when paid.

2. RECENT ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards 123(R), Share Based Payment

        Statement of Financial Accounting Standards 123(R) "Share Based Payment," or SFAS 123(R), requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments made to employees, among other requirements. We adopted SFAS 123(R) on January 1, 2006 using the modified prospective method. Through December 31, 2005, we had accounted for our stock- based compensation under the expense recognition provisions of Statement of Financial Accounting Standards 123 "Accounting for Stock-Based Compensation," or SFAS 123.

        The adoption of SFAS 123(R) resulted in an increase in income before taxes and net income of less than $0.1 million and an increase in basic and diluted earnings per share of less than $0.01 for the three months ended March 31, 2006. We did not adjust prior year amounts upon adopting SFAS 123(R) using the modified prospective method.

        We recorded less than $0.1 million of income net of tax as the cumulative effect of a change in accounting principle, resulting from our accounting under SFAS 123(R) for unvested awards that may be forfeited prior to vesting. Under SFAS 123, we recognized the effect of forfeitures on unvested awards in the periods in which they occurred. Upon the adoption of SFAS 123(R), the effect of expected forfeitures on unvested awards was estimated and reduced the cumulative amount of stock compensation expense recorded as of January 1, 2006.

        Additionally, prior to the adoption of SFAS 123(R), we recorded tax deductions that exceeded the cumulative compensation cost recognized for options exercised or restricted shares that vested as increases to additional paid-in capital and increases in deferred tax assets for tax loss carryforwards in the Consolidated Statement of Financial Position. SFAS 123(R) requires that the excess tax deductions be recognized as additional paid-in capital only if that deduction reduces taxes payable as a result of a realized cash benefit from the deduction. For the three months ended March 31, 2006, we did not recognize excess tax deductions of $0.1 million as additional paid-in capital, as the deductions have not resulted in a reduction of taxes payable due to our tax loss carryforwards. Also, prior to the adoption of SFAS 123(R), any cash tax benefits realized from tax deductions for share-based awards would have been presented as operating cash flows in the Consolidated Statement of Cash Flows. SFAS 123(R) requires the cash flows resulting from realized cash tax benefits to be classified as financing cash flows. The provisions of SFAS 123(R) were recognized prospectively in the Condensed Consolidated Statement of Cash Flows and had no effect for the three months ended March 31, 2006.

Statement of Financial Accounting Standards 154, Accounting Changes and Error Corrections

        In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 154, "Accounting Changes and Error Corrections—a replacement of Accounting Principles Board Opinion No. 20 and Statement of Financial Accounting Standards 3," or SFAS 154. SFAS 154 applies to all voluntary changes in accounting principles and changes required by an accounting pronouncement where no specific transition provisions are included. SFAS 154 requires retrospective application to prior period financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Retrospective application is limited to the direct effects of the change. The indirect effects should be recognized beginning in the period of the change. SFAS 154 carries forward the guidance contained in Accounting Principles Board Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. However, SFAS 154 redefines restatement as the revision of previously issued financial statements to reflect the correction of an error. The provisions of SFAS 154 were effective for us beginning January 1, 2006. The adoption of SFAS 154 had no impact on our condensed consolidated financial statements.

3. REGULATORY MATTERS

        Revenue Deferral—ITCTransmission's network transmission rates had been fixed at $1.075 kW/month from February 28, 2003 through December 31, 2004, or the Freeze Period. The difference between the revenue ITCTransmission would have been entitled to collect under Attachment O and the actual revenue ITCTransmission received based on the fixed transmission rate in effect during the Freeze Period, or the Revenue Deferral, will be recognized as revenue when billed. The cumulative Revenue Deferral at December 31, 2004, which was the end of the Freeze Period, was $59.7 million ($38.8 million net of tax). At the end of each year, the cumulative Revenue Deferral, net of taxes, will be included in rate base on Attachment O to determine ITCTransmission's annual revenue requirement. The Revenue Deferral will be included ratably in rates over the five-year period beginning June 1, 2006. The Revenue Deferral and related taxes are not reflected as an asset or as revenue in the consolidated financial statements because the Revenue Deferral does not meet the criteria to be recorded as a regulatory asset in accordance with Statement of Financial Accounting Standards 71, "Accounting for the Effects of Certain Types of Regulation."

        Beginning January 1, 2005, ITCTransmission's rate was $1.587 per kW/month as calculated under the Attachment O formula based primarily on FERC Form 1 data for the year ended December 31, 2003. For the period from June 1, 2005 through May 31, 2006, ITCTransmission's rate is $1.594 per kW/month based primarily on data from the FERC Form 1 for the year ended December 31, 2004.

        Point-to-Point Revenues—For the three months ended March 31, 2006 and 2005, we recognized $1.2 million and $4.1 million, respectively, of point-to-point revenues. The rates approved by the FERC in connection with ITC Holdings' acquisition of Predecessor ITCTransmission from DTE Energy Company, or DTE Energy, included a departure from the Attachment O formula with respect to the treatment of point-to-point revenues received during 2004 and the period from February 28, 2003 through December 31, 2003. Based on FERC orders as part of ITC Holdings' acquisition of Predecessor ITCTransmission from DTE Energy, ITCTransmission refunded 100% of point-to-point revenues earned during the period from February 28, 2003 through December 31, 2003 in March 2004 and refunded 75% of 2004 point-to-point revenues in March 2005. Point-to-point revenues collected for periods after December 31, 2004 are no longer refunded. Point-to-point revenues collected for the year ended December 31, 2004 that were not refunded (25% of total point-to-point revenues for 2004) and point-to-point revenues collected subsequent to December 31, 2004 are deducted from ITCTransmission's revenue requirement in determining the transmission rates.

        Redirected Transmission Service—In January and February 2005 in FERC Docket Nos. EL05-55 and EL05-63, respectively, transmission customers filed complaints against MISO claiming that MISO had charged excessive rates for redirected transmission service for the period from February 2002 through January 2005. In April 2005, FERC ordered MISO to refund, with interest, excess amounts charged to all affected transmission customers for redirected service within the same pricing zone. ITCTransmission earns revenues based on an allocation from MISO for certain redirected transmission service and is obligated to refund the excess amounts charged to all affected transmission customers. In May 2005, FERC gave notice that MISO's refund date established by the order was extended through September 16, 2005, as requested by MISO, but FERC required MISO to file an interim status report of the refund calculation. In September 2005, MISO completed the refund calculations and ITCTransmission refunded $0.5 million relating to redirected transmission service, which was recorded as a reduction in operating revenues.

        With respect to the April 2005 order requiring refunds, certain transmission customers have filed requests for rehearing at the FERC claiming additional refunds based on redirected transmission service between different pricing zones and redirected transmission service where the delivery point did not change. In November 2005, FERC granted the rehearing requests, which required additional refunds to transmission customers. In December 2005, MISO filed an emergency motion seeking extension of the refund date until May 18, 2006, which was granted in January 2006. In December 2005, ITCTransmission and other transmission owners filed requests for rehearing of the

November 2005 order on rehearing and clarification challenging the retroactive refunds and the rates used to price redirected transmission service between different pricing zones. FERC has not yet acted on the rehearing requests filed in December 2005. As of March 31, 2006, we have reserved an estimate of $1.3 million for the anticipated May 2006 refund of redirected transmission service revenues by reducing operating revenues by $0.7 million in the fourth quarter of 2005 and an additional $0.6 million in the first quarter of 2006. We do not expect the final resolution of this matter to have a material impact on our consolidated financial statements.

        Long-Term Pricing—In November 2004 in FERC Docket No. EL02-111 et al., the FERC approved a pricing structure to facilitate seamless trading of electricity between MISO and PJM Interconnection, a regional transmission organization that borders MISO. The order establishes a Seams Elimination Cost Adjustment, or SECA, as set forth in previous FERC orders, that took effect December 1, 2004, and remained in effect until March 31, 2006 as a transitional pricing mechanism. Prior to December 1, 2004, ITCTransmission earned revenues for transmission of electricity between MISO and PJM Interconnection based on a regional through-and-out rate for transmission of electricity between MISO and PJM Interconnection administered by MISO. SECA revenue and through-and-out revenue are both accounted for as point-to-point revenues.

        From December 1, 2004 through March 31, 2006, we recorded $2.4 million of SECA revenue based on an allocation of these revenues by MISO as a result of the FERC order approving this transitional pricing mechanism. The SECA revenues are subject to refund as described in the FERC order and will be litigated in a contested hearing before the FERC starting May 1, 2006 with an initial decision expected in August 2006. In the event a ruling requires a refund of previously recognized revenues, an adjustment to revenue would be recorded at that time. We cannot anticipate whether any refunds of amounts earned by ITCTransmission will result from this hearing or whether this matter will otherwise be settled and we have not accrued any refund amounts relating to this proceeding.

        Elimination of Transmission Rate Discount—Several energy marketers filed a complaint against MISO in February 2005 in FERC Docket No. EL05-66 asserting that MISO improperly eliminated a rate discount that had previously been effective for transmission service at the Michigan-Ontario Independent Electric System Operator interface. Subsequent to the date the complaint was filed, MISO held amounts in escrow that it had collected for the difference between the discounted tariff rate and the full tariff rate. Through June 30, 2005, we had recorded revenues based only on the amounts collected by MISO and remitted to ITCTransmission. These amounts did not include the amounts held in escrow by MISO of $1.6 million as of June 30, 2005. On July 5, 2005, in Docket No. EL05-66, FERC denied the complaint filed by the energy marketers against MISO. The amounts held in escrow of $1.6 million as of June 30, 2005 were recognized as operating revenues in the third quarter of 2005. Several complainants have sought rehearing at the FERC of the July 5, 2005 order and in December 2005, the FERC denied the rehearing requests. In January 2006, several complainants sought rehearing of the December 2005 order denying rehearing. Subsequently in February 2006, FERC denied the rehearing request. These complainants filed a petition for review of the July 2005 and December 2005 orders at the U.S. Court of Appeals.

4. LONG-TERM DEBT

First Mortgage Bonds Series C

        On March 28, 2006, ITCTransmission issued $100.0 million of 6.125% First Mortgage Bonds, Series C, or the Series C Bonds. The Series C Bonds were issued under ITCTransmission's First Mortgage and Deed of Trust, or the First Mortgage and Deed of Trust, dated as of July 15, 2003, between The Bank of New York Trust Company, N.A. (as successor to BNY Midwest Trust Company), as trustee, or the Trustee, as supplemented by the Third Supplemental Indenture thereto, dated as of March 28, 2006, between ITCTransmission and the Trustee, or the Third Supplemental Indenture, and, together with the First Mortgage and Deed of Trust, or the Indenture. The Series C Bonds are secured by a first mortgage lien on substantially all of ITCTransmission's real and tangible personal property equally with all other securities previously issued or issued in the future under the First Mortgage and Deed of Trust, with such exceptions as are described in, and such releases as are permitted by, the Indenture.

        Interest on the Series C Bonds is payable semi-annually in arrears on March 31 and September 30 of each year, commencing on September 30, 2006 at a fixed rate of 6.125% per annum. ITCTransmission may redeem the Series C Bonds at any time, in whole or in part, at a "Make Whole Price" equal to the greater of (1) 100% of the principal amount of the Series C Bonds being redeemed and (2) the sum of the present values of the remaining scheduled principal and interest payments on the Series C Bonds discounted to the redemption date at the Adjusted Treasury Rate (as defined in the Indenture), plus, in each case, accrued and unpaid interest on the Series C Bonds to, but not including, the redemption date. The principal amount is payable in a lump sum on March 31, 2036.

        The Series C Bonds and the Indenture contain customary events of default, including, without limitation, failure to pay principal on any Indenture Security (as defined in the Indenture) when due; failure to pay interest on any Indenture Security for 30 days after becoming due; and failure to comply with certain covenants and warranties contained in the Indenture for a period of 60 days after written notice from the trustee or the holders of 25% of the aggregate principal amount of Indenture Securities then outstanding. If an "Event of Default" (as defined in the Indenture) occurs and is continuing, the Trustee or the "Holders" (as defined in the Indenture) of not less than 25% in aggregate principal amount of the Indenture Securities outstanding may declare the principal amount of all the Indenture Securities to be due and payable immediately. There are no financial convenants under the Series C Bonds.

Revolving Credit Facilities and First Mortgage Bonds Series B

        On March 24, 2006, ITCTransmission entered into Amendment No. 1, or the ITCTransmission Amendment, to the First Amended and Restated Revolving Credit Agreement, dated January 19, 2005. The ITCTransmission Amendment extended the revolving credit maturity date under the First Amended and Restated Revolving Credit Agreement from March 19, 2007 to March 10, 2010. On March 24, 2006, ITCTransmission also entered into a Second Amendment to Second Supplemental Indenture that extended the maturity date of its First Mortgage Bonds, Series B from March 19, 2007 to March 10, 2010. At March 31, 2006, ITCTransmission had no amounts outstanding under its revolving credit facility and had total commitments under its revolving credit facility of $75.0 million.

        On March 24, 2006, ITC Holdings Corp. entered into Amendment No. 1, or the ITC Holdings Amendment, to the First Amended and Restated Revolving Credit Agreement, dated January 12, 2005.

The ITC Holdings Amendment extended the revolving credit maturity date under the First Amended and Restated Revolving Credit Agreement from March 19, 2007 to March 10, 2010. At March 31, 2006, ITC Holdings had borrowings of $8.0 million outstanding under its revolving credit facility and had total commitments under its revolving credit facility of $50.0 million.

5. EARNINGS PER SHARE

        We report both basic and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share assumes the issuance of potentially dilutive shares of common stock during the period resulting from the exercise of common stock options and vesting of restricted stock awards. A reconciliation of both calculations for the three months ending March 31, 2006 and 2005 is presented in the following table:

	Three months ended March 31,
	2006	2005
	(In thousands, except share and per share data)
Basic earnings per share:
Net income	$2,682	$7,870
Weighted-average shares outstanding	32,984,807	30,341,967

Basic earnings per share	$0.08	$0.26

Diluted earnings per share:
Net income	$2,682	$7,870
Weighted-average shares outstanding	32,984,807	30,341,967
Incremental shares of stock-based awards	997,238	798,339

Weighted-average dilutive shares outstanding	33,982,045	31,140,306

Diluted earnings per share	$0.08	$0.25

        Basic earnings per share excludes 280,298 and 344,629 shares of restricted common stock at March 31, 2006 and 2005, respectively, that were issued and outstanding, but had not yet vested as of such dates.

        There were 26,000 potential shares of common stock at March 31, 2006 relating to unvested restricted stock awards that were excluded from the diluted per share calculation, because the effect of including these potential shares was antidilutive. There were no such shares at March 31, 2005.

6. RETIREMENT BENEFITS AND ASSETS HELD IN TRUST

Pension Benefits

        We have a retirement plan for eligible employees, comprised of a traditional final average pay plan and a cash balance plan. The retirement plan is noncontributory, covers substantially all employees, and provides retirement benefits based on the employees' years of benefit service, average final compensation and age at retirement. The cash balance plan benefits are based on annual employer contributions and interest credits. We have also established two supplemental nonqualified, noncontributory, unfunded retirement benefit plans for selected management employees. The plans provide for benefits that supplement those provided by our other retirement plans.

        Net pension cost for the three months ended March 31, 2006 and 2005 includes the following components:

	Three months ended March 31,
	2006	2005
	(in thousands)
Service cost	$294	$225
Interest cost	251	144
Expected return on plan assets	(107)	(72)
Amortization of prior service cost	123	122
Amortization of unrecognized (gain)/loss	458	(1)

Net pension cost	$1,019	$418

Other Postretirement Benefits

        We provide certain postretirement health care, dental, and life insurance benefits for employees who may become eligible for these benefits.

        Net postretirement cost for the three months ended March 31, 2006 and 2005 includes the following components:

	Three months ended March 31,
	2006	2005
	(in thousands)
Service cost	$295	$250
Interest cost	68	46
Expected return on plan assets	(10)	(3)
Amortization of actuarial loss	19	8

Net postretirement cost	$372	$301

Defined Contribution Plans

        We also sponsor a defined contribution retirement savings plan. Participation in this plan is available to substantially all employees. We match employee contributions up to certain predefined limits based upon eligible compensation and the employee's contribution rate. The cost of this plan was $0.3 million for both the three months ended March 31, 2006 and 2005.

7. DEFERRED COMPENSATION PLANS

Special Bonus Plans

        Under the special bonus plans, in determining the amounts to be credited to the plan participants' accounts, our board of directors gives consideration to dividends paid, or expected to be paid, on our common stock. During the first quarter of 2006, our board of directors authorized awards under the special bonus plans of $0.7 million, with $0.3 million relating to vested awards that were recorded to general and administrative expenses and $0.4 million relating to awards that are expected to vest over periods ranging from 24 to 53 months. During the three months ended March 31, 2006, we recorded general and administrative expenses of $0.1 million for the amortization of awards that are expected to vest, which includes amortization of awards granted during 2005. During the three months ended March 31, 2006, we made contributions of $0.2 million to fund the special bonus plans for non-executive employees which is recorded in other assets.

8. CONTINGENCIES

Litigation

        We are involved in certain legal proceedings before various courts, governmental agencies, and mediation panels concerning matters arising in the ordinary course of business. These proceedings include certain contract disputes, regulatory matters, and pending judicial matters. We cannot predict the final disposition of such proceedings. We regularly review legal matters and record provisions for claims that are considered probable of loss. The resolution of pending proceedings is not expected to have a material effect on our operations or financial statements in the period they are resolved.

Consumers Energy Company

        In 2004, ITCTransmission received a demand for reimbursement from the Consumers Energy Company, or Consumers, the previous owner of Michigan Electric Transmission Company, which stated that ITCTransmission owes $0.7 million for ITCTransmission's share of the bonus payments paid by Consumers to its employees for the operation of the Michigan Electric Coordinated Systems pool center in 2002. In December 2005, Consumers filed a lawsuit against ITCTransmission, The Detroit Edison Company and DTE Energy Company seeking reimbursement from either party. In March 2006, ITCTransmission was formally served with the complaint and in May 2006 answered the complaint. We have not recorded an accrual for this matter based on our assessment of the likelihood of any liabilities resulting from these claims.

Michigan Public Power Agency Receivable and Revenues

        The Michigan Public Power Agency, or MPPA, has an ownership interest in ITCTransmission's Greenwood-St. Clair-Jewell-Stephens Transmission Line and Monroe-Wayne-Coventry-Majestic Transmission Line. Under an Ownership and Operating Agreement between MPPA and ITCTransmission, ITCTransmission is authorized to operate, maintain, and make capital improvements to the transmission lines, while MPPA is responsible for the capital and operation and maintenance costs allocable to its ownership interest. We have $4.4 million of accounts receivable as of March 31, 2006 for amounts billed to MPPA under the Ownership and Operating Agreement for the period from March 2003 through March 2006 for which MPPA has not remitted any payment to us.

ITCTransmission commenced litigation in June 2005 in state court to recover the full amount billed to MPPA. In January 2006, the state court determined that under the Ownership and Operating Agreement the claim must be arbitrated, which ITCTransmission is pursuing. Although we believe we have appropriately billed MPPA under the terms of the Ownership and Operating Agreement, we have reserved an amount of $0.9 million relating to this matter at March 31, 2006 resulting in a net amount of accounts receivable from MPPA of $3.5 million. We will continue to vigorously support the validity of our billings during arbitration proceedings. Due to the status of this matter, it is not possible to predict its outcome with any degree of certainty.

        MPPA has counterclaimed that ITCTransmission breached a 2003 letter agreement by not previously executing a revenue distribution agreement, under which MPPA would receive revenue from MISO through ITCTransmission. MPPA has contended previously that amounts it owes to ITCTransmission under the Ownership and Operating Agreement are set off by revenue MPPA would have received from MISO if ITCTransmission had executed the revenue distribution agreement. We do not expect that the resolution of the MPPA counterclaim will have a material adverse effect on our consolidated results of operations, cash flows, or financial position. MPPA also alleged that ITCTransmission is improperly retaining MPPA revenue, totaling $2.1 million at March 31, 2006, which MISO has remitted to ITCTransmission on MPPA's behalf beginning January 1, 2005. We have not recognized these revenue amounts in our results of operations and expect to remit these retained amounts in the event we execute a revenue distribution agreement and collect the accounts receivable from MPPA. The amount payable to MPPA has not been netted against the $4.4 million account receivable from MPPA as it does not meet the criteria to set off the balances in our statement of financial position.

Thumb Loop Project

        ITCTransmission upgraded its electric transmission facilities in Lapeer County, Michigan, known as the Thumb Loop Project. As part of the Thumb Loop Project, ITCTransmission replaced existing H-frame transmission poles with single steel poles and replacing a single circuit transmission line with a double circuit transmission line. Certain property owners along the Thumb Loop have alleged that ITCTransmission's facilities upgrades overburden ITCTransmission's easement rights, and in part have alleged trespass. A state trial court has granted ITCTransmission's request for a preliminary injunction, finding that ITCTransmission is substantially likely to succeed on its claim that ITCTransmission is not overburdening its easement and that ITCTransmission may continue construction on the limited properties that are in dispute. That determination had been appealed by property owners but was denied. Further litigation is not expected to have a material impact on our results of operations. The legal costs incurred relating to the Thumb Loop Project are recorded in property, plant and equipment and totaled $0.2 million as of March 31, 2006. Any additional legal costs or damages that result from these proceedings are expected to be included in property, plant and equipment.

Property Taxes

        Numerous municipalities applied their own valuation tables in assessing the value of ITCTransmission's personal property at December 31, 2003 rather than the valuation tables approved by the State of Michigan Tax Commission, or STC. ITCTransmission filed tax appeals for December 31,

2003 tax assessments with various municipalities, which were the basis for 2004 property tax expense. ITCTransmission filed formal appeals with the Michigan Tax Tribunal, or MTT, for the municipalities that did not utilize the STC tax tables. Prior to these appeals being resolved, ITCTransmission made property tax payments based on the valuation tables approved by the STC, while continuing to expense the full amounts billed by the municipalities in applying their own valuation tables. Property tax expense accrued for 2004 was based on a total annual liability of $20.5 million from the 2004 tax statements received from the municipalities. During the second and third quarters of 2005, ITCTransmission reached settlements with the municipalities for the 2004 tax statements and the settlements were approved by the MTT in the third quarter of 2005. As of March 31, 2006, we have paid $1.4 million and expect to pay an additional $0.6 million for a total of $2.0 million to the municipalities as a result of the settlements, which was less than the amount of $4.8 million that had been accrued for this matter at June 30, 2005. We recorded a reduction of property tax expense of $2.8 million during the third quarter of 2005 relating to this matter.

        ITCTransmission also appealed the assessments for certain real property for which the assessed value at December 31, 2003 was uncapped as a result of a change in real property ownership upon the acquisition of ITCTransmission. The assessed values at December 31, 2003 were the basis for 2004 property tax expense. For the real property parcels that have been appealed, ITCTransmission expensed and paid to municipalities the total assessed taxes relating to 2004 in the amount of $1.7 million. In the fourth quarter of 2005, ITCTransmission recorded a reduction to property tax expense totaling $0.1 million for property tax refunds related to the real estate tax appeals. Any reductions of these assessments would be and have been recorded as a reduction to property tax expense when realized and are not expected to be material.

        The December 31, 2005 tax assessments received from the municipalities were the basis for 2006 property taxes and used the STC-approved valuation tables for personal property taxes. Property tax expense accrued relating to 2006 is based on an estimated total annual liability of $19.0 million.

Put Agreements

        In connection with the investment by certain management stockholders in ITC Holdings, a bank affiliated with one of the limited partners of IT Holdings Partnership, or the Lending Bank, provided some of the management stockholders with loans to acquire shares of our common stock. The loans are evidenced by notes made by certain management stockholders who are not executive officers and require a pledge of each management stockholder's shares of ITC Holdings' common stock. As a condition to making these loans, ITC Holdings entered into put agreements with the Lending Bank pursuant to which ITC Holdings agreed that upon the occurrence of certain events, ITC Holdings would be assigned the note and pledge and would either pay the Lending Bank the aggregate principal amount outstanding of the note plus interest thereon or execute a demand promissory note in a principal amount equal to the aggregate principal amount outstanding of the note plus interest thereon.

        The put agreements with the Lending Bank will remain in effect until the date when the ITC Holdings obligations under the agreements are satisfied or when all amounts outstanding under the notes have been paid in full. The maximum potential amount of future payments for ITC Holdings under these put agreements was $0.4 million at March 31, 2006.

Report of Independent Auditors

To the Partners of
Michigan Transco Holdings, L.P.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, partners' capital and cash flows present fairly, in all material respects, the financial position of Michigan Transco Holdings, L.P. and its subsidiary at December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended December 31, 2005 and December 31, 2004 and the periods December 10, 2003 to December 31, 2003, and January 1, 2003 to December 9, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1 to the consolidated financial statements, effective December 10, 2003, there was a change in ownership in substantially all of the partnership's capital resulting in the establishment of a new basis of partnership accounting. As a result, the financial information as of and for the periods after the change in ownership (December 10, 2003) is presented on a different cost basis than for the periods before the change in ownership and therefore, are not comparable.

        As discussed in Note 2 to the financial statements, the Partnership has restated its consolidated statement of cash flows for the year ended December 31, 2004 and for the periods December 10, 2003 to December 31, 2003, and January 1, 2003 to December 9, 2003.

PricewaterhouseCoopers LLP

Chicago, IL
April 7, 2006

Michigan Transco Holdings, Limited Partnership

Consolidated Balance Sheets

As of December 31, 2005 and 2004

(In Thousands)

	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,388	$3,732
Restricted cash	4,327	3,054
Accounts receivable	625	608
Unbilled revenue	8,967	8,611
Inventory	5,702	5,798
Prepaid expenses	909	731

Total current assets	24,918	22,534

PROPERTY, PLANT AND EQUIPMENT:
Plant in service	328,481	301,323
Construction work in progress	25,065	13,789
Other plant	5,264	4,334

Total property, plant and equipment	358,810	319,446
Accumulated depreciation and amortization	(22,316)	(10,442)

Net property, plant and equipment	336,494	309,004

OTHER ASSETS:
Regulatory assets	68,254	60,985
Goodwill	82,044	82,044
Other assets	6,287	6,595

Total other assets	156,585	149,624

TOTAL ASSETS	$517,997	$481,162

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$13,229	$8,833
Accrued liabilities	5,561	5,692
Accrued interest	28	29
Current portion of long-term interest bearing obligations	4,500	5,400
Revolving credit facility	13,800	3,200

Total current liabilities	37,118	23,154

NON-CURRENT LIABILITIES:
Long-term debt	265,000	265,000
Other long-term interest bearing obligations	25,757	28,496
Asset retirement obligation	1,058	—
Regulatory liability	3,549	1,906
Deferred credits	575	618
Other	59	—

Total non-current liabilities	295,998	296,020

COMMITMENTS AND CONTINGENCIES (Notes 6 and 7)
TOTAL LIABILITIES	333,116	319,174

PARTNERS' CAPITAL	184,881	161,988

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$517,997	$481,162

The accompanying notes are an integral part of these consolidated financial statements.

Michigan Transco Holdings, Limited Partnership

Consolidated Statements of Income and Comprehensive Income
For the Years Ended December 31, 2005 and 2004 and the
Periods December 10, 2003 (Date of New Partnership) to
December 31, 2003 and January 1, 2003 to December 9, 2003

(In Thousands)

	2005	2004	December 10, 2003 to December 31, 2003	January 1, 2003 to December 9, 2003
OPERATING REVENUES:
Transmission revenue	$99,788	$94,938	$5,320	$85,166
Ancillary and other revenue	7,964	6,521	169	2,461

Total operating revenues	107,752	101,459	5,489	87,627

OPERATING EXPENSES:
Operation and maintenance	43,951	42,462	2,029	34,507
General and administrative	9,945	8,388	678	6,796
Taxes other than income taxes	7,438	7,066	407	6,339
Depreciation and amortization	10,574	9,996	467	9,567

Total operating expenses	71,908	67,912	3,581	57,209

OPERATING INCOME	35,844	33,547	1,908	30,418

OTHER INCOME (EXPENSE):
Allowance for funds used during construction	1,316	693	20	44
Other income	213	108	—	58
Interest expense	(14,480)	(13,281)	(1,107)	(16,682)

Total other income (expense)	(12,951)	(12,480)	(1,087)	(16,580)

NET INCOME	22,893	21,067	821	13,838
OTHER COMPREHENSIVE INCOME:
Unrealized gain on derivative instruments	—	—	—	4,702

COMPREHENSIVE INCOME	$22,893	$21,067	$821	$18,540

The accompanying notes are an integral part of these consolidated financial statements.

Michigan Transco Holdings, Limited Partnership

Consolidated Statements of Partners' Capital
For the Years Ended December 31, 2005 and 2004 and the
Periods December 10, 2003 (Date of New Partnership) to
December 31, 2003 and January 1, 2003 to December 9, 2003

(In Thousands)

	General Partner	Limited Partners	Total Partners' Capital	Accumulated Other Comprehensive Income (Loss)	Total
BALANCE, JANUARY 1, 2003	$929	$65,825	$66,754	$(16,529)	$50,225
Net income	1,492	12,346	13,838	—	13,838
Unrealized gain from derivative instruments	—	—	—	4,702	4,702

BALANCE, DECEMBER 9, 2003	$2,421	$78,171	$80,592	$(11,827)	$68,765

BALANCE, DECEMBER 10, 2003	$—	$—	$—	$—	$—
Initial equity in reformed partnership	100	130,000	130,100	—	130,100
Capital contributions	—	10,000	10,000	—	10,000
Net income	—	821	821		821
Other comprehensive income	—	—	—	—	—

BALANCE, DECEMBER 31, 2003	$100	$140,821	$140,921	$—	$140,921
Net income	1,102	19,965	21,067	—	21,067
Other comprehensive income	—	—	—	—	—

BALANCE, DECEMBER 31, 2004	$1,202	$160,786	$161,988	$—	$161,988
Net income	2,073	20,820	22,893	—	22,893
Other comprehensive income	—	—	—	—	—

BALANCE, DECEMBER 31, 2005	$3,275	$181,606	$184,881	$—	$184,881

The accompanying notes are an integral part of these consolidated financial statements.

Michigan Transco Holdings, Limited Partnership

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2005 and 2004 and the
Periods December 10, 2003 (Date of New Partnership) to
December 31, 2003 and January 1, 2003 to December 9, 2003

(In Thousands)

	2005	2004	December 10, 2003 to December 31, 2003	January 1, 2003 to December 9, 2003
		(Restated)	(Restated)	(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22,893	$21,067	$821	$13,838
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,018	13,346	670	12,305
Amortization of debt issuance costs	468	461	18	1,568
Deferral of regulatory asset	(7,269)	(7,726)	(461)	(7,236)
Allowance for funds used during construction	(954)	(493)	(10)	(22)
Interest accrual on other long-term interest bearing obligations	1,798	1,489	90	1,479
Changes in working capital items
(Increase) decrease in accounts receivable	(17)	803	(186)	305
(Increase) decrease in unbilled revenue	(356)	(1,032)	(214)	1,093
(Increase) decrease in prepaid expenses	(178)	134	594	1,466
Decrease (increase) in inventory	96	260	295	(15)
Increase (decrease) in accounts payable	3,646	898	4,131	(8,204)
(Decrease) increase in accrued interest	(1)	(876)	(1,363)	2,247
Changes in other assets and liabilities	(275)	2,225	(1,331)	(4,199)

Net cash provided by operating activities	33,869	30,556	3,054	14,625

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for property, plant and equipment	(37,103)	(26,142)	(1,588)	(14,721)
Additions to restricted cash	(1,273)	(1,206)	—	(933)

Net cash used by investing activities	(38,376)	(27,348)	(1,588)	(15,654)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under (repayment of) revolving credit facility	10,600	3,200	(8,000)	3,000
Issuance of long-term debt	—	—	265,000	—
Debt issuance costs	—	—	(5,410)	—
Repayment of long-term debt	—	—	(249,838)	(1,897)
Repayment of other long-term interest bearing obligations	(5,437)	(4,491)	—	(2,163)
Early termination of derivative instrument	—	—	(11,827)	—
Contributions from partners	—	—	10,000	—

Net cash provided (used) by financing activities	5,163	(1,291)	(75)	(1,060)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	656	1,917	1,391	(2,089)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,732	1,815	424	2,513

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,388	$3,732	$1,815	$424

The accompanying notes are an integral part of these consolidated financial statements.

Michigan Transco Holdings, Limited Partnership

Notes to Consolidated Financial Statements

1.    OVERVIEW AND THE PARTNERSHIP

Overview

        Michigan Transco Holdings, Limited Partnership, a Michigan limited partnership ("MTH"), was formed by Trans-Elect Michigan, LLC, a Michigan limited liability company ("TE Michigan"), and SFG-V Inc., a Delaware corporation ("SFG"), to purchase the electric transmission facilities of Consumers Energy Company ("Consumers"). TE Michigan is a subsidiary of Trans-Elect, Inc. ("TE"). TE is an independent, for-profit company that focuses solely on the acquisition of transmission systems from investor-owned utilities and other transmission owners and on the construction of new transmission facilities. SFG is a subsidiary of GE Capital Services Structured Finance Group, Inc.

        Michigan Electric Transmission Company was originally formed on April 1, 2001 as a subsidiary of Consumers following a request to, and the approval of, the Federal Energy Regulatory Commission (the "FERC") and the Michigan Public Service Commission ("MPSC") to transfer the ownership and control of Consumers' electric transmission facilities to a wholly owned subsidiary. On April 30, 2002, Michigan Transmission Electric Company was merged into Michigan Electric Transmission Company, LLC ("METC"). On May 1, 2002, MTH purchased METC from Consumers pursuant to a Membership Interest Purchase Agreement between Consumers and MTH.

        METC is a federally regulated electric transmission-only business that transmits electricity to over two-thirds of the State of Michigan's lower peninsula, covering an area of approximately 18,800 square miles with a population of approximately six million people at December 31, 2005 (unaudited). METC's transmission-related assets include approximately 5,400 circuit miles of 345 kV and 138 kV transmission lines, towers, poles, circuit breakers, conductors, substations, transformers and other equipment (unaudited). METC provides transmission service on an open-access basis, offering service to its current customers and others that are eligible to purchase such services. METC is MTH's sole operating subsidiary.

        For the years ended December 31, 2005 and 2004 and the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003, approximately 73%, 81%, 80% and 82% of METC's revenues were derived from services provided to Consumers. The remainder of METC's revenues consists of network revenues derived from transmission service to municipal electric utilities, rural electric cooperatives, power marketers and other retail service providers and non-network revenues consisting of point-to point transmission revenues, scheduling, system control and dispatch revenues, and ancillary service revenues.

        METC is part of a regional electric grid that is interconnected with its surrounding neighbors and is also part of a consortium that provides emergency assistance and coordination of operations and planning for bulk power supply, with energy interchanged at nine interconnections. Additionally, METC is a North American Electric Reliability Council ("NERC") balancing authority and a member of the Michigan Electric Coordinated System ("MECS"), which allows METC's transmission system to simultaneously import more than 3,200 MW of electricity. METC is also a member of the Midwest Independent Transmission System Operator, Inc. ("MISO"), which is the FERC's designated Regional Transmission Organization ("RTO") for portions of the Midwest region. MISO maintains functional control over certain METC activities, such as customer scheduling and tariff administration, and reviews plans concerning the extension and upgrade of the regional transmission system and system reliability.

The Partnership

        On May 1, 2002, TE Michigan and SFG entered into the Agreement of Limited Partnership of Michigan Transco Holdings, Limited Partnership (the "Predecessor Partnership"). Under the partnership agreement, TE Michigan, the general partner, held a 15% interest in MTH, and SFG, the limited partner, held the remaining 85% interest in MTH. The partners contributed $55.1 million in capital upon initiation of the Predecessor Partnership. SFG's capital contribution of $55.0 million was paid in cash while TE Michigan's capital contribution was made in the form of services provided to the Predecessor Partnership that were necessary for identification and consummation of the METC transaction. For financial reporting purposes, the $100,000 of services provided by TE Michigan was recorded as administrative expenses. These funds, along with the proceeds from the issuance of $53.0 million of debt by MTH and $200.0 million of debt by METC, were used to purchase the ownership interests of METC.

Amended and Restated Partnership Agreement

        Effective December 10, 2003, SFG sold its limited partnership interest of 85% to various third parties for $130.0 million. This transaction resulted in the termination of the Predecessor Partnership and the establishment of a new partnership ("New Partnership"). The Third Amended and Restated Agreement of Limited Partnership of Michigan Transco Holdings, Limited Partnership ("New Partnership Agreement") dated as of December 10, 2003 was entered into at the time of creation of the New Partnership.

        Under the New Partnership Agreement, TE Michigan remains the general partner and holds a 15% interest in MTH, while the limited partners hold the remaining 85% interest. The new limited partners are Evercore METC Investment Inc., with a 38.32% ownership, Evercore METC Coinvestment Inc., with a 0.3164% ownership, Macquarie Transmission Michigan Inc., with an 18.0303% ownership, NA Capital Holdings Inc., with an 18.0303% ownership, and Mich 1400 Corp, with a 10.303% ownership.

        The new limited partners contributed an aggregate of $10.0 million and TE Michigan, as the general partner, contributed $0.1 million to MTH in conjunction with forming the New Partnership. The $10.0 million contribution along with an additional $33.1 million in cash provided by the MTH refinancing discussed in Note 5 were contributed to METC and used along with the proceeds of the METC refinancing discussed in Note 5 to repay METC's outstanding variable rate long-term debt.

        As a result of the formation of the New Partnership, a new basis of accounting was established. The following table summarizes the initial opening consolidated balance sheet as of December 10, 2003 (in thousands):

December 10, 2003
Current assets	$18,552
Property, plant and equipment	294,143
Regulatory assets	52,798
Goodwill	82,044
Other assets	6,456

Total assets	453,993

Current liabilities	(10,331)
Long-term debt	(265,000)
Other non-current liabilities	(38,562)

Total liabilities	(313,893)
Partners' capital	$140,100

Partnership Allocations

        In accordance with the New Partnership Agreement, the New Partnership's profits and losses will be determined for each year and allocated to the partners in the following order of priority:

  Profits:

  First, profits shall be allocated among the partners to the extent of and in proportion to the respective excesses, if any, of (A) cumulative losses previously allocated to a partner over (B) cumulative profits previously allocated.

  Second, remaining profits shall be allocated among the limited partners, pro rata based on their respective interests, in an amount equal to their Preference Distribution (defined below).

  Third, remaining profits shall be allocated among the limited partners, pro rata based on their respective interests, in an amount equal to their LP Participating Distributions (defined below).

  Fourth, remaining profits shall be allocated to the general partner in an amount equal to the GP Participating Distribution (defined below).

  Fifth, remaining profits shall be allocated 85% to the limited partners pro rata based on their respective interests and 15% to the general partner.

  Losses:

  First, losses shall be allocated pro rata to the general partner and limited partners in accordance with their respective allocation percentages, except that the loss allocation will be restricted for each limited partner such that its capital account will not be reduced below its Preference Distribution amount.

  Second, losses shall be allocated to the partners in accordance with loss percentages of 99% to the general partner and 1% to the limited partners until the general partner's capital account is reduced to zero.

  Third, losses shall be allocated to the limited partners until each capital account is reduced to zero.

  Fourth, losses shall be allocated to the partners in accordance with their respective allocation percentages.

        The "Preference Distribution" is the amount sufficient to yield each limited partner a pre-tax return of 6%, compounded semi annually, on such limited partner's capital at risk, through the date of determination, taking into account all prior distributions paid to such limited partner.

        The "LP Participating Distributions" and "GP Participating Distribution" are amounts calculated on the relevant partner's ownership percentage of the net adjusted available cash flow for each year. However, if the available cash flow is less than the net adjusted available cash flow, the deficit shall be carried forward for a limited partner at an accrued interest rate of 18%.

2.    RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

  Long-term Interest Bearing Obligations

        In connection with the preparation of MTH's December 31, 2005 financial statements, management determined that the financial statements must be restated for certain cash flow statement classification errors relating to the company's long-term interest bearing obligations (see note 6 for a description of these liabilities). First, repayments of long-term interest bearing obligations should have been classified as financing activities rather than as operating activities as previously reported. This adjustment resulted in a restatement of the statement of cash flows for the year ended December 31, 2004 and for the period from January 1, 2003 to December 9, 2003 to reclassify cash outflows of $4.5 million and $2.2 million, respectively, from operating activities to financing activities. This change does not impact net income or the total amounts recorded in the long-term and current liabilities captions.

        A second restatement was made to reduce previously reported investing cash flows for capital expenditures for the effect of a non-cash transaction. During the period January 1, 2003 through December 9, 2003, a non-cash entry of $7.3 million was made to reclassify amounts which had previously been accounted for as contributions in aid of construction (an offset to PP&E) to other long-term interest bearing obligations. This balance sheet reclassification entry was correctly recorded as a result of an order from the FERC which modified the point within the transmission system that network upgrades begin. However, the resulting non-cash increase on PP&E was previously incorrectly reported for cash flow purposes as an investing cash flow expenditure for PP&E. The cash flow statement for this period has been restated to reflect a reduction in investing cash outflows of $7.3 million and a corresponding operating cash outflow. In addition, other similar but less material revisions were made to previously reported investing cash flows for expenditures for PP&E for other non-cash PP&E additions.

  Partners' Contribution

        The cash flow statement for the period December 10, 2003 to December 31, 2003 has been restated to correctly reflect the nature of capital transactions between MTH's partners. In the previously issued financial statements the sale of partnership interests from previous partners and the subsequent sale of partnership interests to new partners were included in the statement of cash flows. During the preparation of the current year's financial statements the company concluded that since these cash flows were transferred directly between the relevant partners rather than through the company, they should not have been included in the company's cash flow statement. As a result, the statement of cash flows for this period has been restated to eliminate $130 million of investing cash outflows and $130 million of financing cash inflows. This adjustment does not impact any of the partners' capital balances previously recorded in the statement of partners' capital.

        The following table summarizes the effects of the restatement on MTH's financial statements for all prior years restated:

	Year ended December 31, 2004		Period December 10, 2003 to December 31, 2003		Period January 1, 2003 to December 9, 2003
	Restated	Previously Reported	Restated	Previously Reported	Restated	Previously Reported
Cash flows from operating activities	$30,556	$27,034	$3,054	$2,964	$14,625	$19,842
Cash flows from investing activities	$(27,348)	$(28,317)	$(1,588)	$(131,598)	$(15,654)	$(23,034)
Cash flows from financing activities	$(1,291)	$3,200	$(75)	$130,025	$(1,060)	$1,103
Net increase (decrease) in cash and temporary cash investments	$1,917	$1,917	$1,391	$1,391	$(2,089)	$(2,089)

3.    SIGNIFICANT ACCOUNTING POLICIES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Following is a discussion of MTH's significant accounting policies.

Principles of Consolidation

        The consolidated financial statements include the accounts of MTH and all subsidiaries and partnerships in which MTH has a controlling interest and variable interest entities in which MTH is deemed the primary beneficiary. The consolidated financial statements include the accounts of MTH and its wholly-owned subsidiary METC. All significant intercompany transactions and balances have been eliminated in the consolidated financial statements.

Reclassifications

        Certain prior year amounts have been reclassified on the balance sheet and statement of cash flows to conform with current year presentation format. These reclassifications do not affect net income or partners' capital for the periods presented.

Regulatory Accounting

        METC is subject to the regulatory jurisdiction of the FERC, which issues orders pertaining to rates, recovery of certain costs including the costs of transmission assets and regulatory assets, conditions of service, accounting, financing authorization and operating-related matters. The electric transmission operations of METC meet the criteria of Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." This accounting standard recognizes the cost-based rate setting process, which results in differences in the application of generally accepted accounting principles between regulated and non-regulated businesses. SFAS No. 71 requires the recording of regulatory assets and liabilities for certain transactions that would have been treated as revenue and expense in non-regulated businesses. Regulatory assets represent costs that will be included as a component of tariff rates for future recovery from customers. Regulatory liabilities represent revenue collected for costs that METC expects to incur in the future.

        METC has rate adjustment mechanisms in place pursuant to FERC orders (Docket Nos. ER02-320 and ER03-1341) that currently provide for the deferral of certain costs until their recovery in subsequent periods. These costs are to be systematically recovered over a specified period of time as prescribed by the FERC orders.

Cash and Cash Equivalents

        Unrestricted investments with an original maturity of three months or less are considered to be cash equivalents. Those instruments are primarily commercial paper, bank CDs, time deposits and short-term notes.

Restricted Cash

        Restricted cash reflects amounts held on deposit with one of METC's insurance providers pursuant to a transmission poles, towers and lines risk finance program. This program expires by its terms on May 1, 2006. METC management is reviewing its coverage options for these transmission assets and intends to implement an updated risk coverage strategy by May 1, 2006.

Inventory

        All inventories are recorded at average cost. METC's inventories are held and maintained at a number of store rooms owned and operated by Consumers. METC maintains title to the inventory and has contracted inventory management services with Consumers through April 30, 2007.

Derivative Instruments

        METC and MTH account for derivative instruments according to the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." As of December 31, 2004 and 2005, neither MTH nor METC held any derivative instruments or were engaged in any hedging activities. For the period January 1, 2003 to December 9, 2003, other comprehensive income related to changes in the fair value of financial instruments accounted for as cash flow hedges.

Property, Plant and Equipment ("PP&E")

        PP&E includes transmission plant in service, construction work in progress ("CWIP"), intangible plant, other plant, and asset retirement obligations and is stated at cost, which represents fair value as of the New Partnership formation date of December 10, 2003. Transmission plant in service includes direct labor and materials, contracted work, overhead costs and applicable carrying costs. The annual depreciation of transmission plant in service is charged to accumulated depreciation. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance are charged to expense as incurred. When assets are retired, the original cost of the assets is removed from plant in service and an equal amount is removed from accumulated depreciation. No gains or losses are recognized on retirement of assets.

        Transmission plant in service is depreciated using a straight-line method, which spreads the original cost equally over the plant's useful life. Transmission plant is estimated to have useful lives that range from 50 to 75 years. Furniture, fixtures and equipment is estimated to have useful lives that range from five to seven years. The accumulated depreciation balances were reset to zero as of December 10, 2003 as a result of the new basis of partnership accounting.

Other Plant

        Other plant assets include intangible assets as well as plant investments whose voltage characteristics are lower than high voltage transmission assets. Intangible assets represent contract rights held by METC associated with directly interconnecting the METC system to other transmission systems. Other plant assets are amortized on a straight-line basis over 40 years.

Construction Work in Progress

        Construction expenditures for transmission projects during the construction phase have been recorded as CWIP. Amounts reported in CWIP are stated at cost, which includes the cost of construction, other direct costs and allowance for funds used during construction ("AFUDC"). No provision for depreciation is made on CWIP until such time as the relevant assets are completed and placed into service.

Allowance for Funds Used During Construction

        AFUDC, a non-cash item, represents the cost of borrowed funds and equity used to finance construction activity for projects related to regulated assets. AFUDC is computed by applying a composite rate equal to the weighted cost of debt and equity to qualified CWIP. The amount of AFUDC capitalized as a construction cost is credited to other income (for equity capital) and interest expense (for debt capital). Capitalization of AFUDC ceases at project completion. Pursuant to SFAS No. 71, capitalized AFUDC amounts are included in PP&E, and ultimately the rate base used in establishing transmission service rates, in accordance with the FERC-approved tariff.

        Effective January 1, 2004 METC changed its qualification criteria for the recording of AFUDC to include those projects where the construction is expected to exceed six months and $0.5 million. During

2003, METC calculated AFUDC for all projects where construction exceeded twelve months and $1.0 million.

Capitalized Software and Hardware Costs

        The costs associated with computer hardware and software which is either developed internally or obtained for use in the business are capitalized. In accordance with the Statement of Accounting Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", the direct costs for materials and services utilized in the development of internal use software have been capitalized and are being amortized straight line over five years. Subsequent amounts for upgrades and maintenance since inception of the internal use software have been recorded to expense.

Long-Lived Assets

        PP&E is reviewed for impairments when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. If the carrying amount of the asset exceeds the expected future cash flows (undiscounted and without interest charges) generated by the asset, an impairment loss is recognized, resulting in the asset being written down to its estimated fair value. Management believes there are no impairments of long-lived assets in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," as of December 31, 2005.

Goodwill

        Assets acquired and liabilities assumed in connection with business combinations are accounted for under the purchase method and are recorded at their respective fair values. The excess of the purchase price over the fair value of net assets acquired is equal to the goodwill held by MTH. Under SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill is not subject to amortization, but is subject to an annual assessment for impairment using a two-step fair value-based test. The first step is performed annually, or more frequently if events or circumstances exist which indicate that goodwill may be impaired. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the second step is then performed. The second step compares the carrying amount of the reporting unit's goodwill to the fair value of the goodwill. If the fair value of the goodwill is less than the carrying amount, an impairment loss would be recorded as a reduction to goodwill with a corresponding charge to operating expense.

        Management performed impairment reviews for the years ended December 31, 2004 and December 31, 2005 and found that no impairment existed.

Asset Retirement Obligations

        Financial Accounting Standards Board Interpretation 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47") is an interpretation of SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and related asset retirement costs. It requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is recorded, the entity capitalizes the costs of the liability by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.

        FIN 47 clarifies that the term "conditional asset retirement obligation," as used in SFAS No. 143, refers to legal obligations to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 is effective for METC on December 31, 2005. As of December 31, 2005 the asset retirement obligations and assets in the amounts of $1.1 million are classified as non-current liabilities and property, plant and equipment. The cumulative effect of adopting FIN 47 resulted in a $0.2 million charge in 2005 that is reported in the Other Income line of the consolidated statements of income and comprehensive income. The required disclosures are not shown due to the immaterial impact of FIN 47 on the financial statements.

Environmental Costs

        METC records environmental costs when it is probable a liability for the costs may exist and a reasonable estimate of the liability can be made. Such costs may be deferred as a regulatory asset based on an expectation that recovery of these costs will occur in future rates. Otherwise, the costs are expensed. If an environmental expense is related to PP&E placed in service, these costs are capitalized and depreciated over the life of the PP&E, assuming the costs are recoverable in future rates.

Revenue Recognition

        Revenues from transmission services are recognized as services are provided. METC accrues revenue for transmission services provided but unbilled at month-end. METC's revenues consist primarily of network revenues, which are calculated monthly by multiplying the network peak load achieved during each month by the rate contained in METC's tariff calculated pursuant to the FERC orders, and non-network revenues, which include point-to-point transmission service revenues and ancillary service revenues.

Allowance for Uncollectible Accounts

        Based on historical experience, METC does not anticipate any uncollectible accounts receivable and therefore has not applied an allowance for uncollectible accounts. Should an amount included in accounts receivable become uncollectible, METC has elected to use the direct write-off method.

Deferred Finance Costs

        Bank, legal and other direct costs incurred in connection with obtaining financing are deferred and amortized as interest expense on a basis which approximates the effective interest rate method over the term of the related debt.

Income Taxes

        MTH is organized as a limited partnership and consequently is not subject to federal or state income taxes. Each partner is taxed on its partnership earnings.

4.    FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

        As of December 31, 2005 and 2004, the carrying amount of cash and cash equivalents approximates fair market value due to the short maturity of those investments. The estimated fair values of the long-term debt outstanding are based on quoted market prices at December 31, 2005 and 2004, respectively. The estimated fair market values of the financial instruments as of December 31 are as follows (in thousands):

	2005 Carrying Amount	2005 Fair Value	2004 Carrying Amount	2004 Fair Value
Non-current Liabilities:
$90.0 million Senior Secured Notes (MTH)	$90,000	$94,351	$90,000	$95,455
$175.0 million Senior Secured Notes (METC)	175,000	183,367	175,000	185,530

5.    LONG-TERM DEBT

        With the creation of the New Partnership on December 10, 2003, the New Partnership refinanced the original variable rate debt used to finance the acquisition of METC from Consumers through the issuance by:

  •
  MTH of $90.0 million of its 6.05% Senior Secured Notes due 2015 ("MTH Notes"); and

  •
  METC of $175.0 million of its 5.75% Senior Secured Notes due 2015 ("METC Notes").

        The MTH Notes rank senior in right of payment to all of MTH's existing and future unsecured senior indebtedness. The MTH Notes are structurally subordinated to all existing and future indebtedness and other obligations of MTH's subsidiary, including trade payables and the METC Notes. The MTH Notes may be redeemed at the election of MTH, in whole or in part, at any time or from time to time at a redemption price equal to the principal amount of such MTH Notes plus a make-whole amount plus accrued and unpaid interest thereon to the redemption date; provided, however, that if the MTH Notes are redeemed in part, the MTH Notes shall not be redeemed in an amount less than $5.0 million of the aggregate principal amount of the MTH Notes then outstanding. Interest payments on the MTH Notes are due on June 30 and December 30 of each year beginning June 30, 2004. The total principal amount of the MTH Notes shall be repaid on the December 10, 2015 maturity date.

        The METC Notes are secured by a first mortgage lien on substantially all of the property owned by METC. Interest payments are due on June 30 and December 30 of each year beginning on June 30, 2004. The total principal amount of the METC Notes shall be repaid on the December 10, 2015 maturity date.

        MTH utilized part of the MTH Notes proceeds to extinguish outstanding variable rate long-term debt of $52.3 million and to pay swap breakage costs of $2.7 million associated with an interest rate swap transaction tied to the variable rate debt. METC utilized the capital contribution from the formation of the New Partnership and METC Notes proceeds to extinguish outstanding variable rate long-term debt of $197.5 million and $8.0 million of borrowing under a revolving credit agreement as well as to pay breakage costs of $9.1 million associated with an interest rate swap transaction tied to the variable rate debt.

        The costs related to the issuance of long-term debt are deferred and amortized over the life of the debt. Deferred financing costs, net of amortization as of December 31, 2005 and 2004, are approximately $1.2 million and $1.3 million at MTH and $3.4 million and $3.7 million at METC.

        The MTH Notes and METC Notes contain numerous financial and operating covenants including limitations on issuing additional debt and maintaining certain debt to capitalization ratios. Management believes that MTH and METC were in compliance with all financial and operating covenants under the MTH Notes and METC Notes as of December 31, 2005 and 2004.

        Interest on the MTH Notes and the METC Notes that was paid for the years ended December 31, 2005 and 2004 and the period December 10, 2003 to December 31, 2003 was approximately $15.5 million, $15.5 million, and $0.0 million, respectively. Interest paid on variable-rate debt for the period January 1, 2003 to December 9, 2003 was approximately $16.3 million.

Revolving Credit Agreement

        On December 10, 2003 METC entered into a five-year revolving credit agreement which expires on December 9, 2008. The revolving credit agreement ranks pari passu with the METC Notes. METC has the ability to borrow up to $35.0 million based on a variable rate and a fixed period of time both determined at the time of borrowing. The facility provides for $5.0 million in swingline commitments and $5.0 million in line of credit commitments, which are considered part of the $35.0 million borrowing base. The revolving credit agreement contains financial and operating covenants that limit the discretion of management with respect to certain business matters. Borrowings under the revolving credit agreement bear interest at LIBOR plus a 1.25% margin for LIBOR loans and ABR plus a 0.25% margin for ABR loans.

        As of December 31, 2005 and 2004, respectively, there were $13.8 million and $3.2 million borrowed under the revolving credit facility. Repayment terms under the revolving credit facility vary with the type of revolving borrowing. At December 31, 2005 $4.5 million of the outstanding credit facility was borrowed under a six month LIBOR which has a maturity date in June 2006. The remaining $9.3 million drawn on the revolving credit facility at December 31, 2005 may be repaid on any business day. Management believes that METC was in compliance with all financial and operating covenants.

        Interest on the revolving credit agreement that was paid for the years ended December 31, 2005 and 2004 and the period December 10, 2003 to December 31, 2003 was approximately $0.5 million, $0.2 million, and $0.0 million, respectively. Interest paid on a previous revolving credit facility for the period January 1, 2003 to December 9, 2003 was approximately $0.5 million.

6.    REGULATORY MATTERS

METC Ratemaking History

        In connection with the acquisition by MTH of METC from Consumers in May 2002, METC and its owners sought the FERC's authorization to charge a fixed rate of $0.98 per kW/month for network and point-to-point transmission services and $0.056 per kW/month for scheduling charges applicable to the METC pricing zone for the period from May 1, 2002 through December 31, 2005. METC and its then owners agreed to freeze METC's transmission rates for network and point-to-point transmission services at $0.98 per kW/month as an accommodation to Consumers, which was subject to a retail rate freeze from the MPSC through December 31, 2005. Had METC filed and received the FERC's authorization for higher rates based on its own cost of service at the time of its formation, METC's transmission rates during the rate freeze period would have been higher.

        In addition to the authorized rate freeze, METC sought FERC authority to defer recovery of the following amounts until after the expiration of the rate freeze period:

  (1)
  depreciation and a return on investment in new transmission facilities incurred during the period from January 1, 2001 through December 31, 2005, to be amortized over a five-year period;

  (2)
  the amount of accumulated deferred income taxes ("ADIT") included on METC's balance sheet on May 1, 2002, to be amortized over a 20-year period; and

  (3)
  the carrying costs on those deferred amounts stated in (1) and (2) accrued annually from January 1, 2001 through December 31, 2005.

        By order dated February 13, 2002, and subsequent order on rehearing dated March 29, 2002, the FERC authorized the proposed fixed transmission rates effective on the closing of the sale of METC by Consumers on May 1, 2002, and authorized the proposed rate freeze and deferrals through December 31, 2004, subject to METC becoming a transmission owner within MISO. By order dated May 28, 2004, the FERC authorized METC to extend the authorized rate freeze and deferrals through December 31, 2005, as requested in the initial application.

        On September 12, 2003, METC filed for authorization to derive its overall rate of return on the deferrals authorized by the FERC in its February 2002 and March 2002 orders using a 13.88% rate of return on the equity portion of METC with a deemed capital structure of 50% debt and 50% equity through December 31, 2004 (with METC's actual capital structure to be used for the year ended December 31, 2005), and METC's actual cost of debt. By order dated November 17, 2003, the FERC authorized the requested return on equity and capital structure for use in calculating METC's authorized deferrals.

Attachment O

        Attachment O is a cost of service rate formula that is used to set transmission rates for transmission owners within MISO. Under Attachment O, a transmission owner's rate is updated annually based on financial and operating data from the most recent calendar year. The formula utilizes actual cost and operating data from the transmission owner's FERC Form 1 along with information related to the allowed return on equity and income tax allowances to calculate a new transmission rate each year. The FERC Form 1 is a report containing audited financial and operating information that public utilities subject to FERC jurisdiction must file before the end of April each year. Under Attachment O, transmission rates and revenue requirements incorporate a return on the transmission owner's rate base, consisting primarily of net transmission plant in service, ADIT, certain regulatory assets and a working capital allowance, which includes a materials and supplies allocation. The revenue requirement also includes the recovery of operating expenses, including depreciation and amortization and taxes. After MISO confirms the rate derived from the information supplied by the transmission owner, no further actions or approvals are required for the new calculated rate to take effect each June 1. By completing the Attachment O template on an annual basis, a utility is able to adjust its transmission rates based on year-to-year changes in network load on its transmission system, rate base, operating expenses, capital structure and capital costs.

Recent Rate Case

        On December 30, 2005, the FERC issued an order authorizing METC to increase its rates and change the ratemaking methodology applicable to it, with these new rates becoming effective as of January 1, 2006. In particular, the FERC authorized METC to set its rates for network and point-to-point transmission services using the Attachment O formula, subject to three adjustments. The first adjustment is the inclusion in METC's rate base of the authorized deferred amounts accrued during the rate freeze period, including an estimated amount for these deferrals for 2005.

        If the actual deferred amounts for 2005 are different from the estimated amounts used to calculate the rates that became effective on January 1, 2006, the difference, plus interest, will be taken into account as a one-time adjustment to METC's rates for the period starting June 1, 2006 in accordance with the Attachment O formula. The second authorized adjustment to the Attachment O formula is an adjustment to METC's equity account balance to remove goodwill resulting from the December 2003 sale of partnership interests of MTH. The third adjustment is to include an allowance for income taxes payable by METC's ultimate parents.

        The FERC's December 2005 rate order also authorizes METC to include a return of 13.38% on the equity portion of its capital structure in calculating rates. METC may be eligible for an additional 50 basis point return on the equity portion of its capital structure based on participation in MISO subject to a separate proceeding which could be initiated by the transmission owning members of MISO. In addition, consistent with a recent policy statement and other orders applicable to partnerships and other pass-through entities, the FERC authorized METC to include in rates an allowance for income taxes payable by METC's owners as a result of utility income from METC, computed in accordance with the methodology provided in Attachment O. Finally, METC was authorized to charge the same MISO system-wide rate for transmission scheduling services as determined by MISO formula.

        The FERC's December 2005 rate order set certain issues for hearing, including:

  •
  the need for a mechanism to avoid over-collection of amounts deferred during the rate freeze period;

  •
  the adequacy of information used to calculate those deferrals;

  •
  the reasonableness of fees for services provided by TE;

  •
  the proper calculation of the adjustment to METC's equity account balance resulting from the December 2003 partnership sale transaction; and

  •
  the need for additional information regarding expenses associated with METC's operation and maintenance of facilities that are jointly owned with others.

        If the FERC finds as a result of that hearing or as part of a settlement among the parties approved by the FERC (or as a result of a subsequent rehearing or appeal) that the components or calculations used in setting METC's current rates should be modified, METC would be required to refund to its customers, with interest, the difference between the revenue collected under the current rates and the rates calculated using the components and calculations pursuant to that FERC order. The hearing is scheduled for the third quarter of 2006 and a decision by the FERC is expected in the second quarter of 2007.

        Starting on January 1, 2006, METC's network and point-to-point transmission rates are calculated by applying the Attachment O formula to the rate base components reported by METC in its 2004 FERC Form 1, using a 13.38% rate of return on the equity portion of its capital structure for the calculation of current rates, subject to the authorized adjustments for deferred amounts, the adjustment to METC's equity balance and an allowance for income taxes. The network and point-to-point transmission rate resulting from that calculation is $1.5671 per kW/month. The applicable charge for transmission scheduling, system control and dispatch services under MISO, in effect on January 1, 2006, is $0.0533 per kW/month. METC's transmission rates will be reset on June 1, 2006 to reflect data from METC's 2005 FERC Form 1 in accordance with the Attachment O rate formula.

        However, in addition to the FERC's rulings on the issues set for further hearing in the December 2005 rate order, the December 2005 rate order itself and any subsequent orders regarding METC's rates are subject to further rehearing requests at the FERC or appeals in applicable courts. In particular, Consumers and the MPSC have filed requests for rehearing of the FERC's December 2005 rate order with respect to the following issues:

  (1)
  the justness and reasonableness of METC's authorized rate of return of 13.38% on the equity portion of its capital structure, including whether METC provided sufficient evidence to support that rate;

  (2)
  the authorization permitting METC to begin, as of January 1, 2006, to recover through the Attachment O rate formula amounts previously deferred during the rate freeze period, instead of delaying recovery of those deferred amounts until June 1, 2007 when Attachment O rates are to be reset using data inputs from the previous year; and

  (3)
  the accounting information that METC should be required to maintain with respect to the authorized adjustment to its equity account balance to remove goodwill resulting from the December 2003 sale of partnership interests.

        METC also sought clarification or rehearing of the December 2005 rate order regarding the effective date of implementation of any future FERC order authorizing an additional 50 basis points in METC's rate of return on the equity portion of its capital structure based on its membership in MISO, which METC argues should be effective as of January 1, 2006.

        The FERC may reject or accept, in whole or in part, arguments raised in any rehearing request and may issue further orders extending the time before it rules on any rehearing request. After the FERC issues an order on rehearing, any party to the FERC proceeding, including METC, may within 60 days of the order petition an applicable appeals court to reverse or modify the rehearing order. If the FERC or an appeals court issues an adverse ruling on rehearing or appeal, the FERC could modify the terms of its December 2005 rate order or subsequent orders, including changing the rates authorized in those orders, and could order refunds of revenues collected based on the revised rates resulting from those orders.

Deferrals

        Since May 1, 2002, METC has been deferring, as a regulatory asset, the following depreciation and interest expense associated with the new transmission assets placed in service since May 1, 2002. The FERC-approved rate recovery of these amounts begins January 1, 2006 over a five-year amortization period (in thousands).

	2005	2004
Interest expense	$14,794	$10,971
Depreciation expense	10,615	7,169

Total	$25,409	$18,140

        METC has also recorded a regulatory asset of $42.8 million related to the amount of ADIT included on METC's balance sheet at the time MTH acquired METC from Consumers. The FERC-approved rate recovery of these amounts begins January 1, 2006 over a 20-year amortization period.

        METC has not recorded a regulatory asset for the amounts of depreciation and interest expense recovery for PP&E placed in service during the period from January 1, 2001 to April 30, 2002 (which was the period prior to METC's acquisition from Consumers).

        The equity return on investment and the carrying costs for the entire period from January 1, 2001 to December 31, 2005 have also not been recorded as regulatory assets. Since these amounts do not meet the requirement of an incurred cost eligible for deferral under SFAS No. 71 these costs are being maintained and recorded as regulatory assets for FERC reporting purposes only. Based on FERC orders approving the recovery of these amounts over a 5-year amortization period beginning January 1, 2006, management believes the following deferral amounts associated with these two periods are recoverable (in thousands).

	2005	2004
Interest expense	$695	$695
Depreciation expense	1,108	1,108
Equity return	56,749	37,184
Carrying costs	17,061	8,569

Total	$75,613	$47,556

        Electric industry restructuring could affect METC's ability to continue establishing certain regulatory asset and liability amounts now allowed under SFAS No. 71. METC is unable to predict whether any adjustments to regulatory assets and liabilities will occur in the future. METC does not believe that its approved deferral and rate recovery mechanism will be modified or disallowed in any subsequent year. However, the determination of the actual deferral amounts are subject to future FERC orders and the amounts to be collected will not be established until the FERC issues a final order on the 2005 rate case filing. Although METC does not anticipate any modifications, there is no assurance that the future FERC commissioners will subscribe to orders of past FERC commissioners.

Other Long-Term Interest Bearing Obligations

        When Independent Power Producers ("IPPs") connect to transmission systems, contributions are paid to transmission companies to offset capital costs incurred to connect the IPPs to the transmission system (direct connects) and provide required system upgrades needed as a result of the interconnection (network upgrades). In order to promote competition in the electric generation market, the FERC has issued orders that require the portion of the contributions attributable to the network upgrades to be repaid to the IPPs over time as transmission service is taken. Consequently, the $30.3 million other long-term interest bearing obligations on METC's balance sheet at December 31, 2005 will be returned as refunds related to IPPs. In addition, FERC orders have required that interest be paid on the amounts to be refunded under the IPP interconnection agreements. As a result, METC has recorded an interest liability as of December 31, 2005 and 2004 of approximately $1.8 million and $1.5 million, respectively, in other long-term interest bearing obligations. If interest is required to be refunded back to the IPPs for the period prior to METC's ownership (i.e. May 1, 2002), METC expects any such amount to be the obligation of Consumers. METC made payments of $5.4 million, $4.5 million, $0.0 million and $2.2 million, respectively, to the IPPs during the years ended December 31, 2005 and 2004 and the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003. The contributions paid by the IPPs for investments made by METC associated with direct connects are not repaid to the IPPs. These amounts are recorded by METC as a contribution in aid of construction and offset the corresponding direct connect investments recorded in plant in service.

Long-Term Pricing

        In November 2004, in FERC Docket No. EL02-111 et al., the FERC approved a pricing structure to facilitate seamless trading of electricity between MISO and PJM Interconnection LLC. The order establishes a Seams Elimination Cost Adjustment ("SECA"), as set forth in previous FERC orders, to take effect December 1, 2004, and remain in effect through March 31, 2006 as a transitional pricing mechanism. The SECA revenues are subject to refund and will be litigated in a contested hearing before the FERC with a final order expected in 2006.

        Management cannot anticipate whether any refunds of amounts earned by METC will result from this hearing and have not accrued any amounts relating to this proceeding. Through December 31, 2005, METC has recorded $1.4 million of SECA revenue.

Inclusion of an Income Tax Allowance in Rates

        In a policy statement dated May 4, 2005, the FERC stated that partnerships and similar pass-through entities, including limited liability companies, should be allowed to include an allowance for income taxes in calculating their rates if the owners of those entities have an actual or potential income tax liability on utility income from the pass-through entities. This issue arose out of a prior decision by the Federal Circuit Court of Appeals of the District of Columbia in which the court decided that, contrary to prior FERC rulings, a limited partnership was not entitled to include an income tax allowance in calculating its rates since it did not itself actually pay income taxes. Consistent with the FERC's May 4, 2005 policy statement and other similar orders, METC included an allowance for income taxes of $15.2 million in the net revenue requirement used to determine its current rates starting January 1, 2006. In its December 2005 rate order, the FERC affirmed METC's inclusion of an allowance for income taxes in its rate calculations, subject to any changes in tax liability attributable to its owners. The inclusion of the allowance for income taxes in calculating METC's current rates consistent with the FERC's December 2005 rate order is subject to challenge in future proceedings and management cannot predict the final outcome if any such proceedings are initiated.

Redirected Transmission Service

        In January and February 2005, in FERC Dockets EL05-55 and EL05-63, transmission customers filed complaints against MISO claiming that MISO was charging excessive rates for redirected transmission service. In April 2005, the FERC ordered MISO to refund, with interest, excess amounts charged for intra-zonal redirected service to all affected transmission customers. METC earns revenues based on an allocation from MISO for this redirected transmission service and is obligated to refund the excess amounts charged to all affected transmission customers. As a result, during 2005 METC refunded an aggregate of $0.6 million to intra-zonal redirect customers. In addition, based on an estimate received from MISO, in 2005 METC recorded a liability of $0.8 million in anticipation of additional refund requirements applicable to inter-zonal transmission customers located outside of METC's service territory. MISO's final calculations are expected to be completed in May 2006.

Elimination of Transmission Rate Discount

        Several energy marketers filed a complaint against MISO in February 2005 in FERC Docket No. EL05-66, asserting that MISO improperly eliminated a rate discount that had previously been effective for transmission service at the Michigan-Ontario Independent Electric System Operator interface. MISO held amounts in escrow that it collected for the difference between the discounted tariff rate and the full tariff rate until the FERC denied this complaint in an order dated July 5, 2005. At that point MISO distributed the revenues held in escrow. Several complainants have sought rehearing at the FERC of the July 5, 2005 order, the resolution of which management does not expect will have a material impact on the financial statements.

7.    COMMITMENTS AND CONTINGENCIES

Property Tax Matters

        In assessing METC's personal property, some municipalities have applied their own property valuation tables, rather than using the property valuation tables approved by the Michigan State Tax Commission ("STC"), thereby resulting in higher assessed values on METC's personal property. METC filed appeals challenging the municipalities that did not utilize the STC valuation tax tables. The Michigan Court of Appeals issued an opinion affirming the use of the valuation tax tables approved by the STC and none of the parties involved filed an appeal. As a result, many of METC's tax appeals have now been settled by stipulation.

        Cases not settled will eventually be scheduled for hearing before the Michigan Tax Tribunal ("MTT"). In the event that the tentative settlements with the municipalities are finalized or the MTT appeals are otherwise resolved and the estimated personal property tax values change, any adjustments to METC's property tax expense would be recorded at that time. Currently, most taxing jurisdictions that previously applied their own valuation tax tables have commenced using the approved STC valuation tax tables after the Court of Appeals ruling. Until this issue is fully resolved, METC has made property tax payments based on the full amounts billed by the municipalities, while expensing only the amounts billed by the valuation tax tables approved by the STC. METC has established receivables of $0.7 million and $1.2 million as of December 31, 2005 and 2004, respectively.

Transmission Service Contract ("TSC") with Consumers

        As of May 1, 2002, METC and Consumers entered into the TSC whereby Consumers would perform certain transmission services on behalf of METC for a period of five years. Functions which are covered under the TSC include the following:

  •
  Operating, maintenance and inspection work—Substation operations and maintenance, routine line inspections, records management, design standards maintenance, general land management and system protection services;

  •
  Demand work—Unanticipated work discovered through normal operation and inspection that is variable in nature or needs to be performed on short notice;

  •
  Major maintenance—Annual planned programs including (1) vegetation management, including removal, trimming or chemically controlling trees, shrub and other vegetation on transmission rights-of-way and substation properties and noxious weed control as required by law, (2) inspection and selective treatment of wood poles with pesticides/fungicides and (3) insulator cleaning, including removing contaminates from insulators;

  •
  Capital work—Projects, as assigned by METC, required to ensure that the transmission system can accommodate new generation, increases in system load, increases in system transaction and other interconnections and maintenance of the transmission system as equipment reaches the end of its useful life;

  •
  Inventory management—Maintaining METC's spare parts inventory in Consumers' facilities around Michigan and the transportation of those parts, via crews or stockroom personnel, to the job sites where they are needed;

  •
  System control—Real-time operations, emergency planning, system analysis, voltage control, outage scheduling authority and switching authority; and

  •
  System optimization—Existing real-time telemetry to Consumers' system control center, energy management systems, short term operational outage analysis and system modeling in support of Consumers' system control center.

        By its terms, the TSC is in effect through April 30, 2007. After that time, renewals will be automatic for successive three-year terms unless notice is given by either party at least 365 days prior to the expiration of the original term or any renewal term. METC gave Consumers written notice of termination of the system control and system optimization portions of the TSC on November 2, 2004 and gave written notice of termination for the remainder of the services provided by Consumers on

February 6, 2006. METC has begun the process to hire staff and procure services to replace those provided under the TSC.

        METC paid $21.1 million, $19.7 million, $0.9 million and $17.2 million for these transmission services for the years ended December 31, 2005 and 2004 and the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003, respectively. Services performed by Consumers under the TSC are charged to operation and maintenance expense and capitalized into PP&E.

Purchase and Sale Agreement for Ancillary Services ("ASA") with Consumers

        Under the ASA, Consumers provides reactive power, balancing energy, load following and spinning and supplemental reserves that are needed by METC and MISO. These ancillary services are a necessary part of the provision of transmission service. This agreement is necessary because METC does not own any generating facilities and therefore must procure ancillary services from third party suppliers including Consumers. The ASA establishes the terms and conditions under which METC obtains ancillary services from Consumers. Consumers will offer all ancillary services as required by FERC Order No. 888 at FERC-approved rates. METC is not precluded from procuring these services from third party suppliers and is free to purchase ancillary services from unaffiliated generators located within its control area or in neighboring jurisdictions on a non-preferential, competitive basis. This one-year agreement became effective on May 1, 2002 and is automatically renewed each year for successive one-year periods. The ASA can be terminated by either party with six months prior written notice. METC paid $4.2 million, $2.4 million, $0.0 million and $2.1 million for these ancillary services for the years ended December 31, 2005 and 2004 and the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003, respectively. Services performed by Consumers under the ASA are charged to operation and maintenance expense.

Easement Agreement ("EA") with Consumers

        The EA with Consumers provides METC with an easement for transmission purposes and rights-of-way, leasehold interests, fee interests and licenses associated with the land over which the transmission lines cross. Consumers has reserved for itself the rights to and the value of activities associated with other uses of the infrastructure (such as for fiber optics, telecommunications and gas pipelines). The cost for use of the rights-of-way is $10.0 million per year. The term of the EA runs through 2050 and is subject to multiple 50-year renewals thereafter. Payments to Consumers under the EA are charged to operation and maintenance expense.

Capital Improvements and Other Service Contracts

        At December 31, 2005, METC had firm commitments to spend approximately $27.5 million on capital expenditures in 2006 primarily for construction of a transmission operations center in Caledonia, Michigan, an ongoing protection and control upgrade program, and various other projects. These capital expenditures are planned to be financed by cash generated from operations and additional borrowings.

        At December 31, 2005, METC had firm commitments to spend approximately $19.1 million on other service contracts in 2006, including $16.1 million to Consumers under the TSC.

8.    JOINTLY OWNED ASSETS AND COORDINATED SERVICES

        METC shares undivided interests in certain assets with Consumers, various local distribution companies, and several third party-owned generation companies connected at 120 kV and higher. Due to the nature of substation design, many of the supporting substation assets (e.g., station batteries, fence, control houses, ground grid, yard stone, steel structures and some protective relay equipment) cannot be separated by ownership and the parties share in the ownership of such assets. METC capitalizes its proportionate share of these jointly owned assets and depreciates them over their estimated useful lives similar to its other plant assets.

        METC and ITC operate their interconnected transmission systems as a single control area from Michigan Electric Power Coordination Center ("MEPCC"), which is owned by ITC. METC and ITC are each responsible for 50% of all costs, obligations and liabilities incurred by either party in connection with the operation and maintenance of the MEPCC, including the monthly fixed charges on the investment by ITC in the MEPCC. METC paid ITC $2.2 million, $2.4 million, $0.2 million and $1.5 million for costs associated with the MEPCC for the years ended December 31, 2005 and 2004 and the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003, respectively. Payments to ITC for costs associated with the MEPCC are charged to operation and maintenance expense.

9.    RELATED PARTY TRANSACTIONS

Management Service Agreement ("MSA")

        On May 1, 2002 METC entered into the MSA with TE pursuant to which TE provides certain management services principally in the areas of transmission operations, finance and regulation. In return for the services provided, METC paid TE an annual management fee of $1.2 million for the year ended December 31, 2005, which fee will increase by 3% each January 1. Additionally, METC reimburses TE for all third-party and internal costs incurred in the provision of services. The MSA is valid until May 1, 2012. As of December 31, 2005 and 2004, MTH had approximately $7,500 and $0, respectively, payable to TE for expenses incurred related to MTH, and METC had approximately $20,500 and $12,400 payable to TE relating to management services provided and expense reimbursements. Total management fees and expense reimbursements paid to TE were $1.7 million, $1.6 million, $0.3 million and $0.9 million for the years ended December 31, 2005 and 2004 and the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003, respectively. Services performed by TE under the MSA are charged to general and administrative expense.

Legal Service Agreement

        METC paid the law firm of Wright & Talisman, P.C. approximately $0.7 million, $0.9 million, $0.1 million and $0.4 million for legal services rendered for the years ended December 31, 2005 and 2004 and the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003, respectively. Until April 18, 2005, Alan Statman, a partner of Wright and Talisman, was an officer of TE.

10.    COMPENSATION AND RETIREMENT BENEFITS

Executive Incentive Compensation Plan

        In 2005, METC instituted a deferred bonus compensation program for key executives. This program provides for cash awards which are contingent upon METC's financial performance and the achievement of certain non-financial measures for each year. Under this program, 70% of the award is recorded as an expense in the performance year and paid in the year immediately following the performance year. During 2005 METC recorded approximately $605,000 for this portion of the plan. The remaining 30% of the award is accrued ratably over the subsequent three years for so long as the executive remains with METC. For the deferred portion of the plan METC recorded $48,000 in 2005 for the amounts to be paid in 2006. The remaining two years of the deferred bonus currently awarded is contingent upon the key executives meeting the vesting requirements for the years 2006 and 2007 and will be expensed in those years respectively as the vesting is achieved.

METC 401(k) Profit Sharing Plan

        METC sponsors a defined contribution plan covering all eligible employees. Under the terms of the plan, METC makes non-discretionary matching contributions in an amount equal to 50% of the employee pretax contributions subject to a maximum level. In addition, METC may make annual discretionary profit sharing contributions in an amount to be determined at the plan year-end by the METC management. Profit sharing contributions will be allocated in a ratio that the employee's eligible compensation bears to the total eligible compensation paid to all eligible participants. For the matching contributions and profit sharing components of the plan, METC paid $0.6 million, $0.4 million, $0.0 million and $0.4 million for the years ended December 31, 2005 and 2004 and the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003, respectively.

METC Postretirement Health Care Plan

        Effective January 1, 2005, METC established a defined benefit postretirement health care plan for certain eligible employees. Employees hired before January 1, 2005 whose combined age and years of service totals 85 or more at the time of their termination of employment will be eligible to participate in METC's retiree medical insurance program. Employees hired before January 1, 2005 who had prior years of service with Consumers will receive service credit for those years. For such eligible retirees, METC will pay for a portion of the cost of coverage. The period of METC's subsidy will be limited to a length of time equal to the period of service with METC.

        Employees hired after January 1, 2005 who have attained age 55 and completed 10 years of service with METC at the time of their termination of employment will also be eligible to participate in METC's retiree medical insurance program. The retired employee must pay the entire cost of insurance coverage. The coverage for the retiree and spouse of the retiree will terminate at the earlier of the date the retiree reaches age 65 or fails to pay the retiree's share of the premium cost. Employees will be eligible to receive this coverage beginning in 2012, when the first METC employees will complete 10 years of service. If METC is unable to secure coverage for its retirees under this plan it would be necessary for such retirees to seek alternative health care coverage.

        METC accounts for retiree medical insurance benefits in accordance with SFAS No. 106, "Employers Accounting for Postretirement Benefits Other Than Pension." This standard requires the full accrual of such costs during the years that the employee renders service to METC until the date of full eligibility. The accumulated benefit obligations of the plan were $382,000 at plan initiation and $315,000 at December 31, 2005. The measurement date of this plan was December 31, 2005.

        The following table reconciles the change in the plan's benefit obligation and change in plan assets reflected on the consolidated balance sheet as December 31 (in thousands):

2005
Change in Benefit Obligation:
Benefit obligation at end of prior year	$—
Plan initiation recognized as plan amendment	382
Service cost	16
Interest cost	21
Amendment subsequent to plan initiation	(118)
Net actuarial loss (gain)	15
Expected net benefits paid	(1)

Benefit obligation at end of year	$315

Change in Plan Assets:
Fair value of plan assets at beginning of year	$—
Actual return on plan assets	—
Employer contributions	—
Plan participants' contributions	—
Benefits paid	—

Fair value of plan assets at end of year	$—

Net Amount Recognized at December 31, 2005:
Funded status	$(315)
Unrecognized prior service cost	241
Unrecognized transition (asset) obligation	—
Unrecognized net actuarial loss (gain)	15

Prepaid (accrued) benefit cost	$(59)

Amounts Recognized in the Statement of Financial Position Consists of:
Prepaid benefit cost	$(59)
Accrued benefit liability	—
Intangible asset	—
Accumulated other comprehensive income	—

Net amount recognized	$(59)

        Net periodic postretirement health care cost included the following components for the year ended December 31 (in thousands):

2005
Components of Net Periodic Benefit Cost:
Service cost	$16
Interest cost	21
Expected return on plan assets	—
Amortization of prior service cost	22
Amortization of transition (asset) obligation	—
Recognized net actuarial loss (gain)	—

Net periodic benefit cost	$59

        The following table provides certain assumptions used in accounting for the plan:

2005
Weighted-average Assumptions at End of Year:
Discount
1. Net periodic expense	5.66%
2. End of year disclosure	5.66%

        One of the requirements of SFAS No. 106 is to report the effect of one-percentage-point change in assumed health care cost rates. This analysis was not performed since the monthly benefits are capped and not impacted by changes resulting from assumed health care cost trend rates. Consequently, the plan is not impacted by a one-percentage-point change in health care cost rates.

        The following table provides expected future benefit payments for the plan (in thousands):

Benefit Payments
Year End:
2006	$—
2007	1
2008	2
2009	5
2010	7
Years 2011-2015	$103

        METC relied upon actuarial assumptions which utilized historic retirement information from similar industries located in the North-Central United States.

        No contributions other than those necessary to cover benefit payments are anticipated.

11.    SUPPLEMENTAL CASH FLOW INFORMATION

        For the year ended December 31, 2005, asset retirement obligations reported under FIN 47 increased PP&E by $0.9 million. This non-cash increase to PP&E was offset on the balance sheet by an increase in the non-current asset retirement obligation liability. See Note 5 for cash paid for interest.

12.    SUBSEQUENT EVENT

Sales of Assets

        As part of the May 1, 2002 acquisition of METC from Consumers, METC assumed an obligation to sell to the Michigan Public Power Agency ("MPPA") and the Michigan South Central Power Agency ("MSCPA") long-term transmission usage rights over the METC system through the sale of a partial interest in portions of METC's 345 kV transmission system. On February 22, 2006, METC sold an undivided 42.38% interest in one of its 345 kV transmission lines to the MPPA for approximately $6.7 million. On February 22, 2006, METC sold undivided 55.29% and 1.14% interests in two of its 345 kV transmission lines to the MSCPA for approximately $1.9 million. As a result of these sales, network billing demands will be reduced by 95 MW and METC's rate base will be reduced by approximately $3.6 million. The lower demands will affect revenues by approximately $1.8 million in 2006, though this change in demand will be incorporated into rates effective June 1, 2007 through the Attachment O rate formula. The reduction in rate base will result in a reduction to revenue of approximately $0.5 million beginning June 1, 2007 as it is incorporated through the Attachment O rate formula.

Michigan Transco Holdings, Limited Partnership
Consolidated Balance Sheet (Unaudited)
As of March 31, 2006
(In Thousands)

March 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,223
Restricted cash	4,353
Accounts receivable	453
Unbilled revenue	10,912
Inventory	5,763
Prepaid expenses	3,139

Total current assets	30,843

PROPERTY, PLANT AND EQUIPMENT:
Plant in service	320,467
Construction work in progress	39,067
Other plant	5,515

Total property, plant and equipment	365,049

Accumulated depreciation and amortization	(20,398)

Net property, plant and equipment	344,651

OTHER ASSETS:
Regulatory assets	66,592
Goodwill	82,044
Other assets	6,071

Total other assets	154,707

TOTAL ASSETS	$530,201

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$10,850
Accrued taxes	2,017
Accrued liabilities	4,132
Accrued interest	3,933
Current portion of long-term interest bearing obligations	5,832
Revolving credit facility	9,800

Total current liabilities	36,564

NON-CURRENT LIABILITIES:
Long-term debt	265,000
Other long-term interest bearing obligations	24,282
Asset retirement obligation	993
Regulatory liability	3,509
Deferred credits	643
Other	70

Total non-current liabilities	294,497

COMMITMENTS AND CONTINGENCIES (Notes 4 and 5)
TOTAL LIABILITIES	331,061

PARTNERS' CAPITAL	199,140

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$530,201

The accompanying notes are an integral part of these consolidated financial statements.

Michigan Transco Holdings, Limited Partnership
Consolidated Statements of Income (Unaudited)
For the Three Months Ended March 31, 2006 and 2005
(In Thousands)

	2006	2005
OPERATING REVENUES:
Transmission revenue	$32,300	$21,416
Ancillary and other revenue	497	81

Total operating revenues	32,797	21,497

OPERATING EXPENSES:
Operation and maintenance	9,320	9,077
General and administrative	3,033	2,326
Taxes other than income taxes	1,933	1,619
Depreciation and amortization	5,352	2,512

Total operating expenses	19,638	15,534

OPERATING INCOME	13,159	5,963

OTHER INCOME (EXPENSE):
Allowance for funds used during construction	538	461
Gain on sale of assets	5,054	—
Other income	63	29
Other expense	(11)	—
Interest expense	(4,544)	(3,304)

Total other income (expense)	1,100	(2,814)

NET INCOME	$14,259	$3,149

The accompanying notes are an integral part of these consolidated financial statements.

Michigan Transco Holdings, Limited Partnership
Consolidated Statements of Cash Flows (Unaudited)
For the Three Months Ended March 31, 2006 and 2005
(In Thousands)

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,259	$3,149
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,539	3,433
Gain on sale of assets	(5,054)	—
Amortization of debt issuance costs	117	120
Amortization of regulatory asset	1,813	—
Deferral of regulatory asset	(151)	(2,083)
Allowance for funds used during construction	(276)	(321)
Interest accrual on other long-term interest bearing obligations	500	390
Changes in working capital items
Decrease (increase) in accounts receivable	172	(453)
(Increase) decrease in unbilled revenue	(1,945)	1,233
Increase in prepaid expenses	(2,230)	(2,217)
Increase in inventory	(61)	(130)
Decrease in accounts payable	(2,379)	(1,178)
Increase in accrued interest	3,905	3,927
Changes in other assets and liabilities	585	743

Net cash provided by operating activities	12,794	6,613

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for property, plant and equipment	(14,953)	(7,313)
Proceeds from sale of assets	8,663	—
Additions to restricted cash	(26)	(11)

Net cash used in investing activities	(6,316)	(7,324)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayment of) borrowings under revolving credit facility, net	(4,000)	2,500
Repayment of other long-term interest bearing obligations	(643)	(242)

Net cash (used in) provided by financing activities	(4,643)	2,258

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,835	1,547
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,388	3,732

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$6,223	$5,279

The accompanying notes are an integral part of these consolidated financial statements.

Michigan Transco Holdings, Limited Partnership

Notes to Consolidated Financial Statements (Unaudited)

1.    General

        These consolidated financial statements should be read in conjunction with the notes to the consolidated financial statements as of and for the period ended December 31, 2005 as previously reported by Michigan Transco Holdings, Limited Partnership ("MTH").

        The accompanying consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America, or GAAP. These accounting principles require us to use estimates and assumptions that impact the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from our estimates.

        The consolidated financial statements are unaudited, but in our opinion include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the results for the interim period. The interim financial results are not necessarily indicative of results that may be expected for any other interim period or the fiscal year. Our revenues are dependent on monthly peak loads and regulated transmission rates. Electric transmission is generally a seasonal business because demand for electricity largely depends on weather conditions. Revenues and operating income are higher in the summer months when cooling demand is high.

2.    Reclassifications

        Certain prior year amounts have been reclassified on the statement of cash flows to conform with current year presentation format. These reclassifications do not affect net income or partners' capital for the periods presented.

3.    Recent Accounting Pronouncements

        In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 154, "Accounting Changes and Error Corrections—a replacement of Accounting Principles Board Opinion No. 20 and Statement of Financial Accounting Standards 3," or SFAS 154. SFAS 154 applies to all voluntary changes in accounting principles and changes required by an accounting pronouncement where no specific transition provisions are included. SFAS 154 requires retrospective application to prior period financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Retrospective application is limited to the direct effects of the change. The indirect effects should be recognized beginning in the period of the change. SFAS 154 carries forward the guidance contained in Accounting Principles Board Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. However, SFAS 154 redefines restatement as the revision of previously issued financial statements to reflect the correction of an error. The provisions of SFAS 154 were effective for us beginning January 1, 2006. The adoption of SFAS 154 had no impact on our consolidated financial statements.

4.    Regulatory Matters

METC Ratemaking History

        In connection with the acquisition by MTH of Michigan Electric Transmission Company, LLC ("METC") from Consumers Energy Company ("Consumers") in May 2002, METC and its owners sought the FERC's authorization to charge a fixed rate of $0.98 per kW/month for network and point-to-point transmission services and $0.056 per kW/month for scheduling charges applicable to the METC pricing zone for the period from May 1, 2002 through December 31, 2005. METC and its then owners agreed to freeze METC's transmission rates for network and point-to-point transmission services at $0.98 per kW/month as an accommodation to Consumers, which was subject to a retail rate freeze from the MPSC through December 31, 2005.

        In addition to the authorized rate freeze, METC sought Federal Energy Regulatory Commission ("FERC") authority to defer recovery of the following amounts until after the expiration of the rate freeze period:

  (1)
  depreciation and a return on investment in new transmission facilities incurred during the period from January 1, 2001 through December 31, 2005, to be amortized over a five-year period;

  (2)
  the amount of accumulated deferred income taxes ("ADIT") included on METC's balance sheet on May 1, 2002, to be amortized over a 20-year period; and

  (3)
  the carrying costs on those deferred amounts stated in (1) and (2) accrued annually from January 1, 2001 through December 31, 2005.

        By order dated February 13, 2002, and subsequent order on rehearing dated March 29, 2002, the FERC authorized the proposed fixed transmission rates effective on the closing of the sale of METC by Consumers on May 1, 2002, and authorized the proposed rate freeze and deferrals through December 31, 2004, subject to METC becoming a transmission owner within the Midwest Independent Transmission System Operator, Inc. ("MISO"). By order dated May 28, 2004, the FERC authorized METC to extend the authorized rate freeze and deferrals through December 31, 2005, as requested in the initial application.

        On September 12, 2003, METC filed for authorization to derive its overall rate of return on the deferrals authorized by the FERC in its February 2002 and March 2002 orders using a 13.88% rate of return on the equity portion of METC with a deemed capital structure of 50% debt and 50% equity through December 31, 2004 (with METC's actual capital structure to be used for the year ended December 31, 2005), and METC's actual cost of debt. By order dated November 17, 2003, the FERC authorized the requested return on equity and capital structure for use in calculating METC's authorized deferrals.

Attachment O

        Attachment O is a cost of service rate formula that is used to set transmission rates for transmission owners within MISO. Under Attachment O, a transmission owner's rate is updated annually based on financial and operating data from the most recent calendar year. The formula utilizes actual cost and operating data from the transmission owner's FERC Form 1 along with information related to the allowed return on equity and income tax allowances to calculate a new transmission rate each year. The FERC Form 1 is a report containing audited financial and operating information that public utilities subject to FERC jurisdiction must file before the end of April each year. Under Attachment O, transmission rates and revenue requirements incorporate a return on the transmission owner's rate base, consisting primarily of net transmission plant in service, ADIT, certain regulatory assets and a working capital allowance, which includes a materials and supplies allocation. The revenue requirement also includes the recovery of operating expenses, including depreciation and amortization and taxes. After MISO confirms the rate derived from the information supplied by the transmission owner, no further actions or approvals are required for the new calculated rate to take effect each June 1. By completing the Attachment O template on an annual basis, a utility is able to adjust its transmission rates based on year-to-year changes in network load on its transmission system, rate base, operating expenses, capital structure and capital costs.

Recent Rate Case

        On December 30, 2005, the FERC issued an order authorizing METC to increase its rates and change the ratemaking methodology applicable to it, with these new rates becoming effective as of January 1, 2006. In particular, the FERC authorized METC to set its rates for network and point-to-point transmission services using the Attachment O formula, subject to three adjustments. The first adjustment is the inclusion in METC's rate base of the authorized deferred amounts accrued during the rate freeze period, including an estimated amount for these deferrals for 2005. The second authorized adjustment to the Attachment O formula is an adjustment to METC's equity account balance to remove goodwill resulting from the December 2003 sale of partnership interests of MTH. The third adjustment is to include an allowance for income taxes payable by METC's ultimate parents.

        The FERC's December 2005 rate order also authorizes METC to include a return of 13.38% on the equity portion of its capital structure in calculating rates. METC may be eligible for an additional 50 basis point return on the equity portion of its capital structure based on participation in MISO subject to a separate proceeding which could be initiated by the transmission owning members of MISO. In addition, consistent with a recent policy statement and other orders applicable to partnerships and other pass-through entities, the FERC authorized METC to include in rates an allowance for income taxes payable by METC's owners as a result of utility income from METC, computed in accordance with the methodology provided in Attachment O. Finally, METC was authorized to charge the same MISO system-wide rate for transmission scheduling services as determined by MISO formula.

        The FERC's December 2005 rate order set certain issues for hearing, including:

  •
  the need for a mechanism to avoid over-collection of amounts deferred during the rate freeze period;

  •
  the adequacy of information used to calculate those deferrals;

  •
  the reasonableness of fees for services provided by TE;

  •
  the proper calculation of the adjustment to METC's equity account balance resulting from the December 2003 partnership sale transaction; and

  •
  the need for additional information regarding expenses associated with METC's operation and maintenance of facilities that are jointly owned with others.

        If the FERC finds as a result of that hearing or as part of a settlement among the parties approved by the FERC (or as a result of a subsequent rehearing or appeal) that the components or calculations used in setting METC's current rates should be modified, METC would be required to refund to its customers, with interest, the difference between the revenue collected under the current rates and the rates calculated using the components and calculations pursuant to that FERC order. The hearing is scheduled for the fourth quarter of 2006 and a decision by the FERC is expected in the third or fourth quarter of 2007.

        Starting on January 1, 2006, METC's network and point-to-point transmission rates are calculated by applying the Attachment O formula to the rate base components reported by METC in its 2004 FERC Form 1, using a 13.38% rate of return on the equity portion of its capital structure for the calculation of current rates, subject to the authorized adjustments for deferred amounts, the adjustment to METC's equity balance and an allowance for income taxes. The network and point-to-point transmission rate resulting from that calculation is $1.5671 per kW/month. The applicable charge for transmission scheduling, system control and dispatch services under MISO, in effect on January 1, 2006, is $0.0533 per kW/month. METC's transmission rates will be reset on June 1, 2006 to reflect data from METC's 2005 FERC Form 1 in accordance with the Attachment O rate formula.

        However, in addition to the FERC's rulings on the issues set for further hearing in the December 2005 rate order, the December 2005 rate order itself and any subsequent orders regarding METC's rates are subject to further rehearing requests at the FERC or appeals in applicable courts. In particular, Consumers and the MPSC have filed requests for rehearing of the FERC's December 2005 rate order with respect to the following issues:

  (1)
  the justness and reasonableness of METC's authorized rate of return of 13.38% on the equity portion of its capital structure, including whether METC provided sufficient evidence to support that rate;

  (2)
  the authorization permitting METC to begin, as of January 1, 2006, to recover through the Attachment O rate formula amounts previously deferred during the rate freeze period, instead of delaying recovery of those deferred amounts until June 1, 2007 when Attachment O rates are to be reset using data inputs from the previous year; and

  (3)
  the accounting information that METC should be required to maintain with respect to the authorized adjustment to its equity account balance to remove goodwill resulting from the December 2003 sale of partnership interests.

        METC also sought clarification or rehearing of the December 2005 rate order regarding the effective date of implementation of any future FERC order authorizing an additional 50 basis points in METC's rate of return on the equity portion of its capital structure based on its membership in MISO, which METC argues should be effective as of January 1, 2006.

        The FERC may reject or accept, in whole or in part, arguments raised in any rehearing request and may issue further orders extending the time before it rules on any rehearing request. After the FERC issues an order on rehearing, any party to the FERC proceeding, including METC, may within 60 days of the order petition an applicable appeals court to reverse or modify the rehearing order. If the FERC or an appeals court issues an adverse ruling on rehearing or appeal, the FERC could modify the terms of its December 2005 rate order or subsequent orders, including changing the rates authorized in those orders, and could order refunds of revenues collected based on the revised rates resulting from those orders.

        As described above, the FERC will be considering several matters relating to the network and point-to-point transmission services rates which became effective January 1, 2006, both as a result of their December 2005 order setting certain issues for hearing and as a result of the rehearing requests referred to above. However, MTH believes that the network and point-to-point transmission services rates which became effective January 1, 2006 are appropriate and will not be materially changed by subsequent FERC action and therefore has not recorded a provision for revenues subject to refund.

Deferrals

        From May 1, 2002 to December 31, 2005 METC deferred as a regulatory asset approximately $25.4 million of depreciation and interest expense associated with the new transmission assets placed in service since May 1, 2002. The FERC-approved rate recovery of these amounts began January 1, 2006 over a five-year amortization period.

        METC also recorded a regulatory asset of $42.8 million related to the amount of ADIT included on METC's balance sheet at the time MTH acquired METC from Consumers. The FERC-approved rate recovery of these amounts began January 1, 2006 over a 20-year amortization period.

        During the three months ended March 31, 2006 METC amortized $1.8 million of the regulatory asset.

        METC did not record a regulatory asset for the amounts of depreciation and interest expense recovery for PP&E placed in service during the period from January 1, 2001 to April 30, 2002 (which was the period prior to METC's acquisition from Consumers).

        The equity return on investment and the carrying costs for the entire period from January 1, 2001 to December 31, 2005 were also not recorded as regulatory assets. Since these amounts did not meet the requirement of an incurred cost eligible for deferral under SFAS No. 71 these costs were maintained and recorded as regulatory assets for FERC reporting purposes only. Based on FERC orders approving the recovery of these amounts over a 5-year amortization period beginning January 1, 2006, management believes $75.6 million deferral amounts associated with these two periods are recoverable over the 5-year amortization period.

        During the three months ended March 31, 2006 METC amortized $3.8 million of this regulatory asset.

Other Long-Term Interest Bearing Obligations

        When Independent Power Producers ("IPPs") connect to transmission systems, contributions are paid to transmission companies to offset capital costs incurred to connect the IPPs to the transmission system (direct connects) and provide required system upgrades needed as a result of the interconnection (network upgrades). In order to promote competition in the electric generation market, the FERC has issued orders that require the portion of the contributions attributable to the network upgrades to be repaid to the IPPs over time as transmission service is taken. Consequently, the $30.1 million other long-term interest bearing obligations on METC's balance sheet at March 31, 2006 will be returned as refunds related to IPPs. In addition, FERC orders have required that interest be paid on the amounts to be refunded under the IPP interconnection agreements. If interest is required to be refunded back to the IPPs for the period prior to METC's ownership (i.e. May 1, 2002), METC expects any such amount to be the obligation of Consumers. The contributions paid by the IPPs for investments made by METC associated with direct connects are not repaid to the IPPs. These amounts are recorded by METC as a contribution in aid of construction and offset the corresponding direct connect investments recorded in plant in service.

Long-Term Pricing

        In November 2004, in FERC Docket No. EL02-111 et al., the FERC approved a pricing structure to facilitate seamless trading of electricity between MISO and PJM Interconnection LLC. The order establishes a Seams Elimination Cost Adjustment ("SECA"), as set forth in previous FERC orders, to take effect December 1, 2004, and remain in effect through March 31, 2006 as a transitional pricing mechanism. The SECA revenues are subject to refund and will be litigated in a contested hearing before the FERC with a final order expected in 2006.

        Through March 31, 2006, METC recorded $1.4 million of SECA revenue. METC and other MISO members are negotiating potential settlements with contesting parties. Based upon this effort METC accrued for a $300,000 refund in its April 2006 financial results.

Inclusion of an Income Tax Allowance in Rates

        In a policy statement dated May 4, 2005, the FERC stated that partnerships and similar pass-through entities, including limited liability companies, should be allowed to include an allowance for income taxes in calculating their rates if the owners of those entities have an actual or potential income tax liability on utility income from the pass-through entities. This issue arose out of a prior decision by the Federal Circuit Court of Appeals of the District of Columbia in which the court decided that, contrary to prior FERC rulings, a limited partnership was not entitled to include an income tax allowance in calculating its rates since it did not itself actually pay income taxes. Consistent with the FERC's May 4, 2005 policy statement and other similar orders, METC included an annual allowance for income taxes of $15.2 million in the net revenue requirement used to determine its current rates starting January 1, 2006. In its December 2005 rate order, the FERC affirmed METC's inclusion of an allowance for income taxes in its rate calculations, subject to any changes in tax liability attributable to its owners. The inclusion of the allowance for income taxes in calculating METC's current rates consistent with the FERC's December 2005 rate order is subject to challenge in future proceedings and management cannot predict the final outcome if any such proceedings are initiated.

Redirected Transmission Service

        In January and February 2005, in FERC Dockets EL05-55 and EL05-63, transmission customers filed complaints against MISO claiming that MISO was charging excessive rates for redirected transmission service. In April 2005, the FERC ordered MISO to refund, with interest, excess amounts charged for intra-zonal redirected service to all affected transmission customers. METC earns revenues based on an allocation from MISO for this redirected transmission service and is obligated to refund the excess amounts charged to all affected transmission customers. As a result, during 2005 METC refunded an aggregate of $0.6 million to intra-zonal redirect customers. In addition, based on an estimate received from MISO, in 2005 METC recorded a liability of $0.8 million in anticipation of additional refund requirements applicable to inter-zonal transmission customers located outside of METC's service territory. MISO completed final calculations in May 2006 which require refunds from METC of $866,000. A rehearing request is still pending before the FERC.

Elimination of Transmission Rate Discount

        Several energy marketers filed a complaint against MISO in February 2005 in FERC Docket No. EL05-66, asserting that MISO improperly eliminated a rate discount that had previously been effective for transmission service at the Michigan-Ontario Independent Electric System Operator interface. MISO held amounts in escrow that it collected for the difference between the discounted tariff rate and the full tariff rate until the FERC denied this complaint in an order dated July 5, 2005. At that point MISO distributed the revenues held in escrow. Several complainants sought rehearing at the FERC of the July 5, 2005 order and the FERC denied the request. The complainants have filed a motion for review of the FERC order in the D.C. Circuit Court. Management does not expect resolution of this matter will have a material impact on the financial statements.

Recent Sales of Facilities

        On February 22, 2006, METC sold an undivided 42.38% interest in one of its 345 kV transmission lines to the Michigan Public Power Agency, or the MPPA, for approximately $6.7 million and sold an undivided 55.29% interest and an undivided 1.14% interest in two of its 345 kV transmission lines to the Michigan South Central Power Agency, or the MSCPA, for approximately $1.9 million. These sales resulted from an obligation that METC assumed from Consumers as part of the acquisition of the transmission system in 2002. METC recorded an approximately $5.1 million gain on the sale of these assets during the quarter ended March 31, 2006. As a result of these sales, network demands will be reduced by 95 MW and METC's rate base will be reduced by approximately $3.6 million. The lower demands will affect revenues by approximately $1.8 million in 2006, though this change in demand will be incorporated into rates effective June 1, 2007 through the Attachment O formula rate. The reduction in rate base will result in a reduction to revenue of approximately $0.5 million beginning June 1, 2007 as it is incorporated through the Attachment O formula rate.

5.    Commitments and Contingencies

Property Tax Matters

        In assessing METC's personal property, some municipalities have applied their own property valuation tables, rather than using the property valuation tables approved by the Michigan State Tax Commission ("STC"), thereby resulting in higher assessed values on METC's personal property. METC filed appeals challenging the municipalities that did not utilize the STC valuation tax tables. The Michigan Court of Appeals issued an opinion affirming the use of the valuation tax tables approved by the STC and none of the parties involved filed an appeal. As a result, many of METC's tax appeals have now been settled by stipulation.

        Cases not settled will eventually be scheduled for hearing before the Michigan Tax Tribunal ("MTT"). In the event that the tentative settlements with the municipalities are finalized or the MTT appeals are otherwise resolved and the estimated personal property tax values change, any adjustments to METC's property tax expense would be recorded at that time. Currently, most taxing jurisdictions that previously applied their own valuation tax tables have commenced using the approved STC valuation tax tables after the Court of Appeals ruling. Until this issue is fully resolved, METC has made property tax payments based on the full amounts billed by the municipalities, while expensing only the amounts billed by the valuation tax tables approved by the STC.

Transmission Service Contract ("TSC") with Consumers

        As of May 1, 2002, METC and Consumers entered into the TSC whereby Consumers would perform certain transmission services on behalf of METC for a period of five years. Functions which are covered under the TSC include the following:

  •
  Operating, maintenance and inspection work—Substation operations and maintenance, routine line inspections, records management, design standards maintenance, general land management and system protection services;

  •
  Demand work—Unanticipated work discovered through normal operation and inspection that is variable in nature or needs to be performed on short notice;

  •
  Major maintenance—Annual planned programs including (1) vegetation management, including removal, trimming or chemically controlling trees, shrub and other vegetation on transmission rights-of-way and substation properties and noxious weed control as required by law, (2) inspection and selective treatment of wood poles with pesticides/fungicides and (3) insulator cleaning, including removing contaminates from insulators;

  •
  Capital work—Projects, as assigned by METC, required to ensure that the transmission system can accommodate new generation, increases in system load, increases in system transaction and other interconnections and maintenance of the transmission system as equipment reaches the end of its useful life;

  •
  Inventory management—Maintaining METC's spare parts inventory in Consumers' facilities around Michigan and the transportation of those parts, via crews or stockroom personnel, to the job sites where they are needed;

  •
  System control—Real-time operations, emergency planning, system analysis, voltage control, outage scheduling authority and switching authority; and

  •
  System optimization—Existing real-time telemetry to Consumers' system control center, energy management systems, short term operational outage analysis and system modeling in support of Consumers' system control center.

        By its terms, the TSC is in effect through April 30, 2007. After that time, renewals will be automatic for successive three-year terms unless notice is given by either party at least 365 days prior to the expiration of the original term or any renewal term. METC gave Consumers written notice of termination of the system control and system optimization portions of the TSC on November 2, 2004 and gave written notice of termination for the remainder of the services provided by Consumers on February 6, 2006. METC has begun the process to hire staff and procure services to replace those provided under the TSC.

        Depending on the nature of the work, services performed by Consumers under the TSC are either charged to operation and maintenance expense or capitalized into PP&E.

Purchase and Sale Agreement for Ancillary Services ("ASA") with Consumers

        Under the ASA, Consumers provides reactive power, balancing energy, load following and spinning and supplemental reserves that are needed by METC and MISO. These ancillary services are a necessary part of the provision of transmission service. This agreement is necessary because METC does not own any generating facilities and therefore must procure ancillary services from third party suppliers including Consumers. The ASA establishes the terms and conditions under which METC obtains ancillary services from Consumers. Consumers will offer all ancillary services as required by FERC Order No. 888 at FERC-approved rates. METC is not precluded from procuring these services from third party suppliers and is free to purchase ancillary services from unaffiliated generators located within its control area or in neighboring jurisdictions on a non-preferential, competitive basis. This one-year agreement became effective on May 1, 2002 and is automatically renewed each year for successive one-year periods. The ASA can be terminated by either party with six months prior written notice. Services performed by Consumers under the ASA are charged to operation and maintenance expense.

Easement Agreement ("EA") with Consumers

        The EA with Consumers provides METC with an easement for transmission purposes and rights-of-way, leasehold interests, fee interests and licenses associated with the land over which the transmission lines cross. Consumers has reserved for itself the rights to and the value of activities associated with other uses of the infrastructure (such as for fiber optics, telecommunications and gas pipelines). The cost for use of the rights-of-way is $10.0 million per year. The term of the EA runs through 2050 and is subject to multiple 50-year renewals thereafter. Payments to Consumers under the EA are charged to operation and maintenance expense.

6.    Compensation and Retirement Benefits

METC 401(k) Profit Sharing Plan

        METC sponsors a defined contribution plan covering all eligible employees. Under the terms of the plan, METC makes non-discretionary matching contributions in an amount equal to 50% of the employee pretax contributions subject to a maximum level. In addition, METC may make annual discretionary profit sharing contributions in an amount to be determined at the plan year-end by the METC management. Profit sharing contributions will be allocated in a ratio that the employee's eligible compensation bears to the total eligible compensation paid to all eligible participants. For the matching contributions and profit sharing components of the plan, METC paid $0.6 million and $0.5 million for the three months ended March 31, 2006 and 2005, respectively.

METC Postretirement Health Care Plan

        Net periodic postretirement health care cost included the following components for the three months ended March 31, 2006 and 2005 (in thousands):

	2006	2005
Components of Net Periodic Benefit Cost:
Service cost	$3	$—
Interest cost	5	—
Amortization of prior service cost	5	—

Net periodic benefit cost	$13	$—

        No contributions other than those necessary to cover benefit payments are anticipated.

7.    Subsequent Event

Sale Agreement

        On May 12, 2006 MTH and ITC Holdings Corp. announced the signing of a definitive agreement for ITC Holdings to acquire all of the outstanding equity interests in MTH in a transaction valued at approximately $866 million.

        Under terms of the agreement, MTH's selling partners will receive $486 million in cash and approximately $70 million in shares of ITC Holdings common stock. In addition, ITC Holdings will assume, or refinance at MTH and METC, approximately $310 million of debt.

        The transaction is subject to customary closing conditions and regulatory approvals, including approval from the FERC and antitrust review under the Hart-Scott-Rodino Act. The transaction is expected to close in the second half of 2006.

        In connection with the transaction, METC has made a Section 204 filing with the FERC seeking authority to refinance its $175 million Senior Secured Notes and its $35 million revolving credit facility in order to eliminate restrictive covenants associated with these debt instruments.

        If the sale agreement closes, the unvested portion of deferred bonuses under the executive compensation plan will vest at the change of control.

                            Shares

Common Stock

PROSPECTUS
                     , 2006

LEHMAN BROTHERS

CREDIT SUISSE

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The actual and estimated expenses in connection with this offering, all of which will be borne by ITC Holdings Corp., a Michigan corporation (the "Registrant"), are as follows:

SEC registration fee		$23,380
Printing and engraving expenses		*
Legal fees		*
Accounting fees		*
NYSE listing fees		34,545
Miscellaneous		*

Total	$	*

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers

        As permitted by the Michigan Business Corporation Act, or MBCA, the Amended and Restated Articles of Incorporation of the Registrant generally limit the personal liability of its directors to the Registrant and its stockholders for breach of their fiduciary duty. The Articles of Incorporation, however, do not eliminate or limit the liability of a director for any of the following: (1) the amount of a financial benefit received by a director to which he or she is not entitled; (2) intentional infliction of harm on the Registrant or its stockholders; (3) a violation of the MBCA provision relating to unlawful distributions or loans; and (4) an intentional criminal act.

        Sections 561 through 571 of the MBCA authorize indemnification of directors and officers of Michigan corporations. The Registrant's Articles of Incorporation and bylaws require the Registrant to indemnify directors and officers to the fullest extent permitted by the MBCA. Specifically, the Registrant's bylaws require it to indemnify directors and officers against expenses (including actual and reasonable attorneys' fees), judgments, penalties, fines, excise taxes and settlements actually and reasonably incurred in connection with any threatened, pending or completed action or proceeding brought against a director or officer by reason of the fact that the person is or was a director or officer of the Registrant or, while serving as a director or officer, is or was serving at the request of the Registrant as a director, officer, member, partner, trustee, employee, fiduciary or agent of another enterprise to the maximum extent permitted by the MBCA. The bylaws further require the Registrant to indemnify officers and directors whose defense on the merits or otherwise has been successful.

        Although the Registrant's bylaws require indemnification in the situations described above, each request by an officer or director for indemnification must be individually authorized upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct provided in the MBCA. The determination may be made in any one of the following ways: (1) by a majority of a quorum of the board consisting of directors who are not parties or threatened to be made parties to the action, suit or proceeding; (2) if the quorum in (1) is not obtainable, then by majority vote of a committee of at least two directors who are not at the time parties or threatened to be made parties to the action, suit or proceeding; (3) by independent legal counsel in a written opinion; (4) the Registrant's stockholders, other than directors, officers, employees or agents who are parties or threatened to be made parties; or (5) by all directors meeting the MBCA definition of "independent director" who are not parties or threatened to be made parties to the action, suit or proceeding. However, because the Registrant's Articles of Incorporation contain a provision limiting monetary liability of directors, the Registrant may indemnify a director without a determination that the applicable standard of conduct has been met unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the Registrant or its stockholders, violated the MBCA provision relating to unlawful distributions or loans or intentionally violated criminal law. The authorization of payment may be made in any one of the following ways: (1) if there are two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, by a majority of all such directors or by majority vote of a committee of at least two such directors; (2) by a majority vote of any directors of the Registrant meeting the MBCA definition of "independent director" who are not parties or threatened to be made parties to the action, suit or proceeding; (3) if there are no "independent directors" and fewer than two directors who are not parties or threatened to be made parties to the action, suit or proceeding, by majority vote of the board; or (4) the Registrant's stockholders, other than directors, officers, employees or agents who are parties or threatened to be made parties. The bylaws also provide that indemnification is a contractual right between the Registrant and the officer or director, who may not be adversely affected by a repeal of the indemnification provisions of the Registrant's bylaws.

        Section 567 of the MBCA and the Registrant's bylaws authorize the Registrant to purchase and maintain insurance on behalf of a person who is or was a director, officer, employee or agent of the Registrant or who serves at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another enterprise, whether or not the Registrant would have the power to indemnify him or her under the bylaws or the laws of the State of Michigan. The Registrant maintains a directors' and officers' insurance policy. The policy insures directors and officers against unindemnified losses from certain wrongful acts in their capacities as directors and officers and reimburses the Registrant for those losses for which the Registrant has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to this offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers and directors pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.    Recent Sales of Unregistered Securities

        Since its inception, the Registrant has issued shares of its common stock, without par value (the "Common Stock") in the following transactions, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering thereunder. All of the below-referenced securities are deemed restricted securities for the purposes of the Securities Act. No underwriters were involved in any of the below-referenced sales of securities. The number of shares of common stock sold in each of the below-listed transactions gives retroactive effect to the 3.34-for-one stock split that was effected on July 19, 2005.

        On July 3, 2003, the Registrant sold 803,060 shares of its Common Stock to International Transmission Holdings Limited Partnership in consideration for converted debt of $6,005,150.

        On August 13, 2003, the Registrant sold 668,643 shares of its Common Stock to International Transmission Holdings Limited Partnership in consideration for $5,000,000.

        On November 25, 2003, the Registrant sold 18,241 shares of its Common Stock to certain of its officers and employees for consideration of $120,032.

        On December 24, 2003, the Registrant sold 26,746 shares of its Common Stock to one of its officers in consideration for $176,000.

        On February 9, 2004, Registrant sold 40,119 shares of its Common Stock to one of its officers in consideration for $264,000.

        On November 30, 2004, the Registrant sold 114,946 shares of its Common Stock to certain of its officers and employees for consideration of $756,404.

        On July 19, 2005, the Registrant sold 15,000 shares of its Common Stock to one of its employees in consideration for $112,200 as a result of the exercise of 15,000 options with an exercise price of $7.48.

        The sales of the above securities were exempt from the registration requirements of the Securities Act, in reliance on Section 4(2) of the Securities Act, Regulation D or Rule 701 promulgated thereunder, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. There were no underwriters involved in connection with the sale of the above securities.

        On July 16, 2003, the Registrant sold $267.0 million aggregate principal amount at maturity of 5.25% senior notes due July 15, 2013 (the "Notes") to Credit Suisse First Boston LLC and CIBC World Markets Corp. as initial purchasers for aggregate net proceeds of approximately $264.1 million. The Notes were sold at a price of 99.555% resulting in an aggregate offering price of $265.8 million and the aggregate underwriting discounts amounted to approximately $1.7 million. The sales of the Notes were exempt from the registration requirements of the Securities Act in reliance on Rule 144A and Regulation S promulgated under the Securities Act as transactions by an issuer not involving a public offering.

Item 16.    Exhibits and Financial Statement Schedules

  (a)
  Exhibit Index

        A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16(a) by reference.

  (b)
  Financial Statement Schedules

        Schedule I—Condensed Financial Information of the Registrant

SCHEDULE I—Condensed Financial Information of Registrant

ITC HOLDINGS CORP.
CONDENSED STATEMENTS OF FINANCIAL POSITION (PARENT COMPANY ONLY)

	December 31,
	2005	2004
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$8,612	$1,068
Other	35	—

Total current assets	8,647	1,068
Other assets
Deferred financing fees (net of accumulated amortization of $1,224 and $629, respectively)	2,851	3,287
Deferred income taxes	23,200	15,237
Other	438	—
Investment in subsidiaries	501,483	457,276

Total other assets	527,972	475,800

TOTAL ASSETS	$536,619	$476,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accrued payable to subsidiary	$720	$194
Accrued interest	6,463	6,476
Other	31	111

Total current liabilities	7,214	6,781
Long-term debt	266,104	273,485
STOCKHOLDERS' EQUITY
Common stock, without par value, 100,000,000 shares authorized, 33,228,638 and 30,679,240 shares issued and outstanding at December 31, 2005 and 2004, respectively	253,415	203,459
Unearned compensation—restricted stock	(1,734)	(1,411)
Retained earnings (accumulated deficit)	11,792	(5,446)
Accumulated other comprehensive loss	(172)	—

Total stockholders' equity	263,301	196,602

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$536,619	$476,868

See notes to condensed financial statements (parent company only).

SCHEDULE I—Condensed Financial Information of Registrant

ITC HOLDINGS CORP.
CONDENSED STATEMENTS OF OPERATIONS (PARENT COMPANY ONLY)

	Year Ended December 31,
	2005	2004	2003
	(in thousands)
Other income	$251	$2	$21
General and administrative expense	977	477	894
Termination of management agreements	6,725	—
Loss on extinguishment of debt	—	—	11,378
Interest expense	15,301	15,079	12,412
Other expense	81	23	—

LOSS BEFORE INCOME TAXES	(22,833)	(15,577)	(24,663)
INCOME TAX BENEFIT	(7,963)	(5,443)	(8,632)

LOSS AFTER TAXES	(14,870)	(10,134)	(16,031)
EQUITY IN SUBSIDIARIES' EARNINGS	49,541	12,742	7,977

NET INCOME (LOSS)	$34,671	$2,608	$(8,054)

See notes to condensed financial statements (parent company only).

SCHEDULE I—Condensed Financial Information of Registrant

ITC HOLDINGS CORP.
CONDENSED STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)

	Year Ended December 31,
	2005	2004	2003
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$34,671	$2,608	$(8,054)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in subsidiaries' earnings	(49,541)	(12,742)	(7,977)
Dividends from subsidiaries	8,481	11,900	1,968
Deferred income taxes	(7,963)	(5,443)	(8,632)
Loss on extinguishment of debt	—	—	11,378
Other	290	599	960
Changes in current assets and liabilities:
Accounts payable	526	(4,704)	4,898
Accrued interest	(13)	51	6,425
Other	(115)	272	(56)

Net cash provided by (used in) operating activities	(13,664)	(7,459)	910
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of ITCTransmission	—	—	(610,000)
Bridge loan to Conjunction LLC	—	—	(1,100)
Other	—	—	(2,220)

Net cash used in investing activities	—	—	(613,320)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	—	—	511,711
Repayment of long-term debt	—	—	(240,000)
Proceeds from intercompany loan from ITCTransmission at acquisition	—	—	159,700
Borrowings under revolving credit facilities	18,400	7,500	—
Repayments of revolving credit facilities	(25,900)	—	—
Dividends and distributions on common stock	(17,433)	—	(27,095)
Common stock issuance costs	(7,083)	—	—
Repurchase and retirement of common stock	(804)	—	—
Acquisition-related debt issuance costs	—	—	(6,600)
Other debt issuance costs	(159)	(636)	(3,338)
Issuance of common stock	54,187	1,020	218,675

Net cash provided by financing activities	21,208	7,884	613,053

NET INCREASE IN CASH AND CASH EQUIVALENTS	7,544	425	643
CASH AND CASH EQUIVALENTS—Beginning of period	1,068	643	—

CASH AND CASH EQUIVALENTS—End of period	$8,612	$1,068	$643

Supplementary cash flows information:
Interest paid (excluding interest capitalized)	$14,577	$14,118	$4,947
Supplementary noncash investing and financing activities:
Forgiveness of intercompany loan from ITCTransmission at acquisition	$—	$—	$159,700
Acquisition purchase price paid by ITCTransmission	—	—	8,306
Acquisition-related debt issuance costs paid by ITCTransmission	—	—	5,475
Conversion of restricted stock to ITC Holdings' common stock	885	943	—
Conversion of ITC Holdings' debt to ITC Holdings' common stock	—	—	6,005

See notes to condensed financial statements (parent company only).

SCHEDULE I—Condensed Financial Information of Registrant

ITC HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

        1.     For the ITC Holdings' (Parent Company only) presentation, the investment in subsidiaries is accounted for using the equity method. The condensed parent company financial statements and notes should be read in conjunction with the consolidated financial statements and notes of ITC Holdings appearing elsewhere in this registration statement.

        2.     As a holding company with no business operations, ITC Holdings' material assets consist only of the stock of ITCTransmission, deferred tax assets relating primarily to federal income tax operating loss carryforwards and cash on hand. ITC Holdings' only sources of cash to pay dividends to its stockholders are dividends and other payments received by ITC Holdings from time to time from ITCTransmission and the proceeds raised from the sale of its debt and equity securities. ITCTransmission, however, is legally distinct from ITC Holdings and has no obligation, contingent or otherwise, to make funds available to ITC Holdings for the payment of dividends to ITC Holdings' stockholders or otherwise. The ability of ITCTransmission to pay dividends and make other payments to ITC Holdings is subject to, among other things, the availability of funds, after taking into account capital expenditure requirements, the terms of its indebtedness, applicable state laws and regulations of the FERC and the FPA. The debt agreements to which ITC Holdings and ITCTransmission are parties contain numerous financial covenants that could limit our ability to pay dividends, as well covenants that prohibit us from paying dividends if we are in default under our revolving credit facilities.

        ITC Holdings does not believe that these restrictions will materially affect its operations or limit any dividend payments in the foreseeable future.

        3.     As of December 31, 2005, the maturities of our long-term debt outstanding were as follows:

(in thousands)
2006	$—
2007	—
2008	—
2009	—
2010	—
2011 and thereafter	267,000

Total long-term debt	$267,000

        Refer to Note 7 of the consolidated financial statements as of December 31, 2005 for a description of ITC Holdings' Senior Notes and ITC Holdings' revolving credit agreement.

        In 2003, we received proceeds of $159.7 million from ITCTransmission in exchange for an intercompany loan. Subsequent to the acquisition of Predecessor ITCTransmission in 2003, the intercompany loan was forgiven.

        Based on the borrowing rates currently available to us for loans with similar terms and average maturities, the fair value of ITC Holdings' Senior Notes was $259.9 million at December 31, 2005. The total book value of the ITC Holdings' Senior Notes was $266.1 million at December 31, 2005.

        At December 31, 2005, we were in compliance with all covenants. Refer to Note 7 of the consolidated financial statements as of December 31, 2005 for a description of our long-term debt and related items.

        4.     Refer to Note 14 of the Consolidated Financial Statements as of December 31, 2005 for a description of ITC Holdings' put agreement.

        5.     During 2005, 2004 and 2003, ITCTransmission paid cash dividends to ITC Holdings totaling $8.5 million, $11.9 million and $2.0 million, respectively.

Item 17. Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, ITC Holdings Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novi, State of Michigan, on June 19, 2006.

ITC HOLDINGS CORP.
By:	/s/ JOSEPH L. WELCH Name: Joseph L. Welch Title: Director, President, Chief Executive Officer and Treasurer

        We, the undersigned directors and officers of ITC Holdings Corp., do hereby constitute and appoint Joseph L. Welch, Edward M. Rahill and Daniel J. Oginsky, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 19, 2006.

Signature	Title

/s/ JOSEPH L. WELCH Joseph L. Welch	Director, President, Chief Executive Officer and Treasurer (Principal Executive Officer)
/s/ EDWARD M. RAHILL Edward M. Rahill	Senior Vice President-Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ LEWIS M. EISENBERG Lewis M. Eisenberg	Director
/s/ EDWARD G. JEPSEN Edward G. Jepsen	Director
/s/ LEE C. STEWART Lee C. Stewart	Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement
2.1	Stock Purchase Agreement by and between DTE Energy Company and the Registrant, dated December 3, 2002 (incorporated by reference from Amendment No. 1 to the Registrant's Registration Statement on Form S-1 filed on May 10, 2005 ("S-1 Amendment No. 1"))
2.2	Purchase Agreement, dated May 11, 2006, among Evercore Co-Investment Partnership II L.P., Evercore METC Capital Partners II L.P., MEAP US Holdings, Ltd., Macquarie Essential Assets Partnership, TE Power Opportunities Investors, L.P., the management shareholders named therein, Mich 1400 LLC, the Registrant, GFI Transmission Opportunities GP, LLC, OCM/GFI Power Opportunities Fund II, L.P., OCM/GFI Power Opportunities Fund II (Cayman) LP and Macquarie Holdings (USA), Inc., (incorporated by reference from the Registrant's Current Report on Form 8-K filed on May 17, 2006)
3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference from Amendment No. 3 to the Registrant's Registration Statement on Form S-1 filed on June 30, 2005 ("S-1 Amendment No. 3"))
3.2	Form of Amended and Restated Bylaws of the Registrant (incorporated by reference from Amendment No. 2 to the Registrant's Registration Statement on Form S-1 filed on June 10, 2005 ("S-1 Amendment No. 2"))
4.1	Form of Certificate of Common Stock (incorporated by reference from S-1 Amendment No. 3)
4.2	Registration Rights Agreement, dated as of February 28, 2003, among the Registrant and International Transmission Holdings Limited Partnership (incorporated by reference from S-1 Amendment No.1)
4.3	Indenture, dated as of July 16, 2003, between the Registrant and BNY Midwest Trust Company, as trustee (incorporated by reference from S-1 Amendment No. 1)
4.4	First Supplemental Indenture, dated as of July 16, 2003, supplemental to the Indenture dated as of July 16, 2003, between the Registrant and BNY Midwest Trust Company, as trustee (incorporated by reference from S-1 Amendment No. 1)
4.5	First Mortgage and Deed of Trust, dated as of July 15, 2003, between International Transmission Company and BNY Midwest Trust Company, as trustee (incorporated by reference from S-1 Amendment No. 1)
4.6	First Supplemental Indenture, dated as of July 15, 2003, supplementing the First Mortgage and Deed of Trust dated as of July 15, 2003, between International Transmission Company and BNY Midwest Trust Company, as trustee (incorporated by reference from S-1 Amendment No. 1)
4.7	Second Supplemental Indenture, dated as of July 15, 2003, supplementing the First Mortgage and Deed of Trust dated as of July 15, 2003, between International Transmission Company and BNY Midwest Trust Company, as trustee (incorporated by reference from S-1 Amendment No. 1)

4.8	Amendment to Second Supplemental Indenture, dated as of January 19, 2005, between International Transmission Company and BNY Midwest Trust Company, as trustee (incorporated by reference from S-1 Amendment No. 2)
4.9	Second Amendment to Second Supplemental Indenture, dated as of March 24, 2006, between International Transmission Company and The Bank of New York Trust Company, N.A. (as successor to BNY Midwest Trust Company), as trustee (incorporated by reference from the Registrant's Current Report on Form 8-K filed on March 30, 2006 (the "March 30, 2006 8-K"))
4.10	Third Supplemental Indenture, dated as of March 28, 2006, between International Transmission Company and The Bank of New York Trust Company, N.A. (as successor to BNY Midwest Trust Company), as trustee (incorporated by reference from the March 30, 2006 8-K)
4.11*	Form of Stockholders Agreement by and between the Registrant and Macquarie Essential Assets Partnership
5.1*	Opinion of Dykema Gossett PLLC
10.1	Form of Amended and Restated Agreement of Limited Partnership of International Transmission Holdings Limited Partnership (incorporated by reference from Amendment No. 4 to the Registrant's Registration Statement on Form S-1 filed on July 8, 2005 ("S-1 Amendment No. 4"))
10.2	Amended and Restated Management, Consulting and Financial Services Letter Agreement, dated June 1, 2005, among Kohlberg Kravis Roberts & Co. L.P., International Transmission Holdings Limited Partnership, the Registrant and International Transmission Company (incorporated by reference from S-1 Amendment No. 2)
10.3	Amended and Restated Management, Consulting and Financial Services Letter Agreement, dated June 1, 2005, among Trimaran Fund Management, L.L.C., International Transmission Holdings Limited Partnership, the Registrant and International Transmission Company (incorporated by reference from S-1 Amendment No. 2)
10.4	Amended and Restated Management, Consulting and Financial Services Letter Agreement, dated June 1, 2005, among International Transmission Holdings Limited Partnership, the Registrant and International Transmission Company (incorporated by reference from S-1 Amendment No. 2)
10.5	VCOC Rights Letter, dated February 25, 2003, among International Transmission Holdings Limited Partnership, the Registrant, International Transmission Company and KKR Millennium Fund, L.P. (incorporated by reference from S-1 Amendment No. 1)
10.6	VCOC Rights Letter, dated February 25, 2003, among International Transmission Holdings Limited Partnership, the Registrant, International Transmission Company and Trimaran Fund II, L.L.C. (incorporated by reference from S-1 Amendment No. 1)
10.7	Forms of Management Stockholder's Agreements (incorporated by reference from S-1 Amendment No. 2)
10.8	Form of First Amendment to Management Stockholder's Agreement (incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the "2005 10-K"))
10.9	Forms of Waiver and Agreement for Executive Stockholders (incorporated by reference from S-1 Amendment No. 3)

10.10	Form of Waiver and Agreement for Non-Executive Stockholders (incorporated by reference from S-1 Amendment No. 3)
10.11	Form of Sale Participation Agreement (incorporated by reference from S-1 Amendment No. 1)
10.12	Put Agreement, dated as of February 28, 2003, by the Registrant in favor of CIBC, Inc., along with letter amendment thereto, dated March 4, 2005 (incorporated by reference from S-1 Amendment No. 1)
10.13	Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of the Registrant and its Subsidiaries (incorporated by reference from Amendment No. 5 to the Registrant's Registration Statement on Form S-1 filed on July 20, 2005)
10.14	Form of Special Bonus Plan of the Registrant (incorporated by reference from S-1 Amendment No. 3)
10.15	Form of Short Term Incentive Plan of the Registrant (incorporated by reference from S-1 Amendment No. 2)
10.16	Form of Executive Group Special Bonus Plan of the Registrant (incorporated by reference from Amendment No. 3 to the Registrant's Registration Statement on Form S-1 filed on June 30, 2005)
10.17	Management Supplemental Benefit Plan (incorporated by reference from S-1 Amendment No. 2)
10.18	Revolving Credit Agreement, dated as of March 19, 2004, among the Registrant, as the Borrower, Various Financial Institutions and Other Persons from Time to Time Parties Hereto, as the Lenders, Canadian Imperial Bank of Commerce, as the Administrative Agent, Credit Suisse First Boston, Cayman Islands Branch, as the Documentation Agent and Joint Lead Arranger, and CIBC World Markets Corp., as the Joint Lead Arranger (incorporated by reference from S-1 Amendment No. 1)
10.19	Pledge Agreement, dated as of March 19, 2004, between the Registrant and Canadian Imperial Bank of Commerce (incorporated by reference from S-1 Amendment No. 1)
10.20	First Amended and Restated Revolving Credit Agreement, dated as of January 12, 2005, among ITC Holdings Corp., as the Borrower, Various Financial Institutions and Other Persons from Time to Time Parties Hereto, as the Lenders, Canadian Imperial Bank of Commerce, as the Administrative Agent, Credit Suisse First Boston, Cayman Islands Branch and CIBC World Markets, as the Joint Lead Arrangers, and Comerica Bank, as the Documentation Agent (incorporated by reference from S-1 Amendment No. 1)
10.21	Amendment No. 1 to the Pledge Agreement, dated as of January 12, 2005, between the Registrant and Canadian Imperial Bank of Commerce (incorporated by reference from S-1 Amendment No. 1)
10.22	Revolving Credit Agreement, dated as of July 16, 2003, among International Transmission Company, as the Borrower, Various Financial Institutions and Other Persons from Time to Time Parties Hereto, as the Lenders, Canadian Imperial Bank of Commerce, as the Administrative Agent, and Credit Suisse First Boston, Cayman Islands Branch, as the Documentation Agent and Arranger (incorporated by reference from S-1 Amendment No. 1)

10.23	First Amended and Restated Revolving Credit Agreement, dated as of January 19, 2005, among International Transmission Company, as the Borrower, Various Financial Institutions and Other Persons from Time to Time Parties Hereto, as the Lenders, Canadian Imperial Bank of Commerce, as the Administrative Agent, Credit Suisse First Boston, Cayman Islands Branch and CIBC Inc., as the Joint Lead Arrangers, and Comerica Bank, as the Documentation Agent (incorporated by reference from S-1 Amendment No. 1)
10.24	Employment Agreement between the Registrant and Joseph L. Welch (incorporated by reference from S-1 Amendment No. 2)
10.25	Form of Employment Agreements between the Registrant and Edward M. Rahill, Linda H. Blair, Richard A. Schultz and Jon Jipping (incorporated by reference from S-1 Amendment No. 2)
10.26	Form of Employment Agreements between the Registrant and Daniel J. Oginsky, Jim D. Cyrulewski, Joseph R. Dudak and Larry Bruneel (incorporated by reference from S-1 Amendment No. 2)
10.27	Deferred Compensation Plan (incorporated by reference from S-1 Amendment No. 4)
10.28	Service Level Agreement — Construction and Maintenance/Engineering/System Operations, dated February 28, 2003, between The Detroit Edison Company and International Transmission Company, LLC (incorporated by reference from S-1 Amendment No. 1)
10.29	Executive Supplemental Retirement Plan (incorporated by reference from S-1 Amendment No. 4)
10.30	Commitment Increase Supplement, dated October 4, 2005, among the Registrant, LaSalle Bank Midwest N.A. and Canadian Imperial Bank of Commerce, as administrative agent (incorporated by reference from the Registrant's Current Report on Form 8-K filed on October 11, 2005 (the "October 11, 2005 8-K"))
10.31	Letter Agreement, dated October 4, 2005, among the Registrant and Canadian Imperial Bank of Commerce, as administrative agent, referencing the Pledge Agreement, dated March 19, 2004, as amended by Amendment No. 1, dated as of January 12, 2005, between the Registrant and Canadian Imperial Bank of Commerce, as administrative agent (incorporated by reference from the October 11, 2005 8-K)
10.32	Commitment Increase Supplement, dated October 4, 2005, among International Transmission Company, LaSalle Bank Midwest, N.A. and Canadian Imperial Bank of Commerce, as administrative agent (incorporated by reference from the October 11, 2005 8-K)
10.33	Amendment to Executive Group Special Bonus Plan, dated as of August 16, 2005 (incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (the "September 30, 2005 10-Q"))
10.34	Form of Stock Option Agreement for Executive Officers under Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp. and its Subsidiaries (incorporated by reference from the September 30, 2005 10-Q)
10.35	Form of Restricted Stock Award Agreement for Directors and Executive Officers under Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp. and its Subsidiaries (incorporated by reference from the 2005 10-K)

10.36	Executive Cash Bonus Agreement, dated as of February 8, 2006, between ITC Holdings Corp. and Daniel J. Oginsky (incorporated by reference from the Registrant's Current Report on Form 8-K filed on February 14, 2006 (the "February 14, 2006 8-K"))
10.37	2006 Long Term Incentive Plan of the Registrant (incorporated by reference from the February 14, 2006 8-K)
10.38	Amendment No. 1 to the Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of the Registrant and its Subsidiaries (incorporated by reference from the February 14, 2006 8-K)
10.39	Employee Stock Purchase Plan of the Registrant (incorporated by reference from the February 14, 2006 8-K)
10.40	Amendment No. 1 to the First Amended and Restated Revolving Credit Agreement, dated as of January 12, 2005, among ITC Holdings Corp., as Borrower, Various Financial Institutions and Other Persons from Time to Time Parties Hereto, as the Lenders, Canadian Imperial Bank of Commerce, as the Administrative Agent, Credit Suisse First Boston, Cayman Islands Branch and CIBC World Markets, as the Joint Lead Arrangers, and Comerica Bank, as the Documentation Agent, dated as of March 24, 2006 (incorporated by reference from the March 30, 2006 8-K)
10.41	Amendment No. 1 to the First Amended and Restated Revolving Credit Agreement, dated as of January 19, 2005, among International Transmission Company, as the Borrower, Various Financial Institutions and Other Persons from Time to Time Parties Hereto, as the Lenders, Canadian Imperial Bank of Commerce, as the Administrative Agent, Credit Suisse First Boston, Cayman Islands Branch and CIBC Inc., as the Joint Lead Arrangers, and Comerica Bank, as the Documentation Agent, dated as of March 24, 2006 (incorporated by reference from the March 30, 2006 8-K)
10.42	Addendum to the International Transmission Company Management Supplemental Benefit Plan, dated May 17, 2006 (incorporated by reference from the Registrant's Current Report on Form 8-K filed on May 23, 2006 (the "May 23, 2006 8-K"))
10.43	Second Amendment to the International Transmission Company Executive Supplemental Retirement Plan, dated May 17, 2006, effective as of January 1, 2006 (incorporated by reference from the May 23, 2006 8-K)
21.1	List of Subsidiaries (incorporated by reference from the Registrant's Registration Statement on Form S-1 filed on March 29, 2005)
23.1*	Consent of Dykema Gossett PLLC (included as part of its opinion filed as Exhibit 5.1 hereto)
23.2**	Consent of Deloitte & Touche LLP relating to International Transmission Company, LLC
23.3**	Consent of Deloitte & Touche LLP relating to the Registrant
23.4**	Consent of PricewaterhouseCoopers LLP relating to Michigan Transco Holdings, Limited Partnership
24.1	Powers of Attorney of the directors and officers of the registrants (included in the signature pages to the registration statement)

*
To be filed by amendment.

**
Filed herewith.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
SUMMARY
Our Business
Ownership Structure
The Offering
Risk Factors
Summary Historical and Pro Forma Financial Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE TRANSACTIONS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Unaudited Pro Forma Condensed Consolidated Statement of Financial Position as of March 31, 2006
Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2006
Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Year Ended December 31, 2005
Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY OVERVIEW
RATE SETTING
BUSINESS
MANAGEMENT
SUMMARY COMPENSATION TABLE
Option/Stock Appreciation Rights ("SAR") Grants in Last Fiscal Year
Fiscal Year End Option Values
PENSION PLAN TABLE—ANNUAL PENSION BENEFIT
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF OUR INDEBTEDNESS
DESCRIPTION OF OUR CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
ITC HOLDINGS AND SUBSIDIARIES INDEX TO FINANCIAL STATEMENTS
MICHIGAN TRANSCO HOLDINGS, LIMITED PARTNERSHIP INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ITC HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
ITC HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
ITC HOLDINGS CORP. AND SUBSIDIARIES STATEMENT OF CHANGES IN MEMBER'S INTEREST/STOCKHOLDER'S EQUITY AND COMPREHENSIVE INCOME PREDECESSOR ITC TRANSMISSION FOR THE TWO-MONTH PERIOD ENDED FEBRUARY 28, 2003
ITC HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS) FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004 AND THE PERIOD FROM FEBRUARY 28, 2003 (DATE OF ACQUISITION) THROUGH DECEMBER 31, 2003
ITC HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
ITC HOLDINGS CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ITC HOLDINGS CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION (UNAUDITED)
ITC HOLDINGS CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
ITC HOLDINGS CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
ITC HOLDINGS CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Report of Independent Auditors
Michigan Transco Holdings, Limited Partnership Consolidated Balance Sheets As of December 31, 2005 and 2004 (In Thousands)
Michigan Transco Holdings, Limited Partnership Consolidated Statements of Income and Comprehensive Income For the Years Ended December 31, 2005 and 2004 and the Periods December 10, 2003 (Date of New Partnership) to December 31, 2003 and January 1, 2003 to December 9, 2003 (In Thousands)
Michigan Transco Holdings, Limited Partnership Consolidated Statements of Partners' Capital For the Years Ended December 31, 2005 and 2004 and the Periods December 10, 2003 (Date of New Partnership) to December 31, 2003 and January 1, 2003 to December 9, 2003 (In Thousands)
Michigan Transco Holdings, Limited Partnership Consolidated Statements of Cash Flows For the Years Ended December 31, 2005 and 2004 and the Periods December 10, 2003 (Date of New Partnership) to December 31, 2003 and January 1, 2003 to December 9, 2003 (In Thousands)
Michigan Transco Holdings, Limited Partnership Notes to Consolidated Financial Statements
Michigan Transco Holdings, Limited Partnership Consolidated Balance Sheet (Unaudited) As of March 31, 2006 (In Thousands)
Michigan Transco Holdings, Limited Partnership Consolidated Statements of Income (Unaudited) For the Three Months Ended March 31, 2006 and 2005 (In Thousands)
Michigan Transco Holdings, Limited Partnership Consolidated Statements of Cash Flows (Unaudited) For the Three Months Ended March 31, 2006 and 2005 (In Thousands)
Michigan Transco Holdings, Limited Partnership Notes to Consolidated Financial Statements (Unaudited)
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
SCHEDULE I—Condensed Financial Information of Registrant
ITC HOLDINGS CORP. CONDENSED STATEMENTS OF FINANCIAL POSITION (PARENT COMPANY ONLY)
SCHEDULE I—Condensed Financial Information of Registrant
ITC HOLDINGS CORP. CONDENSED STATEMENTS OF OPERATIONS (PARENT COMPANY ONLY)
SCHEDULE I—Condensed Financial Information of Registrant ITC HOLDINGS CORP. CONDENSED STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)
SCHEDULE I—Condensed Financial Information of Registrant ITC HOLDINGS CORP. NOTES TO CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)
SIGNATURES
EXHIBIT INDEX